                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                     Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12

                             SURGE COMPONENTS, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      None
-----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1)


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

--------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined. Fees were previously paid on March 17, 2000.

       As filed with the Securities and Exchange Commission on May 8, 2000

                                                      Registration No. 333-32790

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                             SURGE COMPONENTS, INC.*
             (Exact name of registrant as specified in its charter)

   NEW YORK                          5065                        11-2602030
(State or other                (Primary Standard             (I.R.S. Employer
jurisdiction of                    Industrial             Identification Number)
incorporation or              Classification Code
 organization)                       Number)

                              1016 Grand Boulevard
                            Deer Park, New York 11729
                                 (631) 595-1818
  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                                    Ira Levy
                                    President
                             Surge Components, Inc.
                              1016 Grand Boulevard
                            Deer Park, New York 11729
                                 (631) 595-1818
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, New York 10158
                               Tel: (212) 687-3860
                               Fax: (212) 949-7052

--------
* Upon approval of its stockholders, Surge Components, Inc. will be reincorporated in Delaware as Superus Holdings, Inc.

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                                        CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------

                                      Proposed Proposed
                                       Maximum Maximum
  Title of Each Class of                  Amount to      Offering Price       Aggregate                  Amount of
Securities to be Registered             be Registered       Per Share      Offering Price            Registration Fee
---------------------------             -------------       ---------      --------------            ----------------
Class A Common Stock,
$.001 par value (1)                            N/A (2)          N/A (2)                 N/A (2)              N/A (2)

Class B Common Stock,
$.001 par value                                N/A (3)          N/A (3)                 N/A (3)              N/A (3)

Class B Common Stock
Purchase Warrants                              N/A (4)          N/A (4)                 N/A (4)              N/A (4)

Class B Common Stock,
$.001 par value                                N/A (5)          N/A (5)                 N/A (5)              N/A (5)

Class B Common Stock,
$.001 par value                         23,900,000 (6)        $4.00 (7)      $95,600,000.00           $25,238.40

Class B Common Stock,
$.001 par value                          1,821,400 (8)       $0.016 (9)          $29,142.40                $7.69

Class B Common Stock,
$.001 par value                          1,100,000 (10)      $9.375 (11)     $10,312,500.00            $2,722.50

Class B Common Stock,
$.001 par value                          2,333,334 (12)      $9.375 (11)     $21,875,000.00            $5,775.00
                                                                            ---------------           ----------
      Total ............................................................... $127,816,642.40           $33,743.59 (13)

---------------------------------------------------------------------------------------------------------------------

(1) If the Recapitalization proposal described herein is approved by the stockholders, Surge Components, Inc . ("Surge") (d/b/a Superus Holdings) will transfer all of its assets, subject to its liabilities, to a wholly-owned Delaware subsidiary recently formed by Surge solely for this purpose. Surge will then merge (the "Merger") with and into Superus Holdings, Inc. ("Superus") which will become the parent holding company registrant. Each share of Surge's common stock, par value $.001 per share (the "existing Common Stock"), outstanding on the effective date of the Merger (the "Effective Date") will be converted into Class A Common Stock, par value $.001 per share ("Class A Common Stock").

(2) The number of shares of Class A Common Stock being registered is equal to the shares of existing Common Stock issued (approximately 4,980,000 as of May 4, 2000) and expected to be outstanding immediately before the Effective Date giving effect to the exercise of outstanding options and warrants of Surge prior to the Effective Date. In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Act"), the number of shares being registered is not included in the table.

(3) The Class A Common Stock shall be exchangeable for one-half share of Class B Common Stock, par value $.001 per share ("Class B Common Stock") solely on the basis of one whole share of Class B Common Stock for every two shares of Class A Common Stock (the "Ratio") for a six-month period following the Effective Date. The number of shares of Class B Common Stock being registered is equal to one-half of the number of shares of existing common stock outstanding immediately before the Effective Date. In accordance with Rule 457(o) under the Act, the number of shares being registered is not included in the table.

(4) If the Recapitalization Proposal described herein is approved, each existing Class A Common Share Purchase Warrant ("Class A Warrant") of the Company will be converted into one Class B Common Stock Purchase Warrant ("Class B Warrant"), each exercisable at $5.00 per share until July 31, 2003 for one share of Class B Common Stock. In accordance with Rule 457(0) under the Act, the number of warrants being registered is not included in the table.

(5) The number of shares of Class B Common Stock being registered is equal to one (1) times the number of existing Class A Warrants outstanding at the Effective Date. As of March 17, 2000, there were 3,479,600 Class A Warrants outstanding, all of which were initially registered together with the underlying Common Stock, on Surge's Registration Statement on Form SB-2 (File No. 333-630-NY), as amended, pursuant to Rule 429 under the Act, by Surge's Registration Statement on Form S-3 (File No. 333-63371) declared effective on December 8, 1998. In accordance with Rule 457(o) under the Act, the number of shares being registered is not included in the table.

(6) If the acquisition of Global DataTel Inc.'s ("Global") assets is approved under Proposal 2, each share of the Company's existing Class A Redeemable Convertible Preferred Stock ("Class A Preferred Stock") held in escrow for the benefit of Global's stockholders shall be converted automatically into 100 shares of Class B Common Stock which are being registered in this Registration Statement for original issuance and for resale by Global Stockholders. The number of shares of Class B Common Stock being registered is equal to 100 times the number of shares of Class A Preferred Stock outstanding at the Effective Date.

(7) Such amounts have been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act based on a price of $4.00 per share of the Global common stock, calculated on the basis of the average high and low prices of shares of Global common stock on the National Quotation Bureau "Pink Sheets" on March 6, 2000, as reported in published financial sources.

(8) Issuable to the stockholders of MailEncrypt.com, Inc. upon stockholder approval of Proposal 3 and being registered in this Registration Statement for resale.

(9) Such amounts have been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act based upon one-third of the stated value of such securities as of December 31, 1999.

(10) Of this amount, 1,000,000 shares are issuable to Equilink, LLC as Surge's financial advisor upon approval of Proposals 1 and 2 herein; and 100,000 shares are issuable to Morgan Stanley Dean Witter upon approval of proposals 1 and 3 herein.

(11) Such amounts have been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on a closing price of $9 3/8 per share of Surge Common Stock on the Nasdaq SmallCap Market on March 10, 2000, as the existing common stock is the only common stock publicly traded.

(12) If the Recapitalization Proposal and Proposal 2 described herein are approved, these shares of Class B Common Stock will be issuable upon conversion, at the rate of $3.00 per share, to the holders of approximately $7.0 million 12% convertible Promissory Notes issued in a private placement by Surge between December 1999 and March 2000.

(13) Paid on March 17, 2000, upon the initial filing of this proxy statement and prospectus.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
      ++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

         The information in this proxy statement and prospectus is not complete and may be changed. We may not distribute the securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement and prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.
      ++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                    Subject to completion, dated May 8, 2000
                               Proxy Statement of
                             SURGE COMPONENTS, INC.
                      Special Meeting of Stockholders to be
             Held at 10:00 A.M., Eastern Time, on ___________, 2000

                            ------------------------
                                  Prospectus of
                             SURGE COMPONENTS, INC.
                            (d/b/a Superus Holdings)
                    Class A Common Stock Class B Common Stock

                            ------------------------

Dear Stockholders:

         You are invited to attend a special meeting of our stockholders (the "special meeting"), to be held at ___________, located at _____________________,
New York ______.

         At the special meeting, we will ask you to consider and adopt a recapitalization (the "Recapitalization") proposal recommended by our board of directors. The Recapitalization Proposal involves the adoption of an agreement and plan of merger, under which: we (Surge Components, Inc.) will transfer all of our assets, subject to our liabilities, to a wholly-owned Delaware subsidiary which we recently formed solely for this purpose. Surge will then merge with and into Superus Holdings, Inc. ("Superus"), a Delaware corporation, which will become the public parent holding company. Your rights as a stockholder will cease to be governed by New York law and you will be governed by Delaware law. The changes discussed herein are set forth in the certificate of incorporation and By-laws of Superus, which you should carefully read.

         Superus, has two new classes of common stock called Class A Common Stock and Class B Common Stock. The Class A Common Stock is intended to reflect separately the performance of our existing electronic components business which will continue to be called Surge Components and the Class B Common Stock is intended to reflect separately the operating results of our Internet related businesses if the acquisition proposals contained herein for Global DataTel, Inc. and MailEncrypt.com, Inc. are approved.

         If the Recapitalization is implemented, your existing common stock certificates will represent Class A Common Stock and will be convertible at your option for a six month period following stockholder approval into Class B Common Stock at a rate of two shares of Class A Common Stock for each share of Class B Common Stock. We will seek NASDAQ listing of both classes of common stock and the outstanding warrants.

         At the special meeting, we will also ask you to (i) consider and ratify, on a non-binding basis, Superus' adoption of a stock incentive plan,
(ii) ratify the acceleration of the exercisability of Superus stock options issued to Surge management in consideration of their forfeiture of certain outstanding options, (iii) elect a new Board of Directors, and (iv) ratify the appointment of Seligson & Giannattasio, LLP, as Surge's independent auditors for the fiscal years ended November 30, 1998 and November 30, 1999.

         Our board of directors unanimously recommends that you vote in favor of the Recapitalization and all of the presented proposals. We encourage you to read this entire document carefully, as it contains valuable detailed information.

         Sincerely,

         Ira Levy, President

         THE RECAPITALIZATION AND RELATED PROPOSALS INVOLVE CERTAIN RISKS. PLEASE READ THE "RISK FACTORS" BEGINNING ON PAGE 28.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This proxy statement and prospectus is dated __________, 2000 and is first being mailed to stockholders on ____________, 2000.

         STOCKHOLDERS OF SURGE ARE ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE RECAPITALIZATION IF THEY COMPLY IN ALL RESPECTS WITH SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW. SEE "PROPOSAL 1- THE RECAPITALIZATION PROPOSAL" BELOW.

                             SURGE COMPONENTS, INC.
                              1016 Grand Boulevard
                               Deer Park, NY 11729
                                 (631) 595-1818

                    Notice of Special Meeting of Stockholders
                                   to be held
                                _______ __, 2000
                                                           _______________, 2000

To the Stockholders of Surge Components, Inc.:

         You are cordially invited to attend the Special Meeting of the Stockholders (the "special meeting") of Surge Components, Inc. ("Surge"), which will also serve as our annual meetings of stockholders for the fiscal years ended November 30, 1999 and November 30, 1998 be held at
_________________________________, New York _____ at 10:00 a.m., Eastern
Standard Time, on ________, 2000, to consider and act upon the following matters:

         (1) To approve a Recapitalization proposal which involves the adoption of an agreement and plan of merger attached hereto as Annex A under which:

                  o we will transfer all of our assets, subject to our liabilities, to a wholly-owned Delaware subsidiary which we recently formed solely for this purpose. We will then merge Surge (the "Superus Merger") with and into Superus Holdings, Inc. ("Superus") , a Delaware corporation, which will become the public parent holding company. Your rights as a stockholder will cease to be governed by New York law and you will be governed by Delaware law. The changes discussed in the proposals herein are set forth in the certificate of incorporation of Superus attached hereto as Annex B and in new Delaware By-Laws filed with the SEC, both of which you should carefully read.

                  o each outstanding share of existing common stock will be converted into one share of Class A Common Stock of Superus to track the performance of our existing electronic components business which will continue to be called Surge Components.

                  o Upon your approval of Proposals 2 and 3 below, you will authorize the issuance of Class B Common Stock of Superus to the stockholders of Global DataTel, Inc. and MailEncrypt.com, Inc., which will track the performance of our Internet Operations.

         (2) To approve the Asset Purchase Agreement dated December 8, 1999, by and among Surge, Global DataTel, Inc. and GDIS Acquisition Corp., a wholly-owned subsidiary of Surge, attached hereto as Annex C, and as Class A Common Stockholders of Superus following the Superus Merger, authorize the shares of Class B Common Stock to be issued thereunder.

         (3) To approve the Merger Agreement and Plan of Reorganization By and Among Surge, MailEncrypt.com, Inc., the stockholders of MailEncrypt.com, Inc. and Mail Acquisition Corporation, a wholly-owned subsidiary of Surge, dated February 16, 2000, attached hereto as Annex D, and as Class A Common Stockholders of Superus following the Superus Merger, authorize the shares of Class B Common Stock to be issued thereunder.

         (4) To ratify, on a non-binding basis, the adoption of Superus 2000 Stock Incentive Plan, attached hereto as Annex E, to provide for the granting of stock options and/or awards in Class A Common Stock and Class B Common Stock of Superus.

         (5) To ratify the acceleration of exercisability of Superus options issued to Surge management under the Superus 2000 Stock Incentive Plan.

         (6) To elect the initial three (3) members to the Board of Directors to hold office for a one-year term or until their successors are duly elected and qualified. The persons nominated by the Board of Directors (Messrs. Adam J. Epstein, Ira Levy, and Mario Habib) are described in the accompanying Proxy Statement.

         (7) To ratify the appointment of Seligson & Giannattasio, LLP, as Surge's auditors for the fiscal years ended November 30, 1999 and November 30, 1998.

         (8) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The attached proxy statement and prospectus contains information relating to the first seven (7) proposals.

         Only stockholders of record at the close of business on ______, 2000, will be entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

         A list of stockholders entitled to vote at the special meeting will be open to examination by any stockholder, for any purpose germane to the meeting, at the offices of Surge, 1016 Grand Boulevard, Deer Park, New York 11729, during ordinary business hours for ten days prior to the Annual Meeting. Such list shall also be available during the special meeting.

Dated:   Deer Park, New York
         ________ __, 2000

                       By order of the Board of Directors,

                           Steven J. Lubman, Secretary

         Whether or not you expect to attend the special meeting in person, please complete, date and sign the accompanying proxy card and return it without delay in the enclosed postage prepaid envelope. Your proxy will not be used if you are present and prefer to vote in person or if you revoke the proxy.

                    Subject to completion, dated May 8, 2000

                               Proxy Statement of

                              GLOBAL DATATEL, INC.

                      Special Meeting of Stockholders to be

             Held at 10:00 A.M., Eastern Time, on ___________, 2000

                            ------------------------

                                  Prospectus of
                             SURGE COMPONENTS, INC.

                    Class A Common Stock Class B Common Stock

Dear Stockholders:

         You are invited to attend a special meeting of Global DataTel, Inc. ("Global") stockholders (the "special meeting"), to be held at ___________, located at __________________________, _____________.

         At the special meeting, we will ask you to consider and adopt a proposal recommended by our board of directors. We propose to sell all of our assets and certain liabilities to a wholly-owned subsidiary (the "GDIS Acquisition") of Surge Components, Inc. ("Surge"). In full consideration for the sale and for up to approximately $6,250,000 of loans, we have transferred our assets under a pledge to Surge and received 239,000 preferred shares which are being held in escrow and are issuable on a 100 for 1 basis to our stockholders and convertible into 23,900,000 shares of Class B Common Stock of Superus Holdings, Inc. ("Superus"). Surge and the entity holding our assets will become a separate subsidiary of Superus, a Delaware holding corporation. Your rights as a stockholder will cease to be governed by Nevada law and you will be governed by Delaware law. The changes discussed herein are set forth in the Certificate of Incorporation of Superus attached hereto as Annex B and in Delaware By-Laws filed with the SEC, both of which you should carefully read.

         The Class B Common Stock is intended to reflect separately the performance of Superus' proposed Internet related businesses, through Surge's acquisition proposals contained herein for Global DataTel, Inc. and MailEncrypt.com, Inc. ("MailEncrypt"). The Class A Common Stock is intended to reflect separately the performance of Surge's existing electronic components business. This will permit separate market valuations for each class of stock. Surge has demonstrated revenue and earnings growth while the Internet Operations are expected to incur significant losses during the near term until they are able to reach a point of substantial growth or positive cash flow.

         If you approve the GDIS Acquisition which we will ask you to consider at the special meeting, each share of your existing common stock will be converted into one share of Class B Common Stock of Superus. Your existing shares of common stock will initially represent approximately 77% of the combined voting stock of Superus prior to exercise or conversion of any convertible securities. See Proposal 2 - Approval of GDIS Asset Purchase Agreement - Appraisal Rights and Annex G if you do not wish to vote in favor of Proposal 2. The exchange of stock should be tax-free to you and us. Superus will seek to list both the Class A Common Stock and Class B Common Stock on the Nasdaq National Market System under the symbols SPRSA and SPRSB, respectively, and its Class B Common Stock Purchase Warrants under the symbol SRPSW. The GDIS Acquisition is also subject to the approval of Surge stockholders.

         Our board of directors unanimously recommends that you vote in favor of the GDIS Acquisition.


         THIS JOINT PROXY STATEMENT AND PROSPECTUS WITH SURGE PROVIDES YOU WITH DETAILED INFORMATION ABOUT THE RECAPITALIZATION AND RELATED PROPOSALS OF SURGE, HOWEVER,

YOU ARE ONLY BEING ASKED TO VOTE ON PROPOSAL 2 - THE GDIS ACQUISITION. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY.

                 Richard Baker
                 President

            The Recapitalization and related proposals involve certain risks. Please read the "Risk Factors" beginning on page 28.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This proxy statement and prospectus is dated __________, 2000 and is first being mailed to stockholders on ____________, 2000.

                       HOW YOU CAN OBTAIN MORE INFORMATION

         This proxy statement and prospectus incorporates important business and financial information that is not included in or delivered with this document. You may request a copy of this information at no cost, by writing or telephoning us at the following address:

                              Global DataTel, Inc.
                         3333 Congress Avenue, Suite 404
                             Delray Beach, FL 33445
                              Attention: Secretary
                            Telephone: (561-276-8260)

         To obtain timely delivery, you must make this request no later than five business days before _________, 2000, the date of the special meeting.

                                          TABLE OF CONTENTS

                                                                                                          Page No.
                                                                                                          --------
INTRODUCTORY COMMENT - FORWARD-LOOKING STATEMENTS .......................................................     9

QUESTIONS AND ANSWERS ABOUT PROPOSAL 1 -- THE RECAPITALIZATON PROPOSAL ..................................    10

PROXY STATEMENT AND PROSPECTUS SUMMARY AND TERM SHEET....................................................    12
       Summary and Comparison of Both Tracking Stocks....................................................

SURGE SELECTED FINANCIAL DATA............................................................................    20

GLOBAL SELECTED FINANCIAL DATA...........................................................................    21

MAILENCRYPT SELECTED FINANCIAL DATA......................................................................    22

PRO FORMA FINANCIAL INFORMATON ..........................................................................    23

RISK FACTORS.............................................................................................    28

CAPITALIZATION...........................................................................................    44

WHERE YOU CAN FIND MORE INFORMATION......................................................................    46

SPECIFIC INFORMATION ABOUT THE SURGE SPECIAL MEETING AND VOTING..........................................    47
       Date, Time And Place Of Meeting...................................................................    47
       Record Date.......................................................................................    47
       Proposal To Be Considered At The Meeting..........................................................    47
       Vote Required To Approve The Proposals............................................................    47
       Quorum............................................................................................    47
       Procedure For Voting By Proxy.....................................................................    48

INFORMATION ABOUT THE GLOBAL SPECIAL MEETING AND VOTING..................................................    49
         Date, Time And Place Of Meeting.................................................................    49
         Record Date.....................................................................................    49
         Proposal To Be Considered At The Meeting........................................................    49
         Vote Required To Approve The Proposals..........................................................    49
         Quorum..........................................................................................    49
         Procedure For Voting By Proxy...................................................................    49

PROPOSAL 1--THE RECAPITALIZATION PROPOSAL................................................................    51
       General ..........................................................................................    51
       Background and Reasons for the Recapitalization Proposal..........................................    53
       Recommendation of the Board of Directors .........................................................    55
       Management and Allocation Policies of New Surge...................................................    55
       Policies Subject to Change Without Shareholder Approval...........................................    55
       Financing Activities..............................................................................    56

DESCRIPTION OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK.............................................    59
       General...........................................................................................    60
       Dividends.........................................................................................    60
       Right of First Refusal and Preferences to Surge Management........................................    61
       Conversion of Class B Common Stock or Class A Common Stock
       Upon an Adverse Tax Event ........................................................................    61
       General Dividend, Exchange and Redemption Provisions of our
       Certificate of Incorporation......................................................................    62
       Voting Rights.....................................................................................    62
       Liquidation Rights................................................................................    63

       Issuances of Class B Common Stock as Distributions
       on Class A Common Stock and Vice-Versa ...........................................................    63
       Repurchases of Class B Common Stock...............................................................    63
       Preemptive Rights.................................................................................    63
       Special Meetings .................................................................................    64
       Future Audited Financial Information..............................................................    64
       Nasdaq Listings of Superus Securities.............................................................    64
       Exchange Procedures...............................................................................    64
       Stock Transfer Agent and Registrar ...............................................................    65
       Financial Advisor.................................................................................    65
       Finder's Fee......................................................................................    65
       Effect on Existing Options .......................................................................    65
       No Regulatory Approvals...........................................................................    65
       Material Federal Income Tax Consequences..........................................................    65
       Comparison of Certain Rights of Surge Stockholders
              Under New York And Delaware Law............................................................    67

       SURGE--MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................................    81

       SURGE - DESCRIPTION OF BUSINESS ..................................................................    88

       SURGE - APPRAISAL RIGHTS..........................................................................    95

PROPOSAL 2-- APPROVAL OF GDIS ASSET PURCHASE AGREEMENT...................................................    98


       FAIRNESS OPINION TO SURGE STOCKHOLDERS............................................................   102

       FAIRNESS OPINION TO GLOBAL STOCKHOLDERS...........................................................   107

       GLOBAL--MANAGEMENT'S DISCUSSION AND ANALYSIS
       OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................................................   112

       GLOBAL - DESCRIPTION OF BUSINESS .................................................................   117

       GLOBAL - APPRAISAL RIGHTS.........................................................................   123

PROPOSAL 3--APPROVAL OF MAILENCRYPT MERGER AGREEMENT.....................................................   126

       MAILENCRYPT--MANAGEMENT'S DISCUSSION AND ANALYSIS
       OF FINANCIAL CONDITION AND PLAN OF OPERATIONS.....................................................   130

       MAILENCRYPT - DESCRIPTION OF BUSINESS ............................................................   131

PROPOSAL 4--RATIFICATION, ON A NON-BINDING BASIS, OF ADOPTION
       OF SUPERUS 2000 STOCK INCENTIVE PLAN..............................................................   136

PROPOSAL 5--RATIFICATION OF ACCELERATION OF EXERCISABILITY OF SUPERUS
       OPTIONS ISSUED TO SURGE MANAGEMENT ...............................................................   144

PROPOSAL 6--ELECTION OF DIRECTORS OF SUPERUS.............................................................   146

PROPOSAL 7-RATIFICATION OF APPOINTMENT OF AUDITORS.......................................................   151

MANAGEMENT AFTER THE RECAPITALIZATION ...................................................................   152

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............................................................   152

PRICE RANGE OF EXISTING COMMON STOCK AND
       DIVIDEND POLICY...................................................................................   154

PLAN OF DISTRIBUTION.....................................................................................   156

OTHER MATTERS............................................................................................   158

EXPENSES OF SOLICITATION.................................................................................   158

INFORMATION ABOUT STOCKHOLDER PROPOSALS..................................................................   159

EXPERTS..................................................................................................   159

LEGAL OPINIONS...........................................................................................   160


ANNEX A -- Agreement and Plan of Merger relating to Recapitalization

ANNEX B -- Amended and Restated Certificate of Incorporation of Superus
Holdings, Inc.

ANNEX C -- Asset Purchase Agreement dated December 8, 1999, By and Among Surge
Components, Inc., GDIS Acquisition Corp. and Global DataTel, Inc.

ANNEX D -- Merger Agreement and Plan of Reorganization dated February 16, 2000 By and Among
MailEncrypt.com, Inc., the Stockholders of MailEncrypt.com, Inc., Mail Acquisition Corporation and Surge
Components, Inc.

ANNEX E -- 2000 Stock Incentive Plan of Superus Holdings, Inc.

ANNEX F -- New York Business Corporation Law Dissenter's Rights

ANNEX G -- Nevada General Corporation Dissenter's Rights

ANNEX H -- Fairness opinion of Houlihan Smith & Company, Inc.

ANNEX I -- Fairness opinion of Capitalink, L.C.

FINANCIAL STATEMENTS.....................................................................................   F-1
       Surge Components, Inc. and Subsidiary.............................................................   F-2
       Global DataTel, Inc...............................................................................  F-21
       MailEncrypt.com, Inc. and Subsidiaries............................................................  F-45

               Introductory Comment - Forward-Looking Statements.

       Statements contained in this proxy statement and prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the actual results of Superus, Surge and/or its wholly owned subsidiary, Challenge/Surge, Inc., Global and its subsidiaries, and MailEncrypt ("we," "us" or the "Company"), performance (financial or operating) or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon the Company's best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations and the respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "project," "expect," "believe," "estimate," "anticipate," "intends," "continue", "potential," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. Potential risks and uncertainties include, among other things, such factors as:

o our historical losses,

o our business strategies and future plans of operations, o our ability to complete the merger and acquisition,
o the combined entities' abilities to work together and grow the Company,
o the market acceptance and amount of sales of our products and services,
o the extent that our distribution network and marketing programs achieve satisfactory response rates,
o the efficiency of our development and manufacturing operations,
o the competitive environment within the electronic components industry,
o our ability to raise additional capital if and as needed,
o the cost-effectiveness of our product development activities,
o the extent to which we are successful in developing, manufacturing, distributing and licensing products which are accepted by the market,
o the success post-closing of the acquisitions of Global and MailEncrypt, and the entrance of Surge into the Internet business, and
o the other factors and information disclosed in other sections of this Registration Statement on Form S-4.

       Stockholders and all other persons reading this Registration Statement should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements.

       All forward-looking statements are inherently uncertain as they are based on our current expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements.

       In order to comply with the terms of the safe harbor, we note that a variety of the risks and uncertainties that we discuss in detail under "Risk Factors" could cause our actual results and experience to differ materially from those expected. Readers are cautioned not to place undue reliance on forward-looking statements in this proxy statement and prospectus, which speak only as of the date of this proxy statement and prospectus.

                              QUESTIONS AND ANSWERS
                ABOUT PROPOSAL 1 -- THE RECAPITALIZATION PROPOSAL

Why am I receiving this proxy statement?

       We are sending this proxy statement and prospectus to you in connection with a recapitalization proposal to reincorporate in Delaware as a wholly-owned subsidiary of Superus. You will be governed by Delaware law and a certificate of incorporation (Annex B) which would replace our existing common stock with two new classes of common stock -- Class A Common Stock and Class B Common Stock.

       The board of directors is seeking your proxy to vote in favor of the recapitalization proposal at a special meeting of stockholders. At the meeting, you will also be asked to vote on related proposals to approve the GDIS Acquisition and the MailEncrypt Merger as well as ratify, on a non-binding basis, the adoption of the Superus stock incentive plan which provides for the issuance of Class A Common Stock and Class B Common Stock options and/or awards and to ratify the acceleration of exercisability of stock options issued to Surge management under the Superus Plan.

Are each of the proposals related to each other?

       The Recapitalization (Proposal 1) will not be implemented unless the GDIS Acquisition is approved (proposal 2). The acquisition of MailEncrypt (Proposal
3) and the proposals to ratify the adoption of the Superus stock incentive plan, ratify acceleration of exercisability of Surge management options under such plan and elect a new Board of Directors (proposals 4, 5 and 6) will not be adopted unless the Recapitalization, and the GDIS Acquisition are adopted and implemented.

What are the new classes of common stock?

       The new classes of common stock consist of the Class A Common Stock (the New Surge Stock) and the Class B Common Stock (the Internet Operations Stock). We refer to the New Surge stock and the Internet Operations stock together as the "common stock."

              o The Class A Common Stock is intended to reflect the separate performance of our electronic components business -- which we call herein "New Surge," however, will be named Surge Components, Inc.

              o The Class B Common Stock is intended to reflect the separate performance of our proposed acquisitions of GDIS and MailEncrypt -- which we call our "Internet Operations".

What will my existing common stock and Class A Warrants represent if the Recapitalization and GDIS acquisition proposals are implemented?

       Each share of our existing common stock will be automatically converted into one share of Class A Common Stock. Your existing common stock certificates will automatically represent Class A Common Stock and, if the GDIS Acquisition is approved, will be convertible at a rate of two shares of Class A Common Stock for one share of Class B Common Stock for six months following stockholder approval.

       Each Redeemable Class A Common Share Purchase Warrant will be automatically converted into a Redeemable Class B Common Stock Purchase Warrant only after stockholder approval, and will be exercisable for Class B Common Stock at $5.00 per share, and will expire on July 31, 2003.

What are the tax consequences to me?

       In the opinion of our counsel, Surge stockholders should not recognize any gain or loss for federal income tax purposes as a result of the Recapitalization, except with respect to any cash you receive in lieu of fractional shares.

Will the Recapitalization proposal result in a change of control of Surge?

       No. The Recapitalization on its own will not result in a change of control, but the GDIS Acquisition and MailEncrypt Merger will. Assuming that both of the GDIS Acquisition (proposal 1) and MailEncrypt Merger (proposal 3) are approved, your existing shares of common stock will initially represent only approximately 17% of the combined voting stock and 34% on a fully diluted basis giving effect to all outstanding options and warrants, but not the convertible notes. While there will not be a change in control over the daily operations of New Surge, your existing company will be part of a larger holding company and matters not in the ordinary course of business will be made with the approval of Superus's Board of Directors subject to certain contractual obligations to Surge Management.

What kind of financial information will I receive in the future?

       You will continue to receive consolidated financial information for Superus as a whole. In addition, you will receive separate operating results and other business and financial information for both New Surge and Internet Operations.

Will the Recapitalization proposal result in a spin-off?

       No.

       The Recapitalization proposal is not intended to and, will not result in a distribution or spin-off of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities. Holders of New Surge stock (which is the Class A Common Stock) and Internet Operations stock (which is the Class B Common Stock) will continue to be stockholders of a single company (Superus) and subject to all risks associated with an investment in Superus and all of our businesses, assets and liabilities.

Will operations of the subsidiaries be affected by the Recapitalization?

       No.

       The Management and Boards of Directors of the three operating subsidiaries, New Surge, GDIS and MailEncrypt will remain the same following the Recapitalization. The Board of Directors of Superus will initially consist of one representative of each of the three operating subsidiaries until independent directors are added, some of whom are expected prior to the Effective Date. Superus will also hire other senior officers to run the public holding company, including a chief financial officer, chief technology officer and chief marketing and sales officer. The officers and directors of Surge will continue as officers and directors of New Surge for a three year period following the merger.

What do I do if I have additional questions?

       If you have any questions prior to the special meeting, please call _____________, solicitation agent. ____________ may be reached at ________.

--------------------------------------------------------------------------------
              PROXY STATEMENT AND PROSPECTUS SUMMARY AND TERM SHEET

       This summary, together with the "Questions and Answers About Proposal 1" on the preceding pages, highlights important selected information from this document. To understand the Recapitalization and related proposals fully and for a more complete description of the legal terms of the proposals, you should read carefully this entire document. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

Superus Holdings, Inc.

       Following the Recapitalization and the adoption of Proposals 2 and 3, Superus' business will consist of the operations of our three wholly-owned subsidiaries. New Surge will consist of the assets and the operations of the electronic components business of Surge as it exists today. GDIS will consist of the assets and operations of Global and its subsidiaries, including Global DataTel de Colombia, S.A., a leader in Latin American medium to large system integration projects and eHOLA, a multilingual Internet service/content provider specializing in the Latin American marketplace. MailEncrypt, our third subsidiary, will consist of the assets and operations of MailEncrypt.com Inc., a business-to-business provider of web-based encrypted e-mail solutions.

       Our corporate headquarters are currently located at Surge's offices at 1016 Grand Boulevard, Deer Park, New York 11729, and our telephone number is
(631) 595-1818; however, Superus is expected to relocate the company's corporate headquarters to Superus' current offices at One Embarcadero Center, San Francisco, California 94111; telephone number (415)956-8302.

                              The Special Meetings

Proposals to be considered at the Surge meeting:

       Surge stockholders are being asked to consider and vote upon the following proposals at the special meeting:

       - Proposal 1 -- The Recapitalization Proposal (page 51).

       - Proposal 2 -- Approval of GDIS Asset Purchase Agreement (page 98.

       - Proposal 3 -- Approval of MailEncrypt Merger Agreement (page 126).

       - Proposal 4 -- Ratification on a Non-binding basis of Adoption of Superus 2000 Stock Incentive Plan (page 136).

       - Proposal 5 - Ratification of Acceleration of Exercisability of Superus Options Issued to Surge Management (page 144).

       - Proposal 6 -- Election of Directors of Superus (page 146).

       - Proposal 7 -- Ratification of Appointment of Auditors (page 151).

Proposals to be considered at the Global meeting:

       Global stockholders are being asked to consider and vote upon the following proposal at the special meeting:

       - Proposal 2 -- Approval of GDIS Asset Purchase Agreement (page 98)

                - - - - - - - - - - - - - - - - - - - - - - - - -

       Our boards of directors considers the Recapitalization proposal and the second proposal to be part of an integrated plan and approval of each proposal to be necessary in order to implement the plan as a whole. The Boards of directors also considers the third proposal to play an important role, but the Recapitalization and GDIS Acquisition are not dependent on the MailEncrypt Merger.

       The directors and executive officers of Surge beneficially owned approximately 10.5% of the outstanding shares of Surge's existing common stock as of April 17, 2000, not including shares underlying their options. The holders of an

                                      -12-
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
additional __% of the outstanding common stock have agreed to give Management their proxies. They have collectively advised us that they intend to cause all shares that they beneficially own to be voted in favor of each of the proposals being considered at the special meeting.

       The directors and executive officers of Global beneficially owned approximately 23.4% of the outstanding shares of Global's existing common stock as of April 17, 2000, not including shares underlying their options. The holders of at least approximately an additional 41% of the outstanding common stock have agreed to give Management their proxies or have consented in writing to the GDIS Acquisition. In total, 5 shareholders, holding approximately 65% of Global's voting power, have consented to the GDIS Acquisition. They have collectively advised us that they intend to cause all shares that they beneficially own to be voted in favor of each of the proposals being considered at the special meeting.

General; Time and Place of Special           We are furnishing this proxy statement and prospectus for solicitation by our board of
Meeting (Surge)                              directors for use at a special meeting of stockholders of Surge to be held on
                                             ____________, ____ __, 2000 at 10 a.m., local time at the ____________ and at any and all adjournments or postponements thereof.

Record Date (Surge)                          Our board of directors has fixed the close of business on ____________ __, 2000 as the record date for determining stockholders entitled to notice of and to vote at the special meeting or any adjournments or postponements.

Vote required to approve the proposals       Proposal 1 requires the favorable vote of the holders of a majority of the outstanding
(Surge)                                      shares of our existing common stock. Proposal 6 requires only a favorable vote of a plurality of votes cast at the meeting as this vote relates to electing directors. All other proposals herein required approval of a majority of votes cast at the special meeting. Proposal 4 is a non-binding vote of stockholders.

Surge                                        Surge Components, Inc., a New York corporation, which, through a wholly-owned subsidiary has acquired all of Global's assets and certain of its liabilities. Surge will recapitalize into a Delaware corporation. A description of Surge's business begins on page 88.

General; Time and Place of Special           We are furnishing this proxy statement and prospectus for solicitation by our board of
Meeting (Global)                             directors for use at a special meeting of stockholders of Global to be held on
                                             ____________, 2000 at 10 a.m., local time at the ____________ and at any and all adjournments or postponements thereof.

Record Date (Global)                         Our board of directors has fixed the close of business on ____________ __, 2000 as the record date for determining stockholders entitled to notice of and to vote at the special meeting or any adjournments or postponements.

Vote required to approve the proposals       Proposal 2 required approval of a majority of votes cast at the special meeting.
(Global)

Global                                       Global DataTel, Inc., a Nevada corporation, which is selling all of its assets and certain of its liabilities to Surge. Surge will recapitalize into a Delaware corporation. A description of Global's business begins on page 117.

                                         -13-
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Recapitalization (Proposal 1 - Page 51)      The corporate reorganization being proposed to Surge common stockholders wherein Surge will reincorporate in Delaware as "Superus Holdings, Inc." begins with the transfer of all of the assets of Surge into a wholly-owned subsidiary of Surge and, all of the assets of Global are already held in trust by a separate subsidiary of Surge. Surge and its subsidiaries will then merge with and into Superus, a Delaware corporation. If the
                                             MailEncrypt Merger is approved, MailEncrypt will become a third, wholly-owned subsidiary of Superus. Superus will issue the Class A Common Stock and the Class B
                                             Common Stock. Read carefully the Agreement and Plan of Merger attached hereto as Annex
                                             A. Surge is often referred to in the first person, until the completion of the
                                             Recapitalization and the GDIS Acquisition and MailEncrypt Merger, then all referrals to
                                             "Superus," "us," "we" or "our" refers to the combined entities after the transaction.

New Surge                                    Essentially the same as Surge, and its electronic components operations, except that
                                             New Surge will be a wholly-owned Delaware subsidiary of Superus after the
                                             Recapitalization. You will only be a stockholder of Superus and this will not be able to directly control New Surge. New Surge's operations will be tracked by the Class A
                                             Common Stock.

Global                                       Includes Global DataTel, Inc. a Nevada corporation and all of its subsidiaries prior to the GDIS Acquisition, and refers to GDIS Acquisition Corp. after the GDIS Acquisition.
                                             A description of Global's business begins on page 117.


GDIS Acquisition Ratio of Global             The acquisition pursuant to the Asset Purchase Agreement with Global and GDIS
Common Stock to Class B Common Stock         Acquisition Corp., dated December 8, 1999, wherein all Global's assets and certain of
(Proposal 2 - Page 98)                       its liabilities have been transferred to Surge under a pledge agreement pending stockholder approval. In return, all holders of Global Common Stock have received the right to receive 1 share of Preferred Stock for each 100 shares of Global owned. If the
                                             GDIS Acquisition is approved by the Surge stockholders, holders of Preferred Stock, will then receive 100 shares of Class B Common Stock under this proxy statement and prospectus. Global common stockholders therefore, will wind up with the same number of shares of Class B Common Stock as Global Common Stock they own. 7 persons or entities holding approximately 65% of the voting power of Global Common Stock, have consented to the GDIS Acquisition already.

MailEncrypt and MailEncrypt Merger           Includes MailEncrypt.com, Inc. a California corporation. MailEncrypt will be acquired
(Proposal 3 - Page 126)                      and merged into a Delaware subsidiary of Superus pursuant to the MailEncrypt Merger
                                             Agreement. You are being asked to approve the acquisition of the MailEncrypt Merger
                                             Agreement in Proposal 3 of this proxy statement and prospectus. A description of
                                             MailEncrypt's business begins on page 131.

Global Common Stock                          Approximately 23,900,000 common stock of Global, par value $.001 per share. Holders of a majority of the shares of Global Common Stock are required to approve the GDIS
                                             Acquisition pursuant to this joint proxy statement and prospectus. Global Common Stock now represents Surge Preferred Stock which is pledged for Global's stockholders and will eventually, upon your approval of the GDIS Acquisition in Proposal 2, be converted into Class B Common Stock and issued to the Global stockholders.


Non-Voting Preferred Stock                   Surge's 239,000 Non-Voting Redeemable Convertible Series A Preferred Stock, par value
                                             $.001 per share, issued to holders of Global Common Stock in exchange for Global's assets under the GDIS Acquisition. The

                                                                -14-
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                             Preferred Stock holders do not vote with the Surge common stock holders herein, but are entitled to the same dissenter's rights, and are entitled to dividends on a pro-rata basis with the Surge common stock, and shall be paid prior to Surge common stock. The
                                             Preferred Stock has a minimal preference and is convertible into Class B Common Stock if the GDIS Acquisition is approved, or shall be redeemed by Surge if it is not approved. No fractional shares have been issued.

Class A Common Stock                         Approximately 4,973,000 shares of Class A Common Stock, par value $.001 per share, of
                                             Superus, which will be issued as a "tracking stock", tracking the electronic components and distribution operations of New Surge. The Class A Common Stock will be issued on a one-for-one basis to current holders of Surge common stock. See the Comparison of Class
                                             A and Class B common stock at the end of this summary.

Class B Common Stock                         An aggregate of approximately 26,821,400 shares of Class B Common Stock, par value
                                             $.001 per share, of Superus, which will be issued as a tracking stock tracking the assets and operations of Global and MailEncrypt which are referred to as our "Internet
                                             Operations." 100 shares of Class B Common Stock will be issued for each share of
                                             Preferred Stock to current Global Stockholders, or an aggregate of 23,900,000 shares of
                                             Class B Common Stock. In the event the MailEncrypt Merger is completed, an additional
                                             1,821,400 shares of Class B Common Stock will be issued to the MailEncrypt stockholders. An aggregate of 1,100,000 shares of Class B Common Stock will also be issued to our investment advisor and a finder if Proposals 2 and 3 are each adopted. In addition, up to 3,479,600 shares of Class B Common Stock may be issued upon exercise of the Class B warrants, and 4,850,000 shares of Class B Common Stock may be issued upon exercise of various options however excluding the conversion of Class A Common Stock and options for Class B Common Stock for a six-month period falling within the
                                             Effective Date. See the Comparison of Class A and Class B common stock at the end of this summary.

Class B Warrants                             Approximately 3,479,600 existing Surge Class A warrants convertible into an equal number of Class B Warrants executable at $5.00 per warrant for one share of Class B
                                             Common Stock.

Fairness Opinion to Surge                    An opinion with respect to the fairness of the GDIS Acquisition and the MailEncrypt
                                             Merger as they affect Surge, has been rendered by an independent financial consultant,
                                             Houlihan Smith & Company, Inc. The full text of this opinion is enclosed at the end of this document as Annex H. A summary of the opinion can be found commencing on page 102.

Fairness Opinion to Global                   On opinion with respect to the fairness of the GDIS Acquisition as it affects Global, has been rendered by an independent financial consultant, Capitalink L.C. The full text of this opinion is enclosed at the end of this document as Annex I. A summary of the opinion can be found commencing on page 107.

Assumptions                                  This document presumes the approval of the GDIS Acquisition and the Surge
                                             Recapitalization including the drop-down of Surge into "New Surge". Thus, we use the term "Superus" to refer to the ultimate parent holding entity. If the Surge
                                             Recapitalization is not approved, but the GDIS Acquisition is, then all references to
                                             Superus will refer to Surge after the transaction, which will still be the parent holding company, and which will issue to the Global Stockholders equity securities substantially equivalent to the Class B Common Stock.

                                                                -15-
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Conditions                                   The MailEncrypt Merger is dependent on the completion of the GDIS Acquisition, but not vice versa. Even though we are presenting all proposals separately, we will not implement any of proposals 4, 5 and 6 unless both of proposals 1 and 2 are approved.
                                             While proposals 1 and 2, relating to the Recapitalization and the GDIS Acquisition are
                                             not dependent on approval of any other proposals herein, proposal 3 relating to the acquisition of MailEncrypt is dependent on approval of both the Recapitalization and
                                             GDIS Acquisition.

Internet Operations                          Includes all of the operations of Global. If the acquisition of MailEncrypt is also approved, then the Internet Operations shall include all of the operations of
                                             MailEncrypt.

Joint Proxy Statement and Prospectus         This Joint proxy statement and prospectus and the related Registration Statement on
                                             Form S-4, Registration No. 333-32790, as first filed by Surge with the Securities and
                                             Exchange Commission on March 17, 2000, and as may be amended, which calls the special meetings for approval of all of the matters set forth herein, and which registers for
                                             Surge stockholders resale under the Act, the Class A Common Stock, Class B Common Stock
                                             and Class A Warrants.

Effective Date                               The date of stockholder approvals of the Surge and Global Stockholders of the
                                             Proposals, as presented in this joint proxy statement and prospectus.

Redemption of Preferred Stock if GDIS        If the Surge stockholders do not approve the GDIS Acquisition, or the GDIS Acquisition
Acquisition Not Approved                     does not close for any reason, Surge shall redeem such Preferred Stock at the stated
                                             par value of $.001 per share, and you will remain a stockholder of Global, as you are now.

Federal Income Tax Considerations            Surge has received an opinion from its counsel that, for Federal income tax purposes, subject to the qualifications described below, neither our issuance nor your receipt of
                                             Class A Common Stock and Class B Common Stock pursuant to the Recapitalization proposal should be treated as taxable events to you or us, except with respect to any cash you receive in lieu of fractional shares. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on transactions similar to the Recapitalization proposal. In addition, the Internal
                                             Revenue Service has announced that it will not issue rulings on the characterization of tracking stock, such as to the Class A Common stock and the Class B Common Stock .
                                             Therefore, the tax consequences of the Recapitalization are not free from doubt.

Clinton Administration Proposal              A recent legislative proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the Class A Common Stock or the Class B
                                             Common Stock. If this proposal is enacted, we could be subject to tax on an issuance of
                                             Class A Common Stock or Class B Common Stock on or after the date of enactment. If our stockholders approve the Recapitalization proposal, our board of directors currently intends to implement the Recapitalization, subject to further legislative developments relating to the Clinton Administration tax proposal.

Adoption of Superus 2000 Stock Incentive     Non-binding ratification of the Superus 2000 Stock Incentive Plan, already approved by
Plan (Proposal 4, page 136)                  Surge, which provides for 15 million shares to Class A and Class B Common Stock, of which 4,550,000 options have been granted to date.

                                                                -16-
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Acceleration of Exercisability of Superus    2,650,000 options to purchase Class B Common stock of Superus, at $2.69 per share, as
Options (Proposal 5 - page 144)              issued to Surge Management, will become immediately exercisable if: (a) the GDIS
                                             Acquisition is approved, (b) the Recapitalization is approved, (c) Surge Management agrees to forfeit all of their rights to 5,300,000 Surge options granted in December
                                             1998 in connection with a previously terminated transaction.

Election of Superus Board                    The initial board of Superus shall consist of the following three (3) persons: Adam J.
(Proposal 6 - page 146)                      Epstein (Chairman), Ira Levy and Mario Habib, representing MailEncrypt, New Surge and
                                             GDIS, respectively, although Superus will continue to seek unaffiliated directors prior to the Effective Date.

Appointment of Surge Auditors (Proposal      Ratification of the appointment of Seligson & Giannattasio, LLP, independent auditors
7 - page 151)                                of Surge since 1990, to audit Surge's financial statements for the fiscal years ended
                                             November 30, 1998 and 1999.

Recommendation of the Board of               Our respective boards of directors have carefully considered each of these proposals
Directors                                    and believes that the approval of these proposals by the stockholders is advisable and in the best interests of our companies and our stockholders. Our boards of directors unanimously recommend that you approve each of these proposals.

Risk Factors (Page 28)                       When evaluating the tracking stock issuances and all of the proposals in this Proxy
                                             Statement and Prospectus, you should be aware of all the risk factors we detail starting on page 28.

                                                                -17-
------------------------------------------------------------------------------------------------------------------------------------

           COMPARISON OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     We have described in the following table the significant differences between Class A Common Stock and Class B Common Stock of Superus under Delaware law. You should keep in mind that you will remain stockholders of a single company, Superus. You will not own stock of New Surge or the Internet Operations, but rather, stock that is intended to track their respective operations. This is a summary only and qualified by its entirety by this joint proxy statement and prospectus (See also Page 59.)



                                        Class A Common Stock                          Class B Common Stock
                                        --------------------                          --------------------
Tracks Performance of                   New Surge and electronic components           Global, MailEncrypt and all Internet
                                        operations.                                   Operations.

Number Issued                           Approximately 4,973,000 to Surge              26,821,000 which includes 23,900,000 to Global
                                        stockholders which is the same number of      stockholders; 1,821,000 to MailEncrypt
                                        shares of common stock currently              stockholders and 1,100,000 to advisors.
                                        outstanding of Surge.

Conversion                              Two (2) Class A Common Stock convert          Not convertible except in a Tax Event at
                                        into one (1) Class B Common Stock for         discretion of Board. (See pg. 61).
                                        six months after Effective Date of the
                                        Recapitalization, and convertible in a
                                        Tax Event at discretion of Board.

Liquidation or Dissolution of           Will have rights to assets underlying         Will have rights to assets underlying Global
either division, but not the other      New Surge and all electronic components       and MailEncrypt and all other Internet
                                        operations, as designated by the Board,       Operations, as designated by the Board, but
                                        but not Internet Operations. Subject to       not New Surge or electronic components
                                        certain management rights relating to         operations (See pg. 63).
                                        New Surge. (See pg. 63).

Liquidation or Dissolution of           Will share in assets on a pro rata,           Will share in assets on a pro rata, share for
entire holding company                  share for share basis with Class B            share basis with Class A Common Stock (See pg.
(Superus)                               Common Stock (See pg. 63).                    63).

Merger, Sale or spin-off of             Will receive all net consideration            Will receive all net consideration received
either division but not the other       received for the transaction. Subject to      for the transaction.
                                        certain management rights relating to
                                        New Surge.

Sale of some, but not all assets        Board of Directors has discretion to          Board of Directors has discretion to either
of either division                      either distribute proceeds to Class A         distribute proceeds to Class B Common
                                        Common Stockholders or reinvest in            Stockholders or reinvest in Internet
                                        electronic components division, or any        Operations, or any combination thereof.
                                        combination thereof.

Merger/sale of entire holding           Will share in proceeds based on market        Will share in proceeds based on market value
company                                 value of Class A Common Stock as a            of Class B Common Stock as a percentage of
                                        percentage of market value of all shares      market value of all shares outstanding.
                                        outstanding, subject to certain
                                        management rights relating to New Surge.

Voting                                  Votes pro rata on all Superus matters         Votes pro rata on all Superus matters
                                        presented to stockholders for vote. Also      presented to stockholder for vote. Also gets
                                        gets to vote separately as a class on all     to vote separately as a class on all matters
                                        matters which adversely affect Class A        which adversely affect Class B Common Stock.
                                        Common Stock. Will not vote for               Will not vote for directors or directly
                                        directors or directly control operations      control Global or MailEncrypt, or any other
                                        of New Surge.                                 Internet Operations.


Dividend Policy                         None to date or planned in near future.       None to date or planned in near future.
                                        Capital to be reinvested into New Surge,      Capital to be reinvested into Internet
                                        and at discretion of Board.                   Operations, and at discretion of Board.

Dividend Payment Availability           Dividends may be paid out of New Surge        Dividends may be paid out of Internet
                                        Available Dividend Amount, as defined in      Operations Available Dividend Amount, as
                                        Amended and Restated Certificate of           defined in Amended and Restated Certificate of
                                        Incorporation (See pg. 60-61).               Incorporation (See pg. 60-61).

                                        None. All Class A Common Share Purchase       3,479,600 to purchase at $5.00 per share and
Warrants Outstanding After              Warrants to purchase Surge's existing         are redeemable at $.05 per warrant if the
GDIS Acquisition                        common stock will automatically be            common stock trades at or above $7.50 per
                                        converted into Warrants to purchase an        share for 20 consecutive trading days. These
                                        equal number of Class B Common Stock, on      used to be warrants to purchase Surge common
                                        equal terms.                                  stock.



Use of Proceeds in Event                The first $1,844,000 of proceeds, if          All proceeds in excess of $1,844,000, if any,
Warrants are Exercised                  any, realized upon exercise of Class B        realized upon exercise of Class B Warrants
                                        Warrants will be used to repay                will be invested into the Internet Operations
                                        indebtedness to New Surge.                    of Global and MailEncrypt.


Employee Stock Options                  717,000 options issued under Surge 1995       2,000,000 options issued to certain option
                                        Stock Option Plan, as amended (See pg.        holders of Global (See Proposals 4 and 5).
                                        Proposals 4 and 5).


Other Options                                                                         2,650,000 stock options of Superus, under the
                                                                                      Superus 2000 Stock Incentive Plan, which will
                                                                                      become immediately exercisable by Surge
                                                                                      Management at $2.69 per share subject to
                                                                                      certain escrow and volume limitations. An
                                                                                      additional 2,200,000 options exercisable at
                                                                                      between $6.50 and $8.3125 per share over a
                                                                                      36-42 month period commencing February 2000
                                                                                      have been issued under the plan to Management
                                                                                      of Superus and certain of its subsidiaries.
                                                                                      (See proposals 4 and 5).


12% Convertible Notes                   None                                          Automatically convertible into Class B Common
                                                                                      Stock at the rate of $3.00 per share upon the
                                                                                      Effective Date.

Nasdaq Symbols                          SPRSA                                         SPRSB and warrants under SPRSW.


                          SURGE SELECTED FINANCIAL DATA
                      (in thousands, except per share data)

     The following table summarizes certain historical selected financial data with respect to Surge Components, Inc. and subsidiary and is qualified in its entirety by reference to, and should be read in conjunction with, the Surge historical financial statements and related notes included elsewhere in this proxy statement and prospectus. The historical financial data for the years ended November 30, 1999, 1998, 1997, 1996 and 1995 have been derived from the audited consolidated financial statements of Surge and subsidiary which have been audited by Seligson & Giannattasio, LLP, independent certified public accountants. Historical financial information may not be indicative of Surge's future performance. The results of operations for the three month period ended February 29, 2000 are not necessarily indicative of the results to be expected for the full year. See also Proposal 1- The Recapitalization Proposal-"Surge--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Surge--Business."

                                                                                       Three Months
                                                                                      Ended February
                                        For the Years Ended November 30,               29,       28,
                               ---------------------------------------------------     ---       ---
                                  1999       1998        1997       1996      1995     2000     1999
                                  ----       ----        ----       ----      ----     ----     ----
Income Statement Data:
 Net Revenues                  $12,147     $8,728     $10,834     $8,470    $8,765    7,853    2,206
 Income (loss) from
   continuing operations           (73)      (681)       (120)       134        84    1,393     (149)
 Net income (loss)                  85       (274)         75        229        50      904      (99)
Basic earnings (Loss)
   per share                       .02       (.06)        .02        .04       .02      .18     (.02)

                                                  As of November 30,                 As of February 29,
                                                  ------------------                 ------------------
                                  1999       1998        1997       1996      1995         2000
                                  ----       ----        ----       ----      ----         ----
Balance Sheet Data:

  Total assets                   7,846      7,654       8,174      7,728     2,624        15,896
  Long-term debt                    --         --           1          4         5            --

>

                         GLOBAL SELECTED FINANCIAL DATA
                      (in thousands, except per share data)

     The following table summarizes certain historical selected financial data with respect to Global DataTel, Inc. and its subsidiaries and is qualified in its entirety by reference to, and should be read in conjunction with, Global's historical financial statements and related notes included elsewhere in this proxy statement and prospectus. The selected financial data presented below for and as of the end of the five fiscal periods ended December 31, 1999 have been derived from the audited consolidated financial statements of Global and its subsidiaries and are derived from the unaudited consolidated financial statements of Global included in this proxy statement and prospectus. In the opinion of the management, the unaudited consolidated financial statements for the interim periods include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the result for such periods. Historical financial information may not be indicative of GDIS's future performance. See also Proposal 2-Approval of GDIS Asset Purchase Agreement - "Global-- Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Global -- Business."


                                                    Year Ended              Nine Months Ended              Year Ended
                                                   December 31,                December 31,                  March 31,
                                                1999          1998                 1997                1997            1996
                                                ----          ----                 ----                ----            ----
Income Statement Data:
    Net sales                                $ 13,837      $  1,862              $   15              $   --          $   --
    Cost of sales                               8,412           728                  --                  --              --
    Operating expenses                          7,888         2,160               2,097                  41              --
    Loss from continuing operations            (2,656)       (1,161)             (2,082)                (41)             --
    Net loss                                   (2,656)       (3,696)             (2,082)                (41)             --

Basic loss per share                             (.13)         (.54)            (329.17)              (6.48)             --

                                                       As of                       As of                       As of
                                                   December 31,                December 31,                   March 31,
                                                1999          1998                 1997                1997            1996
                                                ----          ----                 ----                ----            ----
Balance Sheet Data:
    Total current assets                      $ 4,758       $ 4,940              $  135              $   --          $   --
    Total assets                                6,598         7,221               2,423               3,508           3,508
    Total current liabilities                   6,717         5,797                  36               1,886               1
    Long-term debt                                 73            97                 105                  --              --

Total stockholders' (deficiency) equity          (192)        1,326               2,158               1,622              (1)


                                   MAILENCRYPT
                             SELECTED FINANCIAL DATA

     The following table summarizes certain historical financial data with respect to MailEncrypt.com, Inc. and is qualified in its entirety by reference to, and should be read in conjunction with, the MailEncrypt historical financial statements and related notes included elsewhere in this proxy statement and prospectus. The historical financial data for the period from March 17, 1999 (Inception) to December 31, 1999 have been derived from the audited combined financial statements of MailEncrypt. There were no operations of Mail Encrypt prior to 1999. Historical financial information may not be indicative of MailEncrypt's future performance. See also Proposal 3 - Approval of Mail Encrypt Merger Agreement ; MailEncrypt--Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Business."


Statements of Operations Data:                                    Period from
                                                      March 17, 1999 to December 31, 1999
                                                      -----------------------------------
Net revenues                                                      $      --
Costs and expenses -General and administrative                      111,031
Operating loss                                                     (111,031)
Other income (expense)                                                   --
Loss before income taxes                                           (111,031)
Income taxes                                                             --
Net loss                                                          $(111,031)
  Basic and diluted loss per share                                $   (0.06)
  Weighted average shares                                         1,952,000

Balance Sheet Data:                                                  As of
                                                               December 31, 1999
                                                               -----------------
Cash  and cash equivalents                                           40,182
Total current assets                                                 40,182
Total assets                                                         48,302
Total current liabilities                                            56,658
Total stockholders' equity                                           (8,356)


                     SURGE COMPONENTS, INC. AND SUBSIDIARIES
           INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)


     The following unaudited pro forma financial statements have been prepared based upon certain pro forma adjustments to the historical financial statements of Surge Components, Inc. and Subsidiary ("Surge"), Global DataTel, Inc and Subsidiaries ("Global") and Mail Encrypt.com, Inc ("Mail") (collectively, called the "Company"). The pro forma financial statements should be read in conjunction with the notes thereto and the historical financial statements of the Company. The accompanying pro forma balance sheet has been presented as if the acquisitions described below occurred at the Company's current balance sheet date, February 29, 2000. The accompanying pro forma statement of operations has been prepared as if the acquisitions occurred at the beginning of the 12 months ended February 29, 2000. These pro forma financial statements do not purport to be indicative of the results which would actually have been obtained had the pro forma transactions been completed as of the beginning of the 12 months ended February 29, 2000. The pro forma transactions (see Notes to Pro forma financial statements) are as follows:

     The purchase of the assets of Global DataTel, Inc. ("Global") and its subsidiaries in exchange for 239,000 shares of Series A Redeemable Convertible Preferred Stock ("Series A Preferred"). Following approval of the acquisition by the shareholders of Surge Components, Inc. and Global, each share of the Series A Preferred will automatically convert into 100 shares of Surge's Class B Common Stock.

     The purchase of MailEncrypt.com Inc. in exchange for 1,821,400 shares of the Class B Common Stock.

     The issuance of 1,000,000 shares of Class B Common Stock to Surge's financial advisor and 100,000 shares of Class B Common Stock to a finder upon completion of the Global and Mail transactions.

                     SURGE COMPONENTS, INC. AND SUBSIDIARIES
                             PRO FORMA BALANCE SHEET
                                FEBRUARY 29, 2000
                                   (UNAUDITED)


                                                  Historical
                                  ------------------------------------------

                                                                                                                      Pro forma
                                      Surge         MailEncrypt      Global         Pro forma Adjustments           Consolidated
                                      -----         -----------      ------         ---------------------           ------------
Current assets:
   Cash                           $ 5,716,090        $790,182     $1,339,455                                        $  7,845,727
   Notes receivable                 2,915,876              --             --                      2,915,876 (6)               --
   Marketable securities            2,233,406              --             --                                           2,233,406
   Accounts receivable              2,485,514              --      3,030,984                                           5,516,498
   Inventory                        1,318,459              --        948,724                                           2,267,183
   Prepaid expense                     60,042              --        604,301                                             664,343
   Other current assets               122,698              --             --                                             122,698
                                  -----------        --------     ----------                                         -----------
Total current assets               14,852,085         790,182      5,923,464                                          18,649,855

   Fixed assets                       329,991           8,120        500,681                                             838,792
   Goodwill                                --              --      1,165,024     2,332,728 (2)      116,636 (3)        3,381,116
   Deferred acquisition costs         132,728              --      2,000,000       200,000 (1)    2,332,728 (2)               --
   Other assets                         2,985              --        174,931                                             177,916
   Loan costs                         486,583              --             --                                             486,583
   Deferred taxes                      91,373              --             --                                              91,373
                                  -----------        --------     ----------                                         -----------
Total assets                      $15,895,745        $798,302     $9,764,100                                         $23,625,635
                                  ===========        ========     ==========                                         ===========



See notes to pro forma consolidated financial statements.

                     SURGE COMPONENTS, INC. AND SUBSIDIARIES
                             PRO FORMA BALANCE SHEET
                                FEBRUARY 29, 2000
                                   (UNAUDITED)


                                                  Historical
                                  ------------------------------------------

                                                                                                                     Pro forma
                                      Surge         MailEncrypt      Global         Pro forma Adjustments          Consolidated
                                      -----         -----------      ------         ---------------------          ------------
Liabilities and stockholders' equity

Current liabilities:
   Notes payable                  $ 5,933,272        $750,000    $ 2,945,826     2,915,876 (6)                       $ 6,713,222
   Accounts payable                 1,268,746          13,500      2,948,700                                           4,230,946
   Accrued expenses & taxes         1,523,891              --      1,400,205                        773,475 (8)        3,697,571
   Due to officers                         --          43,158        661,667                                             704,825
                                  -----------        --------     ----------                                         -----------
Total current liabilities           8,725,909         806,658      7,956,398                                          15,346,564
                                  -----------        --------     ----------                                         -----------
Stockholders' equity:
   Preferred stock                         --              --             --                                                  --
   Common stock                         4,933         102,675         23,280        23,280 (4)                                --
                                                                                   102,675 (5)
                                                                                     4,933 (7)
   Common stock - class A                  --              --             --                          4,933 (7)            4,933
   Common stock - class B                  --              --             --                         23,900 (6)           25,721
                                                                                                      1,821 (5)
   Additional paid-in-capital       6,533,029              --     11,703,788           620 (4)      200,000 (1)       18,537,051
                                                                                                    100,854 (5)
   Other comprehensive income         (88,336)             --        100,349                                              12,013
   Retained earnings                  720,210        (111,031)   (10,019,715)      890,111                           (10,300,647)
                                  -----------        --------     ----------                                         -----------
Total stockholders' equity          7,169,836          (8,356)     1,807,702                                           8,279,071
                                  -----------        --------     ----------                                         -----------
Total liabilities and
   stockholders' equity           $15,895,745        $798,302    $ 9,764,100                                         $23,625,635
                                  ===========        ========    ===========                                         ===========


See notes to pro forma consolidated financial statements.

                     SURGE COMPONENTS, INC. AND SUBSIDIARIES
                        PRO FORMA STATEMENT OF OPERATIONS
                        12 MONTHS ENDED FEBRUARY 29, 2000

                                   (UNAUDITED)

                                                  Historical
                                  ------------------------------------------

                                                                                                                      Pro forma
                                      Surge         MailEncrypt      Global         Pro forma Adjustments           Consolidated
                                      -----         -----------      ------         ---------------------           ------------
Net sales                         $17,794,156       $      --    $13,836,785                                         $31,630,941
   Cost of goods sold              12,613,960              --      8,411,701                                          21,025,661
   General and
   administrative expense           2,324,537         111,031      7,065,153                                           9,500,721
   Selling expense                  1,239,100              --             --                                           1,239,100
   Depreciation                        50,702              --         74,940                                             125,642
   Amortization                        97,317              --         61,587       116,636 (3)                           275,540
   Interest expense                    76,420              --        686,004       773,475 (8)                         1,535,899
   Investment income                  218,582              --             --                                             218,582
   Income taxes                       522,989              --        193,152                                             716,141
                                  -----------       ---------    -----------                                         -----------
Net income                        $ 1,087,713       $(111,031)   $(2,655,752)                                        $(2,569,181)
                                  ===========       =========    ===========                                         ===========


See notes to pro forma consolidated financial statements.

                     SURGE COMPONENTS, INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA FINANCIAL STATEMENTS AS OF FEBRUARY 29, 2000
                                   (UNAUDITED)


NOTE 1 - Reflects the issuance of 100,000 shares of the Class B Common Stock as a finder's fee in the acquisition of Mail.

NOTE 2 - To reflect costs, aggregating $2,332,728, associated with the acquisitions of Global and Mail which have been reclassified from other intangibles to goodwill since they are considered to be additional purchase price.

NOTE 3 - To reflect the amortization arising from the acquisitions, over a twenty year period.

NOTE 4 - Reflects the acquisition of the net assets of Global in exchange for 239,000 Series A Preferred. Upon shareholder approval, the 239,000 Series A Preferred will be converted into 23,900,000 shares of Class B Common Stock.

NOTE 5 - Reflects the acquisition of Mail in exchange for 1,821,400 shares of Class B Common Stock.

NOTE 6 - Reflects the cancellation of the note payable by Global and Mail to Surge pursuant to the asset purchase agreement and merger agreement, respectively.

NOTE 7 - Reflects the conversion of Surge's existing common stock into Class A Common Stock.

NOTE 8 - To reflect the accrual of interest on Surge's subordinated debenture as if the transaction had occurred at the beginning of the 12 months ended
February 29, 2000.

                                  RISK FACTORS

        In deciding whether to vote for the Recapitalization proposal, you should take into account the following risk factors, as well as other risks included under "Special Note Regarding Forward-Looking Statements" and elsewhere in this proxy statement and prospectus.

        The following is a summary of the material risks in connection with the Recapitalization proposal and ownership of Class A Common Stock and Class B Common Stock. Beginning on page 32, we discuss risks which are common to both groups. Beginning on page 35, we discuss risks which are specific to Internet operations and page 38 begins with a discussion relating to doing business in Latin America. Beginning on page 41, we discuss risks relating to New Surge.

Risk Factors Relating to Recapitalization

You will remain stockholders of one company and, therefore, financial effects on one group could adversely affect the other

        Holders of Class A Common Stock and Class B Common Stock will be stockholders of a single Delaware company, Superus. Class A Common Stock and Class B Common Stock will not represent ownership in separate legal entities, but rather parts of Superus. As a result, stockholders will continue to be subject to all of the risks of an investment in Superus and all of our businesses, assets and liabilities. The issuance of the Class A Common Stock and Class B Common Stock and the allocation of assets, liabilities and stockholders' equity between New Surge and Internet Operations will not result in distribution or spin-off to stockholders of any of our assets or liabilities. It also will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries, as allocations of our assets and liabilities between New Surge and Internet Operations are only for financial reporting purposes. Superus will continue to own all assets and be responsible for all liabilities attributed to each group.

        Because of the connection to Superus, each group's financial condition may be affected by the other group's financial condition. In turn, this may affect the market price of the common stock relating to the groups. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of common stock or repurchases of any outstanding preferred stock at a price per share greater than par value will reduce the funds we can pay on each class of common stock under Delaware law. For these reasons, you should read our consolidated financial information along with the financial information we provide for each group. The assets of each group will not, however, be available to satisfy the liabilities of the other group.

Holders of each class of common stock will have limited rights related to their group

        Holders of Class A Common Stock or Class B Common Stock generally will not have stockholder rights specific to their corresponding groups. Instead, holders will have customary stockholder rights relating to Class A Common Stock and Class B Common Stock as a whole. For example, holders of Class A Common stock and Class B Common Stock would vote as a single class to approve any merger, business combination or disposition of all or substantially all of the assets of Superus. Holders of either class of common stock will only have the following rights with respect to their particular group:

        o an opportunity to receive dividends declared by our board of directors based on the available dividend amount for their group; and

        o in the case solely of Class B Common Stock, requirements for a dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their group.

        o in limited cases provided by Delaware law, either class may have an opportunity to vote separately as a class, where their class of Common Stock is adversely affected.

Limits exist on voting power of group stock

        In circumstances where the two classes of common stock vote together as a single class, Class A Common Stock may not initially have any influence on the outcome of stockholder voting. We expect that the Class B Common Stock will have enough votes to approve any stockholder action where the Class B Common Stock and the

Class A Common Stock vote together as a single class. This includes the election of directors of Superus, which requires the approval of the holders of shares having a plurality of the outstanding voting rights, and mergers, which require the approval of the holders of shares having a majority of the outstanding voting rights. This is because the relative voting power of the two classes will be affected by number of outstanding shares. There will initially be approximately six times the number of shares of Class B Common Stock outstanding as there will be shares of Class A Common Stock outstanding. Two shares of Class A Common Stock are convertible into one share of Class B Common stock for the six month period following stockholder approval. Therefore, the percentage of Class A Common Stock to Class B Common Stock is expected to further decrease.

        The market price of Class B Common Stock is likely to be volatile as the market for Internet-related and technology companies has experienced extreme price and volume fluctuations in recent months. Accordingly, except in limited circumstances requiring separate class voting, the shares of Class B Common stock could control the outcome of any vote--even if the matter involves advertence or conflict of the interests of the holders of the Class B Common Stock and the Class A Common Stock . These matters may include mergers and other extraordinary transactions.

        In circumstances where a separate class vote is required, the class of common stock with less than majority voting power can block action.

        If Delaware law, Nasdaq rules or our board of directors requires as separate vote on a matter by the holders of either the Class B Common Stock or the Class A Common Stock , those holders could prevent approval of the matter, even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

        In circumstances where the two classes of common stock vote together, holders of only one class of common stock cannot ensure that their voting power will be sufficient to protect their interests.


        If the Recapitalization is completed, our directors and officers will be required to manage the business and affairs of Superus, including both New Surge and Internet Operations, in the best interests of the corporation and its stockholders as a whole. Our directors and officers will not be obligated to prefer the interests of holders of Class A Common Stock over those of holders of Class B Common Stock, or vice versa.

        Under Delaware law, our directors and officers will have fiduciary duties to both New Surge stockholders and Internet Operations stockholders and, in general, will be considered to have satisfied those duties if they have no conflicting personal interest in the matter on which they act and act in good faith in a prudent manner in what they reasonably believe to be the best interests of the corporation and its stockholders as a whole. Absent a disabling conflict of interest, directors will be presumed to have acted in accordance with this standard. Consequently, on any matter where the interests of the Class A Common Stockholders diverge from, or conflict with, the interests of Class B Common Stockholders, our directors and officers may balance the interests of the two classes of common stockholders and act differently than they would if they were directors or officers of New Surge or Internet Operations.

        Stockholders may not have the legal recourse against our directors and officers which they would normally have in the case of a company having only one class of common stock, where our directors and officers take action that is not favorable to, or adverse to, the interests of one class of common stockholders but that they reasonably believe to be in the best interests of Superus and the holders of both classes of common stock as a whole.

Our directors and officers may own more of the stock that tracks one group than another

        We expect that our directors and officers will initially own shares of Class B Common Stock that will have a significantly greater market value than the shares of Class A Common Stock that they will own, as we expect that, upon the Recapitalization, the outstanding shares of Class B Common Stock will have significantly greater market value than the outstanding shares of Class A Common stock. There is no assurance that any director or officer of Superus will not have a greater ownership interest in one class than in another and that the difference will not be material to that individual. In these circumstances, the individual may have a greater personal interest in the consequences of corporate actions for one class than another. The ownership of different amounts of the two classes of stock by a director or officer will not relieve him of his fiduciary duty to act in the best interests of Superus and our common stockholders as a whole.

        Our current officers and directors currently have a disproportionate equity interest of either Class A or Class B Common Stock. Our board of directors anticipates overseeing policies and practices for the conduct of Superus' business and affairs reasonably designed to assure that any material difference in ownership of stock does not improperly affect corporate decision making on matters where the interests of the holders of Class Common Stock and the holders of Class B Common Stock diverge or conflict. We are attempting to retain independent directors to the Board of Superus prior to the Effective Date. Until such time, however, in order to maintain a disinterested status we will attempt to seek an independent third party valuation or appraisal on matters relating, directly or indirectly to issues which present an inherent conflict of interest between Class A and Class B Common Stockholders.

        Numerous matters may arise in the conduct of the business and affairs of Superus where the interests of New Surge stockholders may conflict with the interests of Internet Operations stockholders.

        The Superus certificate of incorporation and by-laws do not contain any provision governing how consideration to be received by common stockholders in connection with a merger or consolidation involving Superus is to be allocated between holders of Class A Common Stock and holders of Class B Common Stock, except where the merger or consolidation involves the disposition by Superus all or substantially all of the assets of New Surge. In the event the Company receives an offer to buy all or substantially all of the assets of New Surge, Ira Levy and Steven J. Lubman, the founders and executive officers of New Surge, shall have a right of first refusal to purchase New Surge. In the event of a merger or consolidation which provides for common stockholders to receive a cash payment in consideration for their shares, the consideration shall be shared ratably between holders of Class A Common Stock and holders of Class B Common stock, based on a percentage of each class to the total market value and market capitalization of both classes. The holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to also vote as a separate class with respect to any merger or consolidation in which Superus participates only if it adversely affects the rights, powers or privileges of a particular class of stock.

        Our board of directors may allocate the consideration to be received by common stockholders in a merger or consolidation as it determines in its business judgement, as long as it acts in accordance with the fiduciary duties of the directors to our company and our stockholders. The different ways in which our board of directors may divide the consideration to be received by common stockholders in connection with a merger or consolidation may have materially different effects on the holders of Class A Common Stock and the holders of Class B Common Stock and could be materially less valuable than the consideration they would have received if they had a class vote on the merger or consolidation.

Allocation of corporate opportunities could favor one group over the other

        Our board of directors may be required to allocate corporate opportunities between the groups. In some cases, our directors could determine that a corporate opportunity, such as a business that we are acquiring, should be shared by the groups. These decisions could favor one group at the expense of the other. Groups may compete with each other to the detriment of their businesses.

        The creation of two separate classes of common stock will not prevent the groups from competing with each other. Any competition between the groups could be detrimental to the businesses of either or both of the groups. As a matter of board policy, neither New Surge nor our Internet Operations will engage in the principal businesses of the other, except for joint transactions with each other and third parties. However, our board of directors will permit indirect competition between the groups based on its good faith business judgment that competition is in the best interests of our company and all of our stockholders as a whole. In addition, the groups may compete in a business that is not a principal business of the other group.

Our board of directors may change our management and allocation policies without stockholder approval to the detriment of either group

        Our board of directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in the exercise of its business judgment in accordance with the directors' fiduciary duties to our company and our stockholders, with Board approval of our subsidiaries, but without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies, could have different effects on holders of Class A Common stock and holders of Class B Common Stock or could adversely affect one class of stockholders as compared to the other class. For example, our board of directors could modify the policy regarding competition between the groups to prohibit indirect competition altogether or to prohibit the provision of services between the groups. Our board of directors will make any decision relating to these matters in their good faith business judgment that the decision is in the best interests of our company and all of our stockholders as a whole. We cannot assure you that the policies determined by our board of directors are as favorable or more favorable to the holders of Class A Common Stock and holders of Class B Common Stock than policies that would be set by either group if it were a separate company.

Either group may finance the other group on terms unfavorable to one of the groups

        We anticipate that we will transfer cash and other property between groups to finance their business activities. The group providing the financing will be subject to the risks relating to the group receiving the financing. We will account for those transfers in one of the following ways:

        o as a short-term or long-term loan between groups or as a repayment of a previous borrowing; or

        o as a sale of assets between groups.

        o These determinations, including the terms of any transactions accounted for as a loan, could be unfavorable to either group. For example, we cannot assure you that any terms that we fix for debt will approximate those that could have been obtained by the borrowing group if it were a stand-alone corporation. Holders of Class A Common Stock may receive less consideration upon a sale of assets than if New Surge were a separate company owned by its stockholders rather than Superus.

        Pursuant to contractual obligations to Surge management, if we dispose of all or substantially all of the assets allocated to New Surge, we must offer Ira Levy and Steven J. Lubman, the founders of Surge, and current executive officers of New Surge, a right of first refusal to purchase New Surge. In addition, if New Surge receives a firm commitment to effect a public offering, Messrs. Levy and Lubman shall each receive a warrant exercisable at nominal value, to acquire 9.5% of New Surge's equity securities, or an aggregate of 19%, provided in all instances, Messrs. Levy and Lubman do not voluntarily leave their employment with New Surge.

        If New Surge was a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the separate, independent company might receive a greater amount of the net proceeds that would be received by holders of Class A Common Stock . In addition, we can not assure you that the net proceeds per share of Class A Common Stock will be equal to or more than the market value per share of the Class A Common Stock prior to or after announcement of a disposition.

It might be possible for an acquiror to obtain control of Superus by purchasing shares of only one of the classes of common stock

        A potential acquiror could acquire control of Superus by acquiring shares of common stock having a majority of the voting power of all shares of common stock outstanding. A majority could be obtained by acquiring a sufficient number of shares of both classes of common stock or, if one class of common stock has a majority of the voting power, only shares of that class. Initially the Class B Common Stock will have approximately 83% of the combined outstanding voting power of Superus. As a result, it might be possible for an acquiror to obtain control of Superus by purchasing only shares of Class B Common Stock.

Market value of the stock received in the Recapitalization may be less than the market value of existing common stock

        When we entered into merger discussions with Global in the Summer of 1999, the market value of a share of Global stock was approximately double the market value of a share of our existing common stock, hence the conversion rate of two shares of existing Surge common stock for Class B Common Stock. Global subsequently ceased trading on the Nasdaq OTC Bulletin Board and then the transaction changed from a merger to a sale of substantially all of Global's assets to Surge. We subsequently announced our purchase of MailEncrypt, whose assets and business, along with those of Global will make up the Internet Operations, tracked by our Class B Common

Stock. The market may value the individual Internet Operations differently than on a 2 for 1 conversion rate of Class A Common Stock into Class B Common Stock, to wit, the price of Class B Common stock may be more than or less than double the price of Class A Common Stock.

Provisions governing common stock could discourage a change of control and the payment of a premium for shares

        The existence of two classes of common stock could present complexities and could pose obstacles, financial and otherwise, to an acquiring person. For example, if New Surge and Internet Operations were stand-alone companies, a person interested in acquiring either company without negotiation with management could seek control of the outstanding stock of that company by means of a tender offer or proxy contest. A person interested in acquiring control of only one of the groups without negotiation with Superus' management would still be required to seek control of the voting power represented by all of the outstanding capital stock of Superus entitled to vote on the acquisition, including, possibly, the class of common stock of the other group.

        In addition, provisions of Delaware law, our Certificate of Incorporation and our by-laws may also deter hostile takeover attempts. Delaware law limits the ability of a holder of more than 15% of the outstanding voting stock of a company from effecting various business combinations within three years of the person becoming a 15% holder. Under Delaware law, stockholders are not permitted to call a special meeting of stockholders unless the company's certificate of incorporation or by-laws provide otherwise. The Superus by-laws permit stockholders to call a special meeting upon the request of at least 50% of the outstanding voting stock of Superus.

        Additionally, the Superus Certificate of Incorporation provides that we may issue shares of preferred stock and additional shares of either class of common stock. This could enable our board of directors to issue shares to persons friendly to current management in order to discourage an attempt to gain control of our company. It could also be used to dilute the stock ownership of persons seeking to obtain control of our company.

The IRS could assert that the implementation of the Recapitalization proposal is taxable to you and us

        The tax status of stock which tracks the value of specific subsidiary corporations of a parent corporation (Superus in our case) is uncertain and that uncertainty creates the risk that the transaction may be taxable to Global and MailEncrypt and their stockholders who receive Class B Common Stock and to Surge stockholders who receive Class A Common Stock upon Surge's Recapitalization. The Internal Revenue Service has not provided guidance and currently will not issue rulings as to whether tracking stock will be considered stock of the parent (Superus) or of the subsidiary whose performance is tracked (see the discussion under Proposal 1 "The Recapitalization Proposal -Material Federal Income Tax Consequences"). We have received the opinion of counsel that both of the tracking stocks should be considered the stock of Superus and, therefore, that no income, gain or loss should be recognized by you or Global or Superus, as a result of the use of tracking stock either in the Recapitalization, the MailEncrypt Merger, or the GDIS Acquisition. However, in reaching its conclusion, counsel has called attention to the absence of court decisions, IRS rulings, or other authorities bearing on this issue. Moreover, counsel has noted that a recent legislative proposal of the Clinton Administration would amend the Internal Revenue Code to treat tracking stock as stock of the subsidiary whose value is tracked. However, as proposed, that tax law change would only be effective after the date of its enactment.

We are paying both our financial advisor and a finder a fee only if certain proposals are approved. This may create a conflict of interest

We are paying our financial advisor, Equilink LLC, a fee of 1 million shares of Class B Common Stock, if the Recapitalization proposal, and Proposal 2 - Adoption of GDIS Asset Purchase Agreement, are approved. This may create conflicts of interests regarding their advice. In addition, we are paying Morgan Stanley Dean Witter, a finder's fee of 100,000 shares of Class B Common Stock, only if Proposal 3 - Adoption of MailEncrypt Merger Agreement is approved.

Risk Factors Relating to Both Groups

        The continued growth of New Surge and our Internet Operations may further strain our resources, which could adversely affect the business and results of operations of either group.

        Global's rapid growth has strained its managerial and operational resources and contributed to its sale of assets to Surge. Our continued planned growth is a key component of increasing the value of both the Class A Common Stock and the Class B Common Stock . In the past two years, Surge's business has grown significantly, and we anticipate continued internal growth. We are also anticipating growth this year and next from Global and MailEncrypt.

        We cannot assure you that our management will be able to manage our growth effectively. In order to do so, we must implement and improve our operational systems, procedures and controls. If our systems, procedures and controls are not adequate to support our operations, the expansion of the businesses of either group could be adversely affected. Any inability to expand effectively could have a material adverse effect on the business, financial condition and results of operations of either group.

        Our growth could also be adversely affected by many other factors, including economic downturns, as clients could reduce or delay their expenditures for the services we offer. As a result of these concerns, we cannot be sure that either or both groups will continue to grow, or, if they do grow, that they will be able to maintain their respective current growth rates.

Fluctuations in the quarterly revenues and operating results of either group may impact the valuation of the stock of that group

        Both Surge and Global have historically experienced significant variation in their respective quarterly revenues and operating results. We expect that future results of operations will continue this trend. These fluctuations may result from a variety of factors, including:

        o the timing of their respective clients' purchases;

        o the implementation of new products or services;

        o changes in the revenue mix among their various service offerings and geographic locations.

        Due to these factors, quarterly revenues and operating results are difficult to forecast. As a result, we believe that period-to-period comparisons of the operating results of either group will not necessarily be meaningful with respect to that group, and you should not rely on these comparisons as any indication of future performance. The future quarterly operating results of either group may not consistently meet the expectations of securities analysts or investors, which in turn may have an adverse effect on the market price of the stock of that group.

Either group may be adversely affected by a downturn in their industry

        The subsidiaries industries are cyclical and as a result are subject to downturns in general economic conditions and changes in client business and marketing budgets. A downturn in general economic conditions in one or more markets or changes in client business and marketing budgets could have a material adverse effect on the business, financial condition and results of operations of either group.

Both New Surge and Internet Operations may have difficulty competing in their respective markets

        Surge conducts business in the highly competitive electronic components industry. We expect this industry to remain competitive.

        Global competes in the Internet market which is characterized by increasing competition from "brand-named" entities and the rapid adoption of new technologies. Though Global is primarily focused upon the business-to-business e-commerce segment of the Latin American market where it presently faces minimal competition, GDIS might in the future face competition from a wide range of companies including, but not limited to, Star Media/Gratis 1, El Sitio, Terra Networks, UOL Brasil and Impsat Corporation. In addition, GDIS could find competition from new sources as the Internet market continues to evolve.

        MailEncrypt faces competition from many companies with disparate product/service claims, technologies, and funding, vying to compete in secure messaging. The companies include, but are not limited to, Incrypt.com,

Pop3now.com, Interbuz.com, Zixmail.com, Ziplip.com, Hushmail.com,
Certifiedmail.com, Docspace.com, Postx.com, Interosa.com, and Tumbleweed Software, Inc.

        A number of Internet Operations' competitors have capabilities and resources equal to or greater than we do. In addition, there are relatively few barriers preventing competitors from entering the Internet industries in which we compete. As a result, new companies may enter into the market at any time and threaten the business of our Internet Operations. Existing or future competitors may develop or offer comparable or superior services at a lower price, which could have a material adverse effect on the business, financial condition and results of operations of Internet Operations.

If either group fails to attract and retain employees, its growth could be limited and its business may be adversely affected

        Our future success will depend in large part upon the abilities and continued services of Adam J. Epstein, our Chairman of the Board of Directors, acting Chief Executive Officer and, upon approval of the Recapitalization, Chief Executive Officer; Ira Levy, a director of Superus and Chief Executive Officer of New Surge, and Mario Habib, a director of Superus and President of eHOLA, S.A. and of eHOLA, Inc., subsidiaries of Global, as well as Richard Baker, President of Global. We cannot assure you that we will be able to retain the services of each of the foregoing executives. In addition, we must be able to attract, train and retain additional highly skilled executive-level management and creative, technical, consulting and sales personnel. The competition in our industries for skilled personnel is intense, and we cannot be sure that we will be successful in attracting, training and retaining such personnel. An inability to hire and retain employees would increase our recruiting and training costs and decrease operating efficiencies and productivity. This could have a material adverse effect on our business.

Regulatory and legal uncertainties could harm our business

        Several industries in which our clients operate are subject to varying degrees of governmental regulation. Generally, compliance with these regulations is the responsibility of our clients. However, we could be subject to a variety of enforcement or private actions for our failure or the failure of our clients to comply with these regulations. These actions could have a material adverse effect on our business.

        From time to time state and federal legislation is proposed with regard to the use of proprietary databases of consumer groups. The fact that we generate and receive data from many sources increases the uncertainty of the regulatory environment. As a result, there are many ways both domestic and foreign governments might attempt to regulate our use of our data. Any such restrictions could have a material adverse effect on our business.

        The services we offer outside the United States may be subject to foreign regulations including:

        o advertising content;

        o promotions of financial products;

        o activities requiring customers to send money with mail orders; and

        o the maintenance and use of customer data held on databases.

Shares Eligible for Future Sale

        As of March 31, 2000, Surge had 4,969,058 existing Common Stock outstanding, all of which shall be reclassified as Class A Common Stock and have been registered as part of this registration statement. Following the approval of Proposals 2 and 3, approximately 23,900,000 additional shares of Class B Common Stock shall be issued to the former holders of Global common stock and 1,821,400 shares of Class B Common Stock shall be issued to the former holders of MailEncrypt shares and options. The shares to be outstanding exclude all shares underlying options, warrants and notes. Shares acquired by an "affiliate" of Superus within the meaning of Rule 144 under the Securities Act of 1933, as amended, shall need to be sold pursuant to a resale prospectus which will be part of this registration statement. All other shares of issued common stock it may be freely sold without restriction. See "Plan of Distribution."

Blank Check Preferred Stock and Control of Superus

        The Superus Certificate of Incorporation authorizes the issuance of 10 million shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method ofdiscouraging, delaying or preventing a change in control of Superus. Although we have no current intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.

Risk Factors Relating to Internet Operations

Global's financial statements are qualified and based on obtaining financing and attaining successful operations

        Global has incurred operating losses and negative cash flow from its operations since 1983 and had an accumulated deficit of approximately $10,019,715 at December 31, 1999. Global's operating losses and negative cash flow are expected to continue until such time, if ever, that it begins to produce sufficient revenues to cover its expenses. Global's accountants issued a qualified report on Global's financial statements as at and for the two years ended December 31, 1999. This report states that if Global does not:

        o obtain additional long-term financing arrangements and raise additional funds; and

        o increase revenues and/or decrease expenses, it may be unable to continue as a going concern for a reasonable period of time.

Internet Operations' limited history of operations may not be a reliable basis for evaluating our prospects

        Because the Internet Operations are developing companies, we have limited operating and financial data to give to you to evaluate our future performance and prospects concerning these entities. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in the Internet industry, which is an evolving industry characterized by intense competition. You must consider the risks, expenses and uncertainties that an early stage business like ours faces. These risks include our ability to:

        o establish awareness of our services to businesses in emerging Internet economies;

        o expand business-to-business services;

        o attract a larger audience to our network;

        o respond effectively to competitive pressures; and

        o continue to develop and upgrade our technology and distribute our partners' technology.

        If we are unsuccessful in addressing these risks, our business, financial condition and results of operations will be materially and adversely affected.

Significant competition in providing Internet services could reduce the demand for and profitability of our services

        Though our focus is predominately upon business-to-business e-commerce in emerging Internet economies, wherein there presently is little competition, the Internet Service Provider ("ISP") component of our Internet Operations - utilized primarily to better inform our business customers of our e-business solutions - is very competitive. For example, we compete with a number of international, national and local ISPs. In addition, a number of multinational corporations, including giant communications carriers such as AT&T, MCI/Worldcom, Sprint and some of the regional Bell operating companies, are offering, or have announced plans to offer, Internet access or on-line services. We also face significant competition from Internet access consolidators and from on-line service firms such as America Online ("AOL") launched in Brazil in November 1999, CompuServe, and Prodigy.

        Our competitors in the ISP arena, as opposed to the business-to-business e-commerce realm, also include Star Media Networks-Gratis1, the largest portal in Latin America, as well as Yupi.com, El Sitio, Terra Networks, UOL Brasil, Impsat Corporation and certain local providers such as Telemex in Mexico and Telecom in Colombia. We believe that new competitors, which may include computer software and services, telephone, media, publishing, cable television and other companies, are likely to enter the on-line services market. There are many companies that provide Internet services targeted to Latin Americans and Spanish and Portuguese speaking people in general. Competition for visitors, advertisers and electronic commerce partners is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in our market.

        In addition, we believe that the Internet service and on-line service businesses will further consolidate in the future. We believe this could result in increased price and other competition in the industry and adversely impact us. In the last year, a number of on-line services have lowered their monthly service fees. This may cause us to lower our fees in order to compete.

        Many of our Internet service competitors possess financial resources significantly greater than what we might expect to have and, accordingly, could initiate and support prolonged price competition to gain market share. Many competitive products and services are marketed by companies which:

            o are well established;

            o have reputations for success in the development and sale of product and services; and

            o have significantly greater financial, marketing, distribution, personnel and other resources, thereby permitting them to implement extensive advertising and promotional campaigns, both general and in response to efforts by additional competitors to enter into new markets and introduce new products and services.

        We believe we will be able to compete favorably in these areas. However, increased competition in any one of these areas could materially adversely affect our business, financial condition and results of operations. Other factors that will affect our success in these markets include our continued ability to attract additional experienced marketing, sales and management talent, and the expansion of support, training and field service capabilities.

        The Internet industry is characterized by frequent introduction of new products and services, and is subject to changing consumer preferences and industry trends, which may adversely affect our ability to plan for future design, development and marketing of our products and services. The markets for Internet products and services are also characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles.

We are uncertain of our products being accepted by the market

        Achieving market acceptance for our products and services requires substantial marketing efforts and the expenditure of significant funds, which we don't currently have, to create both awareness and demand.

        Because demand by our customers may be interrelated, any lack or lessening of demand by any one of these parties could have a negative affect on our products and services overall market acceptance. We can not assure you that markets will develop for our Internet Operations, nor can we assure you that we will be able to meet our current marketing objectives or succeed in positioning ourselves as a key player in the Internet industry.

If we do not effectively implement our marketing strategy and effectively manage our operations, our business could suffer

Implementation of our business plan will depend on, among other things, the following:

            o our ability to establish contractual arrangements targeting several market segments for our Internet Operations; and

            o hire and retain skilled management, financial, marketing, sales and other personnel.

Our marketing strategy and plans are subject to change as a result of a number of factors, including, but not limited to, progress or delays in:

            o our marketing efforts;

            o changes in market conditions, including the emergence of significant supplementary markets;

            o the nature of possible strategic alliances which may become available to us in the future; and

            o competitive factors.

We cannot assure you that we will be able to implement successfully our business plan for our Internet Operations or otherwise continue our operations

         In order to implement our business plan for our Internet Operations, we will be required to:

            o improve our operating systems;

            o attract and retain skilled executive, management and technical personnel; and

            o successfully manage growth, including monitoring operations, controlling costs and maintaining effective quality, and service controls.

We may derive a portion of our revenues from reciprocal advertising agreements, which do not generate cash revenue

         We may derive a portion of our revenues from reciprocal advertising arrangements under which we will exchange advertising space on our network predominantly for advertising space on television and radio stations, rather than cash payments. In the event that revenues from reciprocal advertising arrangements account for a portion of our revenues in the foreseeable future, we will be giving up cash revenues.

Joint ventures, acquisitions or strategic alliances may not be available

         We do not know if we will be able to identify any future joint ventures, acquisitions or strategic alliances or that we will be able to successfully finance these transactions. A failure to identify or finance future transactions may impair our growth. In addition, to finance these transactions, it may be necessary for us to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may impact our operations and, in the case of equity financings, may result in substantial dilution to existing stockholders.

In the future we will depend on the developing market of the Internet

         Our ability to derive revenues by providing online commerce and Internet services will depend, in part, upon a developed and robust industry and the infrastructure for providing Internet access and carrying Internet traffic. We cannot assure you that the necessary infrastructure, such as a reliable network backbone, or complementary products, such as lower cost high speed cable modems, will be developed or that the Internet will become a viable commercial marketplace in those segments we target. Critical issues concerning the commercial use of the Internet, including:

            o security

            o ease of use and access

            o reliability

            o quality of service

            o cost

remain unresolved and may impact the growth of Internet use. In the event that the necessary infrastructure or complementary products are not developed or the Internet does not become a viable commercial marketplace, our future business, operating results and financial condition could be negatively affected if we were to expend significant proceeds for the development of Internet services.

Latin American Risks

Our operating results may also fluctuate due to seasonal factors

         If we are successful in initially marketing our services in Latin America, the level of use on our network and nature of our Web/system integration engagements may be seasonal. This may cause fluctuations in our revenues and operating results.

Social and political conditions in Latin America may cause volatility in our operations and adversely affect our business

         Global currently obtains substantially all of its revenues from the Latin American market. Therefore, we will be subject to special risks not usually associated with companies operating in North America and Western Europe. Social and political conditions in Latin America are volatile and may cause our operations to fluctuate. This volatility could make it difficult for us to effect our business plan, which could have an adverse effect on our business. Historically, volatility has been caused by:

            o significant governmental influence over many aspects of local economies and changes in government policies;

            o political instability; unexpected changes in regulatory requirements including, but not limited to, recent Treasury Department Sanctions concerning drug trafficking in Colombia;

            o social unrest;

            o slow or negative growth;

            o changes in rates and methods for taxation;

            o imposition of trade barriers; and

            o wage and price controls and other anti-inflationary measures, currency conversion and remittance abroad.

         We have no control over these matters. Volatility resulting from these matters may decrease Internet availability, create uncertainty regarding our operating climate and adversely affect our customers' budgets, all of which may adversely impact our business.

Currency fluctuations and general economic conditions in Latin America may adversely affect our business

         The currencies of many countries in Latin America, including Brazil and Argentina, have experienced substantial depreciation and volatility. The currency fluctuations, as well as high interest rates, inflation and high unemployment, have materially and adversely affected the economies of these countries.

Poor general economic conditions in Latin American countries may cause our customers to reduce their spending on Internet services , which could adversely impact our business.

We may suffer currency exchange losses if local Latin American currencies depreciate relative to the U.S. dollar

         Our reporting currency is the U.S. dollar. In a number of cases, however, customers in Latin America may be billed in local currencies. Our accounts receivable from these customers will decline in value if the local currencies depreciate relative to the U.S. dollar. Although we may enter into hedging transactions in the future, we may not be able to do so successfully. In addition, our currency exchange losses may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into U.S. dollars.

If Internet use in Latin America does not grow, our business will suffer

         The Latin American Internet market is in an early stage of development. Our near term prospects depends on the continued growth of the Internet in Latin America. Our business, financial condition and results of operations will be materially and adversely affected if Internet usage in Latin America does not continue to grow or grows more slowly than we anticipate. Internet usage in Latin America may be inhibited for a number of reasons, including:

            o the cost of Internet access;

            o concerns about security, reliability, and privacy;

            o limited amount of content in Spanish or Portuguese;

            o ease of use; and

            o quality of service.

Underdeveloped telecommunications infrastructure may limit the growth of the Internet in Latin America and adversely affect our business

         Access to the Internet requires a relatively advanced telecommunications infrastructure for which we will be relying on a satellite communications network. The telecommunications infrastructure in many parts of Latin America is not as well-developed as in the United States. The quality and continued development of the telecommunications infrastructure in Latin America may have a substantial impact on our ability to deliver our services and on the market acceptance of the Internet in Latin America in general. If further improvements to the Latin American telecommunications infrastructure are not made, the Internet will not gain broad market acceptance in Latin America. If access to the Internet in Latin America does not continue to grow or grows more slowly than we anticipate, our business, financial condition and results of operations will be materially and adversely affected.

High cost of Internet access may limit the growth of the Internet in Latin America and impede our growth

         Each country in Latin America has its own telephone rate structure which, if too expensive, may cause consumers to be less likely to access and transact business over the Internet. Although rates charged by ISPs and local telephone companies have been reduced recently in some countries, we do not know whether this trend will continue. Unfavorable rate developments could decrease our visitor traffic and our ability to derive revenues from transactions over the Internet. This could have a material adverse effect on our business, financial condition and results of operations.

Other Business Risks

Concerns about security of electronic commerce transactions and confidentiality of information on the Internet may reduce the overall Internet use and impede our growth

         A significant barrier to electronic commerce and confidential communications over the Internet has been the need for security. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. Unauthorized persons could attempt to penetrate our network security. If successful, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems. Security breaches could have a material adverse effect on our business, financial condition and results of operations.

Computer viruses may cause our systems to incur delays or interruptions and may adversely affect our business

         Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged and our visitor traffic may decrease.

We may become subject to burdensome government regulations and legal uncertainties affecting the Internet which could adversely affect our business

         To date, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our network and limit the growth of our revenues.

         In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues which include:

            o sales and other taxes;

            o user privacy;

            o pricing controls;

            o characteristics and quality of products and services;

            o consumer protection;

            o cross-border commerce;

            o libel and defamation;

            o copyright, trademark and patent infringement;

            o pornography; and

            o other claims based on the nature and content of Internet materials.

We may become subject to claims regarding foreign laws and regulations which may be expensive, time consuming and distracting

         Because we have employees, property and business operations in the United States and Latin America, we are subject to the laws and the court systems of many jurisdictions. We may become subject to claims based on foreign jurisdictions for violations of their laws. In addition, these laws may be changed or new laws may be enacted in the future. International litigation is often expensive, time consuming and distracting. Accordingly, any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Unauthorized use of our intellectual property by third parties may adversely affect our business

         We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as important to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.

We may be subject to claims based on the content we provide over our network

         The laws in the United States and in Latin American countries relating to the liability of companies which provide online services, like ours, for activities of their visitors are currently unsettled. Claims have been made against online service providers and networks in the past for defamation, negligence, copyright or trademark infringement, obscenity, personal injury or other theories based on the nature and content of information that was posted online by their visitors. We could be subject to similar claims and incur significant costs in their defense.

Risks Relating to New Surge

Surge has limited historical profitability and future operating results of the combined entities could be weak.

         Surge has achieved increasing levels of sales during the last several years from $10,834,000 in the fiscal year ended November 30, 1997 ("Fiscal 1997"), decreasing to $8,728,000 in the fiscal year ended November 30, 1998 ("Fiscal 1998") before increasing to $12,147,000 in the fiscal year ended November 30, 1999 ("Fiscal 1999"). During the three-months ended February 29, 2000 our revenues increased to $7,853,000 as compared to $2,006,000 in the prior year. We had record earnings of $904,000 as compared to a loss of $99,000 during the prior year. However, net income for Fiscal 1999 was only $85,000 after we incurred a net loss of $274,000 for Fiscal 1998. Given our historical losses there can be no assurance we will be able to remain profitable.

         The electronics and semiconductor industries have been characterized by intense price cutting which could materially adversely affect our future operating results. Given our limited financial resources, anticipated expenses and the highly competitive environment in which we operate, there can be no assurance that our current rate of revenue growth will continue in the future or that New Surge's future operations will remain profitable.

Surge lacks written long-term supply contracts with manufacturers and depends on limited number of suppliers

         Surge does not have any written long-term supply, distribution or franchise agreements with any of its manufacturers. We act as the exclusive sales agent in North America for many of our manufacturers, pursuant to oral agreements. While we believe that we have established close working relationships with our principal manufacturers, our success depends, in large part, on maintaining these relationships and developing new supplier relationships for our existing and future product lines. Because of the lack of long- term contracts, we may not be able to maintain these relationships. For Fiscal 1999, two suppliers and for Fiscal 1998, three suppliers, each accounted for in excess of 10% of our net purchases. Purchases from these two suppliers in Fiscal 1999 were approximately $1,761,000 and $1,288,000, respectively. During Fiscal 1998 purchases from these three suppliers were $1,264,000, $1,206,000 and $730,000, each in excess of 10% of our total purchases. While we believe that there are alternative semiconductor and capacitor manufacturers whose replacement products may be acceptable to our customers, the loss of, or a significant disruption in the relationship with, one or more of our major suppliers would most likely have a material adverse effect on our business and results of operations.

Surge needs to maintain large inventories in order to succeed; price fluctuations could harm us

         In order to adequately service our customers, we believe that it is necessary to maintain a large inventory of our products. Accordingly, we attempt to maintain a three to four month inventory of those products we offer which are in high demand. As a result of our strategic inventory purchasing policies, under which we order in to obtain preferential pricing, waive the rights to manufacturers' inventory protection agreements (including price protection and inventory return rights), we bear the risk of increases in the prices charged by our manufacturers and decreases in the prices of products held in our inventory or covered by purchase commitments. If prices of components which we hold in inventory decline or if new technology is developed that displaces products which we sell, our business could be materially adversely affected.

We depend on certain customers

         For Fiscal 1999 approximately 40% of our net sales were derived from sales to three customers each of which accounted for in excess of 10% of our revenues. During Fiscal 1998, two customers accounted for approximately 16% and 11% of our net sales. Although our customer base has increased, the loss of our largest customers as well as, to a lesser extent, the loss of any other principal customer, would be expected to have a materially adverse effect on our operations during the short-term until we are able to generate replacement business, although we may not be able to obtain such replacement business.

We may not be able to compete against large competitors who have better resources

         We face intense competition, in both our selling efforts and purchasing efforts, from the many companies that manufacture or distribute electronic components and semiconductors. Our principal competitors in the sale of capacitors include Nichicon, Panasonic, Illinois Capacitor and NIC. Our principal competitors in the sale of discrete components include General Instrument Corp., Motorola, Inc., Microsemi Corp., Diodes, Inc. and Samsung. Many of these companies are well established with substantial expertise, and have much greater assets and greater financial, marketing, personnel, and other resources than we do. Many larger competing suppliers also carry product lines which we do not carry. Generally, large semiconductor manufacturers and distributors do not focus their direct selling efforts on small to medium sized OEMs and distributors, which constitute most of our customers. As our customers become larger, however, our competitors may find it beneficial to focus direct selling efforts on those customers, which could result in our facing increased competition, the loss of customers or pressure on our profit margins. There can be no assurance that we will be able to continue to compete effectively with existing or potential competitors.

We will suffer if there is a shortage of components

         The components business has, from time to time, experienced periods of extreme shortages in product supply, generally as the result of demand exceeding available supply. When these shortages occur, suppliers tend to either increase prices or reduce the number of units sold to customers. While we believe that because of our large inventory and our relationships with our manufacturers, we have not been adversely affected by shortages in certain discrete semiconductor components. However, in the future shortages may have an adverse effect upon our business.

We will have to manage growth efficiently in order to succeed

         We recently expanded our operations through the opening of additional sales/stocking offices, the expansion of our headquarters office and warehouse facility and increased our inventories. We believe that we have sufficient funds to carry out our plans for expansion. In order for us to continue to grow, however, we will depend on, among other things, the continued growth of the electronics and semiconductor industries, our ability to withstand intense price competition, our ability to obtain new clients, retain sales and other personnel in order to expand our marketing capabilities, secure adequate sources of products which are then in demand on commercially reasonable terms, successfully manage growth (including monitoring an expanded level of operations and controlling costs) and the availability of adequate financing.

         We may also seek to expand our operations through potential acquisitions. New Surge may acquire all or a portion of existing companies in businesses which we believe are compatible with the electronics components business including, but not limited to, our competitors. Any decision to make an acquisition will be based upon a variety of factors, including, among others, the purchase price and other financial terms of the transaction, the business prospects and the extent to which any acquisition would enhance our prospects. To the extent that we may finance an acquisition with a combination of cash and equity securities of Superus, any such issuance of equity securities could result in dilution to the interests of Superus' stockholders. Additionally, to the extent that we, or the acquisition or merger candidate itself, issue debt securities in connection with an acquisition, we may be subject to risks associated with incurring indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. New Surge is not currently engaged in identifying any potential acquisition and we have no plans, agreements, understandings or arrangements for any acquisitions. There can be no assurance that we will be able to successfully consummate any acquisition or successfully integrate into our business any acquired business or portion thereof.

New Surge may need additional financing to operate profitably

         We have recently expanded our facilities to achieve growth primarily through the increased penetration of the OEM and distribution market, the introduction of new products and the upgrade of existing product lines. We expect to continue to incur significant operating costs. These costs consist principally of payroll, marketing and facilities related charges. Our future profitability depends on increased future sales. In the event that future sales levels do not increase or in the event that we are unable to obtain such additional financing as it becomes necessary, we will not be able to achieve all of our business plans.

Adverse effects of trade regulation and foreign economic conditions

         Approximately 64% of the total goods which we purchased in 1999 were manufactured in foreign countries, with the majority purchased in Taiwan (54%), China (23%), South Korea (9%), India (4%), Hong Kong (4%), Japan (3%) and Europe (3%). These purchases subject us to a number of risks, including economic disruptions, transportation delays and interruptions, foreign exchange rate fluctuations, imposition of tariffs and import and export controls and changes in governmental policies, any of which could have a materially adverse effect on our business and results of operations. In addition, the current economic conditions in Southeast Asia may severely impact our business. Potential concerns may include drastic devaluation of currencies, loss of supplies and increased competition within the region.

         The ability to remain competitive with respect to the pricing of imported components could be adversely affected by increases in tariffs or duties, changes in trade treaties, strikes in air or sea transportation, and possible future United States legislation with respect to pricing and import quotas on products from foreign countries. For example, it is possible that political or economic developments in China, or with respect to the United States' relationship with China, could have an adverse effect on our business. Our ability to remain competitive could also be affected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations. While we do not believe that any of these factors have adversely impacted our business in the past, there can be no assurance that these factors will not materially adversely affect us in the future.

Electronics industry cyclicality may adversely affect our operations

         The electronics industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers and end-users of capacitors and semiconductors. In addition, the life-cycle of existing electronic products and the timing of new product developments and introductions can affect demand for semiconductor components. Any downturns in the electronics distribution industry could adversely affect our business and results of operations.

Absence of patents, trademarks and proprietary information

         We have purchased the trademark "Superus" which was applied for by a third party and is still pending. We have no other patents, trademarks or copyrights registered in the United States Patent and Trademark Office or in any state. We rely on the know-how, experience and capabilities of our management personnel. Therefore, without trademark and copyright protection, we have no protection from other parties attempting to offer similar services.

         Although we believe that our products do not and will not infringe patents or trademarks, or violate proprietary rights of others, it is possible that infringement of existing or future patents, trademarks or proprietary rights of others may occur. In the event our products infringe proprietary rights of others, we may be required to modify the design of our products, change the name of our products and/or obtain a license. There can be no assurance that we will be able to do any of these things in a timely manner, upon acceptable terms and conditions or at all. Our failure to do any of the foregoing could have a material adverse effect upon our operations. In addition, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. Moreover, if our products infringe patents, trademarks or proprietary rights of others, we could, under certain circumstances, become liable for damages, which also could have a material adverse effect on our business.

                                 CAPITALIZATION

         The tables below set forth the capitalization of Surge, Global and MailEncrypt as of February 29, 2000, and as adjusted to give effect to the recapitalization of existing Surge common stock into Class A Common Stock and Class B Common Stock of Superus. These tables should be read in conjunction with the historical financial statements and related notes and pro forma financial information included elsewhere in this proxy statement and prospectus.


                             Surge Components, Inc.

                                                                                 As of February 29, 2000
                                                                              ----------------------------
                                                                              Actual             Pro Forma
                                                                              ------             ---------
                                                                                     (in thousands)
Long-term debt:
   Other debt..............................................................$     -0-           $     -0-

Equity:
   Surge Preferred Stock, $.001 par value,
      1,000,000 authorized, 239,000 shares issued and
      held in escrow at February 29, 2000 and pro forma....................      -0-                 -0-
   Surge Common Stock, $.001 par value, 25,000,000
      shares authorized, 4,932,558 shares issued and
      outstanding, none pro forma..........................................        5                 -0-
   Global Common Stock, $.001 par value, 50,000,000 shares
      authorized, 23,280,124 shares issued and outstanding,
      none pro forma.......................................................       23                 -0-
   MailEncrypt  Common Stock, no par value,
      5,000,000 shares authorized, 2,132,000 shares issued
      and outstanding, none pro forma......................................      103                 -0-
   Superus Preferred Stock, $.001 par value, 10,000,000
      shares authorized, none issued and outstanding, none
      pro forma............................................................      -0-                 -0-
   Superus Class A Common Stock, $.001 par value, 15,000,000 shares authorized, none issued and
      outstanding and 4,932,558 shares pro forma (2).......................      -0-                   5
   Superus Class B Common Stock, $.001 par value,
      125,000,000 shares authorized, none issued
      and outstanding and 26,821,000 shares pro forma (3)..................      -0-                  27
   Additional paid-in capital..............................................   18,236              18,537
   Accumulated other comprehensive income..................................       12                  12
   Retained earnings.......................................................   (9,411)             (9,411)
                                                                           ---------            --------
   Total equity............................................................    8,968               9,170
                                                                           =========            ========
     Total capitalization..................................................    8,968               9,170
                                                                           =========            ========

------------------------

(1) An aggregate of 239,000 shares of Surge Series A Redeemable Convertible Preferred Stock, $.001 par value, were issued following the execution of the GDIS Purchase Agreement in December 1999 and are being held in escrow for the benefit of Global stockholders. Upon the approval of the GDIS Acquisition by Surge stockholders, these preferred shares shall be automatically converted into 23,900,000 shares of Class B Common Stock of Superus.

(2) See Proposal 1 - "The Recapitalization Proposal" for information concerning the issuance of Class A Common Stock upon stockholder approval of the Recapitalization.

(3) See Proposals 2 and 3 for information concerning the issuance of Class B Common Stock upon stockholder approval of the GDIS Acquisition and the MailEncrypt Merger.

                                                                                         Global

                                                                                 As of December 31, 1999
                                                                              ----------------------------
                                                                              Actual             Pro Forma
                                                                              ------             ---------
                                                                                      (in thousands)

Long-term debt:
   Total long-term debt................................................     $     73              $     73

Equity:
   Other...............................................................       11,727                11,727
   Retained earnings...................................................      (10,020)              (10,020)
   Other comprehensive income (loss)...................................          100                   100
                                                                            --------               -------
   Total equity........................................................        1,807                 1,807
                                                                            --------               -------
 .................................................. Total capitalization        1,880                 1,880
                                                                            ========               =======


                                                                                       MailEncrypt

                                                                                 As of December 31, 1999
                                                                                 ------------------------
                                                                                         Actual
                                                                                         ------
                                                                                      (in thousands)

Long-term debt.....................................................................     $  -0-

Equity:
   Common Stock....................................................................        103
   Deficit accumulated during the development stage................................       (111)
   Total stockholders' deficit.....................................................         (8)
                                                                                         -----

 .............................................................. Total capitalization         (8)
                                                                                         =====

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also do so by sending correspondence directly to the following regional offices of the Commission:

               o Seven World Trade Center, Suite 1300, New York, New York 10048.

               o Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-4 under the Securities Act, with respect to the common stock that we may distribute under this proxy statement and prospectus. This proxy statement and prospectus, which is a part of the registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Superus and its common stock, you should consult the registration statement and its exhibits. Statements contained in this proxy statement and prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

         If you have any questions about the special meeting, please call _______________________, our solicitation agent, at (212) _________________.

         You should rely only on the information provided in this proxy statement and prospectus. We have not authorized anyone else to provide you with additional or different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this proxy statement and prospectus is accurate as of any date other than the date on the front of the proxy statement and prospectus.

         SPECIFIC INFORMATION ABOUT THE SURGE SPECIAL MEETING AND VOTING

Date, Time And Place Of Meeting

         We are providing this proxy statement and prospectus to you in connection with the solicitation of proxies by our board of directors for use at the special meeting. The special meeting will be held on ___________, 2000, at 10:00 a.m., Eastern time, at ________________________
_______________________________________New York, New York. This proxy statement and prospectus is first being mailed to our stockholders on or about ______ __, 2000.

Record Date

         We have established ______ __, 2000 as the record date for the special meeting. Only holders of record of our existing Common Stock at the close of business on this date will be eligible to vote at the special meeting.

Proposals To Be Considered At The Meeting

         You will be asked to consider and vote on the seven (7) proposals described in this proxy statement and prospectus.

         We will only implement Proposals 4, 5 and 6 if each of the first two proposals are approved. If either of the first two proposals is not approved by Surge stockholders, we will not implement any of the first six (6) proposals herein.

         We do not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the individuals named on your proxy card will vote in accordance with their judgment with respect to those matters.

Vote Required To Approve The Proposals

         Proposal 1 requires the favorable vote of a majority of the outstanding existing Common Stock.

         Each of the proposals 2, 3, 5 and 7 will require the favorable vote of a majority of the votes cast at the special meeting. As a result, abstentions and broker non-votes will not be considered a vote either for or against these proposals. A plurality of the votes cast at the special meeting is required for election to the Board of Directors in proposal 6. Proposal 4 is a non-binding proposal and requires a majority of the votes cast at the special meeting, however, the Superus Plan was duly adopted and will remain in effect if the proposal is not approved by stockholders.

         Each outstanding share of existing common stock is entitled to one vote on each proposal. As of April 14, 2000, the most recent practicable date prior to the date of this proxy statement and prospectus, Surge had issued and outstanding 4,972,530 shares of existing common stock.

         Our directors and executive officers beneficially owned approximately 11% and affiliates of Surge. MailEncrypt did not have any direct or indirect beneficial ownership of Surge Common Stock as of April 14, 2000, assuming no exercise of their currently exercisable options. Ira Levy, Steven J. Lubman and affiliates of Surge representing an aggregate of approximately __% of the outstanding common stock of Surge intend to vote all shares that they beneficially own in favor of each of the proposals being considered at the special meeting.

Quorum

         In order to carry on the business of the special meeting, we must have a quorum. This means a majority of the outstanding shares of our existing common stock must be represented in person or by proxy at the special meeting. Abstentions and broker non-votes will count for quorum purposes.

Procedure For Voting By Proxy

         If you properly fill in your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you sign the proxy card but do not make specific choices, the individuals named on your proxy card will vote your shares in favor of approval and adoption of each proposal. If you mark "abstain" on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. If necessary, unless you have indicated on your proxy card that you wish to vote against one or more of the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the special meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.

         A proxy card is enclosed for your use. To vote without attending the special meeting in person, you should complete, sign, date and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

         If you have completed and returned a proxy card, you can still vote in person at the special meeting. You may revoke your proxy before it is voted by:

                 o submitting a new proxy card with a later date;

                 o by voting in person at the special meeting; or

                 o by filing with the Secretary of our company a written revocation of proxy.

         Attendance at the special meeting will not of itself constitute revocation of a proxy.

         If you hold shares through a broker, you should contact your broker to determine the procedures through which you can vote.

        SPECIFIC INFORMATION ABOUT THE GLOBAL SPECIAL MEETING AND VOTING

Date, Time And Place Of Meeting

         We are providing this proxy statement and prospectus to you in connection with the solicitation of proxies by our board of directors for use at the special meeting. The special meeting will be held on ___________, 2000, at 10:00 a.m., Eastern time, at ___________________________________________________
_______________________________________. This proxy statement and prospectus is first being mailed to our stockholders on or about ______ __, 2000. Record Date

         We have established ______ __, 2000 as the record date for the special meeting. Only holders of record of shares of our existing common stock at the close of business on this date will be eligible to vote at the special meeting.

Proposal To Be Considered At The Meeting

         You will be asked to consider and vote solely on Proposal 2 - The Adoption of GDIS Asset Purchase Agreement, described in this proxy statement and prospectus. This joint proxy statement and prospectus with Surge provides you with detailed information about the Recapitalization and related proposals of Surge, however, you are only being asked to vote on Proposal 2.

         Upon your approval, we will only implement Proposal 1 if Proposals 1 and 2 are approved by Surge stockholders. If proposal 2 is not approved by Surge stockholders, you will receive a substantially equivalent Common Stock of the existing Surge a New York Corporation.

         We do not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the individuals named on your proxy card will vote in accordance with their judgment with respect to those matters.

Vote Required To Approve The Proposals

         Proposal 2 will require the favorable vote of a majority of the votes of Global stockholders cast at the special meeting. As a result, abstentions and broker non-votes will not be considered a vote either for or against these proposals.

         Each outstanding share of existing Global common stock is entitled to one vote on each proposal. As of May 2, 2000, the most recent practicable date prior to the date of this proxy statement and prospectus, Global had issued and outstanding 23,891,954 shares of common stock (which does not include 1,000,000 shares of common stock for which there is a stop order).

         Our directors, executive officers and certain beneficial owners of more than 5% of common stock, beneficially owned approximately 65% and of Global common stock as of May 2, 2000, assuming no exercise of their exercisable options. Each of such persons intend to vote all shares that they beneficially own to be voted in favor of the proposal being considered at the special meeting most of whom, have already consented in writing to the GDIS Acquisition. Therefore, the required approval of Global stockholders is expected. Affiliates of Surge and MailEncrypt did not have any direct or indirect beneficial ownership of shares of Global.

Quorum

         In order to carry on the business of the special meeting, we must have a quorum. This means a majority of the outstanding shares of our existing common stock must be represented in person or by proxy at the special meeting. Abstentions and broker non-votes will count for quorum purposes.

Procedure For Voting By Proxy

         If you properly fill in your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you sign the proxy card but do not make specific choices, the individuals named on your proxy card will vote your shares in favor of approval and adoption of each proposal. If you mark "abstain" on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. If necessary, unless you have indicated on your proxy card that you wish to vote against the proposal, the individuals named on your proxy card may vote in favor of a proposal to adjourn the special meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.

         A proxy card is enclosed for your use. To vote without attending the special meeting in person, you should complete, sign, date and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

         If you have completed and returned a proxy card, you can still vote in person at the special meeting. You may revoke your proxy before it is voted by:

        o     submitting a new proxy card with a later date;

        o     by voting in person at the special meeting; or

        o by filing with the Secretary of our company a written revocation of proxy.

         Attendance at the special meeting will not of itself constitute revocation of a proxy.

         If you hold shares through a broker, you should contact your broker to determine the procedures through which you can vote on the proposal.

                    PROPOSAL 1--THE RECAPITALIZATION PROPOSAL

General

         You are being asked to consider and approve the Recapitalization. If the Recapitalization is approved, as the first step under the agreement and plan of merger we will transfer all assets, subject to liabilities of Surge, a New York corporation and its existing subsidiary, Challenge/Surge, Inc., to a wholly-owned Delaware subsidiary which we recently formed solely for this purpose. Surge will then merge (the "Superus Merger") with and into Superus Holdings, Inc. ("Superus"), also a Delaware corporation. Superus will become the public parent holding company to New Surge which will be named Surge Components Inc. and whose assets and liabilities and operations will be those of our existing company before the Superus Merger. Your vote approving the Recapitalization will first constitute adoption of the Superus Merger and the other terms and conditions of the agreement and plan of merger. Therefore, you should carefully read the agreement and plan of merger, which is attached to this proxy statement and prospectus as Annex A.

         If the Recapitalization is approved, your rights as stockholders will cease to be governed by New York law and you will be governed by Delaware law. The changes described herein are set forth in the certificate of incorporation of Superus attached hereto as Annex B and in new Delaware By-Laws filed with the SEC, both of which you should carefully read.

         If the Recapitalization is approved, we will file certificates of merger with the Secretaries of State of New York and Delaware as soon as possible (which shall be deemed the Effective Date) after the special meeting. If the Recapitalization proposal and the GDIS Acquisition are both not approved, the Recapitalization will not be completed and our existing common stock will not be converted into Class A Common Stock of Superus.

         The Superus Certificate of Incorporation provides for Class A Common Stock and Class B Common Stock. Upon the Effective Date, each outstanding share of our existing common stock will be converted into one share of Class A Common Stock. The shares of Class A Common Stock that our existing stockholders receive in the Recapitalization will initially represent 100% of the total voting shares of Superus immediately on the Effective Date prior to giving effect to the issuance of Class B Common Stock to the stockholders of Global and MailEncrypt. As the sole stockholders of Superus you will also authorize the initial issuances of shares of Class B Common Stock. Upon the completion of the GDIS Acquisition and Mail Merger you will own approximately 17% of the total voting stock of Superus prior to the exercise of options and warrants or the conversion of Notes to purchase Class B Common Stock.

         You will not be required to send in your existing common stock certificates. If the Recapitalization is implemented, your existing common stock certificates will represent Class A Common Stock and for a six-month period following the Effective Date will be convertible at a rate of two shares of Class A Common Stock for each share of Class B Common Stock. If you have any Class A Warrants, the same will automatically convert into Class B Warrants to purchase Class B Common Stock on the same terms and conditions as the current Class A Warrants. We expect to effect the Recapitalization immediately following the special meeting. The Recapitalization should be tax-free to you and us, except with respect to any cash you receive in lieu of fractional shares.

         Our principal reason for the Recapitalization is to enhance the value of our separate businesses and to separate our Internet Operations from our electronics operations. We believe that the Recapitalization will improve our ability to separately manage and monitor the performance of our separate businesses and to create additional incentives for the managers of those businesses to maximize the financial performance of their companies. The creation of separate tracking stocks will also create a vehicle for providing stock options and stock ownership in Internet Operations to attract and retain key management.

         The Class A Common Stock and the Class B Common Stock are what are commonly referred to as "tracking stocks" because each is intended to reflect or "track" the separate performance of the businesses of the subsidiaries. Tracking stock is an equity interest in a corporation with rights determined by reference to the performance of specific assets of the corporation. The Class A Common Stock will track the performance of our electronic components business which we refer to as New Surge. The Class B Common Stock will track the performance of both GDIS and MailEncrypt which we call our Internet Operations. We will provide separate operating results and other business and financial information with respect to New Surge and our Internet Operations. We believe this will enable our stockholders to gain a better understanding of the inherent value in each group. However, holders of Class

A Common Stock and Class B Common Stock will be stockholders of a single company, Superus. As a result, stockholders will continue to be subject to all of the risks of an investment in Superus, a holding company for both New Surge and Internet Operations.

         Our existing common stock is traded on Nasdaq SmallCap Market under the symbol SPRS and our warrants under the symbol SPRSW. We intend to seek listings for our Class A Common Stock and Class B Common Stock and Class B Warrants on the Nasdaq National Market to start trading under the symbols SPRSA, SPRSB and SPRSW, respectively, after the Recapitalization is completed. Our securities also trade on the Boston Stock Exchange under the symbol SRD for our common stock and SRDW for our warrants. If we are approved for a National Market listing we expect to cease trading on the Boston Stock Exchange.

         The Class B Common Stock is intended to separately reflect the performance of both GDIS and also, if Proposal 3 is approved, MailEncrypt. As used in this proxy statement and prospectus, the term Class B Common Stock does not represent a separately incorporated entity, but rather refers to those businesses, assets and liabilities intended to represent our Internet Operations as segregated by the board of directors. The Internet Operations may hold the assets and liabilities of other Internet businesses in the future.

         By providing separate securities for each business, investors will be able to invest in either or both securities depending upon their investment objectives. When our Board of Directors was first approached by Global about a possible merger, our existing common stock was then trading at a market value of less than one-half of Global Common Stock hence the conversion rate of two shares of Surge for Class B Common Stock. We determined that a premium factor for an Internet company was appropriate, notwithstanding our Company being a seasoned issuer. Therefore, although GDIS determined to stop trading its common stock on the OTC Bulletin Board after the announcement of our acquisition, we believe that based on comparable valuations for companies similar to Global the ratio of two shares of Class A Common Stock for one share of Class B Common Stock is fair. The Board of Directors' decision was conditioned upon our receipt of fairness opinions to both the Surge stockholders and the Global stockholders which are attached hereto as Annex H and I, respectively. No state or federal regulatory approvals are required for the completion of the Recapitalization proposal.

         The Superus certificate of incorporation, among other things, authorizes one hundred fifty million (150,000,000) shares of capital stock, and establish the rights, limitations and preferences of those shares. The authorized shares of capital stock include ten (10) million shares of preferred stock and one hundred forty million (140,000,000) shares of common stock, consisting of:

                 o fifteen (15) million shares of Class A Common Stock; and

                 o one hundred twenty-five (125,000,000) million shares of Class B Common Stock.

         Our board of directors may decide not to implement the Recapitalization proposal for any reason at any time prior to the filing of the Agreement and Plan of Merger with the respective secretaries of state, either before or after stockholder approval.

         Following the implementation of the Recapitalization proposal, we may from time to time, by action of our board of directors:

                 o offer either or both classes of common stock for cash in one or more public or private offerings subject to certain contractual obligations to Surge management described under Proposal 6 - "Election of Directors of Superus - Employment Agreements,"

                 o issue shares or options and warrants to purchase shares, of either or both classes of common stock to our employees pursuant to employee benefit plans,

                 o issue shares or options and warrants to purchase shares, of either or both classes of common stock as consideration for acquisitions or investments, or

                 o issue shares of either or both classes of common stock for any other proper corporate purpose.

         So long as sufficient authorized shares are available, the timing, size, sequence and terms of any of these transactions would be determined by our board of directors, without your further approval, unless obtaining your approval is considered advisable by the board of directors or required by applicable law, regulation or Nasdaq requirements.

         The affirmative vote of a majority of our existing common stock issued and outstanding on the record date is required for approval of the Recapitalization proposal.

Background and Reasons for the Recapitalization Proposal

         Our board of directors approved the Recapitalization proposal following its review of various alternatives for enhancing the overall return to our stockholders, advancing our financial and strategic objectives and giving us flexibility needed for our future growth. Our board of directors believed that the historical price performance of our existing common stock failed to reflect adequately the value of our electronic components business. As a result, we believed our stockholders had been unable to realize the full value of their shares. Prior to our announced agreements to merge with Orbit Network Inc. ("Orbit"), and then with Global, both Internet companies, demand for our existing Common Stock was limited. For example, during the months of September through December 1998 our stock traded at approximately between $.375 and $1.50 per share, while following our announcement on December 29, 1998, that we would merge with Orbit, through August 13, 1999 when the Orbit transaction was publicly terminated, the market price per share also rose to a trading range between from $.875 to $5.85. However, on August 19, 1999, Surge's Common Stock had already dropped to $.91 per share. It was $1.75 per share on October 7, 1999, the day prior to the signing of the original Merger Agreement with Global. On December 7, 1999, the day prior to the execution of the GDIS Acquisition Agreement, our existing Common Stock closed at $2.69 per share. Following the announcement of the GDIS Acquisition the Common Stock increased in price to $6 3/16 per share at January 21, 2000, prior to the announcement of the Mail Merger before reaching $10.00 per share in March 2000. We attribute the decrease in price after March 10, 2000, primarily to the general decline in smallcap stocks.

         The Recapitalization proposal is designed to separate the performance of our electronic components business from our Internet Operations. Holders of Class A Common Stock are expected to benefit from the earnings growth and cash flow provided by New Surge (while being somewhat isolated from volatility commonly associated with Internet stocks. Holders of Class B Common Stock are expected to benefit from the much larger growth potential provided by our Internet Operations, and will still have the resources and synergies relating to New Surge.

         Our principal reason for the Recapitalization is to enhance the value of our separate businesses. We believe that the Recapitalization will improve our ability to separately manage and monitor the performance of our businesses because we will provide separate operating results and other business and financial information with respect to both our electronic components business and our Internet business. We believe this will enable our separate management teams to focus greater attention on their respective businesses. However, we are assembling an experienced management team to run Superus as a public holding company. Further, we believe that by creating separate classes of stock that may be used for stock options and stock ownership in the separate businesses, we will be able to provide more focused incentives for the individual management teams. Because of these factors, we believe we will be better able to accelerate the growth and development of our Internet Operations while still being part of a public company. In addition, by providing our stockholders with separate securities for our New Surge and Internet Operations businesses and financial statements that reflect the performance of each business, investors will be able to invest in either or both securities depending upon their investment objectives and, we believe, will be able to gain a better understanding of the value inherent in these businesses.

         Our board determined in its business judgment that retaining the New Surge business and the Internet Operations within Superus would be the best means of enhancing stockholder value, accomplishing our financial and strategic objectives and creating flexibility for future growth. This Recapitalization will enable the combined entity to take advantage of the relatively greater capital resources and financing capacity of Superus until either group is in a position to access all necessary capital on its own. In addition, our Internet Operations will benefit from continued access to the established facilities and administrative, managerial and other business resources of New Surge which has been a public company for the last four years and in existence for more than 19 years. In turn, Superus will be permitted to offset for income tax purposes against New Surge's net income the net losses likely to be generated by Internet Operations during the period of the latter's anticipated accelerated growth and development. These advantages would not be present if either business remained independent or were spun-off into a separate corporate entity.

         Our board concluded that the potential advantages of the GDIS Acquisition, the Mail Merger and the Recapitalization outweighed the advantages of preserving our current equity and operating structure remaining solely in the electronic components business. Preserving our current equity and operating structure would provide to both groups the benefits of shared access to resources and consolidated financing. However, our board determined that the Recapitalization would enhance the value of our separate businesses. The board considered the potential disadvantages of the Recapitalization proposal that would not be present if our current equity and operating structure were retained, especially the complexity of the capital structure, the costs of implementing the structure and the potential difficulties associated with resolving conflicts between the groups. The board concluded that the potential advantages of the Recapitalization proposal over retaining the current structure outweighed these potential disadvantages.

         Our board of directors determined that creating dual tracking stocks for New Surge and Internet Operations in the Recapitalization would permit Superus to realize many of the same advantages of operating through separate entities while retaining the synergies of preserving both groups within Superus. Our board of directors identified the following potential advantages of the Recapitalization proposal:

                 o the creation of two classes of common stock intended to reflect separately the performance of New Surge and Internet Operations allows us to appeal to different investor groups with different expectations with regards to earnings, cash flow and revenue growth and should result in increased stock coverage by securities analysts. The Class A Common Stock should continue to be valued in the market based on growth in earnings and cash flows. Stockholders of businesses operating in Internet industries, such as GDIS and MailEncrypt, have different expectations of financial performance. As a result, holders of Class A Common Stock and Class B Common Stock may be distinct investor groups;

                 o the creation of two classes of common stock should enhance the autonomy of the groups by allowing each group and its management to focus on that group's own identity, business strategy, financial performance and culture and to structure employee incentives which are tied directly to the share performance of that group;

                 o the Recapitalization proposal, will allow us to retain the advantages of doing business as a single company and allow each roup to capitalize on relationships with the other group. As part of one company, we retain the ability to offer a wider range of services to the customers of New Surge and Internet Operations than would be possible if they were doing business as separate companies;

                 o the Recapitalization proposal preserves our ability to undertake future capital restructurings and business segmentation; and

                 o the implementation of the Recapitalization proposal should not be taxable to us or you, except for cash you receive in lieu of fractional shares of Class B Common Stock.

         Our board of directors also considered the following potential disadvantages of the Recapitalization proposal:

                 o the Recapitalization proposal requires a complex capital structure that may not be well understood by investors and thus could inhibit the efficient valuation of either or both classes of common stock. The board of directors determined that this disadvantage has been mitigated (although not eliminated) because of the number of companies recently adopting or proposing similar capital structures although most of which companies are substantially larger and whose securities are traded on the New York Stock Exchange;

                 o the potential diverging or conflicting interests of the two groups and the issues that could arise in resolving any conflicts. The board of directors has established policies for the operation of the combined businesses following the Recapitalization to address instances of conflict and to give fair consideration to all relevant interests in making determinations in the best interests of Superus and all of its stockholders as a whole;

                 o investors in Class A Common Stock and Class B Common Stock will be exposed to the risks of our consolidated businesses and liabilities because both groups remain legally a part of Superus. The board of directors had concluded for the reasons described above that retaining both New Surge and Internet Operations within Superus would be preferable to having separate public entities. In considering the advantages and disadvantages of retaining both Class A Common Stock and Class Common Stock within Superus, the board recognized that each group would be exposed to the risks of the consolidated businesses;

                 o the market values of Common A Common Stock and Class B Common Stock could be affected by market reaction to decisions by our board of directors and management that investors perceive as affecting differently one class of common stock compared to the other, such as decisions regarding the allocation of assets, expenses, liabilities and corporate opportunities and financial resources between the groups. The board of directors has established management and allocation policies for Superus following the Recapitalization to ensure that a process of fair dealing governs the relationship between the groups and the means by which the terms of any material transactions between them shall be determined; and

                 o a recent legislative proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the Class A Common Stock and the Class B Common Stock. The board of directors considered the possible impact of such legislation. Under the terms of the Recapitalization proposal, we may convert the Class A Common Stock or the Class B Common Stock into shares of the other class without any premium if there is an adverse tax event, such as enactment of the Clinton Administration proposal, notwithstanding that, by its terms, the proposal would apply only to issuances on or after the date of enactment.

         Our board of directors determined, for the reasons summarized above, that on balance the potential advantages of the Recapitalization proposal outweigh the potential disadvantages and concluded that the Recapitalization proposal is in the best interests of our company and our stockholders.

         On _________, 2000, our Board of Directors confirmed its prior conclusions and unanimously approved the Recapitalization and the calling of the special meeting.

Recommendation of the Board of Directors

         Proposal 1 is conditioned upon approval by the stockholders of Surge of the GDIS Acquisition set forth in Proposal 2. If the acquisition of Global is not approved by Surge's stockholders and implemented by the Board, Proposal 1 will not be implemented.

         Our board of directors has unanimously approved the Recapitalization proposal and believes its adoption to be in our best interests and the best interests of our stockholders. Accordingly, our board of directors unanimously recommends that you vote "for" the Recapitalization proposal.

Management and Allocation Policies

         Surge is the existing public company and New Surge, the electronic components subsidiary, will become a wholly-owned subsidiary of Superus which Class A Common Stockholders would not directly control. From December 1999 through March 2000, Surge was able to raise approximately $7 million, all but approximately $1 million of which was used to fund the Internet Operations. These funds were raised in order to preserve the existing business of Surge and not cause a drain on its future assets and operations. In view of the substantial cash needs of the Internet Operations, we have carefully considered a number of issues with respect to the financing activities of Superus, inter-company business transactions, access to technology and know-how, corporate opportunities and the allocation of debt, corporate overhead, interest, taxes and other charges between New Surge and Superus. Our board of directors and management have established policies to accomplish the fundamental objective of the Recapitalization proposal, which is to highlight the separate financial performance of Internet Operations. This would allow New Surge to focus on its own business strategy and financial performance. These policies establish guidelines to help us allocate costs and charges between New Surge and Superus on an objective basis and to ensure that a process of fair dealing governs the relationship between New Surge and Superus.

Policies Subject to Change Without Stockholder Approval

         We have summarized our management and allocation policies as we expect them to be effective upon the Recapitalization. We are not requesting stockholder approval of these policies. Our board of directors may modify or rescind these policies, or may adopt additional policies, with the approval of the board of directors of New Surge, but without stockholder approval. Our board of directors has no present plans to do so. A board of directors' decision to modify or rescind such policies or adopt additional policies could have different effects upon holders of Class A Common Stock and holders of Class B Common Stock or could result in a benefit or detriment to one class of stockholders compared to the other class. Our board of directors would make any decision in accordance with its good faith business judgment that the decision is in the best interests of Superus and all of our stockholders as a whole.

Fiduciary and Management Responsibilities

         Under Delaware law, directors and officers are fiduciaries for the corporation and its stockholders and, as such, have duties of loyalty and of care. In general, directors and officers are considered to have satisfied these duties when acting for the corporation if they do not have a conflicting personal interest in the matter on which they act and act in good faith in a prudent manner in what they reasonably believe to be the best interests of the corporation and its stockholders. Absent a disabling conflict of interest, directors are presumed to have acted in accordance with this standard. If the Recapitalization is consummated, our directors and officers will owe these same duties to both the holders of Class A Common Stock and the holders of Class B Common Stock, as they currently do to holders of our existing common stock. Neither class of common stockholder will be entitled to any higher degree of care or loyalty on the part of a director or officer than the other class of common stockholder nor will the interests of either such class be entitled to greater weight than the interests of the other in the decision-making of the directors and officers. Market values of the separate classes may be a relevant consideration in the exercise of our board's business judgment.

         The application of the fiduciary duties of directors and officers when acting on matters as to which the interests of one class of common stockholders may diverge from, or conflict with, the interests of another class of common stockholders have not been definitively established. In connection with any matters where the interests of holders of Class A Common Stock may diverge from, or conflict with, the interests of Class B Common Stockholders, our directors and officers intend to act in accordance with their fiduciary duties under Delaware law and, based on current law, intend to act in what they reasonably believe to be the best interests of Superus and its common stockholders (of both classes) as a whole, giving fair consideration to the interests of each class.

         Our current officers and directors currently have a disproportionate equity interest of either Class A or Class B Common Stock. Our board of directors anticipates overseeing policies and practices for the conduct of Superus' business and affairs reasonably designed to assure that any material difference in ownership of stock does not improperly affect corporate decision-making on matters where the interests of the holders of Class Common Stock and the holders of Class B Common Stock diverge or conflict. We are attempting to retain independent directors to the Board of Superus prior to the Effective Date. Until such time, in order to maintain a disinterested status we will attempt to seek an independent third party valuation or appraisal on matters relating, directly or indirectly to issues which present an inherent conflict of interest between Class A and Class B Common Stockholders.

         We have established the policies relating to financing activities and allocation matters, transfers of assets between the groups, and competition and corporate opportunities to address the manner in which potentially divergent interests of the groups relating to these matters will be resolved. Any matters not addressed by these policies and any modification to these policies would be considered by our board in light of the board's fiduciary duties to the stockholders of both groups. Our board of directors has no present intention to modify or rescind these policies or adopt any additional policies, whether or not our board believes the value of Class A Common Stock and Class B Common Stock is accurately reflected in their market prices.

Financing Activities

         We manage most financial activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. We have set forth below the policies established by our board of directors relating to the incurrence of debt and stock issuances, the allocation of related costs and funds transfers between the groups.

         After the date on which Class B Common Stock is first issued:

         (1) Superus will attribute each future incurrence or issuance of external debt and the proceeds of that incurrence or issuance to New Surge, to the extent the proceeds are used for the benefit of New Surge, and to Internet Operations, to the extent the proceeds are used for the benefit of Internet Operations.

         (2) Superus will attribute each future issuance of Class A Common Stock, and the proceeds of that issuance to New Surge. Superus will attribute any future issuances of Class B Common Stock and the proceeds of that issuance to Internet Operations.

         (3) Dividends on and repurchases of Class A Common Stock will be charged against New Surge and dividends on and repurchases of Class B Common Stock will be charged against Internet Operations.

         (4) Our Internet Operations' liquidity needs may be funded in the ordinary course of business from:

                 o cash generated by our Internet Operations;

                 o additional issuances of Class B Common stock;

                 o the proceeds from the exercise of Class B Common Stock
                   Purchase Warrants; or

                 o the proceeds of external debt incurred or issued for the benefit of Internet Operations.

         Significant expenditures will be funded on a case by case basis as determined by our Board of Directors.

         (5) Superus will account for all cash transfers from one group to or for the account of the other group as inter-group revolving credit advances unless our board of directors determines that a given transfer or type of transfer should be accounted for as a long-term loan.

         (6) Any cash transfer accounted for as an inter-group revolving credit advance will bear interest at the rate at which Superus determines that it could borrow those funds on a revolving credit basis. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which Superus determines that it could borrow those funds.

Competition Between Groups

         New Surge's principal business is supplying high quality electronic components. Our Internet Operations will initially consist of GDIS's Web and system integration projects, e-HOLA's integrated Internet access and e-commerce business solutions primarily in Latin America and MailEncrypt's providing web-based encrypted e-mail solutions. As a matter of Board policy, neither New Surge nor our Internet Operations will engage in each other's principal businesses, except for joint transactions with each other. Joint transactions may include joint ventures or other collaborative arrangements to develop, market, sell and support new products and services. Third parties may also participate in those joint transactions. The terms of any joint transactions will be determined by our chief executive officer or, in appropriate circumstances, our Board of Directors.

Transfers of Assets Between New Surge and Internet Operations

         Any transfer of assets between New Surge and Internet Operations will be made at fair value, as determined by our board of directors. The consideration for these asset transfers may be paid by one group to the other in cash or other consideration, as determined by the respective board of directors.

         Sales of Products and Services Between Groups. A group will sell products or services to the other group on terms that would be available from third parties in commercial transactions. If terms for these transactions are not available from a third party, the purchasing group will:

         (1) pay for the products at fair value as determined by our board of directors; and

         (2) pay for the services at fair value, as determined by our board of directors, or at the cost, including overhead, of the selling group.

         Joint Transactions. The groups may from time to time engage in transactions jointly, including any with third parties. Research and development and other services performed by one group for a joint venture or other collaborative arrangement will be charged at fair value, as determined by our board of directors.

         It is anticipated that in order to provide the maximum incentive to employees regarding the overall success of Superus, it may be appropriate to grant awards consisting of shares of both classes of common stock to employees performing services for one group. This should allow us to maintain a cohesive corporate identity and culture and allow employees of both groups to participate in the long-term growth and financial success of Superus taken as a whole.

Access to Technology and Know-How

         Each group will have free access to all of our technology and know-how, excluding products and services of the other group, that may be useful in that group's business, subject to obligations and limitations applicable to Superus and to those exceptions that our board of directors may determine. The groups will consult with each other on a regular basis concerning technology issues that affect both groups.

Review of Corporate Opportunities

         Our board of directors will review any matter which involves the allocation of a corporate opportunity in whole to either New Surge or Internet Operations or in part to one group and the other. In accordance with Delaware law, our board of directors will make the determination with regard to the allocation of any of these opportunities and the benefit of these opportunities in accordance with their good faith business judgment of the best interests of Superus and all of our stockholders taken as a whole. Among the factors that they may consider in making this allocation is:

                 o whether a particular corporate opportunity is principally related to the business of New Surge or Internet Operations.

                 o whether one group, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; and

                 o existing contractual agreements and restrictions.

Financial Statements; Allocation Matters

         We will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for New Surge, GDIS and MailEncrypt, and these financial statements, taken together, will comprise all of the accounts included in our corresponding consolidated financial statements. The financial statements of each of New Surge, GDIS and MailEncrypt will reflect the financial condition, results of operations and cash flows of the businesses of each subsidiary.

         Subsidiary financial statements will also include allocated portions of our debt, interest, corporate overhead and costs of administrative shared services and taxes. We will make these allocations for the purpose of preparing each group's financial statements. However, holders of Class A Common Stock and Class B Common Stock will continue to be subject to all of the risks associated with an investment in Superus and all of our businesses, assets and liabilities. See the historical financial statements for Surge, Global and MailEncrypt included in this proxy statement and prospectus.

         In addition to allocating debt and interest as described above under "-- Financing Activities" and assets as described above under "--Transfers of Assets Between New Surge and Internet Operations," our board of directors has adopted the following accounting and allocation policies, each of which will be reflected in the financial statements of each subsidiary:

         o Specifically Identifiable Operating Expenses. Costs which relate entirely to the operations of one of our three operating subsidiaries are attributed entirely to the respective business. These expenses consist of costs of personnel who are 100% dedicated to the operations of one subsidiary, all costs associated with company locations which conduct only the business of one subsidiary and amounts paid to third parties for work which is specifically identifiable to the operations of one subsidiary. All overhead costs which are incurred at locations which conduct only the business of one subsidiary are also attributed entirely to the respective business. In addition, any costs incurred at corporate headquarters or a location or by a person(s) which conducts the business of more than one subsidiary and which are specifically identifiable to the operations of one subsidiary are attributed to the respective business.

         o Shared Operating Expenses. Certain company locations and personnel may become involved in conducting the business of both New Surge and Internet Operations. In the case of employees which are involved in both businesses, the employee costs are allocated to the respective business based on estimated time spent by the employees in the respective businesses. Facility costs fall into two categories: (1) facility costs for space in which the actual operations of New Surge and Internet Operations are conducted; and (2) facility costs for space in which the overhead activities of executive management, human resources, legal, information technology, accounting and auditing, tax, treasury, strategic planning functions and any other overhead functions occur. In the case of facility costs for space in which the actual operations of the respective subsidiary are conducted, the cost of the space shall be allocated to the respective subsidiary based on square footage used by each respective business. In the case of facility costs for space in which overhead activities occur, the cost of the space is allocated to the respective subsidiary based on time spent by the overhead employees on matters relating to the respective subsidiary. Similarly, the other costs associated with the overhead employees, such as depreciation of computer and office equipment, employee travel and entertainment and other costs, shall be allocated to the respective subsidiary based on time spent by the overhead employees relating to matters of the respective subsidiary. As discussed above, overhead costs at shared locations which are specifically identifiable to the operations of a particular subsidiary are attributed entirely to the respective business. Those costs which cannot otherwise be allocated shall be attributed to each of Superus's operating subsidiaries according to their pro-rata equity interests in common stock of Superus as of the Effective Date.

         o Taxes. The federal income taxes of Superus and our subsidiaries which own assets allocated between the groups are determined on a consolidated basis. We will allocate consolidated federal income tax provisions and related tax payments or refunds between the groups based principally on the taxable income and tax credits directly attributable to each subsidiary. These allocations will reflect each subsidiary's contribution, whether positive or negative, to Superus' consolidated federal taxable income and the consolidated federal tax liability and tax credit position. We will credit tax benefits to the subsidiary generating those benefits, and used by Superus on a consolidated basis to the group that generated those benefits. Inter-group transactions will be treated as taxed as if each group was a stand-alone company. Depending on the tax laws of the respective jurisdictions, we will calculate state and local income taxes on either a consolidated or combined basis or on a separate corporation basis. We will allocate state income tax provisions and related payments or refunds determined on a consolidated or combined basis among the subsidiaries based on their respective contributions to the consolidated or combined state taxable incomes. We will allocate state and local income tax provisions and related tax payments which we determine on a separate corporation basis among the subsidiaries in a manner designed to reflect the respective contributions of the subsidiaries to Superus' separate state or local taxable income.

         o Repayment of Loan to Surge. Global and Mail have received aggregate loans of $1,844,000 from Surge commencing in October 1999. Following the Effective Date of the Recapitalization, if Surge has not been repaid any portion of this indebtedness it shall receive the first proceeds from the exercise of the Class B Common Stock Warrants until the $1,844,000 is repaid in full. Thereafter New Surge shall receive, on a pro rata basis with Global and Mail, 28% of any net proceeds received from the exercise of warrants and 72% shall be paid to Global and Mail.

Description of Class A Common Stock and Class B Common Stock

         We have summarized below the material terms of the Class A Common Stock and the Class B Common Stock. The summary is not complete. We encourage you to read the Superus certificate of incorporation that is attached as Annex B. Any future amendments to our certificate of incorporation will require stockholder approval. See "--Voting Rights--General Voting Rights."

General

         The Superus certificate of incorporation authorizes us to issue 150 million shares of stock, consisting of 140 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share. As of the Effective Date there will be 15 million shares of Class A Common Stock authorized, 125 million shares of Class B Common Stock, authorized and 10 million shares of "blank check" preferred stock authorized. All outstanding shares of Surge's preferred stock shall be exchanged for Class B Common Stock and no shares of preferred stock will be issued and outstanding on the Effective Date. We will be able to issue shares of preferred stock in series, without stockholder approval.

         Upon implementation of the Recapitalization there are expected to be 4,972,530 shares of Class A Common Stock issued and outstanding, plus any shares issued before then upon exercise of options and warrants. There will be approximately 26,821,400 shares of Class B Common Stock issued and outstanding.

         Our board of directors will have the authority in its sole discretion to issue authorized but unissued shares of common stock from time to time for any proper corporate purpose. Our board of directors will have this authority subject to limitations provided by Delaware law or the rules and regulations of any securities exchange on which any series of outstanding common stock may then be listed.

Dividends

         We currently intend to retain future earnings to finance our growth and development. Accordingly, we do not anticipate paying any cash dividends on either class of common stock in the foreseeable future. We expect that determinations to pay dividends on Class A Common Stock or Class B Common Stock would be based primarily upon the financial condition, results of operations and capital requirements of the respective group and any restrictions contained in financing or other agreements binding upon Superus or either group, and any other factors our board considers relevant.

         The Superus certificate of incorporation permits us to pay dividends on the Class A Common Stock and Class B Common Stock out of assets of Superus legally available for the payment of dividends under Delaware law, but the total amount paid as dividends cannot exceed the available dividend amount for Class A Common Stock or Class B Common Stock. Additionally, the Superus Certificates of Incorporation reserves the right to pay dividends on one class but not the other, and the right to pay dividends of Class A Common Stock on Class B Common Stock, and vice versa, to the extent that such shares or funds are available for grant, and otherwise in accordance with Delaware law.

         The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to:

                 o the total assets of the corporation less its total liabilities; less

                 o the aggregate par value of the outstanding shares of its common and preferred stock.

         If that amount is not greater than zero, a corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. These restrictions form the basis for calculating the available dividend amounts for Class A Common Stock and Class B Common Stock. They will also form the basis for calculating the aggregate amount of dividends that Superus as a whole can pay on its common stock (regardless of series). Accordingly, net losses of either group, and any dividends and distributions on, or repurchases of, either series of common stock, will reduce the assets legally available for the payment of dividends on both series of common stock.

         The Superus certificate of incorporation provides that the available dividend amount for Class A Common Stock at any time is the amount that would then be legally available for the payment of dividends on Class A Common Stock under Delaware law as if Class A Common Stock were a separate Delaware corporation, which New Surge, in fact, will be.

         The Superus certificate of incorporation provides that the available dividend amount for Class B Common Stock at any time is the amount that would then be legally available for the payment of dividends on Class B

Common Stock under Delaware law as if Class B Common Stock were a separate Delaware corporation, which GDIS and MailEncrypt will not be.

         Subject to the above limitations (and to any other limitations set forth in any future series of preferred stock or in any agreements binding on Superus from time to time), the Superus certificate of incorporation provides that we have the right to pay dividends on both, one or neither series of common stock in equal or unequal amounts, notwithstanding the performance of either group, the amount of assets available for dividends on either series, the amount of prior dividends paid on either series, the respective voting rights of each series, or any other factor.

Right of First Refusal and Preferences to Surge Management

         If we dispose of all or substantially all of the fair value of the assets attributed to New Surge we will be required to provide Ira Levy and Steven J. Lubman, the founders and executive officers of New Surge, under their amended employment agreements, a right of first refusal to purchase all outstanding equity securities of New Surge. In addition, in the event that Superus proposes to effect, or New Surge otherwise receives a firm commitment to effect a public offering of New Surge equity securities, Ira Levy and Steven J. Lubman shall each receive a warrant, exercisable at nominal value, to acquire 9.5% of New Surge's equity securities, or an aggregate of 19% provided, in all instances, Messrs. Levy and Lubman do not voluntarily leave their employment with New Surge. See Proposal 6 - "Election of Directors of Superus-Employment Agreements."

Conversion of Class B Common Stock or Class A Common Stock Upon an Adverse Tax Event - Amendment of Certificate of Incorporation

         The Superus certificate of incorporation provides that we will have the right upon the occurrence of an adverse tax event to declare that each outstanding share of Class B Common Stock shall be exchanged, as of the applicable exchange date, subject to amendment of the certificate of incorporation, for a number of fully paid and nonassessable shares of Class A Common Stock at a conversion ratio equal to the ratio of:

         (1) the average market price of a share of Class B Common Stock over a 20-trading day period; to

         (2) the average market price of a share of Class A Common Stock over the same period.

         Similarly, we will have the right upon the occurrence of an adverse tax event to declare that each outstanding share of Class A Common Stock shall be exchanged, as of the applicable exchange date, for a number of fully paid and nonassessable share(s) of Class B Common Stock at a conversion ratio equal to the ratio of:

         (1) the average market price of a share of Class A Common Stock over a 20-trading day period; to

         (2) the average market price of a share of Class B Common Stock over the same period.

         We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

         In order to implement the above, the Superus Certificate of Incorporation grants the Board the sole discretion, if and to the extent necessary, to either change the authorized number of shares of either class and/or increase the capitalization of either class of common stock and, amend the Certificate of Incorporation so as to permit the board to reserve a sufficient number of shares for issuance in the event of an adverse tax event.

         An adverse tax event shall mean our receipt of an opinion of tax counsel to the effect that, as a result of any amendment to, or change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities (including any announced proposed change by an administrative agency), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes:

         (1) we, our subsidiaries or affiliates, or any of our successors or stockholders are or, at any time in the future, will be subject to tax upon the issuance of shares of either Class A Common Stock or Class B Common Stock, or

         (2) either Class A Common Stock or Class B Common Stock is not or, at any time in the future, will not be treated solely as stock of our company.

         For purposes of rendering such tax opinion, tax counsel shall assume that any administrative (as opposed to legislative) proposals will be adopted as proposed. However, in the event a change in law is proposed, such as the Clinton Administration's legislative proposal, tax counsel shall render an opinion only in the event of enactment.

General Dividend, Exchange and Redemption Provisions of our Certificate of Incorporation

         Selection of Shares for Redemption. If less than all of the outstanding shares of a class of common stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of the common stock to be redeemed or by any method as may be determined by our board of directors to be equitable.

         Fractional Interests; Transfer Taxes. We will not be required to issue or deliver fractional shares to any holder of common stock upon any redemption, dividend or other distribution described above. If there are fractional shares to be issued or distributed to any holder, we will issue the fractional shares or securities to the holder or pay cash in respect of the fractional shares or securities. The amount of cash will equal the fair value of the securities on the fifth trading day prior to the date the payment is to be made, without interest.

         We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares. We will not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so redeemed were registered. We will not issue or deliver shares as described in the previous sentence unless and until the person requesting the issue pays to Superus the amount of any tax or establishes to our satisfaction that the tax has been paid.

         We may, subject to applicable law, establish other rules, requirements and procedures to facilitate any dividend or redemption contemplated as described above as the board may determine to be appropriate under the circumstances.

Voting Rights

         Currently, holders of our existing common stock have one vote per share on all matters submitted to Stockholders.

         The Superus certificate of incorporation provides that the holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters as to which common stockholders are generally entitled to vote, except as required under Delaware law. On all matters as to which both classes of common stock would be proportionally affected, they would vote together as a single class, each outstanding share of Class A Common Stock and Class B Common Stock will have one vote per share.

         General Voting Rights. The holders of Class A Common Stock and Class B Common Stock will not have any rights to vote separately as a class on any matter coming before our stockholders, except for the limited class voting rights provided under Delaware law, as described below, or as determined by our board of directors.

         The holders of Class A Common Stock or Class B Common Stock, voting as a separate class, shall be entitled to approve by the affirmative vote of the holders of a majority of the outstanding shares of such class affected, any amendment, alteration or repeal of any provision of our certificate of incorporation which adversely affects the rights, powers or privileges of the Class A Common Stock or Class B Common Stock.

         To the extent permitted under Delaware law, the Superus certificate of incorporation provides that any increase in the number of authorized shares of Class A Common Stock or Class B Common Stock shall be subject to approval by an affirmative vote of the holders of a majority of the affected class.

Liquidation Rights

         Under the Superus certificate of incorporation, in the event of the liquidation, dissolution or winding up of our entire corporation, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which the holders of any preferred stock are entitled, regardless of the group to which the shares of preferred stock were attributed, the holders of Class A Common Stock and Class B Common Stock will be entitled to receive our assets remaining for distribution to holders of common stock on a pro rata basis. Holders of Class A and Class B Common Stock will not be entitled to receive any proceeds from any particular assets reflected by their respective classes of stock.

         In the event of a sale of any assets relating only to the Internet Operations, the holders of Class B Common Stock will have the right to receive proceeds from the sale of all such assets. Likewise, in the event of a sale of New Surge or of any assets relating only to the electronic components business only, the holders of Class A Common Stock will have the right to receive the proceeds from such sale, subject to the right of first refusal of Ira Levy and Steven J. Lubman, Surge's founders and executive officers, to purchase New Surge. In both instances, the Board may, in its sole discretion, reinvest such proceeds in the respective class's underlying operations.

         In the event of a merger of Superus or sale of all or substantially all of Superus's assets, the holders of both classes will share ratably, based on a percentage of each class of the total market value and market capitalization of both classes of common stock combined. For example, if 75% of the market capitalization of Superus is represented by a particular class, then the stockholders of said class will receive 75% of the consideration exchanged in the merger to all stockholders generally (subject, of course, to the rights of holders of outstanding options, warrants or other derivative securities).

         In the event that Superus merges or sells all of the assets of only the Internet Operations, then only the holders of Class B Common Stock will receive the consideration therefore. If Superus seeks to sell all or substantially all of the assets attributed to New Surge, Ira Levy and Steven J. Lubman, shall have a right of first refusal to purchase New Surge.

         Neither a merger nor consolidation of Superus into or with any other corporation, nor any sale, transfer or lease of all or any part of our assets, will, alone, be deemed a liquidation or winding up of Superus, or cause the dissolution of Superus for purposes of these liquidation provisions.

Issuances of Class B Common Stock as Distributions on Class A Common Stock and Vice-Versa

         The Board of directors may issue shares of Class B Common Stock as a distribution on Class A Common Stock, and/or vice versa, although it does not currently intend to do so.

Repurchases of Class B Common Stock

         If we decide to repurchase shares of Class B Common Stock, we will attribute that repurchase, including its cost, to Class B Common Stock, in a manner analogous to an issuer repurchase. The Superus certificate of incorporation provides that we may, however, in the future determine, in our sole discretion, to attribute that repurchase, including its cost, to Internet Operations, in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent.

Preemptive Rights

         Under Delaware law, stockholders do not have preemptive rights unless specifically granted in the certificate of incorporation. The Superus certificate of incorporation does not grant the holders of the Class A Common Stock or the holders of the Class B Common Stock any preemptive rights or any rights to convert their shares into any other securities of Superus, other than the voluntary conversion of Class A Common Stock into Class B Common Stock for a six month period following the Effective Date.

Special Meetings

         Under Delaware law, unless the certificate of incorporation or the by-laws provide otherwise, stockholders are not permitted to call a special meeting of the stockholders. The Superus by-laws permit stockholders to call a special meeting upon written request by holders of 15% of either class of Common Stock outstanding.

Additional Share Issuances

         The Superus certificate of incorporation provides that we may, from time to time, issue shares of preferred stock in one or more series, the terms of which will be determined by our board of directors, and common stock of either class. We will not solicit approval of our stockholders unless our board of directors believes that approval is advisable or is required by stock exchange, Nasdaq regulations or Delaware law. This could enable our board of directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Superus by means of a merger, tender offer, proxy contest or otherwise and protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company.

         Additionally, in the event of an adverse tax event finding, the board of directors may, at its sole discretion, if necessary, amend the Certificate of Incorporation to either change the number of authorized shares of either class or of both classes, and/or to increase the total number of shares issuable or both. This will only be done if and to the extent necessary to satisfy the issuance of shares upon conversion in a tax event if there are not already sufficient number of shares authorized by the Superus Certificate of Incorporation.

Future Audited Financial Information

         If the Recapitalization proposal is implemented, we will include in our filings with the Commission the same audited financial information about Superus that we currently include in our Surge filings. This includes audited consolidated balance sheets, statements of income, statements of equity and comprehensive income and statements of cash flows. We also will include audited combined balance sheets, statements of income, statements of equity and statements of cash flows for each of New Surge and Internet Operations. In addition, we will include Management's Discussion and Analysis of Financial Condition and Results of Operations for each of Superus, New Surge and Internet Operations.

Nasdaq Listing of Superus Securities

         We have applied to Nasdaq, subject to stockholder approval of the Recapitalization proposal, to have the Class A Common Stock and the Warrants, currently listed on the Nasdaq SmallCap System under the symbols "SPRS," and "SPRSW," respectively, become listed on the National Market System under the symbols "SPRSA" and "SPRSW." We have also applied, subject to stockholder approval of the Recapitalization proposal, to have the Class B Common Stock listed on the National Market System under the symbol "SPRSB." It is expected that if any of securities become listed on the Nasdaq National Market System, such securities will no longer trade on the Boston Stock Exchange.

Exchange Procedures

         Upon completion of the Recapitalization, your certificates representing existing common stock will represent shares of Class A Common Stock, and any Class B Warrants you may own will represent Class B Warrants.

         In the event you wish to exchange your existing common stock for Class A Common Stock Certificates you will receive a letter of transmittal providing for same, as soon as practicable after the Recapitalization. However, if you wish to convert your Class A Common Stock into shares of Class B Common Stock at the ratio of one share of Class B Common Stock for every two shares of Class A Common Stock so converted, you should contact the stock transfer agent below for the exchange form within six months of the Effective Date at which time such conversion shall expire.

         In the event that you are entitled to a fractional share of Class B Common Stock, upon exchange we will pay you, in lieu of issuing to you fractional shares, a cash amount equal to the closing price of that fractional share on the first date the Class B Common Stock trades following the date the Recapitalization is implemented.

Stock Transfer Agent, Registrar and Exchange Agent

         Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004; (212) 509-4000, will continue to act as transfer agent and registrar for the redesignated Class A Common Stock and Class B Warrants and will act as transfer agent, registrar and Exchange Agent for the Class B Common Stock upon this issuance.

Financial Advisor

         Equilink, LLC is acting as our financial advisor in connection with the Recapitalization proposal, as well as Proposals 2 and 3. Our financial advisor is being paid one million shares of Class B Common Stock contingent upon stockholder approval of Proposals 1 and 2. We have agreed to reimburse the financial advisor for certain of its reasonable out-of-pocket expenses and have agreed to indemnify the financial advisor against certain liabilities, including liabilities under the Securities Act.

Finder's Fee

         Morgan Stanley Dean Witter is being paid a finder's fee of 100,000 shares of Class B Common Stock upon stockholder approval of Proposal 1 - "The Recapitalization Proposal" and Proposal 3 - "Approval of MailEncrypt Merger Agreement."

Effect on Existing Options

         If the Recapitalization Proposal is approved and implemented, outstanding awards previously granted under the Surge stock incentive plan based upon shares of existing common stock will be adjusted so that each holder of an outstanding award will receive a corresponding award on a one-for-one basis for shares of Class A Common Stock. If the Recapitalization is approved and Proposal 5 - "Ratification of Acceleration of Exercisability of Superus Options to Surge Management" is approved, existing Surge Management options will be forfeited and the Superus options exercisable for one-half the number of shares of Class B Common Stock will accelerate and be fully vested upon the completion of the GDIS Acquisition, at the same rate as each two shares of Class A Common Stock may be converted into one share of Class B Common Stock.

No Regulatory Approvals

         No state or federal regulatory approvals are required for the Recapitalization proposal.

Material Federal Income Tax Consequences

         The following is a discussion of the material federal income tax consequences of the Recapitalization of Surge into Superus and the issuance of Class A Common Stock to the holders of Surge's existing common stock and the issuance of Class B Common Stock to the Global and MailEncrypt stockholders. This discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions, all of which are subject to changes. Any such change, which may, or may not be, retroactive, could alter these tax consequences. The following discussion is intended only as a summary of the material federal income tax consequences of the transaction and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Agreement. For example, there has been a recent proposal by the Clinton Administration to treat the issuance of tracking stock as stock of the company whose value is tracked. If such a proposal were enacted, the transactions would be taxable . Surge cannot predict, however, whether any such proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed by the Administration or what the effective date of any such legislation will be.

         The following discussion assumes that the sole consideration for Global's assets will be Class B Common Stock of Superus. Although Surge has deposited in escrow 239,000 shares of Surge Redeemable Convertible Series

A Preferred Stock, such shares will not remain outstanding if the final conditions for closing the transaction are not met (they will be redeemed for their nominal par value). If the transaction closes, only the Superus Class B Common Stock will then be issued. The discussion also assumes that the Class B Common Stock, which tracks the performance of the assets of GDIS and MailEncrypt, will be considered stock of Superus rather than of the subsidiaries which will own the respective assets.

         If either the Class A Common Stock or the Class B Common Stock were considered stock of the respective subsidiaries whose value is tracked, each transaction would be a taxable exchange rather than a tax-free reorganization under the Internal Revenue Code. Despite the issuance of so-called "tracking stock" by a growing number of companies, the Internal Revenue Service has not provided any guidance on the issue of whether those shares are shares of the parent company or the subsidiary whose value is tracked. The IRS current position is that it will not rule on this issue. However, in the opinion of our counsel, Snow Becker Krauss P.C., although our counsel recognizes that this matter cannot be viewed as free from doubt because there is no conclusive authority dealing with the facts presented by the Recapitalization of Surge, both the Class A and the Class B Common Stock should be considered stock of Superus for federal income tax purposes, and thus each transaction should be treated as a tax free reorganization, because (1) both classes of Superus Common Stock vote as one class together; and neither tracking stockholder can (2) affect the determination of the Board of a subsidiary company; (3) cause any subsidiary to be liquidated or merged; (4) vote as a stockholder with respect to any subsidiary or (5) receive distributions directly from any subsidiary. Also, the liquidation rights of the two classes are the same and the stockholder investment of each class is subject to the risk of the business of Superus as a whole.

         In order to obtain the benefit of Delaware corporate law, Surge, currently a New York corporation, will merge into Superus, a Delaware corporation. Counsel has opined that this transaction will be tax free to both the company and its stockholders.

         Also, as part of this transaction, Surge's existing common stock will be recapitalized into Superus Class A Common Stock, a stock which will track the performance of the assets of New Surge. New Surge is a subsidiary that will contain the operating assets currently owned by Surge. As noted, it is our counsel's opinion that this "tracking stock" will also be considered stock of Superus rather than stock of New Surge. Counsel notes that this issue is similar to that discussed with respect to the Superus Class B Common Stock above. In addition to the reasons noted above for concluding that the Class A and B Common Stock should be considered stock of Superus, in the case of the Class B Common Stock, counsel also relies on the fact that, at the time the Class A Common Stock is issued to existing stockholders of Surge, it will be the only common stock of Superus. Therefore, our counsel's opinion is that no income, gain or loss should be recognized by you or us for federal income tax purposes as a result of the recapitalization of Surge Common Stock into Superus Class A Common Stock.

         We have received the opinion of our counsel that the GDIS Acquisition should qualify as a reorganization under Section 368(a) of the Code (namely as a transaction described in Section 368(a)(2)(D). As parties to a reorganization, neither Surge nor Global will recognize gain or loss upon such exchange. Since the transaction will be a tax-free reorganization, your receipt of Superus Class B Common Stock should not be treated as taxable to you, except with respect to any cash you receive in lieu of a fractional share. The tax basis of the Superus shares you receive will be equal to the tax basis of the Global shares you surrender (excluding any portion of basis which is allocable to any fractional shares you receive). Your holding period for the Superus Class B Common Stock you receive will include the holding period of the Global shares you surrender in the transaction. If you receive cash in lieu of fractional shares for the Global stock you surrender, you will be treated as if you sold the fractional shares after you received them. Any gain or loss attributable to fractional shares will be capital gain or loss.

         The amount of your gain or loss will be equal to the difference between the ratable amount of the tax basis of your Global stock surrendered in the transaction that is allocated to the fractional shares and the cash received with respect to those fractional shares. The amount of your capital gain or loss will be long-term capital gain or loss if the Global stock has been held by you for more than one year at the time the transaction closes.

         The conversion of the existing common stock of Surge into Superus Class A Common Stock should, as noted in the opinion of counsel, also constitute a tax-free exchange to the existing stockholders with the basis and holding period in their newly received common stock measured by reference to the basis and holding period of the stock they previously held.

         The foregoing discussion is a general summary of all of the material federal income tax consequences of the transaction to Global stockholders, as well as Surge and MailEncrypt stockholders, where noted, and does not reflect the particular facts and circumstances of each stockholder's tax situation and status. Moreover, neither Global or Surge has requested or will request a ruling from the IRS regarding the federal income tax consequences of the transaction. Since your tax consequences may vary depending upon your particular circumstance, you should consult your own tax advisor about your specific situation, including the effect of state, local, and foreign law which may be applicable to you and the possible effect of changes on federal and other tax laws.

         Under the Superus certificate of incorporation, we may convert the Class A Common Stock or the Class B Common Stock into shares of the other class without any premium if there is an adverse tax event. See "Description of Class A Common Stock and Class B Common Stock." The proposal of the Clinton Administration would be such an adverse development if it is implemented.

Comparison of Certain Rights of Surge Stockholders Under New York and Delaware Law and of Global Stockholders Under Nevada and Delaware Law

         Upon consummation of the Recapitalization, the stockholders of Surge will become Class A Common Stockholders of Superus and their rights will be governed by the Superus Certificate of Incorporation and By-Laws, which differ in certain material respects from the Surge Certificate of Incorporation and By-Laws. As stockholders of Superus, the rights of our stockholders will also be governed by the Delaware General Corporation Law (the "DGCL") instead of the New York Business Corporation Law (the "NYBCL"). Delaware is the jurisdiction of incorporation of Superus and New York is the jurisdiction of incorporation of Surge.

         Global is a Nevada corporation and the rights of its stockholders are governed by the Nevada Revised Statutes (the "NRS") and the Articles of Incorporation and By-Laws of Global (the "Global Articles" and "Global By-Laws," respectively). Upon completion of the GDIS Acquisition, the stockholders of Global will become stockholders of Superus and their rights will be governed by the Superus Certificate of Incorporation and By-Laws. As stockholders of Superus, the rights of Global stockholders will be governed by the DGCL instead of the NRS.

         The following comparison of the NYBCL, the Surge Charter and By-Laws, on the one hand; the DGCL, the Superus Charter and By-Laws, on the other hand; and the NRS, the Global Charter and By-Laws, summarizes the material differences, but is not intended to list all differences.

Business Combinations

         Generally, under the DGCL and the NRS, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated. The Superus Certificate of Incorporation requires, subject to the rights, if any, of any class or series of Superus Preferred Stock, the affirmative vote of 66 2/3% of the total voting power of then-outstanding Superus voting securities, voting together as a single class, to approve (a) a merger or consolidation of Superus with, or into, another corporation, other than a merger or consolidation that does not require the consent of stockholders under the DGCL or (b) the sale, lease or exchange of all or substantially all of the property and assets of Superus.

         Under the NYBCL, a plan of merger or consolidation, a plan of share exchange or a sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation is required to be approved (a) in the case of corporations like Surge that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of such transactions, by two-thirds of the votes of all outstanding shares entitled to vote thereon, and (b) in the case of all other corporations, by a majority of the votes of all outstanding shares entitled to vote thereon. The Surge Certificate of Incorporation does not contain a provision expressly providing for majority approval of such transactions.

         The NYBCL also provides that the holders of shares of a class, or series of a class, of capital stock of a corporation shall be entitled to vote together and to vote as a separate class on any merger or consolidation in which
(a) such shares will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of stock of the surviving or consolidated corporation or another corporation and (b) the charter of the surviving or consolidated corporation or such other corporation immediately after the effectiveness of the merger or consolidation would contain any provision that is not contained in the charter of the pre-merger corporation and that, if contained in an amendment thereto, would entitle the holders of shares of such class or series of a class to vote as a separate class pursuant to the procedures under the NYBCL for class voting on charter amendments discussed under "--Amendments to Charters."

State Takeover Legislation

         Delaware Business Combination Law

         DGCL Section 203 (the "Delaware Business Combination Law"), in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless:

         oprior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

         oupon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

         oat or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         The term "business combination" is defined to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof, a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through such person's affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock.

         The restrictions of the Delaware Business Combination Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to the Delaware Business Combination Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on Nasdaq National Market or held of record by more than 2,000 stockholders. The Superus Certificate of Incorporation and the By-Laws do not opt out of the Delaware Business Combination Law.

         New York Business Combination Law

         Section 912 of the NYBCL (the "New York Business Combination Law") prohibits any "business combination" (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any "interested stockholder" for a period of five years after the date on which the interested stockholder became an interested stockholder. An "interested stockholder" is defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation. After such five-year period, a business combination between a New York corporation and such interested stockholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested stockholder or its affiliates. The restrictions of the New York Business Combination Law do not apply, however, to any business combination with an interested stockholder if such business combination, or the purchase of stock by the interested stockholder that caused such stockholder to become such, is approved by the board of directors of the New York corporation prior to the date on which the interested stockholder becomes such.

         A New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested stockholders and their affiliates and associates, expressly electing not to be governed by the New York Business Combination Law. Such amendment will not, however, be effective until 18 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. Surge does not have a clause in its By-Laws to elect not to be governed by the New York Business Combination Law.

         Nevada Business Combination Law

         Nevada law prevents an "interested stockholder" and a Nevada corporation from entering into a "combination", unless certain conditions are met. A combination means any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of a corporation; or (iii) representing 10% or more of the earning power or net income of the corporation. An "interested stockholder" means a person or entity holding the beneficial ownership of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the greater of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock. Nevada law does not require a tender offer or to file a registration statement or information statement with the state of Nevada.

Appraisal Rights

         Delaware. Under the DGCL, except as otherwise provided by the DGCL, stockholders of a constituent corporation in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in a merger or consolidation. However, except as otherwise provided by the DGCL, stockholders do not have appraisal rights in a merger or consolidation if, among other things, their shares are:

         o listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD"); or

         o held of record by more than 2,000 stockholders;

and, in each case, the consideration such stockholders receive for their shares in a merger or consolidation consists solely of:

         o shares of stock of the corporation surviving or resulting from such merger or consolidation;

         o shares of stock of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange, or designated as a national market system security on an inter-dealer quotation system by the NASD, which is expected to be true in the case of both Class A Common Stock and Class B Common Stock to be issued pursuant to the merger, or held of record by more than 2,000 stockholders;

         o cash in lieu of fractional shares of the corporations described in the two immediately preceding bullet points; or

         o any combination of shares of stock and cash in lieu of fractional shares described in the three immediately preceding bullet points.

         New York. Stockholders of a New York corporation have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the NYBCL, in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain mergers or consolidations, certain sales, leases, exchanges or other dispositions of all or substantially all the corporation's assets and certain share exchanges.

         Nevada. A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and to obtain payment of the fair value of his shares in the event of:

         o consummation of a plan of merger to which the corporation is a party and to which such stockholder would have had a right to vote,

         o consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan, and

         o any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares.

         The NRS provides that unless a corporation's articles of incorporation provide otherwise, which Global Articles do not, a stockholder does not have dissenters' rights with respect to a plan of merger or share exchange if the shares held by the stockholder are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD, or held of record by 2,000 or more stockholders. A stockholder of record of a Nevada corporation may assert dissenter's rights as to less than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. In such event, the stockholder's rights shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders. See "Proposal 2 - Adoption of the GDIS Asset Purchase Agreement--Appraisal Rights."

Amendments To Charters

         Under the DGCL, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon. The Superus Certificate of Incorporation requires the affirmative vote of 66 2/3% of the total voting power of then-outstanding Superus voting securities, voting together as a single class, to approve any amendment, alteration or repeal of any provision of the Superus Certificate of Incorporation or the addition or insertion of other provisions therein. The approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required under the DGCL to approve a proposed amendment to a corporation's certificate of incorporation, whether or not entitled to vote on such amendment by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class (except as provided in the last sentence of this paragraph), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. For this purpose, if a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. Accordingly, a proposed amendment the adverse effect of which on the powers, preferences or special rights of any series of common stock does not differ from its adverse effect on the powers, preferences or special rights of any other series of common stock would not entitle such series to vote as a class separately from the other series of common stock. The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares of such class outstanding) by the requisite vote described above if so provided in the original certificate of incorporation or in any amendment thereto that created such class of stock or that was adopted prior to the issuance of any shares of such class, or in an amendment authorized by a majority vote of the holders of shares of such class.

         Under the NYBCL, amendments to a certificate of incorporation generally must be approved by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders. The approval of a majority of the votes of all outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve a proposed amendment to a corporation's certificate of incorporation, whether or not such holders are otherwise entitled to vote on such amendment by the certificate of incorporation, that:

         o would decrease the par value of the shares of such class, change any shares of such class into a different number of shares of the same class or into the same or a different number of shares of a different class, alter or change the designation, relative rights, preferences or limitations of the shares of such class,

         o including the provision of new conversion rights or the alteration of any existing conversion rights, so as to affect them adversely;

         o would exclude or limit the voting rights of such shares, except as such rights may be limited by voting rights given to new shares then being authorized of any existing or new class or series of shares; or

         o would subordinate their rights by authorizing shares having preferences superior to the rights of such existing shares.

         For this purpose, if a proposed amendment would have any of the effects listed in the immediately preceding sentence on one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment.

         An amendment to a Nevada corporation's articles of incorporation must be approved by the corporation's stockholders. Under the NRS, unless a Nevada corporation's articles of incorporation or its board of directors require a greater vote, an amendment to a Nevada corporation's articles of incorporation must generally be approved by a majority of the votes entitled to be cast on the amendment. If such amendments would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely the shares of such class or series, a majority of the outstanding stock of such class or series would also have to approve the amendment. The Global Articles do not include any provision requiring greater than a majority of votes to amend.

Amendments To By-Laws

         Under the DGCL, the power to adopt, alter and repeal by-laws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation vests concurrent power in the board of directors or the By-Laws state otherwise. The Superus Certificate of Incorporation provides that, subject to the rights of the holders of any class of Superus preferred stock, the affirmative vote of 66 2/3% of the total voting power of then-outstanding Superus voting securities, voting together as a single class, is required to approve the adoption, amendment or repeal of any provision of the Superus By-Laws. The Superus By-Laws may be amended by the stockholders of Superus at any meeting, or by the Superus Board at any meeting by a majority vote of the full Superus Board.

         Under the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a by-law adopted by the stockholders, by-laws also may be amended, repealed or adopted by the board of directors by such vote as may be therein specified, which vote may be greater than the vote otherwise prescribed by the NYBCL, but any by-law adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon as provided by the NYBCL.

         Under the NRS, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by the Board of Directors.

No Preemptive Rights

         Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the certificate of incorporation. The Superus Certificate of Incorporation does not provide for preemptive rights to stockholders to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may be issued by Superus.

         Under the NYBCL, except as otherwise provided in the NYBCL or in the certificate of incorporation, the holders of equity shares are granted certain preemptive rights. The Surge Certificate of Incorporation provides that no holder of Surge existing common stock has any preemptive rights to purchase any shares or other securities of Surge.

         Under the NRS, unless otherwise provided in the certificate of incorporation, stockholders do not have preemptive rights. Global's certificate of incorporation does not allow for preemptive rights.

Duration of Proxies

         Under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

         Under the NYBCL, no proxy is valid more than 11 months after its date unless otherwise provided in the proxy. Irrevocable proxies may be created for:

         o a pledgee;

         o a person who has purchased or agreed to purchase the shares;

         o a creditor of the corporation who extends credit in consideration of the proxy;

         o a person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract; and

         o a person designated under a voting agreement.

         Under the NRS, no proxy will be valid for more than six months after its creation unless the stockholder specifies in the proxy the length of time that it will be valid, which may not exceed seven years from the date of its creation.

Stockholder Action

         Under both the DGCL and the NRS, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The Superus Certificate of Incorporation provides that, action required to be taken or that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, by written consent of the stockholders having not less than the minimum number of votes required.

         The NYBCL provides that stockholder action may be taken without a meeting upon the written consent of the holders of all outstanding shares entitled to vote, and also allows, if the certificate of incorporation so provides, stockholder action without a meeting upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The Surge Certificate of Incorporation does contain such a provision.

         Under both the NRS and DGCL, directors are generally elected by a plurality of the votes cast by the stockholders entitled to vote at a stockholders' meeting at which a quorum is present. With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the statute or the corporation's articles or certificate of incorporation, if a quorum exists, action on any matter is generally approved by the stockholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. In the case of a merger of a Nevada corporation, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required under the NRS.

         Neither the Global Articles or Global By-Laws nor Surge's Certificate of Incorporation or By-Laws include a provision requiring a greater vote on any matter than required by the NRS. The Global Articles and Global By-Laws both provide that any action required or permitted to be taken by the Board of Directors or the "stockholders" at a meeting may be taken without a meeting if consent in writing setting forth the action so taken, shall be signed by all directors or "stockholders", as the case may be.

         Under each of the DGCL, the NRS and the NYBCL, unless otherwise provided in a corporation's articles or certificate of incorporation or bylaws, a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of stockholders. The NRS and the NYBCL provide that the articles of incorporation or bylaws may provide for a greater or lesser quorum requirement, except that in New York, the quorum may not be less than one-third of the shares entitled to vote. The Global Articles provide that the presence in person or by proxy of 30% of the shares entitled to vote shall constitute a quorum. Global's By-Laws, however provides that presence in person or by proxy of one third (33 1/3%) of the shares entitled to vote shall constitute a quorum.

Nomination Procedures and Stockholder Proposals

         Subject to the rights of any class or series of Superus Preferred Stock, the Superus By-Laws require that written notice of the intent to make a nomination for the election of directors at a meeting of stockholders and that contains certain other specified information must be received by Superus not later than (a) 90 days in advance of such meeting, with respect to an election of directors to be held at an annual meeting of stockholders, and (b) the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders, with respect to an election of directors to be held at a special meeting of stockholders. In addition, in order to cause Superus to include a proposal regarding matters other than the election of directors, a stockholder must comply with the requirements of SEC Rule 14a-8.

         Surge's By-Laws provide that stockholder meetings may only be called upon written request by holders of 50% of the outstanding common stock upon request to the Secretary of Surge. Additionally, Surge's By-Laws provide that notice of any such meeting must be given not less than ten and not more than 50 days prior to such meeting. The notice must state the date, place, time and purpose of such meeting. Surge's By-Laws do not provide for procedures for calling and conduct of meetings by Stockholders even though the NYBCL permits such.

         Nevada law does not provide procedures for the nomination for election of directors by stockholders or the submission of other stockholder proposals at an annual or special meeting of stockholders. Global's By-Laws and Articles do not provide for stockholder proposals. Global's By-Laws also provide that a special meeting of stockholders may be called by stockholders holding shares which are entitled to cast not less than ten percent of the votes at a meeting. Nevada law requires that a notice of stockholders meeting be delivered to stockholders not less than ten days nor more than 60 days before the meeting and the Global's Bylaws further limit this to require notice not less than ten nor more than 30 days before the meeting. The notice must state the place, day, hour and purpose of the meeting.

Special Stockholder Meetings

         The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. The Superus By-Laws provide that a special meeting of stockholders will be held at any time, subject to the rights of the holders of any class or series of Superus Preferred Stock, upon the call of the Secretary of Superus upon (a) the written request of the holders of not less than 50% of the total voting power of the outstanding Superus voting securities or (b) the request of at least 75% of the members of the Superus Board of Directors then in office.

         The NYBCL provides that, if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of stockholders or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors shall call a special meeting for the election of directors. If such special meeting is not called by the board of directors within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the votes of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors.

         The NYBCL provides that special meetings of stockholders may be called by the board of directors and by such persons as may be authorized in the certificate of incorporation or the by-laws. The Surge By-Laws provide that special meetings of the stockholders may be called at any time by the Chairman of the Surge Board if one has been elected, by the Surge Board or by the President and shall be called by the Secretary, upon a request signed by stockholders representing at least fifty percent (50%) of the outstanding Surge shares entitled to vote at such meeting.

         Nevada law does not provide procedures for the nomination for election of directors by stockholders or the submission of other stockholder proposals at an annual or special meeting of stockholders. Global's By-Laws and Articles do not provide for Stockholder proposals. Global's By-Laws also provide that a special meeting of stockholders may be called by stockholders holding shares which are entitled to cast not less than ten-percent of the votes at a meeting. Nevada law requires that a notice of stockholders meeting be delivered to stockholders not less than ten days nor more than 60 days before the meeting and the Global's By-laws further limit this to require notice not less than ten nor more than 30 days before the meeting. The notice must state the place, day, hour and purpose of the meeting.

Stockholder Inspection of Books and Records.

         Pursuant to Section 78.105 of the NRS, a stockholder of record for at least six months immediately preceding his demand, or any person holding at least 5% of all outstanding shares, or authorized in writing by at least 5% of all outstanding shares, is entitled to inspect a list of the names of the corporation's stockholders during usual business hours, if the stockholder gives at least five business days' prior written notice to the corporation. The stockholders may, unless denied for cause as stated below, also copy such records. Section 78.257 of the NRS also permits stockholders of record, (combined or individually) of 15% or more of the outstanding stock, upon 5 days written demand, the right to inspect during normal business hours, the books and financial records of the corporation, to make extracts therefrom and to conduct an audit of such records. This right may be limited by a corporation's bylaws or articles of incorporation. The NRS also provides that a corporation may deny any demand for inspection if the stockholder refuses to furnish the corporation with an affidavit that such inspection is not desired for a purpose which is in the interest of a business or object other than the business of the corporation and that such stockholder has not previously sold or offered for sale any list of stockholders of the corporation or any other corporation. The NRS also provides that the corporation may charge to recover costs of copying of providing any such records.

         Under both the DGCL and the NYBCL, any stockholder may, upon five days written demand, inspect, in person or by agent or attorney, the stockholder ledger or other record of stockholders during usual business hours. The written demand under the DGCL must be under oath and state the purpose of such an inspection. The stockholder may, unless denied for cause as stated below, copy such records. The DGCL also allows stockholders, by the same written demand, to inspect the corporation's other books and records. Under the NYBCL, a corporation may deny a demand for inspection if the stockholder refuses to furnish the corporation with an affidavit that such inspection is not desired for a purpose which is in the interest of a business or object other than the business of the corporation and that such stockholder has not within five years sold or offered for sale any list of stockholders of any corporation of any type or kind.

Cumulative Voting

         Under both the DGCL and the NRS, the certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each stockholder is entitled to cumulate such stockholder's votes. The Superus Certificate of Incorporation does not provide for cumulative voting for the election of directors.

         Under the NYBCL, the certificate of incorporation may provide that in all elections of directors each stockholder is entitled to cumulate such stockholder's votes. The Surge Certificate of Incorporation does not contain such a provision.

Size of the Board of Directors and Classification of the Superus Board

         The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The DGCL permits the certificate of incorporation of a corporation or a by-law adopted by the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. The DGCL also permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for such terms and have such voting powers as are stated in the certificate of incorporation. The terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors. The Superus By-Laws provide for a Superus board of not less than three members, to be elected for a one-year term. The exact number of directors may be fixed from time to time, by the Superus Board by resolution.

         Subject to certain limitations, the NYBCL permits the number of directors of a corporation to be fixed by its by-laws, by action of the stockholders or by action of the board of directors under the specific provision of a by-law adopted by the stockholders. At each annual meeting of the stockholders, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards. In addition, the NYBCL permits the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible. The term of office of one class of directors shall expire each year, with the terms of office of no two classes expiring the same year.

         The Surge Certificate of Incorporation provides that the number of directors shall be as provided for in the Surge By-Laws. The Surge By-Laws provide that the number of directors shall be not less than three (unless there are fewer than three stockholders) and the number of directors may be fixed from time to time and determined by the vote of a majority of the entire Surge Board or by the stockholders. Surge does not have a classified board of directors.

         The NRS provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The Global Articles and Global By-Laws do not provide for a classified board.

Removal of Directors and Filling Vacancies

         Both the NRS and the DGCL generally provide that all vacancies on the board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors, even if they are less than a quorum.

         The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that (a) members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise, and (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

         The Superus By-Laws provide that directors may be removed only for cause (as defined) upon the affirmative vote of 66 2/3% of the total voting power of then-outstanding shares of Class A Common Stock, Class B Common Stock and any class or series of Superus Preferred Stock entitled to vote in an election of directors, voting together as a single class.

         The NYBCL provides that any or all of the directors may be removed for cause by vote of the stockholders, and, if the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders so provides, directors may be removed by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the stockholders. The removal of directors, with or without cause, is subject to the following: (a) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively and (b) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the attorney general or by the holders of 10% of the outstanding shares, whether or not entitled to vote.

         The Surge By-Laws provide that directors may be removed without cause at any time by action of the majority of the stockholders at a special meeting, or that directors may be removed by a majority of the Surge Board at a special meeting.

         The NRS provides that any director may be removed from office by the vote of stockholders holding not less than two-thirds of the issued and outstanding stock entitled to vote. Stockholders may remove one or more directors with or without cause unless articles of incorporation provide that directors may be removed only for cause. The Global Articles include a provision allowing the removal of directors only for cause by stockholders or by the board, and permitting removal of directors without cause only by the stockholders.

Vacancies

         Under the DGCL, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board of directors, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class or by the sole remaining director so elected. In the case of a classified board of directors, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

         The Superus By-Laws provide that, subject to the rights of the holders of any class or series of Superus Preferred Stock, any vacancies on the Superus Board caused by death, resignation, removal or otherwise and newly created directorships resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. The Superus By-Laws also provide that any directors chosen to fill a vacancy on the Superus Board or newly created directorship will serve for the remainder of the full term of the class for which such director was chosen and until his successor shall be duly elected and shall have qualified. Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason, except the removal of directors without cause, may be filled by vote of the board of directors. Unless the certificate of incorporation or by-laws provide otherwise, a vacancy in a directorship elected by holders of a particular class of shares shall be filled by a vote of the other directors elected by holders of the same class of shares. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the stockholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, such vacancies may be filled only by vote of the stockholders. A director elected to fill a vacancy, unless elected by the stockholders, will hold office until the next meeting of stockholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified. The Surge By- Laws provide for the removal of directors without cause upon a majority vote of stockholders or upon a majority vote of the remaining Board of Directors. The Surge By-Laws provide that any vacancy on the Surge Board may be filled by a majority vote of the remaining directors, though less than a quorum.

         The NRS provides that a vacancy on the board of directors may generally be filled by the affirmative vote of a majority of the remaining directors, though constituting less than a quorum of the board of directors, unless the articles of incorporation provide otherwise. The Global Articles do not alter this provision, but the Global By-Laws provide that vacancies created by reason of removal of directors without cause shall be filled by vote of the stockholders only and permit removal of directors by the stockholders for cause or otherwise.

Indemnification of Directors and Officers

         Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of such determination:

         o by a majority of the disinterested directors, even though less than a quorum;

         o by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

         o by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

         o by a majority vote of the stockholders, at a meeting at which a quorum is present.

         Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged liable to the corporation.

         Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action.

         Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals' commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.

         Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by By-law, agreement, vote of stockholders, disinterested directors or otherwise.

         The Superus Certificate of Incorporation provides that Superus officers and directors shall be indemnified to the fullest extent permitted by applicable law, and that Superus shall pay the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified. Superus intends to enter into indemnification agreements with each of its directors.

         Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (a) a threatened action, or a pending action that is settled or otherwise disposed of, or (b) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if such a quorum so directs or is unavailable, (a) the board of directors upon the written opinion of independent legal counsel or (b) the stockholders.

         The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or, when authorized by such certificate of incorporation or by-laws, (a) a resolution of stockholders, (b) a resolution of directors or (c) an agreement providing for indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         The Surge By-Laws provide that Surge is authorized to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of Surge in any capacity with any other enterprise. Surge has entered into indemnification agreements with certain of its officers and directors in accordance with the Surge By-Laws.

         Under the NRS, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), investigations, whether civil or administrative or criminal in nature, if they acted in good faith on behalf of the corporation and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Similar standards are applicable in derivative actions, except that indemnification may be made only for (1) reasonable expenses (including attorneys' fees) and certain amounts paid in settlement, and (2) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The NRS provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses. Generally, the termination of any action, suit or proceeding by judgment, order, settlement, conviction upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best intent of the corporation, and with respect to a criminal investigation, or action, he had reasonable case to believe that his conduct was lawful. If a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or stockholders of the corporation have determined that the persons are not entitled to indemnification.

         In addition, under both acts, expenses incurred by an officer or director in connection with a proceeding may be paid by the corporation in advance of the final disposition, upon receipt of an undertaking by such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation.

         Under the NRS, there is no statutory requirement to provide such indemnification provisions in the Articles of Incorporation or the By-Laws. Neither the Global By-Laws nor the Global Articles contain any language that would otherwise limit such indemnification.

         The Global By-Laws provide that amendment or repeal of the indemnification provisions of the Global By-Laws would be on a prospective basis only, and neither repeal nor modification of such provisions would adversely affect rights to indemnification in effect at the time of any act or omission which is the subject of a proceeding against an indemnified person. The indemnification provisions of the Global By-Laws are intended to apply to proceedings arising from acts or omissions occurring before or after their respective adoption or execution.

         New York law, Nevada law, Delaware Law and the By-Laws of Superus, Surge and Global may permit indemnification for liabilities arising under the Securities Act or the Securities Exchange Act (the "Exchange Act"). The Board of Directors of all entities herein has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable absent a decision to the contrary by a court of appropriate jurisdiction.

Limitation of Personal Liability of Directors

         The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

         o any breach of the director's duty of loyalty to the corporation or its stockholders;

         o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

         o violation of certain provisions of the DGCL;

         o any transaction from which the director derived an improper personal benefit; or

         o any act or omission prior to the adoption of such a provision in the certificate of incorporation.

         The Superus Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of Superus shall not be liable to Superus or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The Superus Certificate of Incorporation also provides, that, to the fullest extent permitted by the DGCL, a director and officer and certain employees acting on their behalf, shall be indemnified against any action resulting from their duties on behalf of Superus.

         The NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit the liability of any director:

         o if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled, or that the director's acts violated certain provisions of the NYBCL;

         o for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

         The Surge Certificate of Incorporation provides that no director will be personally liable to Surge or any of its stockholders for damages for any breach of duty as a director; provided, however, that the liability of a director will not be eliminated or limited:


         o if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that his or her acts violated Section 719 of the NYBCL (which includes declaration of dividends, purchase of capital stock, distribution of assets to stockholders after dissolution of the corporation and loans to directors to the extent contrary to New York law); or

         o for any act or omission prior to the adoption of this provision by the stockholders of Surge.

         Section 78.037 of the NRS allows a corporation to provide in its Articles of Incorporation that a director or officer will not be personally liable for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, except that such provision must not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of the NRS. Global's Articles of Incorporation do not currently contain such a provision.

Derivative Actions

         Under each of the Nevada Rules of Civil Procedure (the "Nevada Rules"), the DGCL, and the NYBCL, a person may not bring a derivative action unless the person was a stockholder of the corporation at the time of the challenged transaction or unless the person acquired the shares by operation of law from a person who was a stockholder at such time. The Nevada Rules, the NYBCL and Rule 23.1 of the Delaware Court of Chancery Rules, also provide that a complaint in a derivative proceeding must be verified and must allege with particularity the efforts, if any, made by the plaintiff to obtain the desired action, and the reasons for his failure to obtain the action he desires or for not making the effort. The Nevada Rules also provide that a derivative action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interests of stockholders. The NRS, the NYBCL, and the Delaware Court of Chancery Rules, also provide that an action shall not be dismissed or compromised without the approval of the court having jurisdiction of the action.

Distributions and Redemptions.

         A Nevada corporation may make distributions to its stockholders as long as, after giving effect to such distribution (1) the corporation would be able to pay its debts as they become due in the usual course of business and (2) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which Global's Articles of Incorporation do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Such determinations may be made by the board of directors based on financial statements, fair market valuation of any other reasonable method. A New York corporation may declare, pay or make dividends and other distributions to its stockholders except when currently the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions in its Certificate of Incorporation. In addition, the NYBCL provides that dividends may generally be declared and paid and other distributions made out of surplus only, so that the net assets of the corporation remaining after such payment shall at least equal the amount of its stated capital. Under both the NRS and NYBCL, a corporation's redemption of its own capital stock is subject to the same restrictions as apply to a distribution. Neither Global's Articles, nor Surge's Certificate of Incorporation contain language that otherwise restrict such distributions.

         Additionally, the NYBCL provides that stockholders may request, in writing, an annual balance sheet and profit and loss statement for the prior year, as well as contain other interim financial statements if they were mailed to stockholders or otherwise made publicly available.

         Under the DGCL, a corporation may only pay dividends out of surplus or net profit. Additionally, under the DGCL, a corporation may not redeem any shares is such redemption would cause an impairment of its capital.

Loans to Directors and Officers

         Under Section 715 of the NYBCL, a corporation may make a loan or guaranty to directors only if such loan or guaranty is approved by a vote of such corporation's stockholders not including any votes of shares held by such interested officer or director. The NYBCL provides that such an approval may be made by the board, if the Certificate of Incorporation so permits.

         Under Nevada law, a corporation may make a loan or guaranty to directors or officers if (i) the financial interest is known or disclosed to the board of directors or committee and noted in the minutes, and the board or committee authorizes the transaction in good faith by a majority vote sufficient for the purpose without counting the vote of the interested director; (ii) the financial interest is known or disclosed to the stockholders, and the stockholders authorize the transaction by a vote of stockholders holding a majority of the voting power; or (iii) the transaction is fair to the corporation at the time it is authorized or approved.

         Under the DGCL, a corporation may lend money to, or guarantee any obligation of, an officer, including an officer who is a director, when it is deemed, in the judgment of the Board of Directors, to be reasonably expected to benefit the corporation.

         The foregoing summary does not purport to be a complete statement of the rights of holders of Superus Common Stock, Surge Common Stock and Global Common Stock under, and is qualified in its entirety by reference to Delaware law, New York law and Nevada law, respectively, and the Certificate of Incorporation and By-Laws of Superus, Surge and Global.

                         SURGE--MANAGEMENT'S DISCUSSION
          AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Except for historical information, the materials contained in this Management's Discussion and Analysis is forward-looking (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) and involve a number of risks and uncertainties. These include Surge's historical losses, need to manage its growth, general economic downturns, intense price cutting in the electronics industry, seasonality of quarterly results, and other risks detailed from time to time in Surge's filings with the SEC. Although forward-looking statements in this Report reflect the good faith judgment of Surge's management, such statements can only be based on facts and factors currently known by Surge. Consequently, forward-looking statements are inherently subject to risks and uncertainties, actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by Surge in this proxy statement and prospectus, as an attempt to advise interested parties of the risks and factors that may affect Surge's business, financial condition and results of operations and prospects. See also "Introductory Comment" above.

Results of Operations

Fiscal Quarter Ended February 29, 2000 As Compared to Fiscal Quarter Ended February 28, 1999

         Net sales for Surge and its subsidiary Challenge/Surge, Inc. ("Challenge") for the three months ended February 29, 2000 increased by $5,647,131, or 256%, to $7,853,034 as compared to net sales of $2,205,903 for the three months ended February 28, 1999. The net sales for Surge without Challenge, increased by $447,281, or 26% when compared to the three months ended February 28, 1999. This growth was attributable primarily to increased sales volumes as a result of the Surge's investment in an increased sales force. In addition, Surge's existing customers are buying additional product lines. The net sales for Challenge increased by $5,227,216 when compared to the three months ended February 28, 1999. This increase was primarily attributable to the economic effect of the shortage of electronic components during the first quarter fiscal 2000 in the broker distributor market in which, Challenge operates. This shortage has resulted in a higher demand of electronic products in the broker market. There can be no assurance, however, that these substantially improved conditions will continue throughout 2000.

         Surge's gross profit for the three months ended February 29, 2000 increased by $ 2,101,479, or 364%, as compared to the three months ended February 28, 1999. Gross margin as a percentage of net sales, however, increased from 26.2% for the three months ended February 28, 1999 to 34.1% for the three months ended February 29, 2000. The increase in Surge's gross profit was a result of increased sales and higher profit margins. The higher margins were primarily a result of the economic effect of the shortage of electronic components in the broker distributor market. Also, Surge is making its operations more efficient by reducing inventory acquisition costs. Surge is making an effort to improve the efficiency of inventory management and has instituted a policy of increasing direct shipments to its customer's factories overseas. This has resulted in a substantial reduction of import related fees.

         General and administrative expenses for the three months ended February 29, 2000 increased by $252,703, or 54%, as compared to the three months ended February 28, 1999. The increase is primarily due to performance bonuses. Surge also hired additional staff such as office, purchasing and warehouse personnel in the latter part of 1999.

         Selling and shipping expenses for the three months ended February 29, 2000 increased by $208,256, or 83%, as compared to the three months ended February 28, 1999. This increase is primarily due to the increased sales commissions resulting from the increase in sales for the quarter. Surge is committed to increasing sales through authorized distributors, global and domestic sales representatives, an Internet Web site, literature, and participation in trade shows.

         Interest expense for the three months ended February 29, 2000 increased by $76,420 as compared to the three months ended February 28, 1999. This increase is primarily due to Surge incurring debt in the amount of approximately $5,993,000, as a result of a private offering of Convertible Promissory Notes in December 1999 through February 29, 2000.

         Investment income for the three months ended February 29, 2000 increased by $39,565, or 75%, as compared to the three months ended February 28, 1999. This increase is primarily due to Surge's recording interest due from Global and MailEncrypt.com, Inc.

         As result of the foregoing, Surge had a net income from operations of $1,393,046 for the three months ended February 29, 2000, as compared to a net loss from operations of $148,709 for the three months ended February 28, 1999. Surge had net income of $904,030 for the three months ended February 29, 2000, as compared to a net loss of $98,619 for the three months ended February 28, 1999.

Fiscal Year Ended November 30, 1999 as Compared to Fiscal Year Ended November 30, 1998

         Net sales for Surge and its subsidiary Challenge collectively for the fiscal year ended November 30, 1999 ("Fiscal 1999") increased by $3,419,376, or 39%, to $12,147,025, as compared to net sales of $8,727,649 for the fiscal year ended November 30, 1998 ("Fiscal 1998"). The net sales for Surge without Challenge's sales increased by $1,688,634, or 29%, when compared to Fiscal 1998. This growth was attributable primarily to increased sales volumes as a result of Surge's investment in an increased sales force. In addition, Surge's existing customers are buying additional product lines.

         Challenge's net sales increased by $1,748,760, or 60%, when compared to Fiscal 1998. This increase was primarily attributable to the economic effect of the shortage of electronic components in the broker distributor market in which Surge's subsidiary, Challenge, operates in the fourth quarter 1999. This shortage has resulted in a higher demand of electronic products in the broker market. There can be no assurance, however, that these improving conditions will continue in 2000.

         Surge's gross profit for Fiscal 1999 increased by $1,081,174, or 54%, as compared to Fiscal 1998. The increase in Surge's gross profit was a result of increased sales and higher profit margins. The higher margins were primarily a result of Surge making its operations more efficient by reducing inventory acquisition costs. Surge is making an effort to improve the efficiency of inventory management and has instituted a policy of increasing direct shipments to its customer's factories overseas. This has resulted in a substantial reduction of import related fees.

         General and administrative expenses for Fiscal 1999 increased by $312,149, or 18%, as compared to Fiscal 1998. These increases are primarily due to costs associated with additional filings with the SEC and costs related to the terminated merger with Orbit Network Inc. Also, the increase is due to the hiring of additional staff such as office, purchasing and warehouse personnel.

         Selling and shipping expenses for Fiscal 1999 increased by $156,482, or 18%, as compared to Fiscal 1998. These increases are primarily due to Surge's commitment towards increasing sales and its related investment in additional salespeople during Fiscal 1999. Surge is committed to increasing sales through authorized distributors, global and domestic sales representatives, an Internet Web site, literature, and participation in trade shows.

         Interest expense for Fiscal 1999 decreased by $34,936, or 100%, as compared to Fiscal 1998. This decrease is due to Surge not purchasing through letters of credit and/or borrowing bankers acceptances. Surge intends to continue utilizing letters of credit and bankers acceptances on an as needed basis based on its cash needs.

         Investment income for Fiscal 1999 decreased by $77,124, or 26%, as compared to Fiscal 1998. This decrease is primarily due to Surge's use of previously invested funds in its operations.

         As result of the foregoing, Surge had net loss from operations and net income of $(73,215) and $85,064 for Fiscal 1999, as compared to loss from operations and net income of $(681,594) and $(274,166) for Fiscal 1998.

Liquidity and Capital Resources

As of February 29, 2000

         Working capital increased by $449,231 during the three months ended February 29, 2000 from $5,676,945 at November 30, 1999, to $6,126,176 at
February 29, 2000. This increase resulted primarily from the increase in cash, note receivables and accounts receivable, as partially offset by the increase in debenture payable, decrease in inventory and prepaid expenses and taxes. Surge's Current Ratio (current assets to current liabilities) decreased to

1.7:1 at February 29, 2000, as compared to 4.4:1 at November 30, 1999. Inventory turned about twice as much in the three months ended February 29, 2000, as compared to the three months ended February 28, 1999. The average number of days to collect receivables decreased from 51 days to 27 days. This resulted primarily from an acceleration in terms on the additional sales from the shortage of electronic components in the broker distributor market. Management believes that working capital levels are adequate to meet the current operating requirements of Surge.

         In April 1998, Surge renewed the letter of credit agreement with its bank through May 31,1999 allowing Surge to obtain up to $800,000 in outstanding letters of credit and $300,000 in direct borrowings with a maximum borrowing limit of $1,000,000. The direct borrowings incur interest at the bank's prime rate per annum. The agreement also provides for the creation of banker's acceptances (drafts drawn on and accepted by a bank). Direct borrowings are limited to advances based on 80% of eligible receivables and 25% of eligible inventory capped at $100,000. Surge is charged one-half percent (1/2%) upon opening of the letter of credit, one-half percent (1/2%) on negotiation and two percent (2%) per annum over the banker's acceptance rate over the borrowed term. The agreement requires Surge to be in compliance with certain financial ratios including a debt to equity ratio and a minimum amount of tangible net worth. In May 1999, the letter of credit agreement with the bank expired. Surge is negotiating a new agreement with the bank.

         Surge renovated its current facilities during 1998 at a total cost of $237,000. Additionally, the renovation provides additional space for test labs, which allows Surge to provide customers with prompt information regarding the specifications of its products and provides space for additional sales staff. In May 1998, Surge leased an additional 2,500 square feet at its corporate headquarters to facilitate the above changes and improvements, increase warehouse space, improve efficiency and provide for the future expansion of staffing needs.

         In addition to the costs associated with the expansion of Surge's facilities, Surge expects to continue to incur significant operating costs. These costs consist principally of increased payroll and marketing related charges. The future profitability of Surge will therefore depend on maintaining increased sales levels. In March 1999, Surge opened a marketing office in Taiwan. This office provides marketing and customer service for the Asian market. The cost and related expenses of this office have been minimal since Surge is utilizing the same office space used by its supplier management group.

         Effective January 1, 2000, Challenge entered into a verbal agreement to supply audible transducers for computer keyboards to Intel Corporation. The agreement is for one year; however, it is terminable at will by Intel Corporation. There can be no assurance that Challenge will continue to have a relationship with Intel.

         In March 1999, Surge entered into an agreement with Future Electronics Inc. ("Future") for the marketing, promotion and distribution of its products. The agreement is for a one-year period and automatically renews for one- year periods unless terminated in writing by either party. Future is a world wide authorized distributor of passive components. Management anticipates that this relationship with Future will introduce Surge's products to many new potential customers.

         Surge has updated its equipment, procedures and personnel in the hopes that it will better enable itself to attract new customers as well as increase the sales volume with its existing customers, and is seeking to expand sales to its existing customer base by offering a broad range of complementary products. In 1997, Surge established a Web site, giving the engineering community exposure and access to any and all information about Surge and its products, which they would consider to include in their design. In January 2000, Surge updated its Web site capability.

         In March 1999, the underwriters exercised a portion of their warrants received during the Surge July 1996 Public Offering. In exchange for $8,736, the underwriters received 54,600 Warrants. These Warrants are identical to those issued pursuant to the Company's Public Offering. In February and March 2000, the underwriters exercised a portion of their warrants received from the Company's July 1996 Public Offering in exchange for $116,640 and the underwriters received 23,400 Shares.

         In December 1999, Surge entered into two note agreements with a bank for aggregate borrowings of $500,000. The notes, which accrue interest at the prime rate, were due on December 31, 1999. These notes have been repaid.

         During the three months ended February 29, 2000, Surge had net cash provided by operating activities of $2,102,692, as compared to $519,743 used in operating activities in the three months ended February 28, 1999. The increase in cash provided by operating activities resulted from Surge's significant increase in revenues and earnings and accrued expenses and taxes.

         Surge had net cash used in investing activities of $2,042,626 for the three months ended February 29, 2000, as compared to $75,757 for the three months ended February 28, 1999. As discussed more fully below, Surge loaned an aggregate of $1,915,876 to Global and MailEncrypt.com, Inc. as of February 29, 2000.

         Surge had net cash provided by financing activities of $5,496,412 for three months ended February 29, 2000, as compared to $7,500 for the three months ended February 28, 1999. This increase in the cash provided by financing activities was a result of proceeds from a private placement and the result of the proceeds from the exercise of stock options offset by loan costs. As a result of the foregoing, the Company had a net increase in cash of $5,556,478 during the three months ended February 29, 2000, as compared to a net decrease of $588,000 for the three months ended February 28, 1999.

         Surge expects that its cash flow from operations, current investment program and the Surge's private placement will be sufficient to meets its current financial requirements over at least the next twelve months.

         In December 1999, Surge granted options to certain of its employees and consultants, pursuant to the Option Plan, to purchase 209,000 shares of the Company's Common Stock at an exercise price of $2.6875 per share.

         From December 1, 1999 through February 29, 2000, stock options totaling 62,700 shares at an aggregate exercise price of $92,400 were exercised.

         In February 2000, Surge formed a Delaware corporation, Superus, as a wholly owned subsidiary of Surge. Subject to stockholder approval and the approval of the GDIS Acquisition, Surge intends to transfer all assets and liabilities of Surge and Challenge/Surge Inc. to a newly formed wholly owned subsidiary. Surge Company would then merge into Superus, which would become the parent company (collectively, the "Recapitalization").

         On December 8, 1999, the Surge entered into the Purchase Agreement which provides for the purchase of all of the assets and assumption of certain liabilities of Global, in exchange for approximately 239,000 shares of the Company's Series A Preferred Stock, which will be converted into the 23,900,000 shares of Superus' Class B Common Stock, a "tracking stock" of Global's business if the Global Acquisition is approved and consummated. The assets of Global will be held by a wholly owned Delaware subsidiary of Superus. Additionally, on February 16, 2000, the Company entered into a Merger Agreement and Plan of Reorganization to acquire Mail, the terms of which provide for the issuance of 1,821,000 shares of MailEncrypt.com, Inc. Superus' Class B Common Stock to the four stockholders of Mail, and the merger of Mail into a wholly owned subsidiary of Superus. The merger of Mail into Superus is also conditioned on the consummation of the Global Acquisition. The Class B Common Stock will also track the business of Mail. Superus was formed for the purpose of effectuating the Mail Merger and Global Acquisition, issuing the Class A Common Stock, Class B Common Stock and Class B Warrants, and becoming the holding Company of the businesses of the Company, Mail and Global.

         As of February 29, 2000, Surge has incurred debt in the amount of approximately $5,933,000 as a result of a private offering of Convertible Promissory Notes. The Convertible Promissory Notes accrue interest at the rate of 12% per annum commencing February 1, 2000, or approximately $712,000 per annum, and is payable on or before December 31, 2000 if the Global Acquisition is not consummated. In March 2000, Surge completed the Private Placement.

         On October 8, 1999, Surge made a secured loan to Global, in the principal amount of $1,000,000, and received a 10% Convertible Secured Promissory Note in exchange therefore (the "Global Note"). The Global Note was secured by all of the assets of and is junior to certain secured bank credit facilities of Global. Additionally, the loan was secured by 300,000 Global Shares, which were pledged by Mr. Richard Baker, the President of Global. The Global Note was convertible into one Global Share for every three dollars ($3.00) of principal and interest outstanding on the loan, if the originally contemplated merger with Global was not consummated.

         In February 2000, Surge replaced the Global Note with a Subordinated Convertible Promissory Note ("Convertible Note") totaling $6,250,000 and increased the conversion ratio from $3.00 to $1.00 of principal and interest outstanding on the Global Note for every share of Global converted into. Simultaneously therewith, the number of shares pledged by Mr. Richard Baker was increased from 300,000 Global shares to 500,000 Global shares before being replaced by a new pledge agreement in May 2000. Through February 29, 2000, $2,165,876 has been loaned to Global, and the remaining $4,084,124 may be loaned to Global, upon satisfaction of certain conditions. The Convertible Note accrues interest at the rate of 10% per annum. Upon completion of the acquisition of Global by Surge the Convertible Note and all accrued interest shall automatically be forgiven. If the acquisition does not occur by July 31, 2000, the Company may, at its own discretion, convert this note into the common stock of Global on a dollar for dollar basis, at the conversion price equal to 90% of average closing price of Global stock for the preceding 20 trading days or demand repayment. The Convertible Note is secured by the pledging of certain shares of stock owned by the President of Global.

         If the Global Acquisition is not consummated by July 31, 2000, the Global Note will become convertible, or payable upon demand. The Company does not believe that Global would be able to pay the amount due under the Convertible Note if the Global Acquisition is not consummated. Additionally, none of Global's securities are registered for resale. As such, in the event of a default on the Convertible Note, or failure of the GDIS Acquisition to be consummated for any reason, Surge has reason to believe that the security and assets of Global may not be sufficient to satisfy Global's obligation under the Convertible Note. As such, the failure of the Global Acquisition to close, could have material adverse consequences to the Company.

         In February 2000, Surge entered into an agreement with Mail whereby Surge loaned $750,000 to Mail. The Note bears interest at the rate of 10% per annum and is due July 30, 2000. Upon completion of the acquisition of MailEncrypt by Surge the note and all accrued interest shall automatically be forgiven. In the event the MailEncrypt Merger is terminated, the Note is convertible into the Common Stock of Mail.

         On February 16, 2000, Surge entered into an employment agreement with Adam Epstein. The agreement, which names Mr. Epstein as Chairman of the Board and acting Chief Executive Officer, calls for a base salary of $200,000 per annum, subject to increase in certain circumstances. Pursuant to the agreement, Mr. Epstein also received 5 year options to purchase 1,500,000 shares of Superus Class B Common Stock, 300,000 of which are immediately exercisable and the balance exercisable ratably on a monthly basis over 36 months.

         In February 2000, the two founders of MailEncrypt each entered into one-year employment agreements with Superus, which are to be followed, by six-month consulting agreements. They have, in turn, licensed to Surge the software language they developed specifically for MailEncrypt.

         On March 24, 2000, Surge set up a bonus pool for certain of its employees, totaling 10% of the pretax income for the quarter ended February 29, 2000.

         In May 2000, Surge purchased a Certificate of Deposit with Citibank in the amount of $500,000 which will be used to secure a letter of credit to Global DataTel de Colombia for purposes of paying down Global's indebtedness to IBM in South America. The nature of the secured letter of credit will thus permit Global to repay IBM and borrow from Citibank in Colombia at a lower interest rate then their current IBM loan.

Inflation And Increasing Interest Rates

         Recent news indicates that our US economy has clearly exhibited inflationary trends, as indicated by the average consumer price index, which has increased materially over the past two years. The Company has generally been able to offset the impact of rising costs through purchase price reductions. As a result, inflation has not had, nor is it expected to have, a significant impact on the Company's business. However, inflation and increasing interest rates have had a significant effect on the economy in general and, therefore, could affect the Company's future operating results. Moreover, recent announcements by the Federal Reserve, as well as increases in salaries and the GDP generally, has had interest rates during 2000. Even minor increases in interest rates can increase the Company's cost of capital and offset revenues. Moreover, the Company has recently incurred approximately $6,000,000 of debt as a result of the Note Offering, which totaled $7,000,000.

Year 2000 Issue

         Some computers, software, and other equipment include programming codes in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean something other than the year 2000. These problems were widely expected to increase in frequency and severity as the year 2000 approached, and are commonly referred to as the "Year 2000 Problem."

         While Surge has not suffered any material effects relating to the Year 2000 Problem since January of 2000, the Year 2000 Problem could have latent affects on computers, software, and other equipment used, operated, or maintained by Surge or its suppliers and customers. Accordingly, Surge reviews on an ongoing basis its internal computer programs and systems to ensure that the programs and systems will not fail. Surge has been advised by MIS Consultants and Friendly Software, that their own software has been designed and developed with a resolution to the Year 2000 Issue and therefore, its computer systems are Year 2000 compliant. Surge has spent approximately $15,600 to become Year 2000 compliant and does not anticipate incurring any additional costs.

         In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators, and other common devices may be affected by the Year 2000 Problem. Surge has not, to date, experienced any failure of such equipment, but no assurance can be made that such problems could not arise in the future. Surge estimates the total cost to Surge of completing any required modifications, upgrades, or replacements of these internal systems will not have a material adverse effect on Surge's business or results of operations. This estimate is being monitored even after January 1, 2000, and will be revised as additional information becomes available.

         Surge's accounting system is not linked to any outside software system. However, Surge has limited or no control over the actions of these third party suppliers and customers. Thus, while Surge expects that it will be able to resolve any significant Year 2000 Problems with these systems, there can be no assurance that these suppliers and customers will resolve any or all Year 2000 Problems with these systems before the occurrence of a material disruption to the business of Surge or any of its customers. Any failure of these third parties to resolve Year 2000 Problems with their systems in a timely manner could have a material adverse effect on Surge's business, financial condition, and results of operation. To date, no such third parties have reported any material Year 2000 Problems. Based on the activities described above, Surge does not believe that the Year 2000 Problem will have a material adverse effect on Surge's business or results of operations.

         Surge's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, and unanticipated problems identified in the ongoing compliance review.

As of November 30, 1999 Compared to November 30, 1998

         Working capital decreased by $148,392 for Fiscal 1999 from $5,825,337 at November 30, 1998 to $5,676,945 at November 30, 1999. This decrease resulted primarily from the decrease in cash and marketable securities and an increase in accounts payable and accrued expenses. Surge's Current Ratio decreased to 4.36:1 at November 30, 1999, as compared to 5.12:1 at November 30, 1998, as a result of funds being used in operations and increased accounts payable and accrued expenses. The average number of days to collect receivables decreased from 57 days to 51 days. Inventory turned more in Fiscal 1999 as a result of Surge's efficiency in managing inventory and increased sales volumes. Working capital levels are expected to be adequate to meet the current operating requirements of Surge.

         Approximately 57% and 38% of the total goods purchased by Surge in 1999 and 1998 were manufactured in foreign countries and the majority of Surge's purchases are made from manufacturers in Asia. Substantially all of Challenge's products are purchased domestically. However, in order for Challenge to remain competitive, they have begun importing purchases from manufacturers in Asia. In Fiscal 1999, this represented 16% of the total goods purchased by Challenge. In addition approximately 12% and 4% of the 1999 and 1998 sales for Surge and Challenge, respectively, are exported to various countries. Surge has minimized the risk of currency fluctuations by purchasing and selling its products in United States currency.

         On December 29, 1998, Surge entered into a letter of intent to purchase all the issued and outstanding capital stock of Orbit Network, Inc. in exchange for 25,000,000 shares (76% of the then outstanding shares on a fully-diluted basis) of Surge's common stock. This transaction was terminated by Surge in August 1999.

         During Fiscal 1999, Surge had net cash used in operating activities of $977,656, as compared to $168,092 provided by operating activities in Fiscal 1998. The decrease in cash used in operating activities resulted from a increase in accounts receivable and inventory and increase in accounts payable and accrued expenses, as partially offset by Surge's net income.

         Surge had net cash used in investing activities of $266,315 for Fiscal 1999, as compared to $1,214,945 for Fiscal 1998. In October 1999, Surge lent Global $1,000,000 the funds for which came in part from the sale of the marketable securities. Surge reinvested dividends, pursuant to its investment program, into marketable securities. Additionally, Surge incurred costs related to the improvements of its current facilities.

         Surge had net cash provided by financing activities of $16,361 for Fiscal 1999, as compared to $461,620 used in financing activities for Fiscal 1998. This increase in the cash provided by financing activities was the result of proceeds from issuance of warrants and exercised options. As a result of the foregoing, Surge had a net decrease in cash of $1,227,610 during Fiscal 1999, as compared to a net decrease of $1,508,473 for Fiscal 1998.

         Surge expects that its cash flow from operations, current investment program and Surge's line of credit agreement will be sufficient to meets its current financial requirements over at least the next twelve months.

                        SURGE -- DESCRIPTION OF BUSINESS

General

         Surge is a supplier of electronic products and components. These products include capacitors, which are electrical energy storage devices, and discrete components, such as semiconductor rectifiers, transistors and diodes, which are single function low power semiconductor products that are packaged alone as compared to integrated circuits such as microprocessors. Surge's products are typically utilized in the electronic circuitry of diverse products, including, but not limited to, automobiles, cellular telephones, computers, consumer electronics, garage door openers, household appliances, power supplies and smoke detectors. Surge's products are sold to both original equipment manufacturers ("OEMs"), who incorporate them into their products, and to distributors of Surge's product lines.

         Surge's products are manufactured predominantly in Asia by approximately 15 independent manufacturers. Surge does not have any binding long-term supply, distribution or franchise agreements with its distributors. Surge acts as the exclusive sales agent through independent sales representative organizations in North America for many of its manufacturers pursuant to oral agreements. Through Surge's wholly-owned subsidiary, Challenge, Surge also engages in the broker distribution business. In such business, Challenge purchases name brand electronic components and products, typically from domestic manufacturers and authorized distributors, to fill specific customer orders. Challenge historically purchased such components and products in the open market on the best available terms and generally keeps small inventories. During the latter part of 1999, Challenge began selling two new product lines which required maintaining higher inventory levels. Challenge's revenues are generally derived from the mark-up on the sale of tangible products. Challenge operates as a separate entity and has certain sales representatives of its own, but generally shares management and facilities with Surge.

         The acquisition of Orbit Networks Inc., as disclosed by Surge in prior filings, has been terminated by Surge's Board of Directors in August of 1999.

         Surge was incorporated under the laws of the State of New York on November 24, 1981. Surge completed an initial public offering of its securities in 1984 and a second offering (the "Public Offering") in August 1996 in which it received net proceeds of approximately $4,807,000. Surge's principal executive offices are located at 1016 Grand Boulevard, Deer Park, New York 11729; and its telephone number is (631) 595-1818. Challenge/Surge, Inc. is a New York corporation, was formed in 1988, and is a wholly owned subsidiary of Surge ("Challenge").

Industry Background

         The United States electronics distribution industry is composed of manufacturers, national and international distributors, as well as regional and local distributors. Electronics distributors market numerous products, including active components (such as transistors, microprocessors, integrated circuits and semiconductors), passive components (such as capacitors and resistors), and electro mechanical, interconnect and computer products. Surge focuses its efforts on the distribution of capacitors and discrete components, a small subset of the electronic component market.

         The electronics industry has been characterized by intense price cutting and rapid technological changes and development which could materially adversely affect Surge's future operating results. In addition, the industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers and end-users of Surge's products, as well as all distributors. Furthermore, the life-cycle of existing electronic products and the timing of new product development and introduction can affect the demand for electronic components including Surge's products. Accordingly, any downturn in the electronics industry in general, could adversely affect Surge's business and results of operations. There are forces of change affecting the wholesale distribution industry, including the electronics industry. Those forces of change, as described in the 1998 Arthur Andersen report entitled "Facing the Forces of Change",** include electronic commerce, supply chain integration, strategic alliances and globalization. Surge is finding itself needing to address these dynamics as it plans its strategy for the next several years. Additionally, the businesses of both Global and Mail, which Surge intends to acquire, are primarily Internet related. The Internet industry is categorized as rapidly developing and changing. Moreover, the technology industry as a whole, and Internet companies in particular, tend to be extremely sensitive to the economy and fluctuating Interest rates.

Products

         Surge supplies a wide variety of electronic components bearing Surge's private "Surge" label which can be broadly divided into two categories --capacitors and discrete components. For both the fiscal years ended November 30, 1998 ("Fiscal 1998") and November 30, 1999 ("Fiscal 1999"), capacitors accounted for approximately 79% of Surge's sales in both years while discrete components accounted for approximately 21%, respectively, of Surge's sales. Capacitors and discrete components can be categorized based on various factors, including function, construction, fabrication and capacity. The principal products sold by Surge under the Surge name or brokered by Challenge are set forth below.

Capacitors

         A capacitor is an electrical energy storage device used in the electronics industry for varied applications, principally as elements of resonant circuits, in coupling and bypass applications, blockage of DC current, as frequency determining and timing elements, as filters and delay-line components, and in voltage transient suppression (circuit protection devices).

Surge's product line of capacitors includes:

         Aluminum Electrolytic Capacitors. These capacitors, which are Surge's principal product, are storage devices used in power applications to store and release energy as the electronic circuitry demands. They are commonly used in power supplies and can be found in a wide range of consumer electronics products. Surge's supplier in Taiwan has one of the largest facilities for these products in Taiwan. This facility is fully certified for the International Quality Standard ISO 9002, which means that it meets certain stringent requirements established in Europe and adopted throughout the world to ensure that the facility's manufacturing processes, equipment and associated quality control systems will satisfy specific customer requirements. This system is also intended and designed to facilitate clear and thorough record keeping of all quality control and testing information. This system is also intended and designed to ensure clear communication from one department to another about the information (i.e., quality control, production or engineering). This permits Surge to monitor its quality control/manufacturing process information and to respond to any customer questions.
--------
**Published by Distribution Research and Education Foundation, Washington, D.C.

         Ceramic Disc Capacitors. These capacitors are the least expensive and are widely used in the electronics industry. They are commonly used to bypass or filter semiconductors in resonant circuits and are found predominantly in a wide range of low cost consumer products including appliances, games and toys.

         Mylar Film Capacitors. These capacitors are frequently used for noise suppression and filtering. They are commonly used in telecommunication and computer products. Surge's supplier in Taiwan has a facility fully certified for the International Quality Standard ISO 9002.

         Tantalum Capacitors. These capacitors are miniature in size and are used predominately in timing circuits and applications which are critical in response time, such as in smoke detectors and security equipment.

Discrete Components

         Discrete components, such as semiconductor rectifiers, transistors and diodes, are packaged individually to perform a single or limited function, in contrast to integrated circuits, such as microprocessors and other "chips," which contain from a few diodes to as many as several million diodes and other elements in a single package, and are usually designed to perform complex tasks. Surge almost exclusively distributes discrete, low power semi conductor components rather than integrated circuits.

         Rectifiers. Low power semiconductor rectifiers are devices that convert alternating current ("AC" power) into one directional current ("DC" power) by permitting current in one direction only. They tend to be found in most electrical apparatuses, especially those drawing power from an AC wall outlet. Surge sells a wide variety of rectifiers, including Schottky barrier rectifiers (a high speed rectifier which utilizes a metal to silicon barrier), super-fast rectifiers, ultra-fast/high efficiency rectifiers, fast recovery rectifiers (the time within which the current recovers from spikes of voltage or current), fast recovery glass passivated rectifiers (a chip coated with a glass material to protect the component from thermal stress in a circuit), silicon rectifiers (utilize silicon rectifying cells designed to withstand large currents and high voltages), soft recovery/fast switching rectifiers, high voltage rectifiers, bridge rectifiers (connect multiple circuits in parallel), flat pack surface mount rectifiers (chip style used in miniaturization), self package surface mount rectifiers (chip style without leads and used in miniaturization) and auto rectifiers. ISO 9002 and QS 9000 automotive certification is giving Surge an opportunity to market its products in the automotive segment.

         Transistors. Transistors send a signal to the circuit for transmission of waves. They are commonly used in applications involving the processing or amplification of electric current and electric signals, including data, television, sound and power. Surge sells many types of ISO 9002 transistors, including small signal transistors (designed for lower levels of current), power transistors (designed for large currents to safely dissipate large amounts of power), lead mounted transistors and surface mounted transistors.

         Diodes. Diodes are two-lead or surface mount components that allow electric current to flow in only one direction. They are used in a variety of electronic applications, including signal processing and direction of current. Diodes sold by Surge include zener diodes (a silicon diode used as a voltage regulator), high speed switching diodes and rectifiers, the most popular type of diode.

Other Products Available

         Optoelectronic Devices. These devices are solid state products which provide light displays, optical links, and fiber-optic signal coupling. Applications vary from digital displays on consumer video equipment, to fiber optic transmission of computer signals, to pattern sensing for regulation, such as is found in automobile cruise controls. Optoelectronic devices sold by Surge include a wide variety of light emitting diode products and numeric display products.

         Circuit Protection Devices. Surge's circuit protection devices include transient voltage suppressors and metal oxide varistors, which protect circuits against switching, lightning surges and other uncontrolled power surges and/or interruptions in circuits. Transient voltage suppressors, which offer a higher level of protection for the circuit, are required in telecommunication products and are typically higher priced products than the metal oxide varistors which are more economically priced and are used in consumer products.

         Audible Signaling Components. These include audible transducers and Piezo buzzers which produce an audible sound for, and are used in back-up power supplies for, computers, alarms, smoke detectors, automobiles, telephones and other products which produce sounds. These products have been used much more frequently in place of conventional speaker types. Surge has initiated marketing relationships with certain Asian manufacturers of audible components to sell these products worldwide.

         New Products. Surge is in the process of introducing new discrete semiconductor components and capacitors which are intended to complement Surge's existing product lines. These products are ones that are commonly used in the same circuit designs as certain of Surge's other products and will further provide a one-stop-shop for the customer. Some of these products are common items used in all applications and others are niche items with a focus towards a particular application. Surge is currently marketing surface mount rectifiers which are used in miniature or compact products such as cellular telephones and pagers. Surge is also marketing multilayer ceramic capacitors widely used in computers and telecommunications applications for filtering. Surge also plans to enter the Internet and E-commerce business by acquiring Global and Mail. There is no assurance that the acquisition of these entities' businesses will be completed, or that if successful, that Surge will be able to compete successfully. Moreover, as the Internet industry is relatively young, there is no way to predict future performance of these businesses, or of the industry as a whole.

Inventory

         Surge's products have been historically stable in price and have not been very susceptible to obsolescence as are many other electronic components. In order to obtain the best available price from its suppliers, Surge will typically waive the right to obtain refunds if prices are subsequently lowered prior to Surge's sale of the products, as well as the right to return inventory to manufacturers. Surge generally tries to pass these savings on to its customers. Surge intends to implement a bar code system to improve the efficiency of its inventory control. A bar code system will enable Surge to automatically record all inventory received, reduce the open order status with the supplier by such amounts of inventory received and create customer invoices based on shipments made to them.

         In order to adequately service its customers' needs, Surge believes that it is necessary to maintain large inventories which makes Surge more susceptible to price and technology changes. Surge has used the proceeds of its Public Offering to maintain its inventories. At any given time, Surge attempts to maintain a three to four month inventory on certain products in high demand for distributors and at least one month for other products. Surge's inventory currently contains more than 50 million component units consisting of more than 3,000 different part numbers. Although the number of components and products will continue to increase as Surge continues to increase its inventories, it will still generally maintain a two to four month inventory. Surge's products range in sales price from less than one cent for a commercial diode to more than $2.00 for high power capacitors and semiconductors. In Fiscal 1999 and 1998, the average per component sales price of the products sold by Surge was approximately $.07. As of November 30, 1999 and November 30, 1998, Surge maintained an inventory of $1,442,067 and $1,159,111, respectively.

         Challenge is in the broker distribution business and fills orders from customers which need electronic components and products that are not readily available from their suppliers. Currently, there is an shortage of electronics products in the United States markets. The shortage of electronic products has resulted in increased business among broker distributors. An increase in Challenge's broker distribution business is reflected in the increase in net sales from $2,922,643 in Fiscal 1998 to $4,671,404 in Fiscal 1999. Challenge currently maintains larger inventories. Challenge is seeking to obtain product rights to certain brand name product lines and establish direct relationships with those manufacturers.

         Although Surge cannot be certain, it believes that the broker distribution business will continue to change and that many of such businesses will have difficulties surviving if they have insufficient resources to compete with the factory direct distributors. In light of this belief, Challenge is considering developing a product line or group of lines manufactured in Asia to be sold under the name of Challenge, in addition to its broker distribution business.

Manufacturing

         Surge obtains substantially all of its products from manufacturers in Asia, while Challenge historically purchased its products domestically although it has entered into certain foreign purchase agreements. Approximately 57% of the total goods purchased by Surge in Fiscal 1999 were manufactured in foreign countries, with the majority purchased in Taiwan 52%, China 26%, South Korea 10%, India 4%, Hong Kong 5% and Japan 3%. Surge purchases its products from approximately 15 different manufacturers, for many of which Surge acts as exclusive sales agent in North America. While these manufacturers are often the leading suppliers for OEMs, especially in the consumer market which is extremely price sensitive, they are typically not the largest manufacturers for these products. Management believes, however, that these manufacturers usually offer lower prices and quicker response times than some of the largest manufacturers.

         Most of the facilities which manufacture products for Surge have obtained or have applied for the International Quality Standard ISO 9002 certification. Surge predominantly purchases its products in United States currency in order to minimize the risk of currency fluctuations. In most cases, Surge utilizes two or more alternative sources of supply for each of its products with one primary and one complementary supplier for each product. The products are manufactured to Surge's order with the "Surge" logo and label. Surge is continually building relationships with suppliers and from time to time adds new suppliers when needed. Surge's relationships with many of its suppliers date back to the commencement of Surge's import operations in 1983.

         Surge generally does not enter into any binding, long term, written agreements with any of its suppliers. Based upon the experience of Surge's Management and Surge's positive working relationship with its current manufacturers, Surge does not believe that written agreements are, or shall be in the foreseeable future, necessary to continue to obtain its products. Surge has established payment terms with its manufacturers including letters of credit and 60 day open account terms.

         For Fiscal 1999 two suppliers each accounted for in excess of 10% of Surge's net purchases. The two are Lifu Electronics, a Taiwanese company, and Master Instrument New York Company, Inc., a New York corporation. Purchases from these suppliers in Fiscal 1999 were approximately $1,761,131, and $1,288,116, respectively, or 19.9% and 14.5%, respectively. In Fiscal 1998 purchases from the foregoing two suppliers were approximately

$1,264,215 and $1,206,277, respectively, or 20.2% and 19.2%, respectively, of total purchases. However, Surge does not regard any one supplier as essential to its operations, since equivalent replacements for most of the products Surge markets are either readily available from one or more of Surge's other suppliers or are available from various other sources at competitive prices. Nevertheless, the loss of, or a significant disruption in, the relationship with any or all of Surge's two major suppliers would most likely have a material adverse effect on its business and results of operations until a suitable replacement could be obtained.

Marketing And Sales

         Surge's sales efforts are directed towards OEM customers in numerous industries where Surge's products have wide application. Surge currently employs nine sales and marketing personnel, including two of its executive officers, who are responsible for certain key customer relationships. Surge's executive officers also devote a significant amount of time to developing and maintaining continuing relations with Surge's key customers.

         Surge uses independent sales representatives or organizations, which often specialize in specific products and areas and, therefore, have specific knowledge of and contacts in particular markets. Sales by the independent organization Win-Cor Electronics Sales Corp. represented 15% of sales of Surge for Fiscal 1999. These organizations normally employ between one and twelve sales representatives. The individual sales representatives employed by the sales organizations generally possess the expertise which enhances the scope of Surge's marketing and sales efforts. This permits Surge to avoid the significant costs associated with creating a direct marketing network. Surge has maintained relationships with certain of its sales organizations since 1988 and continues to engage new sales organizations as needed. Surge believes that additional sales organizations and representatives are available, if required.

         In March 1999, Surge entered into an agreement with Future Electronics Inc. ("Future") for the marketing, promotion and distribution of Surge's products. The agreement is for a one-year period and automatically renews for one-year periods unless terminated in writing by either party. Future is a world wide authorized distributor of passive components. Management anticipates that this relationship with Future will introduce Surge's products to many new potential customers.

         Surge engages independent sales representative organizations in various regions throughout the United States for marketing to OEM customers and distributors. In August 1999, Surge replaced its West Coast Regional Sales Manager and at the same time, Surge restructured its management so as to subdivide its former Midwest Regional Sales Manager's duties among the West Coast and East Coast Regional Sales Managers. Surge believes that such regional sales managers will ensure that Surge's sales activities function properly.

         Surge has initiated a formal national distribution program to attract more distributors to promote Surge's products. Surge has appointed a National District Manager to develop and manage this program. Surge expects this market segment to contribute significantly to Surge's sales growth over time.

         Many OEMs require their suppliers to have a local presence and Surge's network of independent sales representatives are responsive to these needs. In that regard, in order to service the growing importance of the electronics community, during 1998 Surge opened a quality support/engineering location and a sales location in California. There are no current plans to open additional locations. In March 1999, Surge opened a marketing office in Taiwan. This office provides marketing and customer service for the Asian market. The cost and related expenses of this office have been minimal since Surge is utilizing the same office space used by its supplier management group. Surge has been advised that this facility suffered only minor damage in the September 1999 earthquake. There are no current plans to open additional locations.

         Challenge will purchase any electronic products which a customer requires. It, therefore, directly markets its services to the entire electronics industry. However, Challenge's success has resulted primarily from its servicing and purchasing capabilities and its reputation of being able to obtain "hard to find" parts. Challenge's customers include several companies in telecommunications, computers and power supply.

         Effective January 1, 2000, Challenge entered into a verbal agreement which renewed a prior agreement to supply audible transducers for computer keyboards to Intel Corporation. The agreement is for one year and it is terminable at will by Intel Corporation. There can be no assurance Challenge will continue to have a relationship with Intel.

         As of November 30, 1999, Surge had distribution arrangements with 18 sales representative organizations. Sales organizations, which are generally paid a 5% commission on net sales, are generally responsible in their respective geographic markets for identifying customers and soliciting customer orders. Pursuant to agreements with independent sales representatives, such representatives are permitted to represent other electronics manufacturers, but are generally prohibited from carrying a line of products competitive with Surge's products. They develop a territory by selling to both distributors and OEMs. These agreements are terminable on written notice by either party or if breached by either party.

         Surge utilizes the services of the Progressive Marketing Corp., Melville, New York, an unaffiliated marketing/public relations organization, which publicizes Surge's achievements and helps Surge develop greater name recognition and positioning in the electronics industry. On an ongoing basis, this organization places announcements in trade journals concerning new product introductions, the hiring of key personnel and/or of new sales organizations or representatives by Surge.

         Other Surge marketing efforts include generation and distribution of Surge's product catalogs and brochures and attendance at trade shows. Surge has produced an exhibit for display at electronics trade shows throughout the year. Surge's products were promoted at electronic distribution shows in Las Vegas, Nevada in 1998 and 1999 and intends to exhibit at the May 2000 show to continue its commitment and focus on the distribution segment of the industry. Surge produces sales literature to advertise Surge's products and to participate in additional trade shows.

Customers

         Surge's products are sold to distributors and OEMs in such diverse industries as the automotive, computer, communications, cellular telephones, consumer electronics, garage door openers, smoke detectors, and household appliances industries. Surge requests its distributors to provide point of sales reporting which enables Surge to gain knowledge of the breakdown of industries into which its products are sold. However, based on its sales to OEMs, Surge believes that no one industry accounted for a majority of the applications of the products it sold in Fiscal 1999 or Fiscal 1998. For Fiscal 1999, three customers accounted for 39.6% of the Surge's net sales (Millennium Components 16.7%, Leviton Manufacturing Co. 11.5%, and Chamberlain Group Inc. 11.4%). Surge's discrete components are often sold to the same clients as its capacitors. These OEM customers typically accept samples for evaluation and, if approved, Surge works towards procuring the next orders for these items.

         Typically, Surge does not maintain contracts with its customers and generally sells products pursuant to customer purchase orders. The loss of certain customers could have a material adverse effect on Surge, and in fact, during Fiscal 1999 Challenge lost a customer that had accounted for over 10% of its sales as a result of the customer curtailing its business operations. Because of Surge's contracts and good working relationships with its distributors, Surge offers the OEMs, when purchasing through distributors, extended payment terms, just-in-time deliveries and one-stop shopping for many types of electronic products.

Competition

         The markets for Surge's products are highly competitive. Surge competes with numerous well- established foreign and domestic importers, and numerous local, regional and national distributors. Surge's principal competitors in the sale of capacitors include Nichicon, Panasonic, Illinois Capacitor and NIC. Its principal competitors in the sale of discrete components include General Instrument Corp., Motorola, Inc., Microsemi Corp., Diodes, Inc. and Samsung. Many of Surge's competitors are well established, with substantial expertise, and possess substantially greater financial, marketing, personnel and other resources than Surge. Surge believes it competes effectively with such companies by providing equal or higher quality products at lower prices, and with an additional emphasis on marketing and customer service. Surge's motto is "never say no," as Surge offers same day fulfillment without minimum purchase order requirements or other limitations and generally maintains flexibility to ensure complete customer satisfaction. Management believes that Challenge is able to compete effectively, in large part, because of its sourcing and purchasing capabilities and its knowledge of where "hard to find" parts are available.

Management Information Systems

         Surge has made an investment in computer hardware and software. Surge's management information systems ("MIS") consultants are responsible for software and hardware upgrades, maintenance of current software and related databases, and designing custom systems. Surge believes that its MIS personnel are important to Surge's success and believes in continually upgrading its hardware and software. As part of its MIS program, Surge is implementing individual bar coding on most products and intends to implement a bar code system to improve the efficiency of its inventory control system. All sales personnel of Surge are equipped with computer terminals to assist in providing up-to-date reliable information to customers. Surge's purchasing department manages Surge's inventory on a real time computer system offering the sales and accounting departments complete knowledge regarding inventory availability, income and expense levels, sales and product line information. Management also analyzes various reports, including product, profit, and sales trends using Surge's computer system. Surge intends to continually evaluate and upgrade its IBM compatible computer system.

Customer Service

         Surge maintains two full-time customer service employee whose time is dedicated largely to respond to inquiries such as price quote requests, delivery status of new or existing purchase orders, changes of existing order dates, quantities, dates, etc. Surge intends to increase its customer service capabilities.

Proprietary Information

         Surge holds no patents and has no trademarks or copyrights registered in the United States Patent and Trademark Office or in any state, exclusive of the assignment of the pending trademark application for Superus. While such protection is not currently considered essential to the success of its business, it may become important to Surge in the future.

         Surge relies on proprietary know-how and will employ various methods to protect its processes, concepts, ideas and documentation associated with its proprietary products. However, such methods may not afford complete protection, and there can be no assurance that others will not independently develop such processes, concepts, ideas and documentation.

Foreign Trade Regulation

         Most products supplied by Surge are manufactured in Asia, including such countries as Taiwan, South Korea, Hong Kong, India, Japan and China. The purchase of goods manufactured in foreign countries is subject to a number of risks, including economic disruptions, transportation delays and interruptions, foreign exchange rate fluctuations, imposition of tariffs and import and export controls, and changes in governmental policies, any of which could have a material adverse effect on Surge's business and results of operations.

         From time to time, protectionist pressures have influenced United States trade policy concerning the imposition of significant duties or other trade restrictions upon foreign products. Surge cannot predict whether additional United States Customs quotas, duties, taxes or other charges or restrictions will be imposed upon the importation of foreign components in the future or what effect such actions could have on its business, financial condition or results of operations.

         The ability to remain competitive with respect to the pricing of imported components could be adversely affected by increases in tariffs or duties, changes in trade treaties, strikes in air or sea transportation, and possible future United States legislation with respect to pricing and import quotas on products from foreign countries. Surge's ability to remain competitive could also be affected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations. While Surge does not believe that any of these factors adversely impact its business at present, there can be no assurance that these factors will not materially adversely effect Surge in the future. Any significant disruption in the delivery of merchandise from Surge's suppliers, substantially all of whom are foreign, could have a material adverse impact on Surge's business and results of operations.

Government Regulation

         Various laws and regulations relating to safe working conditions, including the Occupational Safety and Health Act, are applicable to Surge. Surge believes it is in substantial compliance with all material federal, state and local laws and regulations regarding safe working conditions. Surge believes that the cost of compliance with such governmental regulations is not material.

Backlog

         As a result of an increase in sales, as of November 30, 1999, Surge's backlog was approximately $3,698,735 as compared with approximately $2,417,086 at November 30, 1998. Substantially all backlog is shipped by Surge in 90 to 180 days. Year to year comparisons of backlog are not necessarily indicative of future operating results.

Employees

         As of November 30, 1999, Surge employed 24 persons, two of whom are employed in executive capacities, seven are engaged in sales, one in engineering, two in purchasing, four are engaged in administrative capacities, two are in customer service, two are in bookkeeping and four are in warehousing. Twenty-three (23) employees are employed full-time and one is employed part-time by Surge. None of Surge's employees are covered by a collective bargaining agreement. Surge considers its relationship with its employees to be good.

Description of Property

         Surge leases its executive offices and warehouse facility, located at 1016 Grand Boulevard, Deer Park, New York, 11729, at an annual rental of $72,176 during 1998 and $79,472 during 1999. The lessor is Great American Realty of Deer Park Co., an entity owned equally by Surge's President, Vice President and a Director, Mark Siegel. Rent is scheduled to increase by 3% per annum during the term of the lease, which expires on December 31, 2008. The facility consists of approximately 4,500 square feet of office space and approximately 3,000 square feet of warehouse space. Surge remodeled the warehouse to provide for a more efficient flow in the warehouse. During 1998, Surge renovated the office facilities to allow for expansion of the sales department, clerical, finance and purchasing departments. Surge believes the new working environment has lead to greater productivity. Any leasehold improvements will be and will remain the property of the lessor.

Legal Proceedings

         Surge is not currently subject to any legal proceedings.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE RECAPITALIZATION AND BELIEVES IT TO BE IN THE BEST INTEREST OF OUR STOCKHOLDERS. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL ONE


                             SURGE APPRAISAL RIGHTS

         Surge is a New York corporation. Section 910 and Section 623 of the New York Business Corporation Law (the "NYBCL") provide dissenter's rights (sometimes referred to as "appraisal rights") under certain circumstances to stockholders of a New York corporation that is involved in a merger.

         Record holders of Surge common stock, Surge Convertible Preferred Stock and Surge Class A Warrants (collectively "Surge Securities") that follow the appropriate procedures, as set forth in Section 623 are entitled to appraisal rights under Section 910 in connection with the Merger of Surge with and into Superus (the "Superus Merger.")

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE NYBCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTIONS 623 AND 910, WHICH IS REPRINTED IN ITS ENTIRETY AS Annex F TO THIS PROXY STATEMENT AND PROSPECTUS. ALL REFERENCES IN SECTIONS 623 AND 910 TO A "STOCKHOLDER" AND IN THIS DISCUSSION TO A "RECORD HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF SURGE SECURITIES IMMEDIATELY PRIOR TO THE EFFECTIVE DATE AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF SURGE SECURITIES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

         THIS PROXY STATEMENT AND PROSPECTUS CONSTITUTES NOTICE OF APPRAISAL RIGHTS TO THE HOLDERS OF SURGE SECURITIES.

IN ORDER TO EXERCISE YOUR RIGHTS TO DISSENT AND APPRAISAL, YOU MUST NOT VOTE FOR THE RECAPITALIZATION AND MUST FOLLOW EACH AND EVERY INSTRUCTION HEREIN

         Sections 623 and 910 of the New York Business Corporation Law give to any stockholder of Surge who wishes to object to the Superus Merger (an"Objecting Stockholder") the right to receive from Surge in cash, the fair value of his or her shares, provided that the Superus Merger is not abandoned or fails to be approved and authorized, and provided, further, that the following procedure is carefully followed.

                  (a)The Objecting Stockholder must not vote in favor of the Recapitalization and, before the proposal to approve the Recapitalization is submitted to a vote at the Special Meeting of Stockholders, where this Proposal 1 will be put to vote, he or she must file with Surge written objection thereto stating his or her intention to demand payment for his or her shares. The written objection should be sent to Surge Components, Inc., Attention of Mr. Steven J. Lubman, Corporate Secretary. Registered Mail, Return Receipt Requested is recommended. The objection may also be submitted at the meeting, but before a vote is taken on the Superus Merger, as part of the Recapitalization.

                  (b)The objection shall include (i) a notice of election to dissent, (ii) the stockholder's name and residence address, (iii) the number of shares as to which the stockholder dissents and (iv) a demand for payment of the fair value of the stockholder's shares if the Superus Merger is consummated.

                  (c)A Negative Vote is Not Sufficient. A stockholder may not dissent as to less than all of the shares as to which he has a right to dissent, held by him of record that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

                  (d)Within ten days after the date of the Annual Meeting, Surge must give written notice to each Objecting Stockholder that the Superus Merger has been authorized by the vote of Surge's stockholders.

                  (e)Together with the written demand or within one month thereafter, the Objecting Stockholder must submit certificates representing all of his shares of Surge's stock to Surge or its transfer agent for the purpose of affixing a notation indicating that a demand for payment has been made. Otherwise, at the option of Surge, exercised by written notice given within 45 days from the date of filing of the notice to dissent, he or she will lose his objector's rights, unless a court, for good cause shown, otherwise directs.

                  (f)Within 15 days after the later of the Effective Date or last day of the period during which written demand by the Objecting Stockholder must be made (but in no case later than 90 days from the date of meeting), Surge shall make a written offer by registered mail to each Objecting Stockholder to pay for his or her shares at a specified price which Surge considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the Superus Merger has been consummated at the time of such offer, the offer shall also be accompanied by (i) the advance payment to each Objecting Stockholder who has submitted to Surge his or her stock certificates as provided in paragraph
(e), of an amount equal to 80% of the amount of such offer, or (ii) as to each Objecting Stockholder who has not yet submitted his or her stock certificates, a statement that Surge will make an advance payment to him or her of an amount equal to 80% of the amount of such offer promptly upon submission of his or her stock certificates. Every advance payment or statement as to advance payment shall include advice to the Objecting Stockholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. Any offer shall be made at the same price per share to all Objecting Stockholders.

                  (g)If, within 30 days after making such offer, the Objecting Stockholder and Surge agree upon the price to be paid for his or her shares, payment must be made by Surge within 60 days of the date of the making of such offer upon the surrender of the certificates representing his or her shares.

                  (h)If Surge fails to make such offer as provided in paragraph
(f) or if the Objecting Stockholder and Surge fail to agree upon the price to be paid within 30 days of the date of Surge's offer, Surge shall, within 20 days after the expiration of the applicable time period, institute a special proceeding in the Supreme Court of the

State of New York, County of Suffolk to determine the rights of the Objecting Stockholder and to fix the fair value of his or her shares.

                  (i)If Surge fails to institute such special proceeding the Objecting Stockholder may do so within 30 days after the expiration of such 20 day period. Failure of the Objecting Stockholder to institute such proceedings will result in the loss of his or her objector's rights unless the court, for good cause shown, otherwise directs.

                  (j)Within 60 days after the final determination of the special proceeding, Surge shall pay to each Objecting Stockholder the amount found to be due him or her, upon surrender of the certificates representing his or her shares.

         The foregoing summary of the rights of Objecting Stockholders does not purport to be complete and is qualified in its entirety by reference to Sections 623 and 910 of the New York Business Corporation Law, a copy of which appears in Annex F to this Proxy Statement.

             PROPOSAL 2-- APPROVAL OF GDIS ASSET PURCHASE AGREEMENT

         The asset purchase agreement dated December 8, 1999 (the "Purchase Agreement") is, by and among Surge, GDIS Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Surge ("GDIS") and Global DataTel, Inc., a Delaware corporation ("Global"). It provides for the acquisition of all of Global's assets (the "GDIS Acquisition") by GDIS. The Purchase Agreement has been unanimously approved by the Surge and Global Boards of Directors. The GDIS Acquisition will be completed if approval of Proposal 2 by Surge's and Global's stockholders is obtained and all other conditions to the Purchase Agreement are satisfied or waived. There are 5 shareholders of Global Common Stock which own an excess of the majority of outstanding Global common stock and who have given Global management proxies to vote in favor of the GDIS Acquisition or have consented to the GDIS Acquisition in writing See "Conditions to the Acquisition" below. In full consideration for the sale, transfer, conveyance, assignment and delivery of the assets by Global to GDIS and in consideration of up to approximately $6,250,000 of loans, the Global assets were transferred under a pledge agreement for Surge. In addition, in reliance upon the representations and warranties made by Global and for other consideration, Surge has paid to GDIS an aggregate of 239,000 shares of Surge's Series A Redeemable Convertible Preferred Stock, $.001 par value per share ("Preferred Shares"), issuable on a 100 for 1 basis to the Global stockholders. The Preferred Shares are being held in escrow subject only to approval of the GDIS Acquisition by Surge's and Global's stockholders under this Proposal 2. Upon the Effective Date, each of Surge's Preferred Shares will automatically convert into, and shall vote on a converted basis of, 100 shares of Superus Class B Common Stock.

         The stockholders of Surge and Global are each being asked herein to approve the Purchase Agreement and the issuance of Superus Class B Common Stock to the Global stockholders.

Global DataTel, Inc.

         Global DataTel, Inc. has its principal executive offices at 3333 Congress Avenue, Suite 1404, Delray Beach Florida 33445. Global maintains a Web site at "www.GlobalDataTel.com." Global's common stock ceased trading on the NASD's OTC Bulletin Board market under the symbol "GDIS" in December 1999. It is intended that on completion of the GDIS Acquisition the Class B Common Stock shall be listed for trading on the Nasdaq National Market System as a tracking stock. The Class B Common Stock shall represent the assets of both GDIS, and MailEncrypt, and the business and financial condition of these two subsidiaries after the Effective Date.

         Global, through its wholly-owned subsidiary, is a leader in Latin America in medium to large Web and system integration projects. Global is a first tier IBM Business Partner, Microsoft Solution Provider, Lotus Premier Team Provider and distributor for JBA International ERP Company. Global also distributes hardware for Compaq, Dell, Hewlett-Packard and Cisco Systems.

         Certain publicly available information is retrievable from the SEC's Web site at "www.sec.gov."

         eHOLA, a wholly owned subsidiary of Global, provides dial-up Internet access in over 350 cities in Latin America and also provides both simple and sophisticated e-commerce business solutions through distribution partnerships with such industry leaders as BroadVision, Inc. See "Global - Description of Business" below.

Asset Purchase Agreement

         Effective Date. Completion of the GDIS Acquisition shall be conditioned upon the satisfaction of all representations and warranties under the Purchase Agreement. Surge and Global must obtain the required vote of their stockholders under this Proposal 2.

Treatment of Global Securities

            (i) Each 100 issued and outstanding shares of Common Stock, $.001 par value, of Global ("Global Shares") shall be converted into the right to receive one Surge Preferred Share which are now being held in escrow. Stock certificates representing ownership of the Global Shares shall continue to evidence ownership of such Preferred Shares. Global also currently has 2,000,000 employee stock options issued to certain employees (the "Global Employee Options"). These options will convert into options to purchase Class B Common Stock, with identical terms, and at the same rate as the Global Shares.

            (ii) No fraction of a Preferred Share (or underlying Class B Common Stock) will be issued, but in lieu thereof, each holder of Global Shares who would otherwise be entitled to a fraction of a share of Class B Common

Stock (after aggregating all fractional Class B Common Stock to be received by such holder) shall be entitled to receive from Surge an amount of cash, without interest (rounded to the nearest whole cent), equal to the product of (i) such fraction, multiplied by, (ii) the average closing bid price of Class B Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the Effective Date, as reported on Nasdaq or any exchange on which the Common Stock may then be traded. A fractional interest shall not entitle the owner thereof to vote such interest or to any other rights as a security holder with respect to such interest.

         Stock Options and Warrants. At the Effective Date, Global's common stockholders and option holders will not have to take any action and their securities will automatically be re-designated. Global's stockholders will be contacted by an Exchange Agent for purposes of exchanging the Global Shares and Global Employee Options.

         The Exchange Ratio. The Exchange Ratio under the Purchase Agreement is as follows: one hundred Global Shares for each Preferred Share of Surge, or an aggregate of 239,000 Preferred Shares. At the Effective Date following stockholder approval herein, each Preferred Share will automatically convert and shall vote on an as converted basis for l00 shares of Class B Common Stock. Each Global employee option shall be converted into an equal number of options to purchase Class B Common Stock. The Surge Class A Warrants shall likewise be convertible, at the sole discretion of each holder thereof, into an equal number of Class B Warrants and shall remain identical in terms to wit, exercisable at $5.00 per warrant for one share of Class B Common Stock, and callable if the Class B Common Stock trades at or above $7.50 per share for 20 consecutive trading days and shall expire on July 31, 2003. Should Superus split, reclassify or combine its Common Stock, or pay or grant all stockholders of Superus a stock dividend or other stock distribution, then the Exchange Ratio in so far as it relates to any securities would be adjusted to reflect such event. Pursuant to the terms and conditions of the Purchase Agreement, after the repayment to Surge of $1,844,000 of outstanding loans, GDIS and MailEncrypt shall be entitled to 72% of all net proceeds from the exercise of Class B Warrants with the remaining 28% to be paid to New Surge. The outstanding Superus options granted to Surge management shall become immediately exercisable to purchase 2,650,000 shares of Class B Common Stock at $2.69 per share and Surge management will forfeit all rights to 5,300,000 shares previously granted to them.

Reasons for the Acquisition

         Surge and Global each believe that the GDIS Acquisition will result in a combined company with an enhanced financial position, stronger product pipeline and deeper organizational and other resources. The following specific reasons are believed by the companies to support the GDIS Acquisition:

         Complementary Product Development Programs. The companies have complementary programs in various product areas.

         Entrance and Expansion of Internet Business. The GDIS Acquisition brings with it, eHOLA, a leading Internet Service Portal which is an Internet Service/Contract Provider specializing in the Latin American marketplace. eHOLA signed a collaboration agreement with IBM whereby eHOLA is pre-loaded in all IBM Aptiva computers shipped to Latin America. eHOLA is a diverse multilingual portal that provides a central starting point for finding a variety of information on the Internet. eHOLA would mark Surge's entrance into the growing Internet arena.

         Broader Sources of Income. The GDIS Acquisition brings with it advantageous distribution mechanisms throughout Latin America with Global Web and system integration relationships, and the ability to utilize those channels to provide Latin American businesses access to eHOLA's e-commerce business solutions and Internet access.

         Stronger Financial Position and Cash Resources. Superus' cash otherwise available following the GDIS Acquisition will be invested towards marketing and development of eHOLA. Global does not have, on its own, the distribution network necessary for mass marketing and distribution. The combined cash position of Superus after the GDIS Acquisition should allow Superus to further develop certain products, to invest in new technologies or products and to acquire other companies. New Surge also offers a sourcing advantage for high quality, low cost Internet appliances such as set-top boxes and personal computers.

         Enhanced Manufacturing Capability. The GDIS Acquisition will expand the combined companies' manufacturing and distribution capacity and capabilities.

         Lack of Market Support and Undervaluation of Surge Securities. Surge believes that its securities have suffered significant undervaluation caused by limited market support and lack of market coverage or following by financial analysts. Certain of these services used to be provided by the Company's underwriters, neither of which are in business any more. The GDIS Acquisition will make Surge stockholders holders of a combined entity, with a diverse business including computers and the Internet which has been, and Surge and Global hopes will in the future be, more receptive to market support and following.

         Surge believes that the recent performance of its securities in the marketplace confirms the above-described belief. On August 19, 1999, following Surge's announcement that it had terminated the proposed acquisition of Orbit Network, Surge's existing common stock was trading at approximately $.91 per share and was $1.75 per share on October 7, 1999, the day prior to the signing of the original Merger Agreement with Global. Following the announcement on October l3, 1999, of the Surge's then proposed merger with Global, its common stock increased to $2 3/8 per share, and continued to increase to $6 3/16 per share at January 21, 2000, prior to the MailEncrypt announcement, before reaching $10 per share in early March 2000. Management believes that the decline in Surge's common stock price since March 10, 2000, when the Nasadq stock market peaked, is in line with other smallcap stocks.

         Talented Management Team. The Boards of Directors of Global and Surge believe the combined companies will have a strong, talented management team combining key managers at Global with key Surge managers. All of Global's and Surge's management teams are expected to continue with the combined companies.

Interests of Executive Officers and Directors

         The executive officers and Directors of Surge have substantial direct and indirect benefits in the completion of the GDIS Acquisition. Messrs. Ira Levy, Steven J. Lubman, David Siegel and Mark Siegel, the Board of Surge, will benefit substantially from the completion of the GDIS Acquisition. Upon the completion of this transaction their 2,650,000 Superus options to purchase an equal number of shares of Class B Common Stock will be immediately exercisable, however, subject to certain escrow and volume limitations on sales. These options are exercisable at an exercise price of $2.69 per share that is below current market prices of the existing Common Stock. The $2.69 per share exercise price was equal to the fair market value on December 7, 1999, the day prior to the execution of the GDIS Purchase Agreement. Upon completion of the GDIS Acquisition, management will forfeit all rights and entitlement to 5,300,000 options granted by Surge in December 1998. The exchange rate on the Superus Options for the earlier granted options is the same two for one rate as all other Surge employee options and Surge's existing common stock may be converted into Class A Common Stock and exchanged on a two for one basis for Superus Class B Common Stock. See Proposal 5 - "Ratification of Acceleration of Exercisability of Superus Options to Surge Management" and Annex H, the Fairness Opinion of Houlihan Smith & Company, Inc.

         Additionally, pursuant to the Purchase Agreement, the current officers and directors of Surge at the Effective Date, will remain as officers and directors of New Surge for a period of three years following the Effective Date. The Purchase Agreement also provided for amendments to Messrs. Levy and Lubman's employment agreements with New Surge. These amendments provide for a right of first refusal to purchase New Surge if there is a change of control of New Surge (other than the GDIS Acquisition), and warrants to purchase up to 19% of New Surge capital stock for nominal value if New Surge receives an offer for a "firm commitment" underwriting provided, in all instances, Messrs. Levy and Lubman do not voluntarily leave their employment with New Surge. See Proposal 6 - "Election of Directors of Superus - Employment Agreements."

         In addition, the executive officers of Global will receive both direct and indirect benefits to the completion of the GDIS Acquisition. Mario Habib, an executive officer of eHOLA, Inc. and eHOLA, S.A., both of which are subsidiaries of Global, who is a director of Superus, and Richard Baker, President of Global, would both benefit substantially from the exchange of Global options and Global shares, respectively, into options and shares of Class B Common Stock of Superus at an exercise price per share equal to the fair market value of Global common stock when granted.

Differences Between Rights of Securityholders of Surge and Superus

         The rights of Surge stockholders after the GDIS Acquisition will be substantially the same as they are now, except they will own shares of a Class A Common Stock which is a "tracking stock," tracking but not owning the assets and business of New Surge. At the Effective Date, Surge common stock and Class A Common Stock in turn, shall be convertible into Class B Common Stock on the basis of one share of Class B Common Stock for every two shares of Class A Common Stock. As a result of the issuance of Class B Common Stock, the existing Surge stockholders will own approximately 17% of the approximately 29 million voting securities of Superus following the Effective Date including those issued to MailEncrypt stockholders, but excluding all shares issuable upon conversion of options, warrants and notes.

Superus Certificate of Incorporation Includes Class B Common Stock

         In order to implement the transactions contemplated by the GDIS Purchase Agreement, and issue Class B Common Stock to Global stockholders, Superus and Surge will file articles of merger in Delaware and New York, respectively. Surge's stockholders are being asked herein to approve the Recapitalization Proposal 1 and to issue shares of Class B Common Stock to the Global stockholders pursuant to this Proposal 2. A copy of the Superus Certificate of Incorporation is attached hereto as Annex B hereto.

Certain Consequences of the GDIS Acquisition

         Effective Date. The GDIS Acquisition will take effect as soon as practicable after the special meeting and approval by the stockholders of Surge and Global of this Proposal 2. Upon the Effective Date of the Registration Statement, of which this prospectus becomes a part, this prospectus will be distributed to all Surge and Global stockholders. At the Effective Date, the business operations of Global will cease and its assets and certain liabilities will be transferred into GDIS which shall assume Global's business operations and stockholders of Global will become holders of Class B Common Stock of Superus.

         Operations of GDIS. The current members of Global's Board of Directors, as well as Global's management will not be affected by the GDIS Acquisition. GDIS and New Surge's businesses will be operated independently of each other. Generally, those matters not in the ordinary course of business, or which affect Superus' status as a publicly owned company, e.g., its filing obligations with the SEC and its listing requirements with Nasdaq, or matters before the Compensation Committee shall be determined by the Superus Board of Directors.

         Number of Shares of Common Stock Outstanding. The number of outstanding shares of Class A Common Stock and Class B Common Stock immediately following the GDIS Acquisition and the MailEncrypt Merger are expected to be approximately 4,972,530 (excluding any options and warrant exercises prior to them) and 26,821,000, respectively, and will vote equally on all matters. Approximately 17% of the shares with voting privileges will be owned by Surge's current stockholders, 77% by Global's current stockholders and 6% by MailEncrypt's current stockholders, not including any shares issuable upon exercise of warrants and options or conversion of notes. Giving effect to the possible exercise of Surge's 716,000 employee stock options, 2,850,000 Superus Options to Surge management and the 3,479,600 Class A Warrants; 2,000,000 options to purchase Class B Common Stock issued to Superus management and 2,000,000 Global employee options, Surge's, Global's and MailEncrypt's current stockholders would own approximately 34%, 58% and 8% of Superus' approximately 45 million then outstanding voting shares. As such, New Surge stockholders will have much less ability to effect the control over Superus.

Additional Shares Issuable upon Conversion of Notes

         Pursuant to Surge's private note offering of 12% Convertible Promissory Notes ("Notes") in late 1999 and early 2000, $7 million in Notes have been sold by Surge to certain accredited investors. The terms of the Notes provide that in the event of stockholder approval of the GDIS Acquisition in this Proposal 2, such Notes will convert automatically at a rate of $3.00 of principal amount outstanding, for each share of Class B Common Stock converted. Thus, the Notes will convert into approximately 2,334,000 shares of Class B Common Stock, or approximately 8.7% of the Company's 26,821,000 issued and outstanding shares of Class B Common Stock on the Effective Date plus these shares, but prior to the exercise or conversion of any other securities.

         In the event that the GDIS Acquisition is not approved, the terms of the Note require that Surge obtain stockholder consent for purposes of approving the conversion of all Notes to Surge's existing common stock at a conversion price of $2.50 of principal amount so converted, or an aggregate of 2,800,000 shares of Common Stock.

         Approval of the conversion of the Notes and issuance of the underlying shares of Class B Common Stock is an integral part of approval of the GDIS Acquisition in this Proposal 2.

Federal Income Tax Consequences

         See Proposal 1 - "The Recapitalization Proposal - Material Federal Income Tax Consequences" which includes a discussion of the tax consequences of the GDIS Acquisition.

Accounting Treatment of the Acquisition

         Upon consummation of the GDIS Acquisition, Surge's wholly owned subsidiary, GDIS, will be the owner of all of Global's assets. The transfer of assets will be at book value because the conversion of the Global Shares into Class B Common Stock will be accounted for as a reverse acquisition.

Integration of the Businesses

         The GDIS Acquisition involves the integration of two companies that have previously operated independently. There can be no assurance that the companies will not encounter difficulties in integrating the operations of the two companies or that the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the combined companies' business, operating results or financial condition. Furthermore, there can be no assurance that the operations, managements and personnel of the two companies will be compatible or that GDIS or New Surge will not experience the loss of key personnel. See "Risk Factors."

Validity of the Class B Common Stock, Class B Warrants

         The validity of the Class B Common Stock and Class B Warrants and the issuance of Class B Common Stock upon exercise thereof will be passed upon for Superus by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Upon the Effective Date, SBK Investment Partners, a partnership consisting of members of Snow Becker Krauss P.C., will receive an aggregate of 200,000 already issued and outstanding Global shares convertible into an equal number shares of Class B Common Stock.

Conditions to the Acquisition

         The consummation of the GDIS Acquisition is subject to the satisfaction of certain conditions, including, among others, (a) obtaining requisite stockholder approvals of Surge's and Global's stockholders; (b) the absence of any injunction prohibiting the consummation of the GDIS Acquisition or materially changing the terms or conditions of the GDIS Acquisition; (c) the proxy statement and prospectus being declared effective by the Commission; (d) the receipt of accountants' customary "cold comfort" letters; (e) the Class A Common Stock, Class B Common Stock and Class B Warrants to be issued in connection with the GDIS Acquisition being authorized for trading on Nasdaq; (f) each party having performed all of its agreements and satisfied all conditions contained in the Purchase Agreement in all material respects; (g) the representations and warranties of each party to the Purchase Agreement being true and correct at closing except where the failure to be true and correct would not have a material adverse effect on the business, results of operations or financial condition of either party and its respective subsidiaries, taken as a whole (a "Material Adverse Effect"); and (h) the receipt of certain legal opinions with respect to the tax consequences of the Acquisition.

Fairness Opinion To Surge Stockholders

         Surge retained Houlihan Smith & Company, Inc. in connection with the proposed GDIS Acquisition, as a financial advisor to render an independent opinion to the Board of Directors of Surge. The purpose of the opinion was to advise the Surge Board of Directors whether, in the opinion of the advisor, the GDIS Acquisition is fair to Surge and its stockholders from a financial point of view. The terms of the MailEncrypt Merger and the GDIS Asset Acquisition resulted from the negotiations between Surge, Global and MailEncrypt and were not initially determined by the advisor. The advisor's opinion was based upon a review of the companies from a financial point of view. As described below, in the opinion of the financial advisor, the Recapitalization described in this proxy statement and prospectus is fair, from a financial point of view, to the stockholders of Surge as of the date of the opinion.

         THE FULL TEXT OF HOULIHAN'S OPINION, DATED APRIL 26, 2000, IS ATTACHED HERETO AS ANNEX H. THE OPINION CONTAINS A DESCRIPTION OF THE MATTERS CONSIDERED BY HOULIHAN AND THE LIMITS OF ITS REVIEW. SURGE STOCKHOLDERS ARE

ENCOURAGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. HOULIHAN'S OPINION WAS PROVIDED TO THE SURGE BOARD FOR ITS INFORMATION AND ONLY ADDRESSES THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE TERMS OF THE RECAPITALIZATION AND THE GDIS ACQUISITION. HOULIHAN'S OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY SURGE TO ENGAGE IN THE TRANSACTIONS HEREIN AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SURGE COMMON STOCK AS TO HOW THAT HOLDER SHOULD VOTE. MANY FACTORS WERE TAKEN INTO CONSIDERATION BY THE SURGE BOARD IN MAKING ITS DETERMINATION TO APPROVE THE MAILENCRYPT MERGER AND GDIS ACQUISITION AS CONTEMPLATED IN THE VARIOUS AGREEMENTS, HOWEVER THE HOULIHAN OPINION WAS PROVIDED AFTER THIS DECISION WAS MADE.

         In arriving at its opinion, Houlihan, among other things:

         a. Reviewed this S-4 Registration Statement of Surge subject to completion as first filed with the Securities and Exchange Commission ("SEC") on March 17, 2000 and amended as of April 28, 2000. This document contains the proxy statement of Surge and the notice to Surge shareholders of a special meeting of the shareholders and the prospectus of Surge.

         b. Reviewed the financial terms of the transactions as provided in the Merger Agreement and Plan of Reorganization for the acquisition of MailEncrypt dated February 16, 2000 and the Asset Purchase Agreement for the acquisition of the assets of Global dated December 8, 1999.

         c. Reviewed relevant SEC filings for both Surge and Global including 8-Ks, 10-QSBs, and 10-KSBs.

         d. Reviewed all of the corporate records of Surge including Articles of Incorporation, By-laws, and other key corporate documents.

         e. Reviewed audited and unaudited interim financial statements of Surge, Global and MailEncrypt as filed in various SEC documents.

         f. Reviewed detailed financial projections for Surge, Global and MailEncrypt. These documents included several detailed operating assumptions.

         g. Performed a discounted cash flow analysis of Surge, Global and MailEncrypt to estimate valuation ranges for each company.

         h. Questioned Surge management and counsel about alternative strategies for the Company other than the Recapitalization as currently contemplated to enhance shareholder value.

         i. Analyzed the historical trading price and volumes of Surge and Global stock as quoted on the NASDAQ Small Cap Market for Surge and OTC Bulletin Board and NQB Pink Sheets for Global.

         j. Compared Surge, Global and MailEncrypt from a financial point of view with certain other guideline public companies in the their respective industries that we deemed to be relevant. Houlihan focused on general financial ratios as well as equity and asset valuation ratios.

         k. Conducted such other studies, analyses, inquiries and investigations as Houlihan deemed appropriate.

         Houlihan considered such factors as it deemed relevant including, but not limited to: (1) the relative valuations implied by the financial terms of the Recapitalization, (2) the current trading prices and differences in current liquidity of the stock of Surge and Global traded on the NASDAQ Smallcap Market and the NQB Pink Sheets, respectively, (3) the historical financial operating characteristics of Surge, Global and MailEncrypt, (4) the conditions of closing of the Transactions, (5) other alternatives available to Surge to enhance shareholder value, (6) the changes in corporate governance and basic capital structure as proposed in the Recapitalization, (7) the financial impacts of the accelerated excercisability and terms of the incentive stock options awarded to Surge management as compensation for closing the Recapitalization, (8) the risks associated with the combined operations and complex tracking stock capital structure going forward, (9) the upside potential of the combined companies and (10) other due diligence findings related to the Recapitalization.

         Houlihan relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial and other information provided, and further relied upon the assurances of Surge management that they are unaware of any facts that would make the information provided to Houlihan to be incomplete or misleading for the purposes of this Opinion. Houlihan further relied upon the accuracy of publicly available financial data Houlihan has not assumed responsibility for any independent verification of this information or undertaken any obligation to verify this information. The management of Surge informed Houlihan that the forecasts provided represent their best current judgment, at the date of the Opinion, as to the future financial performance of the Company, on a stand-alone basis. Houlihan assumed no responsibility for and expressed no view as to the forecasts or the assumptions on which they were based. Houlihan did not perform an independent evaluation or appraisal of the assets of either Surge, Global or MailEncrypt. Furthermore, Houlihan requested and received a representation letter from Surge management indicating that they have read the Opinion letter and that they believe that it is accurate and does not omit any material facts or assumptions.

         Houlihan's Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to as of, the date of the Opinion letter. Houlihan has disclaimed any obligation to advise the Board of Surge or any person of any change in any fact or matter affecting its Opinion, which may come or be brought to Houlihan's attention after the date of the Opinion.

         Houlihan's Opinion does not constitute a recommendation to the Board of Surge to proceed with the Recapitalization or to the shareholders of Surge or Global to vote for the proposals in the Recapitalization. The Opinion relates solely to the question of fairness to Surge stockholders, from a financial point of view, of the terms of the Recapitalization as currently proposed. Further Houlihan expressed no opinion as to the structure, terms or effect of any other aspect of the Recapitalization, including, without limitation, any effects resulting from environmental issue(s), the application of any bankruptcy proceeding, fraudulent conveyance, or other international, federal or state insolvency law, or of any pending or threatened litigation affecting any of the involved corporations.

         Houlihan has expressed no opinion as to the income tax consequences of the Recapitalization. Houlihan's Opinion does not address the relative merits of the Recapitalization, nor does it address the Board's decision to proceed with the Plan.

         Each of the analyses conducted by Houlihan was carried out to provide a different perspective on the Proposed Recapitalization, and to enhance the total mix of information. Houlihan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the Recapitalization to the Surge shareholders. Houlihan did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses taken as a whole, supported its determination. Accordingly, Houlihan believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the process underlying the analyses performed by Houlihan in connection with the preparation of its Opinion.

Selected Guideline Public Company Analysis. Houlihan identified certain companies deemed comparable to Surge and to Global and MailEncrypt (the "Internet Operations"). The companies in our guideline group for Surge were: All American Semiconductor, Diodes, Inc., Kent Corp., Microsemi Corp., Nu Horizons Electronics and Taitron Components, Inc. The companies in our guideline group for Global and MailEncrypt were quepasa.com, Rare Medium Group, Razorfish, Inc., Savoir Technology Group, Starmedia Network, Inc. and MarchFirst, Inc. Certain financial, operating and market valuation characteristics of these companies were analyzed. Houlihan compared the market equity valuations of these companies to selected last twelve months operating results of the companies. Houlihan compared these ratios to the analogous ratios of Global and Surge as of the date of the Asset Purchase Agreement.

With respect to the Internet Operations, the ratios of market value to revenue and market value to book value for the guideline companies were as follows:


                                Valuation
                             Multiple Range                 Median
                          ------------------------ ------------------------

LTM Revenues..............    0.1x - 713.8x                 48.1x
2000 Revenues.............    0.1x - 56.4x                  16.2x
2001 Revenues.............    2.2x - 26.0x                  11.2x
Book Value................     .8x - 16.3x                   8.5x


Based on the December 8, 1999 closing Global stock price (the date the Asset Purchase Agreement was signed) the following multiples are indicated for Global:


                                               Valuation Multiple
                                        -----------------------------------

LTM Revenues......................                    6.3x
2000 Revenues.....................                    3.2x
2001 Revenues.....................                    1.6x
Book Value........................                  340.3x


     Houlihan did not derive a valuation parameter range based on any earnings figures because Global had been experiencing losses.

     With respect to Surge, the ratios of market value to net income (P/E multiple), invested capital value (defined as market value of equity plus long term debt) to EBITDA, market value to revenue and market value to book value for the guideline companies were as follows:



                                     Valuation
                                 Multiple Range                 Median
                          ---------------------------- ------------------------

P/E Multiple..............        (838.1)x - 2,407.7            35.5x
EBITDA....................           13.3x - 33.7x              24.0x
LTM Revenues..............             .2x - 2.4x                 .9x
Book Value................             .9x - 5.4x                3.0x


     Based on the December 8, 1999 closing Surge stock price (the date the Asset Purchase Agreement was signed) the following multiples are indicated for Surge:


                                                Valuation Multiple
                                        -----------------------------------

P/E Multiple ...........................             478.4 x
EBITDA..................................            (552.5)x
LTM Revenues............................               1.1 x
Book Value..............................                .1 x


         None of the Publicly-Traded Guideline Companies utilized for comparison purposes is identical to either Surge or Global. Accordingly, an analysis of publicly-traded guideline companies is not mathematical, rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the guideline companies and other factors that affect the public trading of the guideline companies or companies to which they are being compared.

Selected Guideline Transaction Analysis. Several thousand transactions were screened in an attempt to find merger, acquisition or asset purchase transactions involving companies similar to Surge, Global and MailEncrypt. Typically financial information is not disclosed for private transactions, so this analysis often is limited to analyzing transactions involving public companies for which financial and valuation data is publicly disclosed.

         Houlihan identified a group of recent merger and acquisition transactions involving companies deemed comparable to Global and MailEncrypt and reviewed transaction value to revenue multiples for these transactions.



                                   Valuation
                                 Multiple Range                 Median
                          ---------------------------- ------------------------

LTM Revenues..............        2.4x - 184.7x                 13.7 x


         Houlihan did not derive the valuation parameter based on earnings or book value because most of the guideline transactions involved companies with negative earnings and book value.

         The recent merger and acquisition transactions that were included in this analysis were KDSistemas de Informacao LTDa/Starmedia Network (4/13/99), Worldtalk Communications Corp./Tumbleweed (11/18/99), Cohesive Technology Solutions Inc./Exodus Communications, Inc. (7/27/99), Speedyclick Corp./Shopnow.com Inc. (11/12/99), Physicians Online Inc./Mediconsult.com Inc. (12/16/99), Think New Ideas Ginc./AnswerThink Consulting Group (11/5/99) and Future Tense, Inc./Open Market, Inc. (10/15/99), Market Guide Inc./Multex.com Inc. (9/23/99) and Amplitude Software Corp. /Critical Path Inc. (8/31/99).

Houlihan identified a group of recent merger and acquisition transactions involving companies deemed comparable to Surge and reviewed transaction value to revenue multiples for these transactions.



                                    Valuation
                                 Multiple Range                 Median
                          ---------------------------- ------------------------

LTM Revenues..............         .3x - 2.6x                    .4 x


         The recent merger and acquisition transactions that were included in this analysis were Electrocomponents PLC/Allied Electronics (Avnet) (6/8/99), Avnet, Inc./Marshall Industries (7/3/99), VerticalNet/NECX Exchange. (11/16/99), and Communications World International/Willpower, Inc. (9/30/99).

Discounted Cash Flow Analysis. Houlihan performed a discounted cash flow ("DCF") analysis for Surge, Global and MailEncrypt using management's projections assuming that the Recapitalization is approved and completed. The discounted cash flow was calculated assuming discount rates ranging from 12.0% to 15.0% for Surge and from 20.0% to 45.0% for Global and MailEncrypt and was comprised of the sum of the present values of:

         o the projected unlevered net free cash flows for the years 2000 through 2002 and

         o the anticipated future 2002 exit value based upon capitalized 2002 cash flow. The capitalization rate was calculated by subtracting an assumed long term growth rate of 5% from the discount rate.

This analysis implies a range of enterprise values of $76.8 million to $330.6 million for Global, a range of enterprise values of $2.2 million to $11.1 million for MailEncrypt and a range of enterprise values of $7.0 million to $9.8 million for Surge.

Stage of Development Analysis. Halihan conducted a separate analysis to evaluate the consideration for the acquisition of MailEncrypt because of its early stage of development and lack of revenue or other financial operating results. Houlihan compared the indicated transaction value for the acquisition to the Median Post Money Valuation of venture capital companies at similar stages of development. This data was obtained from a Houlihan proprietary venture capital financing database. Houlihan also considered informal indications of interest from third party financing sources and acquirers for Mail Encrypt.

Historical Stock Price Analysis. Houlihan reviewed the daily closing market price and trading volume of each of the Surge and Global common stock over the two-year period March 31, 1998 through March 31, 2000. Global data was only available from December 1, 1998 when it began trading. Houlihan calculated total trading volumes at various closing trade ranges of each. In addition, for each of the Surge and Global Common Stock, Houlihan calculated (i) closing price ranges as a percentage of total trading days in the sixteen-month period, (ii) trading volume per price range as a percentage of total volume in the twelve-month period, and (iii) trading volume as a percentage of total volume.

         Houlihan also prepared and compared the following indices for the two-year period March 31, 1998 through March 31, 2000; (i) Surge or Global common stock price, as the case may be; (ii) the respective market capitalization- weighted stock prices of the Publicly Traded Guideline Companies for Surge and Global; and (iii) the Russell 3000 Index.

Analysis of Capital Structure Changes. Houlihan reviewed the financial impact of the proposed changes to the capital structure of Surge. Specifically they reviewed the Company's policies and procedures to avoid conflict of interests at the directorial and executive level, regardless of whether or not these decision makers have a Disproportionate Equity Position ("DEP"). Additionally, Houlihan calculated the projected outstanding share ratio of Class A Common Stock to Class B Common Stock and compared that to the ownership ratios of directors and key executives. Houlihan also reviewed other basic corporate governance issues with Surge Management.

Analysis of Accelerated Excercisability of Incentive Stock Options. Houlihan analyzed the possible financial impact of the exchange of the Orbit Options for new management incentive stock options and the accelerated excercisability of these options. Several ongoing incentives were reviewed to motivate the recipients of these options to continue in their current executive capacity and to increase shareholder value. Additionally, Houlihan discussed terms for a lock-up agreement to cover the common shares underlying these options to prevent a negative impact on the stock price from the sale of a large block of newly issued stock.

         Houlihan, a member of the National Association of Securities Dealers, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Houlihan will receive a non-contingent fee plus reimbursement for all reasonable out-of-pocket expenses from Surge relating to its services in providing the Opinion. Under the terms of the agreement, Surge also agreed to indemnify, defend and hold Houlihan harmless if Houlihan becomes involved in any way in any legal or administrative proceeding related to the services Houlihan provided in rendering the Opinion.

Fairness Opinion to Global Stockholders

         In connection with the proposed GDIS Acquisition, Global engaged Capitalink, L.C. ("Capitalink") to render an opinion as to the fairness, from a financial point of view, to the Global stockholders, of the consideration to be received. On March 10, 2000, Capitalink delivered its written opinion to the Board of Directors of Surge and of Global that, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, from a financial point of view, the consideration to be received in the GDIS Acquisition is fair to the Surge and Global stockholders.

THE FULL TEXT OF THE WRITTEN OPINION OF CAPITALINK DATED AS OF DECEMBER 8, 1999 IS ATTACHED AS ANNEX I AND IS INCORPORATED BY REFERENCE (THE "CAPITALINK OPINION"). GLOBAL STOCKHOLDERS ARE URGED TO READ THE CAPITALINK OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN RENDERING ITS OPINION. THE SUMMARY OF THE CAPITALINK OPINION SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         No limitations were imposed by Global on the scope of Capitalink's investigation or the procedures to be followed by Capitalink in rendering its opinion. Capitalink was not requested to and did not make any recommendation to the Board of Directors of Global as to the form or amount of consideration received in the GDIS Acquisition, which, Capitalink assumed, was determined through arms length negotiations between parties. The Capitalink Opinion is for the use and benefit of the Board of Directors of Global in connection with its consideration of the GDIS Acquisition and is not intended to be and does not constitute a recommendation to any stockholder of Global as to how such stockholder should vote with respect to the GDIS Acquisition. Capitalink was not requested to opine as to, and its opinion does not address, Global's underlying business decision to proceed with or effect the GDIS Acquisition.

         Capitalink took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally. Capitalink was not asked to consider, and its opinion does not address, the relative merits of the GDIS Acquisition as compared to any alternative business strategy that might exist for Global.

         In arriving at its opinion, Capitalink, among other things: (i) reviewed the GDIS asset Purchase Agreement; (ii) reviewed the draft Proxy Statement/Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission; (iii) reviewed publicly available financial information and other data with respect to Global, including the General Registration of Securities on Form 10-SB, dated July 26, 1999 and the amendments thereto dated September 24, 1999, October 4, 1999, and October 12, 1999, the Current Reports on Form 8-K, dated November 3, 1999 and January 10, 2000, and the Quarterly Report on Form 10-QSB for the period ended September 30, 1999; (iv) reviewed publicly available financial information and other data with respect to Surge, including the Annual Reports on Form 10-KSB for the fiscal years ended November 30, 1999 and 1998, the Quarterly Report on Form 10-QSB for the period ended August 31, 1999, and, the Current Reports on Form 8-K, dated October 22, 1999 and December 17, 1999; (v) reviewed certain other relevant financial and operating data relating to Global and Surge made available from published sources and from the internal records of the respective companies; (vi) considered the historical financial results and present financial condition of Global and Surge with those of other companies that we deemed relevant; (vii) reviewed and analyzed the financial terms of certain transactions that Capitalink deemed comparable to the GDIS Acquisition; (viii) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of each of Global and Surge; (ix) reviewed and analyzed certain publicly available information concerning the trading of, and the trading market for, companies that Capitalink believed to be comparable to each of Global and Surge; (x) reviewed and discussed with representatives of the managements of Global and Surge certain financial and operating information furnished to Capitalink and presented in each of the respective companies' public filings, including revised Global financial statements that were provided to Capitalink, but not yet filed as part of the Global public filings; (xi) inquired about and discussed the GDIS Acquisition with Global management; and
(xii) performed such other analyses and examinations as were deemed appropriate.

         In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of Global's and Surge's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. In arriving at its opinion, Capitalink did not make a physical inspection of the properties and facilities of either Global or Surge, and has not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of either Global or Surge. Capitalink assumed that the GDIS Acquisition will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Capitalink's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, December 8, 1999. Accordingly, although subsequent developments may affect its opinion, Capitalink did not assume any obligation to update, review or reaffirm its opinion.

         Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the GDIS Acquisition, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the GDIS Acquisition to the Global stockholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

Capitalink analyzed the fairness of the GDIS Acquisition using the following methodologies:

         Selected Comparable Company Analysis: The selected comparable publicly traded company analyses involves the separate review of companies deemed comparable to Global, and subsequently, companies deemed comparable to Surge. With respect to each analysis, Capitalink reviewed certain financial information relating to each of Global and Surge in the context of the corresponding financial information, ratios and public market multiples for the publicly traded companies that it deemed comparable to each of Global and Surge. No company used in Capitalink's analyses was deemed to be identical to either Global or Surge; accordingly, Capitalink considered the multiples for such comparable companies to be more relevant than the multiples of any single company.

         The companies used for purposes of the Global analysis were Starmedia Network, Inc., USWeb Corp., Rare Medium Group, Razorfish Inc., and Savoir Technology Group (the "Global Publicly-Traded Comparables"). The companies used for purposes of the Surge analysis were Taitron Components, Inc., All American Semiconductor, Nu Horizons Electronics, Kent Corporation, and Diodes Incorporated (the "Surge Publicly-Traded Comparables" and together with the Global Publicly-Traded Comparables, the "Publicly-Traded Comparables").

         Based on publicly available information, Capitalink reviewed various financial information of the Publicly- Traded Comparables, including, among other things, market value, revenue, earnings per share, assets, and earnings before interest and taxes ("EBIT"). Subsequent to such review and based on the respective market values and enterprise values (defined as market value plus Net Debt, which is equal to the aggregate book value of all debt, preferred stock and minority interest, minus the aggregate cash and cash equivalents), Capitalink calculated ranges of various multiples for Global and Surge and the two respective groups of Publicly-Traded Comparables.

         With respect to the Global Publicly-Traded Comparables, this analysis indicated that the approximate enterprise value multiple of last twelve months ("LTM") revenue ranged from .1x to 73.5x, with a mean of 43.4x, and a median of 59.7x; the approximate enterprise value multiple of Calendar Year 2000 revenue ranged from 5.0x to 20.8x, with a mean of 14.8x, and a median of 16.7x; and the approximate enterprise value multiple of Calendar Year 2001 revenue ranged from 8.2x to 10.1x, with a mean of 9.2x, and a median of 9.2x. Based on the December 8, 1999 Global stock price, such enterprise value multiples for Global were 6.5x, 2.1x, and 1.6x, respectively.

         The analysis also indicated that the approximate equity value multiple of common equity ranged from .7x to 24.5x, with a mean of 10.9x, and a median of 7.7x; and the approximate equity value multiple of total assets ranged from .2x to 21.9x, with a mean of 8.6x, and a median of 5.4x. Based on the December 8, 1999 Global stock price, such equity value multiples for Global were 362.4x, and 8.4x, respectively.

         With respect to the Surge Publicly-Traded Comparables, this analysis indicated that the approximate enterprise value multiple of LTM revenue ranged from .3x to 1.4x, with a mean of .8x, and a median of .9x. Based on the December 8, 1999 Surge stock price, such enterprise value multiple for Surge was 1.2x.

         The analysis also indicated that the approximate equity value multiple of common equity ranged from .4x to 2.9x, with a mean of 1.6x, and a median of 2.0x; the approximate equity value multiple of net tangible common equity ranged from .5x to 2.9x, with a mean of 1.8x, and a median of 2.2x; and the approximate equity value multiple of total assets ranged from .1x to 1.7x, with a mean of
 .8x, and a median of 1.0x. Based on the December 8, 1999 Surge stock price, such equity value multiples for Surge were 2.7x, 2.7x, and 2.1x, respectively.

         None of the Publicly-Traded Comparables utilized as a comparison is identical to either Global or Surge, as the case may be. Accordingly, an analysis of publicly-traded comparable companies is not mathematical, rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies or company to which they are being compared.

         Selected Comparable Transaction Analysis: The selected comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving companies deemed comparable to Global.

Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

         Capitalink began its analysis by searching for transactions entered into recently which were deemed comparable to the GDIS Acquisition. Capitalink located nine transactions where financial data of the acquired company and the terms of the transaction were disclosed. The resulting transactions are as follows: (i) the acquisition of KD Sistemas de Informacao Ltda (a Brazilian free web-based portal) by Starmedia Network Inc.; (ii) the acquisition of Worldtalk Communications Corp. (a developer of Internet security technologies) by Tumbleweed Communications Corp.; (iii) the acquisition of Cohesive Technology Solutions Inc. (a technology services company) by Exodus Communications Inc.;
(iv) the acquisition of Speedyclick, Corp. (a website operator geared to women) by Shopnow.com Inc.; (v) the acquisition of Physicians Online Inc. (an online physician community) by Mediconsult.com Inc.; (vi) the merger between Think New Ideas Inc. (an e-business and Internet solutions provider) and AnswerThink Consulting Group (an e-business solutions provider); (vii) the acquisition of Future Tense Inc. (an e-business technologies solutions developer) by Open Market Inc.; (viii) the merger between Market Guide Inc. (an online financial data company) and Multex.com Inc. (an investment research and information services company); and (ix) the acquisition of Amplitude Software Corp. (a developer of web-based application software) by Critical Path Inc. (collectively, the "Comparable Transactions").

         Based on the information disclosed in the Comparable Transactions, Capitalink calculated a range of transaction value multiples based on (i) trailing twelve months ("TTM") revenue, and (ii) total assets for such transactions by dividing the respective transaction values (including cash paid, shares issued, assumption of debt and/or other consideration to the seller) by items (i) and (ii) above for each of the Comparable Transactions. Capitalink also derived such multiples for the GDIS Acquisition based on Global's TTM revenue.

         This analysis indicated that the approximate transaction value multiple of TTM revenue ranged from 2.4x to 36.3x, with a mean of 17.0x, and a median of 14.7x; and the approximate transaction value multiple of total assets ranged from 2.5x to 125.0x, with a mean of 30.2x, and a median of 14.8x. The corresponding transaction multiples for the GDIS Acquisition were 17.1x and 19.1x, respectively.

         None of the Comparable Transactions, or other business combinations utilized as a comparison, are identical to the GDIS Acquisition. Accordingly, an analysis of comparable business combinations is not mathematical, rather it involves complex considerations and judgements concerning differences in financial and operating characteristics of the Comparable Transactions and other factors that could affect the acquisition value of the comparable companies or company to which they are being compared.

         Discounted Cash Flow. Capitalink performed a discounted cash flow ("DCF") analysis, aggregating (x) the present value of Global's projected unlevered free cash flows over the three year forecast period with (y) the present value of a range of terminal values. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations; these free cash flow figures were based upon operating and financial forecasts provided to Capitalink by the management of Global. The range of terminal values represents the residual value of Global at the end of the forecast period; this range of terminal values was calculated by applying a range of implied multiples to Global's revenue in the final year of the forecast period.

         As part of the DCF analysis, Capitalink utilized (i) discount rates of 20% to 45%, which were chosen based upon several assumptions including interest rates, the inherent business risk of Global and Global's estimated cost of capital; and (ii) a range of terminal multiples. The resulting range of enterprise values were then adjusted to account for Net Debt, yielding a range of equity values for Global.

         Based upon a range of terminal multiples of revenue for fiscal year 2002 of 2.5x to 15.0x, the implied enterprise value of Global ranged from approximately $34.6 million to approximately $435.3 million; after subtracting net debt, the implied equity value of Global ranged from approximately $32.9 million to approximately $433.6 million.

         Pro Forma Valuation Analysis. Capitalink determined the pro forma valuation of the GDIS Acquisition on December 8, 1999, the date of the GDIS Asset Purchase Agreement. Subsequently, Capitalink determined the pro forma valuation of the GDIS Acquisition at various dates prior to such date to derive the premium or discount. The pro forma valuation assumes that the consideration in the GDIS Acquisition is the sum of (i) 46,900,000 shares of Class A Common Stock (assumes that, because two shares of Class A Common Stock convert into one share of Class B Common Stock, the converse is true whereby one share of Class B Common Stock converts into two shares of Class A Common Stock);
(ii) assumed debt of $4.1 million; and (iii) assumed liabilities of $7.5 million. Therefore, the variance in the price of the Class A Common Stock is the determining factor in the pro forma valuation of the GDIS Acquisition at various dates.

         Exchange Ratio Analysis. Capitalink determined the exchange ratio (the "Exchange Ratio") in the GDIS Acquisition to be 2.0000 based on the assumption that, as of the date of the GDIS Asset Purchase Agreement, there were 23,450,000 shares of Global common stock outstanding, that would convert into 46,900,000 shares of Surge Class A Common Stock (assumes that, because two shares of Class A Common Stock convert into one share of Class B Common Stock, the converse is true whereby one share of Class B Common Stock converts into two shares of Class A Common Stock). Capitalink reviewed the closing prices of each of the Surge and Global common stock for various dates prior to the date of the GDIS Asset Purchase Agreement to determine the premium or discount to the Exchange Ratio at such dates.

         Capitalink also reviewed the premium or discount to the Exchange Ratio caused by the fluctuations of the daily closing prices of the Global and Surge common stock.

         Historical Stock Price Analysis. Capitalink reviewed the daily closing market price and trading volume of each of the Global and Surge common stock over the twelve-month period December 8, 1998 through December 8, 1999. Capitalink calculated total trading volumes at various closing trade ranges of each. In addition, for each of the Global and Surge Common Stock, Capitalink calculated (i) closing price ranges as a percentage of total trading days in the twelve-month period, (ii) trading volume per price range as a percentage of total volume in the twelve-month period, and (iii) trading volume ranges as a percentage of total volume.

         Capitalink also prepared and compared the following indices for the twelve-month period December 8, 1998 through December 8, 1999; (i) Global or Surge common stock price, as the case may be; (ii) the respective market capitalization-weighted stock prices of the Publicly-Traded Comparables for each of Global and Surge; and (iii) the Russell 3000 Index.

         Historical Financial Data Analysis. Capitalink reviewed and analyzed certain financial information for each of Global and Surge, including the Annual Reports on Form 10-KSB (for Surge only) and Quarterly Reports on Form 10-QSB. In addition, Capitalink utilized revised Global financial statements that were provided to Capitalink but not yet filed as part of the Global public filings.

         In connection with its services in connection with the GDIS Acquisition, Capitalink received $45,000. In addition, Global has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering this opinion.

         Capitalink is an investment banking firm which, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, and private placements.

                  GLOBAL--MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Except for historical information, the materials contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations is forward-looking (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) and involve a number of risks and uncertainties. These include the Company's losses, lack of working capital, general economic downturns, economic, social and political conditions in Colombia and other parts of Central and South America, and other risks detailed from time to time in Global's filings with the SEC. Although forward-looking statements in this proxy statement and prospectus reflect the good faith judgment of Global's management, such statements can only be based on facts and factors currently known by Global. Consequently, forward-looking statements are inherently subject to risks and uncertainties, actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by Global in this proxy statement and prospectus, as an attempt to advise interested parties of the risks and factors that may affect Global's business, financial condition and results of operations and prospects.

Year Ended December 30, 1999 as Compared to the Year Ended December 30, 1998

         During 1998, Global changed its focus, disposing of the operations previously carried on by Global (primarily related to the publication of the Travel Agents Hotel Guide) and acquiring five companies operating in the computer and electronics industry and a developing company in the internet service business. As a result, comparison of Global's operations would not be meaningful. The following table summarizes the results of operations for the acquired companies:

                                                                            Year Ended December 31,
                                                                          1999                   1998
                                                                       -----------           -----------
                Net sales                                              $13,836,785           $21,457,159
                Cost of goods sold                                       8,411,701            15,620,783
                Gross profit                                             5,425,084             5,836,376
                Selling, general & administrative expenses               4,345,900             2,768,733
                Payroll and related expenses                             3,541,784             2,626,204
                (Loss) profit from operations                           (2,462,600)              441,439

         Net sales for the year ended December 31, 1999 ("Fiscal 1999") decreased by $7,620,374, or 36%, to $13,836,785, as compared to $21,457,159 for the year ended December 31, 1998 ("Fiscal 1998"). This decrease was attributable primarily to having Global's main supplier sell directly to clients, with Global receiving a commission on the sale. In this way, Global limited its credit risk. Beginning during the first quarter of 2000, Global reinstituted the policy of purchasing equipment from this supplier.

         Global's gross profit for Fiscal 1999 decreased by $411,292, or 7%, to $5,425,084, as compared to $5,836,376 for Fiscal 1998. The decrease in the gross profit resulted primarily from the decrease in sales volume. Global has reduced the amount of inventory it keeps on hand and the related carrying costs as a result of Global's main supplier selling directly to the customer.

         Selling, general and administrative expenses increased by $1,577,167, or 57% to $4,345,900 in Fiscal 1999, as compared to $2,768,733 for Fiscal 1998. The increase in these expenses relates to the costs associated with the commencing of operations for eHOLA.

         Payroll expenses increased by $915,580, or 35% to $3,541,784 in Fiscal 1999, as compared to $2,626,204 in Fiscal 1998. The increase is due to the hiring of additional staff such as marketing, design, and technical personnel. These increases are primarily due to Global's commitment towards increasing sales and its related investment in internet e-commerce activities during the third quarter of Fiscal 1999.

         As a result of the above, the acquired companies on a proforma basis, had a loss from operations totaling $2,462,600 in Fiscal 1999, as compared to income from operations totaling $441,439 in Fiscal 1998.

Year Ended December 31, 1998 as Compared to Year Ended December 31, 1997.

         During 1998, Global changed its focus, disposing of the operations previously carried on by Global (primarily related to the publication of the Travel Agents Hotel Guide) and acquiring five companies operating in the computer and electronics industry and a developing company in the Internet service business. As a result, comparison of Global's operations would not be meaningful. The following table summarizes the unaudited results of operations for the acquired companies:

                                                                             Year Ended December 31,
                                                                          1998                   1997
                                                                       -----------           -----------
                Net sales                                              $21,457,159           $22,418,020
                Cost of goods sold                                      15,620,783            15,976,712
                Gross profit                                             5,836,376             6,441,308
                Selling, general & administrative expenses               2,768,733             2,687,395
                Payroll and related expenses                             2,626,204             3,009,959
                Profit  from operations                                    441,439               743,954

         Net sales for the year ended December 31, 1998 decreased by $960,861, or 4%, to $21,457,159, as compared to $22,418,020 for the year ended December 31, 1997. This decrease was primarily the result of the completion of various contracts during 1997 and the early part of 1998. Since the majority of Global's operations are located in Colombia, sales volumes for Global's operations are highly dependent on the economic, social and political conditions in Colombia.

         Global's gross profit for the year ended December 31, 1998 decreased by $604,932, or 9%, to $5,836,376, as compared to $6,441,308 for the year ended
December 31, 1997. The decrease in the gross profit resulted from the decrease in sales volume. The gross profit as a percentage of sales remained relatively the same decreasing to 27% in 1998 as compared to 29% in 1997.

         Selling, general and administrative expenses increased by $81,338, or 3%, to $2,768,733 for the year ended December 31, 1998, as compared to $2,687,395 for the year ended December 31, 1997. The increase was primarily the result of increased depreciation expenses related to property purchased in 1997 and 1998.

         Payroll expenses decreased $383,755, or 13% to $2,626,204 for the year ended December 31, 1998, as compared to $3,009,959 for the year ended December 31, 1997. Global is in the process of making the operations more efficient through the combining of the efforts of the various subsidiaries.

         As a result of the above, the acquired companies on a proforma basis, had income from operations totaling $441,439 in 1998 as compared to $743,954 in 1997.

Liquidity and Capital Resources

As of December 31, 1999 as Compared to December 31, 1998

         Global's Current Ratio changed to 0.71 at December 31, 1999, as compared to 0.85 at December 31, 1998, as a result of an increase of other current assets, accounts payable and accrued expenses. At December 31, 1999, Global has a working capital deficiency totaling $1,960,013. The deficiency primarily relates to the funds expended for the purchase of Micro, DLR and Casa in 1998 and start up costs relating to eHOLA. Global incurred losses totaling $3,218,822 during Fiscal 1999, which it financed through increases in accounts payable, accrued expenses, note payable from Surge Components, Inc. and proceeds totaling $300,000 from the issuance of stock.

         As substantially all of Global's operations are currently conducted in Colombia, Global is subject to special consideration and significant risks not typically associated with companies operating in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Global's results may be adversely affected by changes in the political and social conditions in Colombia, and by changes in governmental policies with respect to laws and regulations, anti- inflationary measures, currency conversion, remittance abroad, and rates and methods of taxation among other things. Since its working capital has been limited, obligations and commitments have gone unfulfilled. Global's current financial situation, as well as the ongoing funding to support the initial operations of eHOLA, will require Global to obtain additional financing in order to meet its obligations during the next twelve months.

         Global has had losses generated from operations for several years. These losses have generally been financed through stockholder loans, proceeds from stock issuances or the issuance of shares to pay for services rendered to Global. During 1998, Gold Coast issued 1,198,500 shares of its common stock to officers, directors, employees and others for services rendered. The shares were valued at $.20 per share. During 1998, Gold Coast issued 2,870,000 shares of its common stock for cash at $.20 per share pursuant to Rule 504 of Regulation D. On February 5, 1999, Global did an offering under Rule 504 of Regulation D for 100,000 shares of its common stock at $3.00 per share. The offering was subscribed to in full by a related party.

         On December 14, 1998, Global sold its interest in a subsidiary, The Travel Agent's Hotel Guide, Inc., a Nevada corporation, to Ameriresource Technologies, Inc. in consideration for a convertible debenture in the face amount of $3,350,000, bearing interest at the rate of seven (7%) percent per annum and convertible in three years into common stock of Ameriresource. Gold Coast Resources had acquired 20% interest in the Travel Agent's Hotel Guide, Inc. company on August 17, 1998, by payment of 7,000,000 shares of Common Stock shares to David Newren, a former officer and director of Global. The remaining 80% had previously been acquired by the issuance of 600,000 shares of Gold Coast Resources common stock.

         At one time, Gold Coast Resources pursued mergers with Biostasis, Inc., Shoulder Shade Products, Inc., Secure Bind, Inc., and Fox Broadcasting Inc., but rescinded these transactions in August 1998, canceling the shares of preferred stock previously issued to each of these entities.

         On September 30, 1998, Global acquired all of the outstanding stock of ICR in exchange for 105,000 shares of convertible preferred stock and 4,243,843 shares of common stock. The net assets acquired and liabilities assumed approximated $90,000 and $190,000, respectively. The purchase has been reported as a reverse acquisition.

         On September 30, 1998, Global acquired MES for 357,143 common shares of Global's common stock, valued at the book value of MES. The net assets acquired and liabilities assumed approximated $1,152,000 and $913,000, respectively.

         On November 30, 1998, Global acquired DLR for $300,000 ($100,000 due at closing and five monthly installments of $40,000 thereafter, as defined) in cash, and 60,000 shares of Global's common stock, valued at $3.00 per share. The net assets acquired and liabilities assumed approximated $3,527,000 and $1,786,000, respectively. The acquisition resulted in goodwill of approximately $502,000. Global did not make the payments as required and is in default on the remaining obligation. In March 2000, the remaining payments due under the agreement were placed in escrow while the parties negotiated a settlement.

         On November 30, 1998, Global acquired Micro for $150,000, payable in six consecutive monthly payments from the date of closing, and 70,000 shares of Global's common stock, valued at $3.00 per share. The net assets acquired and liabilities assumed approximated $890,000 and $748,000, respectively. The purchase resulted in goodwill of approximately $218,000.

         On November 30, 1998, Global acquired Casa for $840,000, payable in 9 monthly payments of $93,333 commencing at the date of the closing and 392,000 shares of Global's common stock, valued at $3 per share. The net assets acquired and liabilities assumed approximated $3,300,000 and $1,800,000, respectively. The purchase resulted in goodwill of approximately $512,000.

         At December 31, 1998 Global has only one class of common stock outstanding and a Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock has a liquidating value of no less than $35,000,000 and has preference over all other stock in a liquidation. The conversion value is based on the liquidating value and a maximum share price of 111 shares of common stock for one share of preferred stock. There are no arrearages in preferred dividends. On June 25, 1999, the shares were converted into 13,000,001 shares of Global's common stock.

         On March 14, 1996, DLR obtained a mortgage from a bank for the purchase of their office facility in Bogota, Colombia. The mortgage expires on March 2012 and had an initial principal balance of $99,400. The mortgage agreement allows for an increase in the outstanding principal balance due to monetary adjustments as mandated by the Colombian Central Bank.

         The Colombian subsidiaries obtain short-term financing from banks and financing companies. Interest on such obligations range between 34% and 44% annually and is determined by the financing source subsequent to the availability of funds. Most of these obligations are personally guaranteed by officers of the companies and the balance owed as of December 31, 1999 approximated $450,000.

         ICR has available a $100,000 line of credit, at 10% interest, personally guaranteed by the majority stockholder of Global, for working capital purposes. As of December 31, 1999, the balance owed on this line of credit was approximately $95,000.

         The Colombian subsidiaries have credit facilities from IBM for the purchase of computer equipment which are guaranteed by certain stockholders and officers of the Colombian subsidiaries. The credit facilities at December 31, 1999 approximated $1,200,000 for Casa, $600,000 for DLR, and $150,000 for Micro.

         In December 1999, Global entered into an asset purchase agreement with Surge whereby Surge would acquire the assets of Global in exchange for stock to be treated as a "tracking stock" covering the assets sold by Global. Among other conditions, the completion of the acquisition is conditioned on the approval of both companies' stockholders and successful completion of due diligence. Global issued 1,000,000 shares of Global common stock for investment banking services in connection with this transaction, which are the subject of a stop order for failure of consideration.

         In October 1999, Global issued a subordinated Convertible Promissory Note (the "Note") in the amount of $1,000,000. The Note is due on June 1, 2000 and accrues interest at the rate of 10% per annum. Upon the successful completion of the asset purchase by Surge, the Note will be canceled and all interest accrued to date will be forgiven. If the asset purchase with Surge is not completed by February 28, 2000 or is not approved by the stockholders of both companies, Surge at its sole discretion may convert the Note into the common stock of Global at a conversion price equal to 90% of the average closing price of Global's common stock for the twenty previous trading days. In January 2000, the Note was cancelled to Surge and replaced with a new note totaling $4,100,000.

         In February 2000, Global replaced the previous Subordinated Convertible Promissory Note ("Convertible Note") with Surge totaling up to $6,250,000. Through February 29, 2000, $2,165,876 has been loaned to Global, and the remaining $4,084,124 may be loaned to Global, upon satisfaction of certain conditions. The Convertible Note accrues interest at the rate of 10% per annum. Upon completion of Global's acquisition by Surge, the Convertible Note and all accrued interest will be forgiven. If the acquisition does not occur by July 30, 2000, Surge, at its own discretion, may convert this note into the common stock of Global on a dollar for dollar basis at a conversion price equal to 90% of the average closing price of Global's Common Stock for the preceding 20 trading days or Surge may demand repayment. The Convertible Note is secured by the pledging of certain shares of stock owned by the President of Global and two other Global stockholders, as amended.

         In April 1999, Global entered into an option agreement with a consultant, in partial payment for services rendered. The agreement grants 250,000 shares of Global's common stock, at an exercise price of $5.75 per share. The options are non-dilutive. To date, no options have been exercised.

Inflation

         The effects of inflation have lessened in recent years as indicated by the average consumer price index, which has been below 3% in each of the past two years. Global has generally been able to offset the impact of rising costs through purchase price reductions. As a result, inflation has not had, nor is it expected to have, a significant impact on Global's business. However, inflation and changing interest rates have had a significant effect on the economy in general and, therefore, could affect Global's future operating results.

Potential Acquisitions

         It is expected that Global will continue to seek potential acquisitions and/or venture partners consistent with its business objectives during the period prior to the effective date of this proxy statement and prospectus. It is intended that no action will be taken that would cause a delay in any nature to this proxy statement or the timing of the proposed stockholder meetings. However, it is possible that during this period, Global may enter into letters of intent with potential acquisitions and/or merger candidates providing that any such letters will generally be expressions of interest and non-binding. In the event, however, that Global, Surge or MailEncrypt enter into a binding acquisition agreement prior to the Effective Date for a material acquisition the stockholder meetings may be delayed if necessary until such time as Surge is able to distribute revised proxy materials with the required acquisition company financial statements and other required disclosures.

                        GLOBAL - DESCRIPTION OF BUSINESS

Development of Business

         Global DataTel, Inc., was originally incorporated in the State of Utah in 1980, as LaPlate Oil and Mining, Inc., and changed its name to Gold Coast Resources, Inc. in 1982. The company's state of incorporation was changed in December 1996 to the State of Nevada. In December 1998, the Company's name was changed to Global DataTel, Inc. and the existing officers and directors of the Company resigned, and new officers and directors were elected.

         In 1998, a number of significant transactions took place. In September 1998, Global acquired International Computer Resources, Inc. ("ICR"), a Florida corporation, which does business as an IBM computer reseller, and Mantenimiento Electronico de Sistemas, Limited, ("MES"), a Colombian corporation, which does business as a computer integrator and service provider.

         In November, 1998, Global acquired three additional Colombian corporations, CASA Informatica, S.A., ("CASA"), DLR & CIA, Ltda., ("DLR") and Micro Star, Ltda., ("MICRO"). CASA, an IBM computer reseller, was acquired for $849,000 in cash and promissory note (since paid) and 392,000 restricted shares of Global common stock valued at $1,960,000. DLR, an IBM computer reseller and system integrator, was acquired for a total consideration of $600,000, which was paid $300,000 in cash and promissory note (since partially paid) and 60,000 restricted shares of Global common stock valued at $300,000. MICRO, also a IBM computer reseller and system integrator, was acquired for a total consideration of $500,000, which was paid $150,000 in cash and promissory note (since paid) and 70,000 restricted shares of Global common stock valued at $350,000.

         Global now has three wholly owned or controlled operating subsidiaries:

         Global DataTel de Colombia, S.A. (GDC), incorporated under the laws of Colombia on May 10, 1999, is a subsidiary consisting of four acquired companies in Colombia, MES, CASA, DLR and MICRO. These companies are involved in the computer system integration business. Global owns 94.9% of the capital stock of GDC, with 100% of the voting rights. Under Colombian law, a foreign corporation cannot own more than 94.9% of a Colombian corporation.

         On Line Latin America, S.A. (OLA), incorporated under the laws of Colombia on January 3, 1999, is in the Internet service business. Global owns 94.9% of the capital stock of OLA, with 100% of the voting rights.

         eHOLA, Inc (eHOLA), incorporated on December 31,1998, under the laws of Nevada, (formerly Electronic Latin America On-Line, Inc.), is a wholly-owned subsidiary engaged in the Internet service business and provision of e-business solutions.

         The operations of International Computer Resources, Inc. ("ICR") are now conducted under Global DataTel, Inc., and form the North American component of the Information Systems Division.

         Gold Coast Resources prior to September 1998 was involved in the marketing of the "Travel Agent's Hotel Guide", a publication that allowed travel agents exposure to Hotels and hotels around the world. Prior to that, Gold Coast Resources was involved in oil, gas, mining and mineral investments.

         On December 14, 1998, the Company sold its interest in a subsidiary, The Travel Agent's Hotel Guide, Inc., a Nevada corporation, to Ameriresource Technologies, Inc. in consideration for a convertible debenture in the face amount of $3,350,000, bearing interest at the rate of seven (7%) percent per annum and convertible in three years into common stock of Ameriresources.

         Gold Coast Resources had acquired 20% interest in the Travel Agent's Hotel Guide, Inc. on August 17, 1998, by payment of 7,000,000 shares of common stock (subsequently reverse split to 3,500,000) to David Newren, a former officer and director of Global. Global had previously acquired an 80% interest.

         At one time, Gold Coast Resources pursued mergers with Biostasis, Inc., Shoulder Shade Products, Inc., Secure Bind, Inc., and Fox Broadcasting Inc., but rescinded these transactions in August 1998, canceling the 1,000,000 shares of preferred stock previously issued to each of these entities.

Narrative Description of Business.

         Global DataTel de Colombia, (GDC) is the largest operating subsidiary of Global, with over 95% of its revenues and profits. This subsidiary is the South American component of our Information Systems Division. The North American component of our Information Systems Division presently accounts for approximately 5% of the Company's revenues and profits. GDC is a midrange to large Web and system integration computer solution provider. In Colombia, GDC is authorized by various leading high tech companies as a reseller. GDC represents such firms as IBM Corp., Compaq Computer, Microsoft, and Lotus. The GDC subsidiary has been authorized by IBM de Colombia to resell midrange and personal computer systems and IBM's operating system software and utilities in Colombia. We deal directly with IBM de Colombia for order fulfillment. We are also authorized to resell Compaq Corp. systems in Colombia. We can purchase directly or through their distributors as best suits ours needs. The Microsoft Corp. has authorized Global to be a Microsoft Solution provider. The Lotus Corp., an IBM company, has authorized us to resell their products. These products are primarily purchased through their authorized distributors in Colombia. Global is also an authorized reseller in Colombia of Global One telecommunications products and services. Global One is a corporation owned jointly by Sprint, French Telecom, and Deutche Telecom. They operate Global One outside their primary markets. To date, we have had minimal success in offering their services and products as a reseller.

         The primary focus is to provide presale consulting to Colombia's largest national, government, and international companies, to determine the best solution to their particular information system requirements. Based upon this analysis, GDC can provide clients with a fully integrated solution which may include hardware, software and services from various sources. The products may include an AS/400 mini-computer, which becomes the host system in a centric computing architecture operating under IBM's proprietary OS/400 operating system. The applications suite that reside on these hosts may include an ERP application such as JBA's System 21 product localized and customized for each account. The Information Systems Division's main business is to provide system consulting, resale of new micro, mini, or mainframe hardware, as well as software and complementary contract services as needed. These services may include help desk, contract programming, training, and hardware/software maintenance contracts. Sale of new hardware typically may include wintel based micro computers such as IBM desktops, IBM AS/400-RS/6000 mini computers, and IBMS/390 mainframes. A typical sales cycle begins with either a sales lead from one of our suppliers such as IBM, or a direct outbound sales call from one of our salespersons. We market primarily in Colombia , with 4 offices in the major cities. Our staff includes 170 employees, all of them full-time employees. Customer support is determined by the product or service that has been supplied to the account. In the case of new hardware, the supplier handles the warranty directly and subsequently may market an ongoing service agreement. Software products may include Microsoft, Lotus, JBA, and several other complimentary application software programs as may be deemed necessary in order to provide satisfactory results. Services include various supplemental after sale products such as executive training, employee implementation, and long term contractual maintenance agreements.

         Our largest order to date is from La Cachareria La Catorce a large supermarket chain headquartered in Cali, Colombia. This order is primarily for IBM Point of sale hardware and software. As of February 1, 2000, we had fulfilled approximately $850,000 of the contract rollout. The year 2000 should constitute $500,000 with the balance subject to review.

         The customer support for software and services, may reside with Global, with certain levels of support accorded our company from the supplier. New product developments include e-commerce solutions as well localization of some software programs for our suppliers such as JBA International. At the moment we have no intellectual property rights, or patents, and licenses.

         The division operates across a broad horizontal marketplace and is not limited to any single vertical market. We compete in a very competitive marketplace against not only other integrators, but also manufacturers such as Sun Microsystems, as well as IBM themselves in certain instances. Global is well positioned in the marketplace and has a good reputation in fulfilling the client contracts. Our competitors however, may have greater resources or superior products, than our offerings. The competitive nature of system integration requires a talented workforce to compete effectively. The competition may have expertise in certain areas that would give that company an edge in winning a contract and vise versa.

         Because of our concentration of business in Colombia, we are dependent on the laws of that country to offer our products and services. At present there is substantially no known detrimental regulations concerning the products we sell, such as IBM, Compaq and other computer manufacturers, as well the services we provide as part of standard set of offering to the commercial sector in Colombia. The Internet division has to date not been adversely effected by any governmental rules or regulatory laws. It is possible legislation may be enacted that could effect both divisions ability to conduct business in Colombia.

         On Line Latin America, S.A., and eHOLA operate under our On Line Services Division. This division's main business is two-fold: to provide dial-up Internet access ("Internet Access") principally to do business in the United States, Central America, and South America, (which is marketed under the eHOLA name) and to provide both simple and sophisticated e-commerce business solutions ("Technology Solutions").

         Our Internet Access operations commenced on April 22, 1999. We presently offer Internet access in the following countries: Argentina, Bolivia, Brazil, Chile, Colombia, El Salvador, Equador, Guatemala, Mexico, Paraguay, Peru, United States and Venezuela. We are in testing phase, and are actively seeking subscribers. eHOLA offers, for one basic yearly subscription price per country, unlimited Internet access in the countries listed above, the service also includes the world wide web multilingual portal www.eHOLA.com. The service also includes free e-mail and Microsoft Internet Explorer browser. As of February 1, 2000, we had 333 Internet access subscribers; approximately 2,000 registered users; subscriptions revenues of $13,842 and advertising revenues to date of $5,000.

         The Technology Solutions operations are in their development stage. eHOLA endeavors to provide both simple and sophisticated e-commerce business solutions to Latin American companies with which eHOLA/com comes in contact by virtue of GDC's (and its progeny's) Web and system integration engagements, its Internet Access clientele, business visitors to its Internet business center, and through its own direct solicitations. eHOLA's Technology Solutions operations have attracted relationships with top-tier American technology providers (e.g., Broadvision) seeking to capitalize upon GCC's and eHOLA's unique Latin American Synergies.

         The Internet in Latin America is still in its infancy as compared to the United States or Europe as looked at from a population penetration percentage. Although the market place is relatively new, competition is growing more robust. Though eHOLA endeavors to engage in predominately business-to-business e-commerce in Latin America where there is presently limited competition due to the high distribution channel barriers to entry, there is no guarantee that competition in this realm will remain comparatively tepid.

         Global is not dependent upon any major customer at the present time. From time to time Global has had large government contracts. Such large government contracts or clients are, in the opinion of Management, an exception. As we purchase products only in connection with our sales, we do not experience backlogs.

         The South American component of our Information Systems Division, GDC, accounts for approximately 95% of Global's revenues. The North American component presently accounts for approximately 5%.

         Possible Future Acquisitions. Management believes that an important element of Global's strategy to be a leading provider of e-business and infrastructure solutions is and will continue to be organic growth and growth through acquisitions. The web and systems integration, Internet access and related businesses in Latin America are still relatively fragmented in comparison to similar companies in the United States. This fragmented market creates opportunities for companies like Global who are positioned to acquire small, independent companies throughout Latin America and then aggregate these companies within one business enterprise that can enjoy economies of scale and other synergies.

         Global presently has no definitive agreements to consummate any such transactions, but has entered into discussions with a number of web and systems integration companies and Internet service providers in Latin America with respect to either entering into a letter of intent or acquiring an option to purchase such businesses. Management expects that any such transactions would be consummated, if at all, following the Recapitalization and consummation of the GDIS Acquisition. Management also expects that the a majority of the consideration paid to acquire such companies would be in the form of shares of Class B Common Stock of Superus. However, there can be no assurance that any such transactions will be consummated, or, if they are, as to the terms of the definitive purchase agreements.

Litigation and Related Matters

         Global has been named by Seven Oaks Holdings as a thir-party defendant in litigation in connection with the re-issuance of a stock certificate for approximately 400,000 shares, with restrictive legend. A shareholder of Global had pledged the shares to Seven Oaks Holdings in connection with a loan transaction. Global management believes that it has meritorious defenses to such action.

         On October 5, 1999, the United States Securities and Exchange Commission ("SEC") issued a Formal Order Directing Private Investigation pursuant to Section 20(a) of the Securities Act and Section 21(a) of the Exchange Act, as amended, in the Matter of Global DataTel, Inc., to determine if any acts or practices were in violation of Sections 17(a) and 17(b) of the Securities Act and Section 10(b) of the Exchange Act and Rule 10-b-5 promulgated thereunder. Global management believes that the SEC investigation is focused on the accuracy of information published by the Global. Global has responded to all requests for documentary information by the SEC in its investigation . The SEC staff has taken testimony in this matter.

Employees

         As of March 3, 2000, Global had 225 full-time employees and no part-time employees, 175 of which were employed by Global DataTel - de Colombia, the Colombian subsidiary of Global, and 50 of which were employed by eHOLA.

Property and Leases

         Global presently maintains the following facilities:

Information Systems Division - North America

         Warehouse and sales office totaling approximately 2,500 sq. ft. and an office suite totaling approximately 2,000 sq. ft. in Delray Beach, Florida, which is leased through the year 2002, at a yearly rental of $37,200. The building is a commercial technical center with approximately 5 individual companies located directly adjacent.

Information Systems Division - South America

         Bogota, Colombia - One sales office totaling 6,000 sq. ft., which is leased through May, 2000. The annual rent is $69,600.

         One service office totaling 4,000 sq. ft., which is leased through April, 2001. The annual rent is $19,200; and

         One administration building totaling 5,000 sq. ft., which is a stand alone structure that is 75% utilized and has enough room for expected growth. This building is owned by the Company without major encumbrances other than a first mortgage.

         Cali, Colombia - One sales/technical office totaling 1,200 sq. ft., which is leased through January, 2000. The annual rent is $10,200.

         Medillen, Colombia - One sales/technical office totaling 95 sq. meters which is leased through December, 1999. The annual rent is $6,600.

         Barranquilla, Colombia - One sales/technical office totaling 2,500 sq. ft., which is leased through August, 2000. The annual rent is $19,200.

         We are considering relocating to a central facility in Bogota, Colombia in early 2000, which would replace the two rental offices there.

One Line Services Division - North America

         The On Line Services Division shares the Information Systems Division offices.

On Line Services Division - South America

         One administrative/sales/technical office of 5,000 sq. ft. in Barranquilla, Colombia, which is leased through January, 2001. The annual rent is $43,200.

         Our present annual lease obligations for 1999 total approximately $205,000. The renewable leases provide for rental increases of 5%-10%.

         All corporate facilities are covered by general business insurance policies. Present utilization of our facilities is at approximately 75%.

         We also utilize our suppliers in-country backbone facilities to allow access to our network, thereby eliminating any need for additional offices.

             STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF GLOBAL

         The following table sets forth information regarding the beneficial ownership, as defined in applicable regulations, of our common stock as of May 1, 2000 by the following individuals or groups: each person or entity who is known by our to own beneficially more than 5% of our outstanding stock; each of the Named Executive Officers; each director of Global; and, all directors and executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

         Applicable percentage ownership in the following table is based on 23,891,954 shares of common stock outstanding as of May 1, 2000 (1)(2), giving effect to the conversion in June, 1999 of all issued Class A Preferred. Common stock is the only outstanding class of voting security of Global.

Name/Address                                                 No. of Shares          Percentage
Owner                                Class                   Beneficially         Owned of Class
-----                                -----                   ------------         --------------
Richard Baker(3)(4)                 Common                    4,250,144                17.5%

Rafael Delgado(3)(5)                Common                      144,816            less than 1%

Mario Habib(3)(6)                   Common                      922,800                 3.8%

Antonio Serrato(3)(7)               Common                      388,000                 1.6%

AVG Family Trust(3)                 Common                    3,592,929                15.0%

Lynn Tanner(8)(9)                   Common                    3,792,928                15.9%

Robert P. DePalo(10)                Common                    1,700,000                 7.1%

Old Oak Fund, Inc.(11)              Common                    1,794,000                 7.5%

Officers and Directors or a Group   Common                    5,705,760                22.9%
(4 persons)


(1) Unless otherwise noted, Global believes that all persons named in this table have sole voting and investment power with respect to all Global common stock and options beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of their options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised. The 23,891,954 shares does not include the exercise of all options (identified below) held by management exercisable within 60 days, which would increase the outstanding common stock by 1,000,000, and does not give effect to the options granted to a consultant, Steven Spitz, CPA, in April, 1999, in partial payment of services rendered, to acquire 250,000 shares of common stock at an exercise price of $5.75 per share.

(2) Does not include 1,000,000 shares held by International Technology Marketing, Inc. as to which a stop order has been imposed at the request of the Company and which the Company is seeking to have cancelled.

(3) Address c/o Global DataTel, Inc., 3333 Congress Avenue, Suite 404, Delray Beach, Florida, 33445.

(4) Includes options held, but not exercised, to acquire an additional 350,000 shares at $7.12 per share.

(5) Includes options held, but not exercised, to acquire an additional 100,000 shares $7.12 per share.

(6) Includes options held, but not exercised, to acquire an additional 350,000 shares $7.12 per share.

(7) Includes options held, but not exercised, to acquire an additional 200,000 shares $7.12 per share.

(8) Address c/o Dolphin Waves, Inc., c/o David Kagel, Esq., 1801 Century Park East, Suite 2500, Los Angeles, California 90067.

(9) Includes 459,595 shares held by Dolphin Waves, Inc.; 1,111,111 shares held by Surrey Management Ltd.; 1,111,111 shares held by Walcon Industries, Inc.; and 1,111,111 held by Willside International, Inc.

(10) Address 208-16 38th Avenue, Bayside, New York 11361.

(11) Address 488 Madison Avenue, 8th Fl., New York NY 10022.



THE BOARD OF DIRECTORS OF BOTH SURGE AND GLOBAL RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE GDIS ASSET PURCHASE AGREEMENT AND THE ISSUANCE OF THE SHARES OF CLASS B COMMON STOCK TO THE GLOBAL STOCKHOLDERS (PROPOSAL 2)

                             GLOBAL APPRAISAL RIGHTS

If You Are A Stockholder of Global DataTel, Inc., You Are Hereby Given Notice That You Have Certain Dissenter's And Appraisal Rights Under Nevada Law.

         BECAUSE A PROXY CARD WHICH IS RETURNED BUT DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR APPROVAL OF THE GDIS ASSET PURCHASE AGREEMENT, GLOBAL STOCKHOLDERS WHO WISH TO EXERCISE THEIR DISSENTERS' RIGHTS MUST EITHER REFRAIN FROM SIGNING AND RETURNING HIS PROXY CARD OR, IF HE SIGNS AND RETURNS HIS PROXY CARD, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE ADOPTION OF THE PURCHASE AGREEMENT.

         THE FULL TEXT OF NEVADA STATUTES NRS 92A.300 THROUGH 92A.500 ARE INCLUDED AS ANNEX G HERETO, AND ARE INCORPORATED HEREIN BY REFERENCE.

         STOCKHOLDERS WHO WISH TO PERFECT THEIR RIGHTS AS DISSENTING STOCKHOLDERS IN THE EVENT THE PURCHASE AGREEMENT IS ADOPTED MUST:

         (1) FILE WITH GLOBAL DATATEL, INC., BEFORE THE TAKING OF THE VOTE ON THE ACQUISITION AGREEMENT AT THE STOCKHOLDER MEETING, A WRITTEN OBJECTION TO THE ACQUISITION; AND

         (2) MUST NOTE VOTE HIS SHARES IN FAVOR OF THE GDIS ASSET PURCHASE AGREEMENT.

         IN ADDITION, STOCKHOLDERS WHO WISH TO PERFECT SUCH RIGHTS MUST SUBMIT THE CERTIFICATES REPRESENTING HIS SHARES TO GLOBAL OR ITS TRANSFER AGENT FOR NOTATION THEREON THAT A NOTICE OF ELECTION TO DISSENT HAS BEEN FILED; SUCH CERTIFICATES TO BE THEREUPON RETURNED TO THE STOCKHOLDER.

FAILURE TO SUBMIT SUCH CERTIFICATES FOR SUCH NOTATION WITHIN ONE MONTH AFTER THE FILING OF THE NOTICE OF ELECTION TO DISSENT MAY CAUSE THE HOLDER TO LOSE HIS DISSENTERS' RIGHTS UNDER NEVADA LAW. SEE, SPECIFICALLY, "RIGHTS OF DISSENTING STOCKHOLDERS" BELOW.

         RIGHTS OF DISSENTING STOCKHOLDERS. SECTIONS OF THE NEVADA REVISED STATUTES GIVE TO ANY STOCKHOLDER OF THE COMPANY WHO WISHES TO OBJECT TO THE GDIS ACQUISITION (AN "OBJECTING STOCKHOLDER") THE RIGHT TO RECEIVE FROM GLOBAL IN CASH, THE FAIR VALUE OF HIS OR HER SHARES, PROVIDED THAT THE GDIS ACQUISITION IS NOT ABANDONED OR FAILS TO BE APPROVED AND AUTHORIZED, AND PROVIDED, FURTHER, THAT THE FOLLOWING PROCEDURE IS CAREFULLY FOLLOWED.


         (a) The Objecting Stockholder must not vote in favor of the GDIS Acquisition and, before the proposal to approve the GDIS Acquisition is submitted to a vote at the special meeting of stockholders, to be held on ______ __, 2000, he or she must file with Global written objection thereto stating his or her intention to demand payment for his or her shares. The written objection should be sent to Global DataTel, Inc., Attention of Mr. Antonio Serrato, Secretary. Registered Mail, Return Receipt Requested is recommended. The objection may also be submitted at the meeting, but before a vote is taken on the GDIS Acquisition with Surge. Simply voting against the GDIS Acquisition on its own, does not constitute adequate Notice and objection.

         (b) The objection shall include (i) a notice of election to dissent, (ii) the stockholder's name and residence address,

                  (iii) the number of shares as to which the stockholder dissents and (iv) a demand for payment of the fair value of the stockholder's shares if the GDIS Acquisition is consummated.

         (c) A Negative Vote is Not Sufficient. A stockholder may not dissent as to less than all of the shares as to which he has a right to dissent, held by him of record that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

         (d) Within ten days after the date of the special meeting, Global must send written notice to each Objecting Stockholder that the GDIS Acquisition has been authorized by the vote of Global's stockholders.

         (e) Together with the written demand or within one month thereafter, the Objecting Stockholder must submit certificates representing all of his shares of Global's stock to Global or its transfer agent for the purpose of affixing a notation indicating that a demand for payment has been made. Otherwise, at the option of Global, exercised by written notice given within 45 days from the date of filing of the notice to dissent, he or she will lose his objector's rights, unless a court, for good cause shown, otherwise directs.

         (f) Within 15 days after the later of the Effective Date or last day of the period during which written demand by the Objecting Stockholder must be made (but in no case later than 90 days from the date of meeting), Global shall make a written offer by registered mail to each Objecting Stockholder to pay for his or her shares at a specified price which Global considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the GDIS Acquisition has been consummated at the time of such offer, the offer shall also be accompanied by (i) the advance payment to each Objecting Stockholder who has submitted to Global his or her stock certificates as provided in paragraph (e), of an amount equal to 80% of the amount of such offer, or (ii) as to each Objecting Stockholder who has not yet submitted his or her stock certificates, a statement that Global will make an advance payment to him or her of an amount equal to 80% of the amount of such offer promptly upon submission of his or her stock certificates. Every advance payment or statement as to advance payment shall include advice to the Objecting Stockholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. Any offer shall be made at the same price per share to all Objecting Stockholders.

         (g) If, within 30 days after making such offer, the Objecting Stockholder and Global agree upon the price to be paid for his or her shares, payment must be made by Global within 60 days of the date of the making of such offer upon the surrender of the certificates representing his or her shares.

         (h) If Demand for payment remains unsettled, Global shall, within 60 days of the date of demand, institute a special proceeding in the Nevada District Court wherein GDIS resides in the State of Nevada to determine the rights of the Objecting Stockholder and to fix the fair value of his or her shares.

         (i) If Global fails to institute such special proceeding and the demand for payment is unsettled, after 60 days, the Objecting Stockholder shall be paid the amount demanded.

         (j) Within 60 days after the final determination of the special proceeding, Global shall pay to each Objecting Stockholder the amount found to be due him or her, upon surrender of the certificates representing his or her shares.

         The foregoing summary of the rights of Objecting Stockholders does not purport to be complete and is qualified in its entirety by reference to Sections 92A.300 through 92A.500 of the Nevada Revised Statutes, a copy of which appears in Annex G to this proxy statement.

               PROPOSAL 3-APPROVAL OF MAILENCRYPT MERGER AGREEMENT

         The Merger Agreement and Plan of Reorganization (the "Merger Agreement") dated as of February 16, 2000, is by and among MailEncrypt.com, Inc., a California corporation, ("MailEncrypt"), the MailEncrypt stockholders, Mail Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Surge ("MAC") and Surge. The Merger Agreement provides for the acquisition of MailEncrypt by Surge through the statutory merger of MailEncrypt with and into MAC (the "Mail Merger"). The sole consideration for the Mail Merger is the issuance of 1,821,000 shares of Class B Common Stock of Superus to be issued pro rata to the stockholders of MailEncrypt.

         The Merger Agreement has been unanimously approved by the Surge and Mail Boards of Directors and provides that the Mail Merger will be completed if the approvals of Surge's stockholders required therefore are obtained (MailEncrypt's stockholders already approved the merger) including, but not limited to, approval of Proposals 1and 2 - Approval of the GDIS Acquisition and the issuance of Class B Common Stock and all other conditions to the Merger Agreement are satisfied or waived.

         The stockholders of Surge are being asked herein to approve the Merger Agreement and the issuance of the Class B Common Stock to the MailEncrypt stockholders.

MailEncrypt.com, Inc.

         MailEncrypt seeks to become a leading business-to-business provider of web-based encrypted e-mail solutions. Due to the rapid world-wide proliferation of e-mail and commensurate privacy concerns associated with e-mail, it is the Management's belief that encrypted e-mail will become commonplace for government agencies, financial institutions, health care organizations, insurance/law/accounting firms, e-commerce and individuals alike.

Merger Agreement

         Effective Date. Completion of the Mail Merger is conditioned upon the satisfaction of all representations and warranties under the Merger Agreement, and any required approvals . Surge must obtain the required vote of its stockholders under this Proposal 3, as well as Proposals 1 and 2. The four stockholders of MailEncrypt have already approved the Merger.

         Loan. Pursuant to the terms and conditions of the Merger Agreement, Surge loaned MailEncrypt $750,000. The loan is evidence by a 10% convertible promissory note due July 30, 2000. On the completion of the Mail Merger, the note and all accrued and unpaid interest shall be forgiven by Surge. In the event that the Mail Merger is terminated the note is convertible into common stock of MailEncrypt at a pre-money valuation of $15 million.

Treatment of MailEncrypt Securities

         All shares of Common Stock, no par value, of MailEncrypt ("MailEncrypt Shares") including those issued and outstanding and options to purchase shares of Common Stock shall be converted into the right to receive an aggregate of 1,821,000 shares of Class B Common Stock. The share exchange ratio shall be
1.475 shares of MailEncrypt common stock for one share of Class B Common Stock. MailEncrypt also currently has 57,000 employee stock options issued to one consultant. These options will be treated on an as exercised basis and converted into shares of Class B Common Stock.

         Stock Options and Warrants. At the Effective Date, MailEncrypt's common stockholders and option holder will not have to take any action and their securities will automatically be re-designated. MailEncrypt's stockholders will be contacted by an exchange agent for purposes of exchanging the MailEncrypt shares and options.

         Finders' Fee. Morgan Stanley Dean Witter will be paid a finder's fee of 100,000 shares of Class B Common Stock upon stockholder approval of this Proposal 3.

Reasons for the Merger

         The Board of Directors of both Surge and MailEncrypt each believe that the primary objective of the Mail Merger is to form a strategic acquisition for a combined company with an enhanced financial position and deeper organizational and other resources. The Mail Merger is intended to provide MailEncrypt with the resources needed to enhance and market its services while providing Surge with a broader product offering. The following specific reasons are believed by the companies to support the Merger:

         Strategic Partner for eHOLA. Global MailEncrypt solutions shall, among other things, be offered to all of Global's and eHOLA's customers in Latin America and beyond, a large untapped market. Upon implementation, eHOLA would be the first, or among the first, ISPS in the world to offer secure e-mail. Furthermore, MailEncrypt will attempt to become a leading provider of encryption technology in Latin America, and other emerging Internet economies, as well as in the United States. By combining MailEncrypt's encryption technology with the Internet capabilities Surge has acquired through its acquisition of Global, the Mail Merger will serve to expand the scope of services that can be provided to the customers of both companies.

         Broader Sources of Income. The combined companies are expected to generate income from joint ventures, royalty arrangements and marketing of the combined products. By combining the resources of the operating subsidiaries, the combined companies may, in the long-term, be able to achieve diversification of income sources.

         Stronger Financial Position and Access to Capital Markets. The combined cash position of Superus after the Mail Merger should allow Superus to further develop certain products and services, to invest in new technologies or products and to acquire other companies. Superus is expected to have immediate access to greater financial resources, including access to the public markets, following completion of the Mail Merger.

         Stronger Combined Organization. The GDIS and New Surge organization is well established with developed Internet operations and sales and marketing channels, which will facilitate MailEncrypt's sales and marketing and development activities. In addition, MailEncrypt being part of a public company, together with Superus' organizational resources, should allow MailEncrypt to attract additional strategic partners.

         Talented Management Team. The Boards of Directors of Surge and MailEncrypt believe the combined companies will have a strong, talented management team combining key managers at MailEncrypt and Global with key Surge managers. Pursuant to the terms of the Merger Agreement, Adam J. Epstein, MailEncrypt's President and CEO, resigned from those positions and became Chairman of the Board and Acting CEO of Surge. Upon the Effective Date, Mr. Epstein will remain Chairman and become the CEO of Superus. Prior to joining Mail, Mr. Epstein was the Senior Vice President, Business Development, Tickets.com (Nasdaq: TIXX). His availability and employment by Superus was an additional reason for the Mail Merger. In addition to his significant experience with Internet companies he will be responsible for several areas in which Superus, as a public company, required assistance. These include, but are not limited to, directing the operations of Superus' public relations, investor relations, investment banking and Internet functions. See Proposal 6 - "Election of Directors of Superus" below for the terms of Mr. Epstein's employment agreement and certain biographical information concerning Mr. Epstein.

         In addition, Michael Patchen and David Bird, the founders of MailEncrypt, have entered into one-year employment agreements with Superus to be followed by six-month consulting agreements. Messrs. Patchen and Bird have licensed the software language they developed specifically for MailEncrypt to such company on an exclusive basis. They have also granted certain option rights to MailEncrypt to acquire rights to the software language they developed prior to the formation of MailEncrypt that may have numerous other uses.

Interests of Executive Officers and Directors

         The executive officers and Directors of New Surge and Adam J. Epstein, Superus' Chairman of the Board and Acting Chief Executive Officer, have substantial direct and indirect benefits to the completion of the Mail Merger as described under Proposal 2 - "Approval of the GDIS Asset Purchase Agreement - Interests of Executive Officers and Directors."

Superus Certificate of Incorporation Includes Class B Common Stock

         In order to implement the transactions contemplated by the Merger Agreement, and issue Class B Common Stock to the MailEncrypt Stockholders, Superus has filed a Certificate of Incorporation to create Class A Common Stock and Class B Common Stock. Surge's stockholders are being asked herein to approve the Recapitalization Proposal 1 and upon the Effective Date of the Recapitalization, Superus will issue shares of Class B Common Stock to the MailEncrypt stockholders pursuant to this Proposal 3. A copy of the Superus Certificate of Incorporation is attached hereto as Annex B hereto.

Certain Consequences of the Merger

         Effective Date. The Mail Merger will take effect as soon as practicable after the special meeting and approval by the stockholders of Surge of this Proposal 3, as well as Proposals 1 and 2, and satisfaction of the conditions set forth in the Merger Agreement. Upon the Effective Date of the Registration Statement, of which this prospectus becomes a part, this prospectus will be distributed to all MailEncrypt stockholders and option holders to enable them to resell the shares of Class B Common Stock to be issued to them in a private placement. See "Plan of Distribution." At the Effective Date, the separate corporate existence of MailEncrypt will cease and the stockholders of MailEncrypt will become holders of Class B Common Stock of Superus. The business operations of MailEncrypt will be carried on by the newly formed subsidiary of Superus.

Operations of MailEncrypt

         The current members of MailEncrypt's Board of Directors, as well as MailEncrypt's management, except Mr. Epstein, will not be affected by the Mail Merger. MailEncrypt, GDIS and New Surge's businesses will be operated independently of each other. Generally, matters not in the ordinary course of business, or which affect Superus' status as a publicly owned company, e.g., its filing obligations with the SEC and its listing requirements with Nasdaq, or matters before the Compensation Committee shall be determined by the Superus Board of Directors.

Number of Shares of Common Stock Outstanding

         The number of outstanding shares of Class A Common Stock and Class B Common Stock immediately following the Mail Merger and GDIS Acquisition are expected to be approximately 4,973,000, and 24,102,000, respectively, and will vote equally on all matters. Approximately 17% of the shares with voting privileges will be owned by Surge's current stockholders, 77% by Global's current stockholders and 6% by MailEncrypt's current stockholders, not including any shares issuable upon exercise of warrants, options and notes. Giving effect to the possible exercise of Surge's 716,000 employee stock options, 2,850,000 Superus Options and the 3,479,600 Class B Warrants; 1,700,000 options to purchase Class B Common Stock granted to Superus Management and approximately 2,000,000 Global employee options, Surge's, Global's and MailEncrypt's current stockholders would each own approximately 34%, 58%, and 8% of Superus' approximately 42 million then outstanding voting shares. As such, New Surge stockholders will have much less ability to effect control over Superus.

Federal Income Tax Consequences

         See Proposal 1 - "The Recapitalization Proposal - Material Federal Income Tax Consequences" which includes a discussion of the tax consequences of the Mail Merger.

Accounting Treatment of the Acquisition.

         Upon consummation of the Mail Merger, Surge's wholly owned subsidiary, MAC, will be the owner of any of MailEncrypt's assets. The transfer of assets will be at book value because the conversion of the MailEncrypt Shares into Class B Common Stock will be accounted for as a purchase.

Integration of the Businesses

         The Mail Merger involves the integration of two companies that have previously operated independently. There can be no assurance that the companies will not encounter difficulties in integrating the operations of the two companies or that the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the combined companies' business, operating results or financial condition. Furthermore, there can be no assurance that the operations, managements and personnel of the two companies will be compatible or that MailEncrypt or New Surge will not experience the loss of key personnel. See "Risk Factors."

Validity of the Class B Common Stock, Class B Warrants

         The validity of the Class B Common Stock and Class B Warrants and the issue of Class B Common Stock upon exercise thereof will be passed upon for Superus by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Upon the Effective Date, SBK Investment Partners, a partnership consisting of members of Snow Becker Krauss

P.C., will receive an aggregate of 200,000 already issued and outstanding Global Shares convertible into an equal number shares of Class B Common Stock.

Conditions to the Mail Merger

         The consummation of the Mail Merger is subject to the satisfaction of certain conditions, including, among others, (a) obtaining requisite stockholder approvals of Surge's stockholders for Proposals 1, 2 and 3; (b) the absence of any injunction prohibiting the consummation of the Mail Merger or materially changing the terms or conditions of the Mail Merger; (c) the proxy statement and prospectus being declared effective by the SEC; (d) the receipt of accountants' customary "cold comfort" letters; (e) the Class B Common Stock and Class B Warrants to be issued in connection with the Mail Merger being authorized for trading on Nasdaq; (f) each party having performed all of its agreements and satisfied all conditions contained in the Merger Agreement in all material respects; (g) the representations and warranties of each party to the Merger Agreement being true and correct at closing except where the failure to be true and correct would not have a material adverse effect on the business, results of operations or financial condition of either party and its respective subsidiaries, taken as a whole (a "Material Adverse Effect"); (h) the receipt of certain legal opinions with respect to the tax consequences of the Mail Merger; and (i) the receipt of final unaudited financial statements of MailEncrypt.

                MAILENCRYPT--MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

         The statements contained in this Management's Discussion and Analysis of Financial Condition and Plan of Operations relating to MailEncrypt's operating results and plans and objectives of management for future operations may constitute forward-looking statements within the meaning Section 27A of the Securities Act and of Section 21E of the Exchange Act. Actual results of MailEncrypt may differ materially from those in the forward-looking statements and may be affected by a number of factors, including the company's ability to satisfy the various conditions contained in the Merger Agreement among MailEncrypt, Surge, Mail Acquisition Corporation and MailEncrypt's stockholders. We cannot assure that the transactions contemplated by the Merger Agreement will be consummated on a timely basis, if at all.

Overview

         The following discussion includes the operations of MailEncrypt.com, Inc. for the period from March 17, 1999, the date on which the company was incorporated in the State of California ("Inception"), to December 31, 1999. This Management's Discussion and Analysis of Financial Condition and Plan of Operations should be read in conjunction with MailEncrypt's Financial Statements and the related notes thereto, which are included elsewhere in this proxy statement/prospectus.

         MailEncrypt is currently a development stage company which seeks to become a leading business-to-business provider of web-based, encrypted e-mail. MailEncrypt's proprietary platform uses 1,024 bit, military-strength encryption to provide a comprehensive, easy-to-use, reliable and scalable service, accessible from anywhere in the world where an Internet connection is available, to send and receive e-mail with virtually total security.

         MailEncrypt is a development stage company with no operations to date. Management anticipates that future revenue will be comprised of user fees. The user fees will be comprised of initial set up fees and annual royalties based upon the number of users. Service fees will be comprised of consulting fees emanating from integration, private-labeling, advanced support and challenging implementations.

         On February 16, 2000, MailEncrypt entered into the Merger Agreement with Surge, Mail Acquisition Corporation and MailEncrypt's stockholders. The Merger Agreement provides that MailEncrypt's stockholders (including the holders of outstanding options to purchase shares of MailEncrypt's capital stock) will receive, in the aggregate, 1,821,400 shares of Surge's Class B Common Stock upon consummation of the Mail Merger. The transaction is subject to customary conditions, including the receipt of required regulatory approvals. In connection with the execution of the Merger Agreement, Surge loaned MailEncrypt $750,000 pursuant to the terms of a convertible promissory note due July 30, 2000.

         While MailEncrypt anticipates that the Mail Merger will be consummated late in the second calendar quarter or early in the third calendar quarter of 2000, we cannot assure that the Mail Merger will be consummated or that MailEncrypt will become a wholly owned subsidiary of Surge. In the event that the Mail Merger is terminated, MailEncrypt will not be able to meet its cash needs without additional borrowings or the issuance and sale of debt or equity securities. MailEncrypt cannot assure that it would be able to borrow or raise such additional amounts, or that the terms pursuant to which the company may be able to borrow or raise such funds would be satisfactory to MailEncrypt.

Results of Operations

Net revenues. We had no revenues for the period from Inception (March 17, 1999) to December 31, 1999.

         General and administrative expenses. General and administrative expenses consisted primarily of management compensation, professional fees, consulting expense and travel expense. We expect general and administrative expenses to increase in the future in response to the company's growth. Loss from operations. Loss from operations for the period from Inception (March 17, 1999) to December 31, 1999 is as a result of MailEncrypt having had no revenues. Accordingly, the loss represents the company's general and administrative expenses. See "Net revenues" and "General and administrative expense."

Liquidity and Capital Resources

         From Inception (March 17, 1999) to December 31, 1999, MailEncrypt was financed primarily through cash flow from financing activities. We had cash and cash equivalents of $40,000 as of December 31, 1999.

         Our operating activities used $51,000 from Inception to December 31, 1999, principally related to the net loss offset by an increase in accounts payable and advances from our officers.

         Net cash used in investing activities from Inception to December 31, 1999 was $9,000, relating to purchases of property and equipment.

         Financing activities provided cash of $100,000 for the period ending December 31, 1999, resulting from the issuance of common stock.

         Our financial statements have been prepared assuming that MailEncrypt will continue as a going concern. MailEncrypt is a development stage company with no operations to date. In the course of developing and refining our technology platform, we will continue to incur additional losses for the foreseeable future. We believe that revenues from our products and services will be received by the end of year 2000. We will require additional funds for our operational activities and sales efforts. We are seeking financing through our planned merger with Surge, and future collaborative arrangements with third parties to meet our cash needs. There are no assurances that the merger with Surge will be completed, that funds will be available to execute our operating plan or that future collaborative arrangements will be consummated. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Year 2000 Readiness Disclosure

         We have developed our web-based encrypted e-mail to be Year 2000 compliant. We continue to monitor our products, services, business systems and infrastructure to ensure that latent defects do not manifest themselves over the next few months. However, there can be no assurance that Year 2000 issues will not have a material adverse impact on us since it is still early in the year 2000. Based upon information currently available, we believe that our most reasonably likely worst case Year 2000 scenario would relate to a temporary disruption in the supply of services or licenses resulting from problems with the systems and services of third parties, rather than with our internal systems or products. Monitoring costs and other Year 2000 project costs in the 2000 year are not expected to be significant.


                     MAILENCRYPT -- DESCRIPTION OF BUSINESS

General

         MailEncrypt.com, Inc. was incorporated in the State of California on March 17, 1999. MailEncrypt is currently a development stage company which seeks to become a leading business-to-business provider of web-based, encrypted e-mail solutions. MailEncrypt's proprietary platform uses 1,024 bit, military-strength encryption to provide a comprehensive, easy-to-use, reliable and scalable service, accessible from anywhere in the world where an Internet connection is available, to send and receive e-mail with virtually total security.

         MailEncrypt's principal executive offices are located at 1550 Veteran Avenue, Los Angeles, California 90024. The use of such premises has been provided, without charge, by one of MailEncrypt's founders. MailEncrypt, which operates primarily as a virtual company through the computer network connections established among its employees and contractors, has no other physical locations.

Industry Background

         The Internet has emerged as one of today's most important and fastest growing tools for commerce and communications, both in the United States and abroad. Jupiter Communications estimates that at the end of 1998 there were over 77 million online users in the United States, and that by the end of 2002 this number will increase to over 131 million. E-mail, which has evolved from a simple personal messaging device to a powerful and cost-effective business tool, is one of the most popular Internet applications. Jupiter Communications projects that approximately 90 billion e-mail messages were sent in the United States in 1998. More significantly, the Wall Street Journal has projected that the number of e-mail mailboxes will more than double from their current levels to reach 555 million mailboxes by 2002. According to International Data Corporation, by 2002, approximately 7.9 billion e-mail messages will be sent every day in the United States alone.

         The rapid proliferation of e-mail has lead to the need for greater security to protect the privacy and integrity of the medium. Security concerns have accompanied the development of most Internet applications, but have been particularly pronounced with respect to e-mail. These concerns became a matter of widespread public attention in fall 1999 with the acknowledgments from, among others, a major e-mail hosting provider and a major e-mail service provider that serious breaches of security had exposed millions of personal and business e-mail accounts to public review. As public attention has been focused on the vulnerability of e-mail and a number of analysts have identified the need for secure e-mail technology to support the growth of e-business, a significant market has developed for companies like MailEncrypt that can offer virtually complete security to businesses and individuals who use e-mail to transmit documents and other information over the Internet.

The MailEncrypt Solution

         MailEncrypt seeks to address the need for more secure e-mail communication by bringing state of the art cryptography technology to commercial e-mail, and by combining the two in an accessible, user-friendly platform. This platform, which is also fully scalable and can support a variety of commercial uses, provides authentication, integrity and privacy for e-mail, anywhere in the world where an Internet connection is available.

         There are three primary bases of a lapse in e-mail security. The first relates to authentication, which may be compromised by purposeful impersonation techniques ranging from unauthorized use of another person's computer to the illicit use of another person's e-mail header. As a result of this type of impersonation, the recipient cannot be completely confident that an e-mail message actually emanated from the purported sender. The second relates to integrity. Specifically, at some point during the transmission of an e-mail, the content of the message itself may be tampered with, thus misrepresenting the sender and/or misleading the recipient. The third relates to privacy, which is breached if, at some point during the transmission of an e-mail, the content of the message, though undisturbed, is viewed by unintended recipients.

         Cryptography, such as the 1,024 bit, military-strength e-mail encryption technology employed by MailEncrypt is the most effective way to ensure the authentication, integrity and privacy of e-mail. Through its reliance upon one of the industry's most respected existing public key encryption protocols, Gnu Privacy Guard, also known as "GPG" (which is conversant with Pretty Good Privacy, also known as "PGP"), MailEncrypt is able to provide authentication through use of algorithm-based digital signatures which confirm that a particular message was actually sent by the purported sender and no one else. At the same time, MailEncrypt is able to provide both integrity and privacy through use of complex, algorithm-based public and private "keys" which ensure that it is virtually impossible for anyone other than the intended recipient to view, or tamper with, the contents of an e-mail.

         In addition to utilizing a proven military-strength encryption protocol to provide authentication, integrity and privacy, MailEncrypt's service is web-based. There are several benefits to providing a web-based as opposed to a software-based e-mail service:

                  o A web-based service allows e-mail users, who are increasingly busy and more transient than ever before, to access their e-mail via any Internet connection, even without their own computers and without any personal or customized software;

                  o e-mail is substantially more prone to tampering when the application resides on in-house corporate servers, as would often be the case with software-based services; and

                  o as evidenced by the financial success of, among others, e-mail hosting providers, businesses have demonstrated a general desire to outsource the administrative burdens and expense of e-mail, particularly highly specialized aspects such as security features.

         MailEncrypt's revenue is expected to be comprised of user fees and service fees. The user fees will be comprised of initial set up fees and annual royalties based upon the number of users. Service fees will be comprised of consulting fees emanating from integration, private-labeling, advanced support and challenging implementations.

MailEncrypt Technology

         Although e-mail encryption technology has existed for some time, it has not previously gained widespread acceptance because the public has only recently become aware of the need for greater e-mail security, and because the technology necessary to combine military-strength encryption with a user-friendly messaging service has not previously been exploited effectively in a commercial setting.

         MailEncrypt has developed its service based in part on selected technologies developed by third parties and licensed by MailEncrypt under non-exclusive agreements. MailEncrypt uses a proprietary Diesel Engine Software platform, written in Diesel's server side scripting language, which utilizes GPG , a PGP conversant encryption algorithm. MailEncrypt has received a perpetual, royalty-free license to the web- based encrypted e-mail application of Diesel, and has entered into option agreements with Blueprint Networks, Inc., the owner of Diesel, to purchase either or both of the web-based encrypted e-mail application of Diesel and the Diesel Engine Software platform.

         This technology is well suited for commercial exploitation in the form of MailEncrypt's e-mail services because it can be utilized with virtually any version of virtually any version of any Internet browser, which significantly enhances the ease of use, accessibility and reliability of MailEncrypt's service. In addition, the technology can be used on Macintosh, Windows or Unix platforms, which further enhances the marketability of the services and expands the potential user base. Moreover, because the services are conversant with the existing PGP protocol, an individual can send encrypted e-mail to any existing PGP user, even to one who has not registered to use MailEncrypt's services.

Strategy

         MailEncrypt's objective is to become the leading provider of web-based, encrypted e-mail. To achieve this objective, MailEncrypt intends to provide comprehensive, reliable e-mail services based upon a platform that will become the industry standard. To penetrate the market quickly, MailEncrypt intends to market its services to selected businesses in target markets and to enter into both reselling arrangements and strategic relationships with leading companies.

         Initially, MailEncrypt's primary target market consists of the legions of businesses that have a particular need (e.g. arising out of fiduciary relationships or sensitive technology) to protect confidential information already sent in unprotected e-mails, or confidential information currently sent in more expensive mediums due to the security shortcomings of their current e-mail platforms. These businesses include those in the fields of law, medicine/healthcare, finance (banks, brokerages, etc.), accounting/auditing, insurance/underwriting, technology, and electronic commerce. To date, only a small portion of this market currently utilizes a truly secure e-mail platform.

         As the use of web-based, encrypted e-mail becomes more ubiquitous in the workplace, MailEncrypt believes that individuals will demand the same technology for their personal use. Accordingly, following penetration of its services into the business market, MailEncrypt expects individual use of its web-based, encrypted e-mail services to grow exponentially through its anticipated distribution relationships with large e-mail providers.

         MailEncrypt has focused its initial business development efforts on attracting large, high-profile corporate customers as the first users of its services. As a result of these efforts, MailEncrypt has already recruited a backlog of large law firms, electronic commerce companies, health care providers and leading technology companies who are awaiting the roll-out of MailEncrypt's services. Following the successful roll-out of its service offerings, MailEncrypt intends to leverage its initial success in this area by attempting to negotiate beneficial reselling arrangements with selected entities with established distribution capabilities for security and information technology products.

         At the same time, MailEncrypt will aggressively pursue strategic relationships with large e-mail providers, ISPs, portals and unified messaging vendors through which MailEncrypt will have access to millions of existing e-mail users. MailEncrypt believes that mutually beneficial strategic relationships with these types of entities are viable because they have all expressed a willingness to capture the revenue associated with premium, secure e-mail service options for their customers.

         MailEncrypt believes that these reselling relationships and premier strategic partnerships will enable MailEncrypt to grow its distribution very quickly with a correspondingly low cost of new user acquisition.

Competition

         MailEncrypt competes in the developing market for secure messaging, which is intensely competitive and rapidly changing. As a result of the nature of the Internet and the relatively recent evolution of secure messaging, this market is highly fragmented and uncertain. MailEncrypt's primary long-term competitors may not have entered the market yet. Competition could result in price reductions, changes in the way services are priced, reduced gross margin and loss of market share, any of which could materially adversely affect MailEncrypt's business. Many current and potential competitors have greater name recognition, longer operating histories, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources. Some of MailEncrypt's potential competitors could be among the largest and most well-capitalized companies in the world.

         Current competitors include, but are not limited to, Incrypt.com, Pop3now.com, Interbuz.com, Zixmail.com, Ziplip.com, Hushmail.com,
Certifiedmail.com, Docspace.com, Postx.com, Interosa.com and Tumbleweed Software, Inc. In addition, ISP's, portals and others may elect in the future to offer encrypted, web-based e-mail services.

         If one or more of MailEncrypt's current or future competitors were to achieve leading positions in the industry or if they were to expand relationships with significantly larger companies through mergers, acquisitions or otherwise, MailEncrypt's business could be seriously harmed. In addition, potential competitors may bundle or incorporate the functionality of MailEncrypt's services into their services in a manner that adversely affects the demand for MailEncrypt's services.

         At present, however, MailEncrypt believes that the services provided by its existing competitors are generally distinguishable from those provided by MailEncrypt because the competitive services frequently are:

                 o not available from any computer which has an Internet connection, because they are largely software-based;

                 o not useable on any version of any browser;

                 o not useable on Mac and PC alike;

                 o only useable by registered users of their particular service; and

                 o not functionally equivalent.

Intellectual Property Rights

         MailEncrypt's success and ability to compete are substantially dependent upon its technology and intellectual property. While MailEncrypt relies on copyright, trade secret and trademark law to protect its technology and intellectual property, the company believes that factors such as the technological and creative skills of its personnel, new product and service developments, frequent product and service enhancements and reliable product and service maintenance are more essential to establishing and maintaining an intellectual property leadership position. MailEncrypt has no patents or patent applications pending, but is currently exploring potential means of protecting its proprietary platform.

         MailEncrypt generally enters into confidentiality or license agreements with its employees, consultants and corporate partners and generally controls access to and distribution of its products, documentation and other proprietary information. Despite MailEncrypt's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use the company's products, services or technology. Policing unauthorized use of our proprietary information is difficult, and the steps MailEncrypt has taken might not prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States.

         Substantial litigation regarding intellectual property rights exists in the technology industry. From time to time, third parties have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to MailEncrypt. MailEncrypt expects that it may be subject to infringement claims as the number of competitors in its industry segment grows and the functionality of products in different industry segments overlaps. Although MailEncrypt has not been party to any litigation asserting claims that allege infringement of intellectual property rights, it is possible that MailEncrypt may be a party to litigation of this kind in the future. Any third party claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause service delays or require MailEncrypt to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to MailEncrypt, if at all. A successful claim of product infringement against MailEncrypt could harm the company's business, perhaps significantly.

Government Regulation

         MailEncrypt has been advised by counsel that its service, being web-based as opposed to software-based, is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as encryption, user privacy, Internet transaction taxation, pricing, content, copyrights, distribution and characteristics and quality of products and services. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet could harm our business.

Employees

         As of May 4, 2000, MailEncrypt had four employees, who perform a variety of general and administrative and operational (including software development) functions. MailEncrypt is not subject to any collective bargaining agreements and believes that its employee relations are good. Competition for employees in our industry is intense and our future success depends on our ability to attract, retain and motivate highly-skilled employees.

Legal Proceedings

         MailEncrypt is not aware of any pending legal proceedings against it that, individually or in the aggregate, would have a material adverse effect on its business, results of operations or financial conditions. In the future, MailEncrypt may be party to litigation arising in the course of its business, including claims that we allegedly infringe third-party trademarks and other intellectual property rights. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MAIL MERGER AGREEMENT AND THE ISSUANCE OF THE SHARES OF CLASS B COMMON STOCK TO THE MAILENCRYPT STOCKHOLDERS (PROPOSAL 3)

                    PROPOSAL 4--RATIFICATION OF SUPERUS 2000
                              STOCK INCENTIVE PLAN

Background and Reasons for the Proposal

         Upon the formation of Superus, Surge, as the sole stockholder of Superus, adopted the Superus 2000 Stock Incentive Plan (the "Superus Plan") and we are now seeking your ratification of such adoption. This is a non-binding proposal and the plan will remain in place even if the Surge stockholders do not ratify same. On March 8, 2000, the Superus board of directors adopted the Superus Plan. The Plan permits the board of directors to issue both Class A Common Stock and Class B Common Stock under the plan. The terms of the Superus Plan are the same in all material respects as our existing stock incentive plan except:

         (1) both classes of Superus' common stock may be issued under the Plan; and

         (2) the total number of shares available for issuance under the Plan has been increased from 850,000 shares of existing common stock, to an aggregate of 15 million shares of Common Stock to be allocated by the Superus Board of Directors and, when formed, the Superus Compensation Committee, between Class A Common Stock and Class B Common Stock.

         We believe the Superus Plan will promote the interests of Superus, each subsidiary and our stockholders by helping to attract and retain qualified employees, officers, directors and consultants. The Superus Plan is expected to motivate participants by means of stock options, stock appreciation rights and restricted shares to achieve long-term performance goals, and enable our employees, officers, directors and consultants to participate in our long-term growth and financial success.

         The number of shares of Class A Common Stock and Class B Common Stock available for issuance under the Plan has been determined in light of the adjustments required to be made to the number of shares underlying options currently outstanding. These adjustments are necessary in order to provide that, following the Recapitalization, 716,000 options held by employees and others with a business relationship to Surge will be exercisable for shares of Class A Common Stock on a one-for-one basis, while all contractual rights to 5,300,000 Orbit Options held by Surge management will be forfeited and 2,650,000 Superus Options granted at the same rate as each two shares of Class A Common Stock may be exchanged for one share of Class B Common Stock, will accelerate and become immediately exercisable. An additional 1,500,000, 200,000, 200,000 and 300,000 Superus Options to purchase Class B Common Stock, respectively, were granted to our recently appointed Chairman of the Board, Adam J. Epstein; the Chief Executive Officer of New Surge and a member of the Superus Board, Ira Levy; Superus' Vice President of Corporate Development, Craig Carlson; and MailEncrypt's President, Mark Sefein.

         To understand the Superus Plan more fully, you should read the plan which is attached to this proxy statement and prospectus as Annex E.

Types of Awards under the Superus Plan

         Awards granted under the plan may be in the any combination of the following:

         o stock options to purchase shares of either Class A Common Stock or Class B Common Stock;

         o stock appreciation rights. These are rights to receive the spread or difference between the fair market value of shares subject to an option and the corresponding exercise price of the option. The spread may be payable in either stock, cash or both. Under generally accepted accounting principles, compensation expense must be recognized starting at grant and the expense grows as the company's stock price increases; and

         o restricted stock. These are awards of stock on which various restrictions and conditions are imposed which must be satisfied in order for the award to vest in the participant.

Eligibility

Under the terms of the Superus Plan,

        o directors,

        o officers,

        o employees and

        o consultants

of Superus and its subsidiaries designated by the compensation committee administering the stock plan are eligible to participate in the plan.

Limitation on Awards to Any Individual

         Under the Superus Plan, the maximum number of shares of common stock with respect to which options or other awards may be granted to any individual in any calendar year may not exceed 2.5 million shares of common stock.

Administration

         The compensation committee of our board of directors will administer the Superus Plan.

Stock Options

         Exercise Price. The purchase price of a share of Class A Common Stock or Class B Common Stock covered by an option may not be less than 100% of the fair market value of a share of that class of common stock on the date of grant.

         Option Vesting and Exercising. The compensation committee administering the Superus Plan will determine the vesting period and all other terms and conditions of each option, except that no option may be exercisable more than ten years from the date of its grant. The compensation committee may, in its discretion, accelerate the vesting of any option.

         An option may only be exercised to the extent that it is vested. Participants may exercise options by delivering cash, Class A Common Stock, Class B Common Stock or any combination thereof.

         Termination of Employment. The compensation committee will determine when, if at all, an option will vest when a participant in the Superus Plan leaves Superus. Generally, if a participant's employment or service is terminated other than by death or disability, his or her options will cease to vest immediately and the options will terminate three months after termination of employment or service. If a participant dies or becomes disabled, his or her options will terminate after one year. In no event may an option terminate later than ten years after granted.

         Grants to Executive Officers and Employees as a Group. As of the date of this proxy statement and prospectus:

         o Adam J. Epstein, our Chairman of the Board and acting Chief Executive Officer, held options to purchase 1,500,000 shares of Class B Common Stock of Superus at an exercise price of $6.50 per share, with 20% exercisable immediately and the remainder over 36 equal monthly installments. Following the approval of the Recapitalization Mr. Epstein will forfeit his contractual rights to purchase 1,500,000 shares of Surge's existing common stock.

         o Ira Levy, a Director of Superus and President and Chief Executive Officer of New Surge, held options to purchase 1,025,000 shares of Class B Common Stock of Superus at an exercise price of $2.69 per share which will be immediately exercisable upon approval of the Recapitalization and Proposal 5 and an additional 200,000 shares of Class B Common Stock at an exercise price of $6.50 per share. Following the Recapitalization and approval of Proposal 5, Mr. Levy will forfeit existing options to purchase 2,450,000 shares of Surge's existing common stock exercisable at $2.00 per share in full settlement of his contractual rights and his 1,025,000 options to purchase Class B Common Stock will then become immediately exercisable. Notwithstanding the foregoing, the underlying shares of Class B Common Stock will be subject to certain escrow and volume limitations described under Proposal 5 below. Mr. Levy's 200,000 Class B Common Stock options vest 20% immediately and the remainder over 36 equal monthly installments. Mr. Levy also holds options to purchase 175,000 shares of our existing common stock at exercise prices between $1.25 and $2.69 per share which will be exercisable for an equal number of shares of Class A Common Stock of Superus at the same prices following the Recapitalization;

         o Steven J. Lubman, Secretary of Superus and Vice President and a director of New Surge, held options to purchase 1,000,000 shares of Class B Common Stock of Superus at an exercise price of $2.69 per share. Following approval of the Recapitalization and of Proposal 5, Mr. Lubman will forfeit his existing options to purchase 2,250,000 shares of Surge's existing common stock exercisable at $2.00 per share in full settlement of his contractual rights and his 1,000,000 options to purchase Class B Common Stock will then become immediately exercisable, subject to certain escrow and volume limitations described under Proposal 5 below. Mr. Lubman also holds options to purchase 175,000 shares of our existing common stock at exercise prices between $1.25 and $2.69 per share which will be exercisable for 175,000 shares of shares of Class A Common Stock of Superus at the same prices following the Recapitalization.

         o Craig Carlson, Vice President of Corporate Development of Superus, held options to purchase 200,000 shares of Class B Common Stock of Superus at an exercise price of $8.3125 per share. These options are exercisable with respect to 17.5% of the shares underlying the same, immediately and the remainder over 42 equal monthly installments.

         o Mario Habib, a director of Superus and President of eHOLA held options to purchase 350,000 shares of Global at an exercise price of $7.12 per share. Following the Recapitalization, these options will be exercisable for an equal number of shares of Class B Common Stock at $7.12 per share.

         o Mark Sefein, president of MailEncrypt as of May 1, 2000, has granted options to purchase 300,000 shares of Class B common stock, 150,000 of which is exercisable in 33 equal monthly installments beginning August 2000, at an exercise price of $4.75 per share, and the remaining 150,000 options will vest pending certain performance goals of MailEncrypt to be agreed upon.

         o Richard Baker, President of GDIS, held options to purchase 350,000 shares of Global at an exercise price of $ 7.12 per share. Following the Recapitalization, these options will be exercisable for an equal number of shares of Class B Common Stock at $7.12 per share.

         o all Surge employees and directors as a group, other than the above referenced persons, held options to purchase an aggregate of 367,000 shares of our existing common stock at exercise prices ranging from $1.20 to $3.30 per share at a weighted average price of $1.59 per share. Following the Recapitalization, these options will be exercisable for an equal number of shares of Class A Common Stock at the same prices. Two non-employee directors of Surge held options to purchase 350,000 and 250,000 shares of existing common stock at an exercise price of $2.00 per share. Following the Recapitalization and approval of Proposal 5, these options will be forfeited in exchange for 400,000 and 225,000 options, respectively, which have been granted to purchase Class B Common Stock of Superus at $2.69 per share.

         o all GDIS employees as a group, other than Messrs. Habib, Delgado, Serrato and Baker described above, held options to purchase an aggregate of 40,000 shares of GDIS Common Stock at a weighted average of $2.12 per share. Following the Recapitalization, these options will be exercisable for an equal number of shares of Class B Common Stock at the same prices.

         o one consultant of MailEncrypt held options to purchase an aggregate of 57,000 shares of MailEncrypt Common Stock at a price of $.50 per share. Following the Recapitalization, these options will be converted into shares of Class B Common Stock.

Stock Appreciation Rights

         Stock appreciation rights may only be granted in conjunction with options granted under the Superus Plan, either at the time of the option grant or at any time after the option grant.

         Stock appreciation rights may not be exercised by a participant who is a director or officer (as defined under the securities laws) within six months after being granted, except in the case of the death or disability of the participant. Stock appreciation rights are exercisable only when the related option is exercisable.

         Upon exercise of a stock appreciation right, the participant will be entitled to the difference between

        o the fair market value of a share of the class of common stock underlying the related option and

        o the per share exercise price of the related option,

multiplied by the number of shares represented by the stock appreciation right. The compensation committee will determine the form of payment, which may be in cash, either class of common stock or any combination of cash and stock.

         A stock appreciation right may be exercised without exercising the related option, but the related option will be canceled to the extent the right is exercised. Similarly, a related option may be exercised without exercising the stock appreciation right, but the stock appreciation right will be canceled to the extent the option is exercised.

Restricted Stock

         The compensation committee may make restricted stock awards in Class A Common Stock and Class B Common Stock. The compensation committee will determine:

         o the class of stock subject to the restricted stock award;

         o the terms and conditions of the restricted stock award;

         o the restricted period for the award;

         o the restrictions applicable to an award, which may include continued employment and specific corporate, divisional or individual performance standards or goals;

         o whether the participant will receive dividends and other distributions on the restricted stock during the restricted period or whether they will be withheld until the restrictions have been satisfied;

         o whether the award will vest in the event of the participant's death or disability prior to expiration of the restrictions; and

         o whether to waive any or all of the restrictions.

         Upon an award of restricted stock, a participant will be a stockholder with respect to those shares of restricted stock and will be entitled to vote those shares. The stock certificate representing the restricted stock will be held by Superus, together with stock powers executed by the participant in favor of Superus, until the restricted period expires and any restrictions imposed are satisfied.

         Awards of restricted stock granted under the Superus Plan may qualify for the performance-based compensation exemption to Section 162(m) of the Code. As determined by the compensation committee in its sole discretion, either the granting or vesting of these performance-based awards will be based upon achievement of hurdle rates and/or growth in one or more of the following business criteria:

        o net earnings;

        o earnings per share;

        o net sales growth;

        o market share;

        o net operating profit;

        o expense targets;

        o working capital targets relating to accounts receivable;

        o operating margin;

        o return on equity;

        o return on assets;

        o planning accuracy (as measured by comparing planned results to actual results);

        o market price per share; and

        o total return to stockholders.

         In addition, these performance-based awards may include comparisons to the performance of other companies, which would be measured by one or more of the criteria listed above. With respect to these performance-based awards, the compensation committee will establish in writing the performance goals applicable to a given period, and these goals will state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if the performance goals are obtained. The compensation committee will also establish in writing the individual employees or class of employees to which the performance goals apply no later than 90 days after the commencement of the period (but in no event after 25% of the period has elapsed). No performance-based awards shall be payable to, or vest with respect to, any participant for a given fiscal period until the compensation committee certifies in writing that the objective performance goals (and any other material terms) applicable to the period have been satisfied.

Amendment of the Superus Plan and Options

         The board of directors may amend the Superus Plan from time to time, except that stockholder approval is needed to:

         o change the number of shares of Class A Common Stock or Class B Common Stock subject to the plan or that may be granted to any individual in any calendar year;

         o change the class of eligible participants;

         o change the performance criteria; or

         o remove the administration of the Superus Plan from the committee administering the plan.

Non-Transferability of Options

         Except as provided by the compensation committee, other than with respect to incentive options, awards may (1) not be transferred by a participant during the participant's lifetime, (2) not be assigned or otherwise disposed of except by will or by applicable laws of descent and distribution or (3) only be exercised during the participant's lifetime by the participant or the participant's guardian or legal representative.

Corporate Changes

         The Superus Plan provides that the compensation committee may adjust, as it deems appropriate, the maximum number of shares that may be subject to options or awards or that may be granted to any individual in any calendar year, and the terms of any outstanding options or awards under the Superus Plan, to reflect changes in outstanding stock that occur because of stock dividends, stock splits, Recapitalizations, reorganizations, liquidations or other similar events.

         If we merge or consolidate with another corporation, liquidate or dispose of all or substantially all of our assets while there are unexercised options outstanding:

         o after the effective date of the merger, consolidation, liquidation or disposition, as the case may be, each holder of an option will be entitled, upon exercise of the option, to receive, in place of the applicable class of common stock, the number and class or classes of stock or other securities or property to which the holder would have been entitled if the holder had held the stock underlying the option directly immediately prior to the event in question; or

         o if the options have not already become exercisable, the compensation committee may accelerate vesting so that the options will be exercisable in full.

Adjustments of Existing Stock Option Awards

         If the Recapitalization proposal is approved and implemented, outstanding stock options previously granted under the Surge Components, Inc. 1995 Employee Stock Option Plan, as amended, based upon shares of existing common stock will be adjusted so that each holder of an outstanding award will receive a corresponding award based upon an equal number of shares of Class A Common Stock. If proposals 1, 2, 3 and 5 are approved, outstanding options to Surge management to purchase an aggregate of 5,300,000 shares of our existing common stock at $2.00 per share will be forfeited and 2,650,000 Options which have been granted to purchase shares of Class B Common Stock of Superus, exercisable at $2.69 per share, shall vest and become immediately exercisable subject to certain escrow and volume limitations. This is the same two for one rate as the shares of existing common stock and all other options are convertible into Class A Common Stock and exchangeable for Class B Common Stock.

Future Issuances Pursuant to Superus Plan

         Following implementation of the Recapitalization proposal, the compensation committee may, in its discretion, grant awards with respect to Class A Common Stock, Class B Common Stock, or both, in such amounts and types as it determines in accordance with the terms of the Superus Plan. Superus is attempting to retain independent members of its board of directors prior to the Effective Date, two of whom will comprise the compensation committee.

         All remaining options under the Superus Plan will be granted in a fair manner and at appropriate times, dependent on new hires, such that the ratio of options to shares does not become excessive. In determining whether awards in respect of Class A Common Stock, Class B Common Stock, or both, are to be made to specific employees, it is anticipated that the compensation committee will consider, among other things, the identity of the group to which the employee in question provides services. In addition, because of the expected synergies between the businesses of New Surge and Internet Operations, it is anticipated that services performed in respect of one group would have at least an indirect effect upon the business of the other group. Accordingly, it is anticipated that the compensation committee could decide that in order to provide the maximum incentive to employees regarding the overall success of Superus, it may be appropriate to grant awards consisting of shares of both classes of common stock to employees performing services for one group. If the compensation committee elects to grant awards to individual employees with respect to both Class A Common Stock and Class B Common Stock, the allocation of such awards between the two classes of common stock will be at the committee's discretion. To the extent awards based upon one class of common stock are granted to employees of the group relating to the other class of common stock, the issuance of shares of such class of common stock upon exercise of such awards will not be treated as an inter-group interest and will dilute the holders of the other class of common stock.

         In connection with the allocation of expenses related to and proceeds received upon the exercise of options awarded under the stock plan, such expenses and proceeds will be attributed to New Surge, in the case of options to purchase Class A Common Stock, and to Internet Operations, in the case of options to purchase Class B Common Stock.

Certain Federal Income Tax Consequences

         The statements in the following paragraphs of the principal federal income tax consequences of awards under the Superus Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this proxy statement and prospectus which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary.

Incentive Stock Options

         Incentive Stock Options ("ISOs") must be granted pursuant to a plan approved by stockholders. The option must not have a term in excess of ten years (five years in the case of a stockholder who owns, directly or indirectly, 10 percent or more of the company stock). The option price must not be less than the fair market value of the stock at the time the option is granted (110 percent in the case of 10 percent or greater stockholders). Although ISOs may be exercised in any order, a maximum of $100,000 of value of ISOs - based on the fair market value of the stock at the time of the grant - may become exercisable
(vest) for the first time in each calendar year. ISOs must be nontransferable.

         At the time of grant, there is no income recognized. At the time of exercise, there is no income recognized for purposes of the regular income tax. However, for purposes of the alternative minimum tax ("AMT"), the option will be treated as an option that does not qualify as an ISO. There are several consequences of this rule: gain is recognized for AMT purposes, a section 83(b) election may be needed by officers (see discussion below), gain may be recognized again for regular tax purposes when the ISO stock is sold, and a prior year's minimum tax liability credit from Section 83 may be created. In situations in which significant appreciation in the value of the stock subject to an ISO may occur, the AMT may create a significant tax burden.

         If an ISO is sold after satisfying the holding period described below, the difference between the amount realized and the option price is taxed at a much lower rate than ordinary income. Superus will get a deduction only if the stock is sold before the holding period requirements for preferred tax treatment are satisfied. The holding period for obtaining preferred tax treatment with respect to stock acquired through the exercise of an ISO is two years from the date of grant and one year from the date of exercise.

         If an individual exercises an ISO by delivering Superus stock, the exercise is tax free if the holding period for that tendered stock has been satisfied (e.g., if stock was acquired through the exercise of an ISO, the period is two years from the date of grant and one year from the date of exercise.

         Stock Options That Are Not Incentive Stock Options. An individual who receives an option which does not satisfy the statutory requirements for an incentive stock option will not recognize any taxable income upon the grant of an option or right. However, the individual generally will recognize ordinary income upon exercise of an option in an amount equal to the excess of the fair market value of the shares of Class A Common Stock or Class B Common Stock at the time of exercise over the exercise price.

         As a result of Section 16(b) of the Exchange Act, the timing of income recognition may be deferred (generally for up to six months) for any individual who is an officer or director of Superus or a beneficial owner of more than ten percent (10%) of any class of equity securities of Superus. Absent a Section 83(b) election (as we describe below it under "Other Awards"), recognition of income by the individual will be deferred until the expiration of the deferral period, if any and the amount of income will be determined at the time the
Section 16(b) restriction lapses.

         The ordinary income recognized with respect to the receipt of shares upon exercise of an option will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an option, Superus may satisfy the liability in whole or in part by withholding shares of Class A Common Stock or Class B Common Stock from those that otherwise would be issuable to the individual or by the individual tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

         A federal income tax deduction generally will be allowed to Superus in an amount equal to the ordinary income included by the individual with respect to his or her option or right, provided that such amount constitutes an ordinary and necessary business expense to Superus and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

         If an individual exercises an NQSO by delivering shares of Class A Common Stock or Class B Common Stock, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the option as if he or she paid the exercise price in cash, and Superus likewise generally will be entitled to an equivalent tax deduction.

         Stock Appreciation Rights. As with nonqualified stock options, an individual who receives a stock appreciation right has ordinary income subject to withholding and other employment taxes at the time of exercise of the right. The discussion relating to satisfaction of the withholding obligations, with respect to nonqualified incentive stock options is equally applicable to stock appreciation rights as is the discussion relating to Superus's tax deduction for the amount of income.

         Other Awards. With respect to other awards under the Superus Plan that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations), individuals generally will recognize ordinary income equal to the amount of cash or the fair market value of the Class A Common Stock or Class B Common Stock received.

         With respect to awards under the Superus Plan that are settled in shares of Class A Common Stock or Class B Common Stock that are restricted as to transferability and subject to a substantial risk of forfeiture--absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election")--an individual will recognize ordinary income at the earlier of the time at which (1) the shares become transferable or (2) the restrictions that impose a substantial risk of forfeiture of the shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. Shares subject to the restrictions of Section 16(b) of the Exchange Act are deemed to be subject to a substantial risk of forfeiture for purposes of Section 16(b).

         The ordinary income recognized with respect to the receipt of cash, shares of Class A Common Stock, Class B Common Stock or other property under the Superus Plan will be subject to both wage withholding and other employment taxes.

         Superus will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the individual, provided that such amount constitutes an ordinary and necessary business expense to Superus and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

         If the compensation committee permits an individual to transfer an option to a member or members of the individual's immediate family or to a trust for the benefit of these persons or other entity owned by these persons and the individual makes such a transfer and the transfer constitutes a completed gift for gift tax purposes (which determination may depend on a variety of factors including whether the option or a portion thereof has vested), then the transfer will be subject to federal gift tax except, generally, to the extent protected by the individual's $10,000 per donee annual exclusion, by his or her lifetime unified credit or by the marital deduction. The amount of the individual's gift is the value of the option at the time of the gift.

         If the transfer of the option constitutes a completed gift and the individual retains no interest in or power over the option after the transfer, the option generally will not be included in his or her gross estate for federal estate tax purposes. The transfer of the option will not cause the transferee to recognize taxable income at the time of the transfer. If the transferee exercises the option while the transferor is alive, the transferor will recognize ordinary income as described above as if the transferor had exercised the option. If the transferee exercises the option after the death of the transferor, it is uncertain whether the transferor's estate or the transferee will recognize ordinary income for federal income tax purposes.

         Dividends and Dividend Equivalents. To the extent awards under the Superus Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the Superus Plan, an individual generally will recognize ordinary income with respect to the dividends or dividend equivalents. Such income may be considered compensation income subject to withholding when received.

         Change in Control. In general, if the total amount of payments to an individual that are contingent upon a "change of control" of Superus (as defined in Section 280G of the Code), including payments under the Superus Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, the individual's average annual compensation for the five calendar years preceding the change in control), then, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to Superus and the individual would be subject to a 20% excise tax on that portion of the payments.

         Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an option or stock appreciation right). One of these exceptions applies to performance-based compensation that has, among other things, been approved by stockholders in a separate vote. If the amended plan is approved by our stockholders, we believe that performance-based awards granted prior to the first stockholder meeting under the amended plan and those stock options and stock appreciation rights granted by the compensation committee under the amended plan should qualify for the performance-based compensation exception to Section 162(m) of the Code.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SUPERUS PLAN AND BELIEVES ITS ADOPTION TO BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS. SURGE, AS THE SOLE STOCKHOLDER OF SUPERUS HAS ADOPTED THE SUPERUS PLAN. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL, HOWEVER, THIS IS A NON-BINDING PROPOSAL AND THE SUPERUS PLAN WILL REMAIN IN EFFECT REGARDLESS OF THE VOTE.

         Proposal 4 is conditioned, however, upon approval by stockholders of the Recapitalization proposal and Proposals 2 and 3. If such proposals are not approved by stockholders and implemented by the Board, Proposal 4 will not be implemented.

            PROPOSAL 5-RATIFICATION OF ACCELERATION OF EXERCISABILITY
                  OF SUPERUS OPTIONS ISSUED TO SURGE MANAGEMENT


         This proposal relates to the ratification by stockholders of the acceleration of the exercisability of 2,650,000 options under the Superus 2000 Stock Incentive Plan (see Proposal 4) to Ira Levy, Steven J. Lubman, David Siegel and Mark Siegel, each of whom are current directors of Surge, in satisfaction of certain contractual rights (collectively, "Management Options"). These options were granted by Superus to the Surge management mentioned above, which will accelerate and become immediately exercisable upon stockholder approval of this proposal, as well as proposals 1 and 2. At such time, Surge management will relinquish all contractual rights and entitlement to 5,300,000 options granted in December 1998 in connection with the then pending merger with Orbit Network Inc. (the "Orbit Options"). The exchange ratio on the Management Options for Orbit Options is the same two for one rate as all other Surge employee options and Surge's existing common stock is convertible into Class A Common Stock and then exchangeable on a two for one basis for Superus Class B Common Stock.

         On December 28, 1998, Ira Levy and Steven J. Lubman, officers and directors, were granted 2,450,000 and 2,250,000 five-year options, respectively, and David Siegel and Mark Siegel, directors, were granted 350,000 and 250,000 options, respectively, each with an exercise price of $2.00 per share. The options were not exercisable until the fourth anniversary date of the date of grant, however, in the event the Company's proposed merger with Orbit was approved by the stockholders, the options were to accelerate and become immediately exercisable. These Orbit Options were the result of arms-length negotiations with Orbit and were originally proposed by Orbit. The Orbit Options were granted by the Surge Board of Directors, however, the transaction was a reverse acquisition of Surge by Orbit, as the proposed transaction gave Orbit voting control of Surge. The grant of these options was considered an integral part of the incentive to induce management to remain employed by the Company despite the change of control, and to induce the management to negotiate and complete the transaction in a fashion that would maximize stockholder value by restructuring Surge's operations.

         The Board of Directors of Surge as part of the execution of the Purchase Agreement for the GDIS Acquisition in December 1999, amended the accelerating event of exercisability to become completion of the GDIS Acquisition rather than Orbit. In addition, the higher exercise price was increased to $2.69 per share, the closing market value of Surge's existing common stock on December 7, 1999, the day prior to the execution of the GDIS Purchase Agreement. Upon the formation of Superus in March 2000, Surge management was granted 2,650,000 Management Options, or exactly half as many Management Options as Orbit Options, under the Superus Plan exercisable at $2.69 per share of Class B Common Stock. This price was deemed to be equal to the fair market value of Superus Class B Common Stock when agreements were entered into and the options were issued. The Management Options are not exercisable prior to December 28, 2002 (the same date as the Orbit Options), but will become immediately exercisable if Proposals 1, 2 and 5 are approved. In addition, in order to further induce Surge management to remain employed, Ira Levy and Steven Lubman agreed in the amendments to their employment agreements that if they voluntarily left employment with New Surge they will forfeit their rights of first refusal to purchase New Surge and their rights to an aggregate 19% warrant coverage in a public underwriting. Furthermore, notwithstanding the immediate exercisability of the 2,650,000 Management Options, all sales by management will be subject to (a) certain reasonable volume limitations for the group that will be mutually agreed to, and (b) an escrow if any member of Management exercised more than 20% of his Management Options in the year 2000, the proceeds must be put in a segregated escrow account and, other than withdrawals to pay his own taxes on the sale of such shares, none of such excess funds will be released from escrow prior to January 1, 2001. If any member of Management leaves employment of New Surge prior to January 1, 2001, they will forfeit all proceeds on shares in excess of 20%. All proceeds on shares up to 60% of the total Management Options shall be released on January 1, 2001 provided the member of Management is still employed by, or a member of the Board of Directors of New Surge. The remaining 40% of options, shares or proceeds shall be subject to forfeiture if the person leaves voluntarily prior to January 1, 2002.

         There were several reasons for the grant of the original Orbit Options. In connection with Surge's 1996 public offering, Surge management, which owned a substantial portion of the outstanding stock as a privately owned company, gave up control to the public stockholders. The Company conserved its capital for more than three years after the public offering and had cash and marketable securities in excess of $4 million when it began searching for an acquisition candidate. Surge management believed that Surge's stock was undervalued at the time of the public offering and even more so in the aftermarket as there was little market support for electronic company stocks. Management believes that this was evidenced by the low market price for the common stock before the announcements of the GDIS and Mail transactions. The reason why Surge management sought out these acquisitions was primarily to increase stockholder value which has already occurred. The Company believes that it was only as a result of Management's seeking out and negotiating the GDIS Acquisition and the MailEncrypt Merger, that there has since been a substantial increase in stockholder value and that maintaining and maximizing stockholder value in a rapidly evolving e-commerce and technology arena is dependent on prompt and efficient completion of the transactions proposed herein. This Proposal 5, concerning the acceleration of the exercisability of the Management Options granted to Surge management, is addressed in the fairness opinion, namely that the entire acquisition is fair and reasonable to Surge's minority stockholders. See "Proposal 1 - The Recapitalization Proposal - Fairness Opinions."

         Upon approval of this Proposal 5, as well as Proposals 1 and 2, the vesting and exercisability of Messrs. Levy, Lubman, Siegel and Siegel's options will accelerate.

         In view of the historical market prices of Surge's existing Common Stock and increase in stockholder value as a result of management's seeking out and negotiating the GDIS Acquisition and the MailEncrypt Merger, the Company is seeking ratification of the immediate exercisability of the Superus Options to Surge management.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ACCELERATION OF EXERCISABILITY OF SUPERUS OPTIONS TO SURGE MANAGEMENT (PROPOSAL 5)

                  PROPOSAL 6 - ELECTION OF DIRECTORS OF SUPERUS

         Surge's Board of Directors is currently comprised of five directors. Three of the five directors will not stand for election at the special meeting to the Superus Board of Directors, but all will remain directors of New Surge. The Board of Directors has nominated Adam J. Epstein, Ira Levy, and Mario Habib, for election as Directors of Superus at the special meeting, to hold office, subject to the provisions of Superus' By-laws, for a one-year term, or until their successors are duly elected and qualified. Adam J. Epstein is serving as Chairman of the Board, Ira Levy, is serving as New Surge's representative and Mario Habib is serving as Global's representative to the board. Superus expects to expand the Board of Directors to seven (7) directors a majority of whom shall be independent directors, prior to or shortly after the Effective Date. It is intended that the accompanying form of Proxy will be voted FOR the election as Directors of the three (3) nominees named above, unless the Proxy contains contrary instructions. Proxies which direct the Proxy holders to abstain or do not direct the Proxy holders to vote for or withhold authority in the matter of electing Directors will be voted FOR the election of each of the three (3) directors named below. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement. Only a plurality of votes cast are necessary for the election of the directors.

         Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the Proxy will be voted for the election of such person or persons as shall be designated by the directors.

         Set forth is certain information, as of the Effective Date, concerning each nominee.


         Name                     Age          Positions
         ----                     ---          ---------
         Adam J. Epstein          34           Chairman of the Board and Acting Chief Executive Officer of Superus
         Ira Levy                 42           Director of Superus and President of New Surge
         Mario Habib              42           Director of Superus and President of eHOLA, Inc. and eHOLA, Inc.
                                               S.A.

         Adam J. Epstein was elected Chairman of the Board and Acting Chief Executive Officer of Surge as of February 16, 2000. He was elected to the same position upon the formation of Superus in March 2000. Upon the Effective Date he shall become Chief Executive Officer of Superus. Mr. Epstein joined MailEncrypt as its President and Chief Executive Officer on September 1, 1999 and resigned from these positions upon becoming Chairman of the Board of Surge. Mr. Epstein has assembled large, complex, and successful Internet based-businesses, in addition to possessing a mix of entrepreneurial and legal experience. Prior to joining MailEncrypt, Mr. Epstein served as Senior Vice President, Business Development of Tickets. com, Inc., from May 1999 (when Tickets. com, Inc. merged with Advantix, Inc.) until August 1999. From May 1998 to May 1999, Mr. Epstein served as Vice President, Strategic Development, General Counsel, and Secretary of Tickets.com, Inc. Prior thereto, Mr. Epstein was an attorney in the San Francisco office of Brobeck, Phleger & Harrison. Mr. Epstein received a Bachelor's degree, with honors, from Vassar College in 1987, and a Juris Doctor Degree from Boston University School of Law in 1990.

         Ira Levy has served as President of Surge and a Director since its inception on November 24, 1981. He was elected a director of Superus upon its formation in March 2000. From 1976 to 1981 Mr. Levy was employed by Capar Components Corp. ("Capar"), an importer and supplier of capacitor and resistor products.

         Mario Habib has served as President of eHOLA and On Line Latin America S.A., wholly owned subsidiaries of Global, since 1998. He was elected a director of Superus upon its formation in March 2000. From 1979 to 1998 Mr. Habib was the General Manager of Yidi Industries, a manufacturing concern, Mr. Habib received a bachelor's degree in mechanical engineering from Purdue University in 1979.

Committees and Meetings of the Board of Directors

         Surge held two formal meetings of the Board of Directors during the fiscal year ended November 30, 1998 ("Fiscal 1998") and took action by written consent in lieu of a meeting on seven occasions. Surge held one formal meeting of the Board of Directors during the fiscal year ended November 30, 1999 ("Fiscal 1999") and took action by written consent in lieu of a meeting on seven occasions. Additionally, a Special Committee of the Board of Directors took action by written consent on one occasion. The Audit and Compensation Committees held one meeting during each of Fiscal 1998 and the Audit Committee held one meeting during Fiscal 1999. David Siegel and Mark Siegel serve on

Surge's Audit and Compensation Committees with David Siegel as chairman. The Compensation Committee reviews and approves the compensation to be paid to certain officers of Surge.

Directors Compensation

         Directors currently receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. David Siegel currently receives $750 per month in recognition for his service to the Board of Directors as a member and President of the Audit and Compensation Committees. Mark Siegel currently receives $500 per month for serving on the Audit and Compensation Committees. Each outside director also receives reimbursement of expenses incurred on behalf of Surge, as well as options from time to time, at the discretion of the Board of Directors. On July 6, 1998, Mark Siegel and David Siegel were each granted options to purchase 10,000 shares of common stock exercisable at $2.0937 per share in recognition of their service on the board of directors, all of which vested immediately and expire on July 5, 2003. On September 2, 1999, Mark Siegel and David Siegel were each granted options to purchase 10,000 common shares and Ira Levy and Steven Lubman were each granted 50,000 options to purchase common shares exercisable at $1.46 per share, which vested immediately and expire on September 1, 2004. On December 7, 1999, Mark Siegel and David Siegel were each granted options to purchase 10,000 of Surge's common shares and Ira Levy and Steven Lubman were each granted 50,000 options to purchase common shares, exercisable at $2.69 per share, which vested immediately and expire on December 6, 2004. All of the foregoing options shall be converted into options to purchase an equal number of shares of Class A Common Stock at the same exercise prices upon stockholder approval herein.

         In addition, on December 28, 1998, an aggregate of 5,300,000 options in connection with the proposed merger with Orbit Network, Inc. ("Orbit Options") were issued to Ira Levy (2,450,000), Steven J. Lubman (2,250,000), David Siegel (350,000) and Mark Siegel (250,000). The Orbit Options were to become exercisable on December 28, 2002, at $2.00 per share, and will expire on December 28, 2003. Messrs. Levy, Lubman, Siegel and Siegel were granted 2,650,000 options, under the Superus Plan with identical terms except that the new options issued under the Superus Plan will be exercisable for Class B Common Stock at $2.69 per share ("Superus Options"). The exchange ratio on the Superus Options for the Orbit Options is the same two for one ratio as all other Surge employee options and existing common stock is convertible into Class A Common Stock and then exchangeable for Class B Common Stock. Upon completion of the GDIS Acquisition, such persons have agreed to forfeit any contractual rights relating to their Orbit Options in exchange for immediate vesting and exercisability of their Superus Options, subject to certain escrow and volume limitations described in Proposal 5 above.

         On February 16, 2000, Adam J. Epstein, our Chairman of the Board, was granted options to purchase 1,500,000 shares of Class B Common Stock in connection with the execution of his employment agreement. On February 16, 2000, Ira Levy, President of Surge, was granted options to purchase 200,000 shares of Class B Common Stock. All of these options are exercisable at $6.50 per share and will expire on February 16, 2005.

         No member of the Board of Directors attended, in person or telephonically, fewer than 75% of the total number of meetings of the Board and committees thereof upon which he served during Fiscal 1998 or 1999.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934 requires Surge's officers, directors and persons who own more than ten percent of a registered class of Surge's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent stockholders are required by regulation to furnish Surge with copies of all Section 16(a) forms they file. Based solely on Surge's copies of such forms received or written representations from certain reporting persons that no forms were required for those persons, Surge believes that, during the time during Surge's Fiscal year ended November 30, 1999, all filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with in a timely manner.

Executive Compensation

                           Summary Compensation Table

         The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to Surge during the fiscal years ended November 30, 1999, 1998 and 1997 by those persons who served as Chief Executive Officer and any Named Executive Officer who received compensation in excess of $100,000 during such years.


                                                                                            Long-Term
                                          Annual Compensation                             Compensation
                             -----------------------------------------------      ----------------------------
                                                                                  Other Annual        Shares
Name and                                      Salary              Bonus           Compensation      Underlying
Principal Position             Year             ($)                ($)               ($)(1)         Options(#)
------------------            -----          --------         -------------       ------------      ----------
Ira Levy                      1999           $200,000         $  51,996                0              50,000
President and CEO (1)         1998           $200,000         $  85,211 (2)            0                 0
                              1997           $197,500         $  52,325 (2)            0              75,000
Steven J. Lubman              1999           $200,000         $  56,614                0              50,000
Vice President (1)            1998           $200,000         $  20,538 (2)            0                 0
                              1997           $199,000         $  53,565 (2)            0              75,000

----------
(1) Ira Levy is also the Vice President and Director of Challenge. Mr. Lubman is the President and Director of Challenge.

(2) The above compensation figures do not include the cost to Surge of the use of automobiles leased by Surge, the cost to Surge of benefits, including premiums for life insurance and any other perquisites provided by Surge to such persons in connection with Surge's business all of which does not exceed the lesser of $50,000 or 10% of such person's annual salary and bonus.

Material Legal Proceedings

         None.

Option Grants in Last Fiscal Year

         The table below includes the number of stock options granted to the executive officers named in the Summary Compensation Table during Fiscal 1999 and exercise information.


                                      Individual Grants
                                      -----------------
                                                   Percent of Total
                          Number of Securities    Options Granted to
                           Underlying Options        Employees in       Exercise      Expiration
       Name                    Granted(#)             Fiscal Year     Price ($/sh)       Date
-----------------         --------------------    ------------------  ------------    ----------
Ira Levy                    2,450,000(1)                45.60%           $2.00         12/28/03
                               50,000                    0.91%           $1.46           9/1/04
Steven J. Lubman             2,250,00(1)                41.01%           $2.00         12/28/03
                               50,000                     0.9%           $1.46           9/1/04

----------

(1) Indicates "Orbit Options" issued to both Ira Levy and Steven J. Lubman on December 28, 1998, in connection with the terminated Orbit transaction. Currently the 5,300,000 Orbit Options are exercisable at $2.00 per share and become exercisable on December 28, 2002. In connection with the execution of the GDIS Purchase Agreement on

December 8, 1999, the accelerating event of the Orbit Options was changed from the completion of the Orbit Merger to the completion of the GDIS Acquisition at the higher exercise price of $2.69 per share (the fair market value on December 8, 1999 when the GDIS Purchase Agreement was executed) and will remain the same in all other respects. Upon the formation of Superus, Messrs. Levy, Lubman, Siegel and Siegel were granted one-half the number of options under the Superus Plan at the same rate as all other Surge employee options and shares of Surge's existing common stock are convertible into Class A Common Stock and exchangeable for one share of Class B Common Stock, or a total of 2,650,000 options. Upon Stockholder approval of Proposal 5, these four individuals have agreed to relinquish all contractual rights relating to the Orbit Options and settle any claims relating thereto, in exchange for the immediate vesting and exercisability of the Superus Options, subject to certain escrow and volume limitations described above in Proposal 5.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

         The table below includes information regarding the value realized on option exercises and the market value of unexercised options held by the executive officers named in the Summary Compensation Table during Fiscal 1999. The numbers below are based on a market price of $2.00 per common share at the close of business on November 30, 1999.

                                                                                          Value of
                                                                   Number of            Unexercised
                                                                  Unexercised          In-The-Money
                                     Shares                         Options               Options
                                    Acquired                     at FY-End(#)          at FY-End($)
                                       on                            Value       Exercisable/Exercisable/
        Name                Exercise (#)   Realized ($)          Unexercisable         Unexercisable
--------------------       -------------   ------------          -------------   ------------------------
Ira Levy                        -0-             -0-                 125,000/             $69,250/0
                                                                    2,450,000
Steven J. Lubman                -0-             -0-                 125,000/             $69,250/0
                                                                    2,250,000

Employment Agreements

         Surge entered into Employment Agreements (the "Agreements") dated as of February 1, 1996 with Ira Levy, President, and Steven J. Lubman, Vice President. The Agreements provide that Messrs. Levy and Lubman shall devote all of their business time to Surge, each in consideration of an annual salary of $200,000 for the five-year period commencing on July 31, 1996. Bonuses to Messrs. Levy and Lubman are to be based upon the performance of Surge and determined at the discretion of the Board of Directors. Their salaries may be increased annually during the term of their employment at the discretion of the Board of Directors (or a Compensation Committee). Their Agreements provide that during the term of employment with Surge and for a period of one year following termination of employment, Messrs. Levy and Lubman are prohibited from engaging in activities which are competitive with those of Surge. In March 1998, the employment agreements were amended to extend the term to July 30, 2003 and to provide that on July 30th of each successive year of the agreements, the agreements shall renew for an additional year so that on each July 30th, there will be five years remaining on the term of the agreements, unless terminated in writing by either party. The agreements further provide that in the event of a change of control (other than the transactions discussed in this proxy statement and prospectus) ("Change of Control"), where Ira Levy or Steven J. Lubman is not elected to the Board of Directors of Surge and/or is not elected as an officer of Surge and/or there has been a change in ownership of at least 25% of the issued and outstanding stock of Superus, and such issuance was not approved by either Ira Levy or Steven J. Lubman, then the non-approving person(s) may elect to terminate his employment contract and receive 2.99 times his annual compensation (or such other amount then permitted under the Internal Revenue Code without an excess penalty), in addition to the remainder of his compensation under his existing employment contract. In such event, however, the right of first refusal and warrants discussed in the following paragraph would not apply if they took their parachute payments of 2.99 times their annual compensation.

         Amendments to Employment Agreements if GDIS Acquisition is Approved

         Surge, Global and GDIS, as well as Messrs. Levy and Lubman individually, have entered into a letter agreement, dated October 8, 1999, relating to the Amendments of such persons' employment agreements in the event the GDIS Acquisition is consummated. The amendments provide that if there is a Change of Control (as defined above), exclusive of the GDIS Acquisition, or a consolidation or merger of the business of Surge, exclusive of Global (other than where

Surge is the surviving company), or the sale of all or substantially all of the assets of Surge or the nature of Surge's business materially changes, Messrs. Levy or Lubman may exercise a right of first refusal to purchase all of the outstanding equity securities of Surge, or if no third party offer exists, then at the fair market value of the stock. In addition, if Surge purposes to make, or receives, a "firm commitment" public offering, Messrs. Levy and Lubman shall each receive a warrant to purchase up to 9.5% of the equity securities of Surge for nominal value, provided in all instances, Messrs. Levy and Lubman do not voluntarily leave their employment with Surge.

         Adam Epstein Employment Agreement

         Surge has entered into a three-year employment agreement, effective February 16, 2000, with Mr. Adam J. Epstein, naming him Chairman of the Board of Directors and acting Chief Executive Officer. Commencing the Effective Date of the Recapitalization, Mr. Epstein shall also become the Chief Executive Officer and remain Chairman of the Board of Superus. Mr. Epstein's base salary is $200,000 per annum, subject to increase in certain circumstances. Additionally, Mr. Epstein has received, in accordance with his employment agreement, options to purchase 1,500,000 shares of Surge Common Stock at $6.50 per share (which shares are to be forfeited in exchange for the same number of Superus Class B Common Stock exercisable at $6.50 per share under the Superus Plan after the Recapitalization). Of such options, 300,000 became exercisable immediately, and the remaining options vest ratably on a monthly basis as of the last day of the first 36 months following the date of grant, subject to continued employment with Superus. The options become immediately exercisable in the event of termination of employment by Superus without cause, or change of control of Superus, and the options shall expire five years from date of grant.

         Craig Carlson Employment Agreement

         Surge has entered into a four-year employment agreement, effective as of March 20, 2000, with Mr. Craig Carlson, as Vice President, Corporate Development. Commencing the Effective Date of the Recapitalization, Mr. Carlson shall hold such position solely with Superus. Mr. Carlson's base salary is $150,000 per annum, subject to increase in certain circumstances. Additionally, Mr. Carlson has received, in accordance with his employment agreement, options to purchase 200,000 shares of Superus Class B Common Stock at $8.3125 per share under the Superus Plan. Of such options, 35,000 become exercisable and vest six months after the Effective Date of the Recapitalization, and the remaining 165,000 options vest ratably on a monthly basis as of the last day of the first 42 months following the date of grant, subject to continued employment with Superus. The options shall be subject to acceleration of vesting and exercisability in the event of termination of employment by Superus without cause or involuntary termination after the expiration of six months from the Effective Date (an acceleration of 25% of his unvested options), or change of control of Superus (an acceleration of 75% of his unvested options), and the options shall expire five years from date of grant.

         Mario Habib Employment Agreement

         Mr. Mario Habib has entered into a three-year employment agreement, expiring on May 31, 2002, with Global, as the President of eHOLA and On Line Latin America, S.A., with a base salary of $180,000 per year and discretionary bonuses and reimbursement of business expenses, and life insurance with a death benefit of not less than $500,000. This employment agreement also provides for the grant to Mr. Mario Habib of 350,000 options to purchase Global Common Stock at $10.00 per share, and expiring on May 31, 2002. These options will be assumed and converted into options to purchase 200,000 shares of Class B Common Stock, at an exercise price of $10.00 per share, and expiring on May 31, 2002. The employment agreement with Mr. Habib is renewable for two year periods unless terminated by either party in writing in advance of such termination.

Stock Option Plan

         In January 1996 Surge adopted and in February 1996 the stockholders ratified, the 1995 Employee Stock Option Plan (the "Option Plan"). The Option Plan, as amended, provides for the grant of options to qualified employees (including officers and directors) of Surge, employees of Surge's subsidiary, independent contractors, consultants and other individuals to purchase an aggregate of 850,000 shares of common stock. The exercise price of all options must be at least 85% of fair market value of the common stock on the date of grant. All currently outstanding options issued under the Option Plan will be given the holder thereof the right for six months following the Effective Date to convert into one-half as many Class B Shares. As of February 16, 2000, 716,000 options had been granted under the Option Plan, 636,300 were outstanding and 134,000 options were available for grant. Of the 636,300 options currently outstanding, an aggregate of 430,000 were held by officers and directors as follows: Ira Levy (175,000), Steven J. Lubman (175,000), David Siegel (40,000) and Mark Siegel (40,000).

Certain Relationships and Related Transactions

         Surge's executive offices and warehouse facility are leased from Great American Realty of Deer Park Co., a company whose stock is owned 33 1/3 % each by Ira Levy and Steven J. Lubman, officers of Surge and Mark Siegel, a Director. The monthly rental was $6,272 and $6,690 during Fiscal 1999 and 1998, respectively, increasing at 3% per annum during the term of the lease which expires on December 31, 2008.

         Ira Levy and Steven J. Lubman entered into a Stock Purchase Agreement in March 1992 which relates to their respective share ownership in Surge. Pursuant to the agreement, Messrs. Levy and Lubman each agreed to vote their shares, for as long as the other party continues to own voting shares of Surge, in such manner to elect each of them as a director of Surge. Furthermore, in the event of the death of either Messrs. Levy or Lubman, the survivor shall buy the decedent's shares of Surge. The purchase shall be funded through the use of life insurance policies held by Messrs. Levy and Lubman which name the other party as beneficiary. In addition, the agreement grants Messrs. Levy and Lubman a right of first refusal to purchase each other's shares in the event of disability, retirement or sales to third parties at an agreed upon price.

         See "Employment Agreements" and "Amendments to Employee Agreements if the GDIS Acquisition is Approved" above for information concerning Employment Agreements entered into between Surge and Ira Levy and Steven Lubman and possible changes thereto pending the GDIS Acquisition; and "Stock Options" above concerning options granted to officers and directors of Surge.

         Surge believes that the terms of each of the foregoing transactions were no less favorable to Surge than could have been obtained from non-affiliated third parties, although no independent appraisals were obtained. Future transactions with affiliates of Surge, if any, will be on terms believed by the Management to be no less favorable than are available from unaffiliated third parties and will be approved by a majority of disinterested directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION FOR THE NOMINEES NAMED ABOVE (PROPOSAL 6).

               PROPOSAL 7. RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has appointed Seligson & Giannattasio, LLP (the "Independent Auditors") of White Plains, New York, to continue as the Company's auditors and to audit the books of account and other records of Surge for the fiscal years ended November 30, 1999 and 1998. Representatives of the Independent Auditors will be present at the special meeting and will have the opportunity to make a statement if they decide to do so. Additionally, representatives of the Independent Auditors will be expected to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF SELIGSON & GIANNATTASIO, LLP, AS THE COMPANY'S AUDITORS (PROPOSAL 7).

                      MANAGEMENT AFTER THE RECAPITALIZATION

         As of the date of this proxy statement and prospectus, the directors and executive officers of Superus, their ages, the positions held by them and the periods during which they have served in these positions were as follows. These persons will assume these positions following the Recapitalization.

         Adam J. Epstein    34    Chairman of the Board and Chief Executive
                                  Officer of Superus
         Ira Levy           42    Director of Superus and President of New Surge
         Mario Habib        42    Director of Superus and President of eHOLA,
                                  Inc. and On Line Latin America S.A.

         Biographical information concerning each of the above three directors appears under Proposal 6 - Election of Directors of Superus. It is expected that all other executive officers and independent directors of Superus will be appointed prior to the Effective Date.

         The following information concerns the only other officer of Superus or the subsidiaries currently employed by Superus:

         Craig Carlson, 32, joined Superus in March 2000 as Vice President of Corporate Development, bringing a dynamic combination of Internet/technology acumen, entrepreneurial success, and South American culture/experience to the Company. Prior to joining Superus, Mr. Carlson was a Senior Product Developer at Tickets.com, Inc. since June 1998, where, among other things, he designed, tested, and built one of the Internet's most complex, and technically robust, auction modules (that has since been accorded numerous industry accolades). Prior thereto, he was the Founder and Managing Partner of SBC Partners, LLC, an investment management firm that identified, planned, and developed recreational facilities in Colombia. In addition, Mr. Carlson was a technical writer for various information technology and industrial engineering consulting projects during his tenure at CNA Companies, Inc. in Kirkland, WA. Mr. Carlson received a Bachelor's Degree, cum laude, from Santa Clara University in 1987, and a Master's in Business Administration Degree, Dean's Fellowship Recipient, from University of California, Irvine.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of the Record Date, certain information concerning those persons known to Surge, based on information obtained from such persons, with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, hereinafter referred to as the "Exchange Act") of common stock by (i) each person known by Surge to be the owner of more than 5% of the outstanding existing common stock based on filings with the SEC and listing other information, (ii) each nominee and Director of Surge, (iii) each executive officer named in the Summary Compensation Table, and (iv) all Executive Officers and Directors as a group. The common stock is the only outstanding class of voting securities of Surge. Except as otherwise indicated, all securities are beneficially owned, and investment and voting power is held by, the persons named as owners.

Name and Address                          Amount and Nature of              Percentage of
of Beneficial Owner                     Beneficial Ownership(2)  Common Stock beneficially owned(3)
-------------------                     -----------------------  ----------------------------------
Ira Levy (1)                                  432,500(4)                      7.5%
Adam J. Epstein (5)                           366,666(6)                      6.9%
Mario Habib (7)                                  --  (7)                        0%
Steven J. Lubman (1)                          430,000(8)                      7.5%
All directors and executive
officers as a group (4 persons)             1,229,166(9)                     21.8%

----------
(1) The business and mailing address of each person is c/o Surge Components, Inc., 1016 Grand Boulevard, Deer Park, New York 11729.

(2) Unless otherwise noted, Surge believes that all persons named in the table have sole voting and investment power with respect to all Common Stock or warrants and options beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(3) Based on the equivalent of approximately 4,972,530 shares of Common Stock issued and outstanding as of April 17, 2000.

(4) Includes 175,000 shares issuable upon exercise of currently exercisable stock options. Includes shares of Common Stock held by Mr. Levy which are subject to certain voting and transfer restrictions pursuant to a Stock Purchase Agreement made by and between Mr. Lubman and Mr. Levy. See Proposal 6 - "Election of Directors of Superus-Certain Relationships and Related Transactions."

         Does not include Orbit Options granted on December 28, 1998 to purchase 2,450,000 shares of Surge common stock which become exercisable on December 28, 2002, at $2.00 per share. Ira Levy, was granted options under the Superus Plan to purchase 1,025,000 shares of Class B Common Stock exercisable at a higher exercise price of $2.69 per share, the fair market value of Surge common stock when the GDIS Purchase Agreement was executed. In the event that Proposals 1, 2 and 5 herein are approved, the Orbit Options will be forfeited and the Management Options to purchase 1,025,000 shares of Class B Common Stock will become immediately exercisable at the Effective Date, in full settlement of Mr. Levy's contractual rights relating to the Orbit Options.

(5) The business address is c/o Superus Holdings, Inc., One Embarcadero Center, San Francisco, California 94111.

(6) Includes options to purchase 366,666 shares of Common Stock at $6.50 per share which are exercisable within the next 60 days, and does not include options to purchase 1,133,334 shares of Common Stock which become exercisable in increments of 33,333 1/3 of such options each on the last day of each month for a period of 36 months following the original issuance, for a total of 1,500,000 options.

(7) The business address is c/o Global DataTel, Inc., 3333 Congress Avenue, Suite 404, Delray Beach, Florida 33745. If proposals 1 and 2 herein are approved, Mario Habib will own approximately 572,800 shares of Class B Common Stock, and options to purchase an aditional 350,000 shares of Class B Common Stock at $7.12 per share.

(8) Includes 175,000 shares issuable upon exercise of currently exercisable stock options. Includes shares of Common Stock held by Mr. Lubman which are subject to certain voting and transfer restrictions pursuant to a Stock Purchase Agreement made by and between Mr. Levy and Mr. Lubman. See Proposal 6- Election of Directors of Superus - Certain Relationships and Related Transactions." Does not include Orbit Options to purchase 2,250,000 shares of Surge common stock granted to Mr. Lubman. In the event that Proposals 1, 2, 3 and 5 herein are approved, these options will be forfeited and the Management Options to purchase 1,000,000 shares of Class B Common Stock at $2.69 per share, will become immediately exercisable at the Effective Date, in full settlement of Mr. Lubman's contractual rights relating to the Orbit Options.

(9) Includes 716,666 shares issuable upon exercise of currently exercisable options.

                      PRICE RANGE ON EXISTING COMMON STOCK
                               AND DIVIDEND POLICY

         The common shares, par value $.001 per share (the "Common Shares") and the Redeemable Class A Common Share Purchase Warrants (the "Class A Warrants"), are respectively traded in the over-the-counter market and are quoted on the National Association of Securities Dealers Automated Quotation System, Inc. SmallCap Market ("Nasdaq") under the symbols "SPRS" and "SPRSW", respectively. Until February 23, 2000, our securities traded under the symbols "SRGE" and "SRGEW". In addition, the Common Shares and Class A Warrants are listed on the Boston Stock Exchange under the symbols "SPD" and "SPDW," respectively.

         The following table sets forth for the periods indicated (based on fiscal year), the high and low bid prices of Surge's Common Shares from December 1, 1997, through March 31, 2000, as reported by the Nasdaq. Such quotations represent prices in dollars between dealers, do not include retail mark-ups, mark-downs or commissions, and do not necessarily represent actual transactions.

Security        Trading Period                             High           Low
                                                           ----           ---
Common Shares

FISCAL YEAR ENDED NOVEMBER 30, 1998:

        FIRST QUARTER
        (December 1, 1997 - February 28, 1998)            2 13/16        1 15/32

        SECOND QUARTER
        (March 1, 1998 - May 31, 1998)                      3 1/8          1 1/8

        THIRD QUARTER
        (June 1, 1998 - August 31, 1998)                    2 1/2          11/16

        FOURTH QUARTER
        (September 1, 1998 - November 30, 1998)                 1            1/2

FISCAL YEAR ENDED NOVEMBER 30, 1999:

        FIRST QUARTER
        (December 1, 1998 - February 28, 1999)              3 1/2          15/32

        SECOND QUARTER
        (March 1, 1999 - May 31, 1999)                    5 27/32          1 3/8

        THIRD QUARTER
        (June 1, 1999 - August 31, 1999)                    3 1/8          2 3/4

        FOURTH QUARTER
        (September 1, 1999 - November 30, 1999)             2 3/8          1 1/8

FISCAL YEAR ENDING NOVEMBER 30, 2000:

        FIRST QUARTER
        (December 1, 1999 - February 29, 2000)             8 3/16          1 3/4

Class A Warrants

FISCAL YEAR ENDED NOVEMBER 30, 1998:

        FIRST QUARTER
        (December 1, 1997 - February 28, 1998)              13/16            3/8

        SECOND QUARTER
        (March 1, 1998 - May 31, 1998)                      1 1/2           1/32

        THIRD QUARTER
        (June 1, 1998 - August 31, 1998)                    1 1/2            1/4

        FOURTH QUARTER
        (September 1, 1998 - November 30, 1998)              9/16           3/32

FISCAL YEAR ENDED NOVEMBER 30, 1999:

        FIRST QUARTER
        (December 1, 1998 - February 28, 1999)                  1           1/16

        SECOND QUARTER
        (March 1, 1999 - May 31, 1999)                      13/16           3/16

        THIRD QUARTER
        (June 1, 1999 - August 31, 1999)                   1 3/16           3/16

        FOURTH QUARTER
        (September 1, 1999 - November 30, 1999)               3/4            1/4

FISCAL YEAR ENDING NOVEMBER 30, 2000:

        FIRST QUARTER
        (December 1, 1999 - February 29, 2000)              3 3/4            5/8


         On May 2, 2000, the last closing price of a Common Share and a Class A Warrant on the Nasdaq SmallCap market system were $5.00 and $2.125, respectively.

         As of February 16, 2000, Surge had 171 and 32 recordholders of its Common Shares and Class A Warrants, respectively, and reasonably believed it had in excess of 300 beneficial holders of its Common Shares. As of November 26, 1999, Surge had approximately 2,304 beneficial owners of its Common Shares.

         Surge has not paid any cash dividends on its Common Shares during the last two fiscal years and does not anticipate paying any in the foreseeable future. The Board of Directors will need to retain any earnings in order to support the growth of Superus' business.

Global Common Stock

         The Global Common Stock has had a limited market in the Over-The-Counter Bulletin Board (OTC-BB), under the Symbols "GCRI", GCRID,"GDIS", "GDISD" and "GDISE". The following is a summary of the high and low bid for each quarter (with the volume traded in that quarter) since commencement of trading in February, 1997, as provided by NASDAQ Trading & Market Services:


Security Trading Period                                High              Low
                                                       ----              ---
FISCAL YEAR ENDED DECEMBER 31, 1997:

     SECOND QUARTER
     (April 1, 1997 through June 30, 1997)                    $18.00       $1.25

     THIRD QUARTER
     (July 1, 1997 through September 30, 1997)                  6.50        0.75


     FOURTH QUARTER
     (October 1, 1997, through December 31, 1997)               6.00        0.50


FISCAL YEAR ENDED DECEMBER 31, 1998:

     FIRST QUARTER
     (January 1, 1998, through March 31, 1998)                  5.00        2.00

     SECOND QUARTER
     (April 1, 1998, through June 30, 1998)                    2.875       1.125

     THIRD QUARTER
     (July 1, 1998, through September 30, 1998)               10.000      0.0625

     FOURTH QUARTER
     (October 1, 1998, through December 31, 1998)              20.00        1.00

FISCAL YEAR ENDED DECEMBER 31, 1999:

     FIRST QUARTER
     (January 1, 1999, through March 31, 1999)                13.125      5.8125

     SECOND QUARTER
     (April 1, 1999, through June 30, 1999)                   17.375      5.6875

     THIRD QUARTER
     (July 1, 1999, through September 30, 1999)                11.00        5.00

     FOURTH QUARTER                                             7.00        1.50



     Global has approximately 519 shareholders of record as of April 17, 2000.

     Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

     Global has never declared or paid any dividends on its common stock and does not anticipate paying any dividends on its common stock in the foreseeable future.


                              PLAN OF DISTRIBUTION

        This Prospectus relates to approximately 4,900,000 shares of Class A Common Stock which are being issued to the current stockholders of Surge common stock, the 23,900,000 shares of Class B Common Stock being issued to the Global stockholders, the 1,821,000 shares of Class B Common Stock being issued to the stockholders of MailEncrypt, the 1,100,000 shares of Class B Common Stock being issued to our financial advisor and a finder, and the 2,333,334 shares of Class B Common Stock issuable upon conversion of the $7 million of 12% Convertible Notes issued by Surge, and the re-sales of such shares by such stockholders who are deemed to be "affiliates" as such term is defined in the Securities Act. This Prospectus also relates to the 3,479,600 Class B Common Stock Purchase Warrants ("Class B

Warrants") being issued to the current warrantholders of Surge, as well as the exercise and re-sale of the 3,479,600 shares of Class B Common Stock underlying those warrants.

        The 2,334,000 shares of Class B Common Stock issuable upon conversion of the $7 million of Notes issued in the private offering, are subject to a lockup provision and may not be sold without written consent of Superus for a one-year period following the Effective Date.

        Additionally, certain of the shares of Class A Common Stock and Class B Common Stock, are owned by affiliates and are subject to the resale provisions of Rule 145 of the Securities Act, and may be offered for re-sale from time to time under this prospectus and in accordance with Rule 145. These affiliates are also sometimes referred to herein as "Selling Stockholders."

        The shares and Class B Warrants may be issued without restrictive legend and may be sold without restriction. Prior to any use of this prospectus for the resale of the shares, the Company will amend or supplement this prospectus, if necessary, to set forth the name of any affiliates who received their securities in this transaction. The names of the Selling Stockholders, the number of shares beneficially owned by such Selling Stockholders, the number of shares to be offered for resale by such Selling Stockholders, and any other material information with respect to the plan of distribution that has not previously been disclosed. The supplemented or amended prospectus will also disclose whether any Selling Stockholder has held any position or office with, been employed by or otherwise had a material relationship with, Surge or any of its affiliates during the three years prior to the date of the supplemental or amended prospectus.

        The Selling Stockholders and/or their assignees, transferees, intermediaries, donees, pledgees or other successors may, from time to time, offer and sell the shares or warrants through underwriters, dealers, brokers or agents, or directly to one or more purchasers. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices which may be changed. The distribution of the shares by the Selling Stockholders may be effected from time to time in one or more transactions that may take place in the over-the-counter market on Nasdaq including (a) ordinary broker's transactions and transactions in which the broker solicits purchasers;
(b) privately negotiated transactions or pledges; (c) sales to one or more broker/dealers for resale of such shares for their own account as principals, pursuant to this Prospectus; (d) block trades (that may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; or (e) in exchange distributions and/or secondary distributions. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders holders in connection with such sales.

        The Selling Stockholders, their assignees, transferees, intermediaries, donees, pledges or other successors in interest through whom the shares are sold may be deemed "underwriters" within the meaning of Section 2 (11) of the Securities Act, with respect to the shares offered and any profits realized or commissions received may be deemed to be underwriting compensation. Any broker-dealers that participate in the distribution of the shares also may be deemed to be "underwriters", as defined in the Securities Act, and any commissions, discounts, concessions or other payments made to them, or any profits realized by them upon the resale of any shares purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act.

        Surge will pay all expenses incident to the registration of the shares. Surge will not pay, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Stockholders. In some cases, Surge may agree to indemnify the Selling Stockholders and any broker-dealer that participates in transactions involving the sale of shares against certain liabilities, including liabilities under the Securities Act.

        There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of common stock offered by them hereunder.

        This prospectus also may be used, with Surge's consent, by assignees, transferees, intermediaries, donees, pledges or other successors of the Selling Stockholders or by other persons acquiring the shares who wish to offer and sell such shares under circumstances requiring or making desirable its use. The sale of the shares by the Selling Stockholders or any assignees, transferees, intermediaries, donees, pledgees or other successors of the Selling Stockholders is subject to the prospectus delivery and other requirements of the Securities Act. To the extent required, during any period in which offers or sales are being made, Surge will use its best efforts to file and distribute, one or more amendments or supplements to this prospectus or a new registration statement with respect to the shares to set forth the names of the

Selling Stockholders and describe any material information with respect to the plan of distribution not previously disclosed in this prospectus, including, but not limited to, the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for shares purchased from a Selling Stockholder, and any discounts, commission or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

        If shares are sold in an underwritten offering, the shares may be acquired by an underwriter for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealer, if any, will be set forth in a supplement to this prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealer may be changed from time to time. Unless otherwise set forth in a supplement to the prospectus, the obligations of the underwriters to purchase the shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such supplement if any such shares are purchased.

        If the shares are sold in an underwritten offering, the underwriters may engage in passive market making transactions in the warrants, Class A Common Stock or Class B Common Stock, in accordance with Rule 103 of Regulation M under the Exchange Act. In general, a passive market maker may not bid for, or purchase, the securities at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the class of common stock during a specified two month period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the class of common stock in question above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

        In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the particular securities being sold have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is compiled with.

                                  OTHER MATTERS

        The Board of Directors is not aware of any business to be presented at the special meeting except the matters set forth in the Notice and described in this proxy statement. Unless otherwise directed, all shares represented by Board of Directors' Proxies will be voted in favor of the proposal of the Board of Directors described in this proxy statement. If any other matters come before the special meeting, the persons named in the accompanying Proxy will vote on those matters according to their best judgment.

                            EXPENSES OF SOLICITATION

        We will pay the cost of soliciting proxies for the special meeting. In addition to soliciting by mail, our directors, officers and other employees may solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. We will also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. We have retained __________ __________ to perform various solicitation services. We have agreed to pay __________ __________ a fee of approximately $__________ for their services plus out-of-pocket expenses. For information about compensation that we will pay Equilink, LLC for its services, you should read "Proposal 1--The Recapitalization Proposal--Financial Advisor."

                                INFORMATION ABOUT
                              STOCKHOLDER PROPOSALS

        No person who intends to present a proposal for action at a forthcoming stockholders' meeting of Superus may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least 1% or $1,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides Superus in writing with his name, address, the number of shares held by him and the dates upon which he acquired such shares with documentary support for a claim of beneficial ownership, (c) notifies Superus of his intention to appear personally at the meeting or by a qualified representative under New York law to present his proposal for action, and (d) submits his proposal timely. A proposal to be included in the proxy statement or proxy for Surge's next annual meeting of stockholders, will be submitted timely only if the proposal has been received at Superus' executive offices no later than ___________, 2000. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under Superus' By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at Superus' principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

        Even if the foregoing requirements are satisfied, a person may submit only one proposal of not more than 500 words with a supporting statement if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the SEC's rules relating to the solicitation of proxies, Superus may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

Request for Annual Report on Form 10-KSB And/Or Quarterly Reports on Form 10-QSB

        Copies of Surge's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1999, or for any other report as filed with the SEC, including the financial statements (but without exhibits), can be obtained without charge by stockholders (including beneficial owners of Surge's Common Stock) upon written request to Steven J. Lubman, Surge's Secretary, Surge Components, Inc. 1016 Grand Boulevard, Deer Park, NY 11729. The Company files all such reports by and such EDGAR filings may be found and retrieved for file from the Worldwide Web at www.sec.gov.

                                     EXPERTS

        The consolidated financial statements of Surge Components, Inc. and its subsidiary as of November 30, 1999 and for the two years ended November 30, 1999 and 1998 included in this Prospectus have been included in reliance upon the report of Seligson & Giannattasio, LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Global DataTel, Inc. and its subsidiaries as of December 31, 1999 and for the years ended December 31, 1998 and 1999 included in this Prospectus have been included in reliance upon the report of Seligson & Giannattasio, LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Global DataTel, Inc. (formerly known as Gold Coast Resources, Inc.) and its subsidiaries as of December 31, 1997 and for the period from April 1, 1997 to December 31, 1997 included in this Prospectus have been included in reliance upon the report of Schvaneveldt and Company, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

        The financial statements of MailEncrypt.com, Inc. as of December 31, 1999 and for the period from March 17, 1999 (inception) to December 31, 1999 included in this Prospectus have been included in reliance upon the report of McKennon, Wilson & Morgan LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

        Snow Becker Krauss P.C., New York, New York, has rendered opinions concerning the validity of the common stock and concerning certain tax matters described under "Proposal 1--The Recapitalization Proposal--Material Federal Income Tax Consequences." Upon the Effective Date, SBK Investment Partners, a partnership consisting of members of Snow Becker Krauss P.C., will receive an aggregate of 200,000 already issued and outstanding Global Shares convertible into an equal number shares of Class B Common Stock.


New York, New York                         By order of the board of directors,



May 8, 2000                                Steven J. Lubman
                                           Secretary

                      SURGE COMPONENTS, INC. AND SUBSIDIARY
                          Index to Financial Statements
                 for the Years Ended November 30, 1999 and 1998,
         and Three Months Ended February 29, 2000 and February 28, 1999


Independent Auditors' Report                                               F - 2

Consolidated Balance Sheet                                             F - 3 - 4

Consolidated Statements of Income and
     Comprehensive Income                                                  F - 5

Consolidated Statements of Stockholders' Equity                            F - 6

Consolidated Statements of Cash Flows                                  F - 7 - 8

Notes to Consolidated Financial Statements                            F - 9 - 26


                      Global DataTel, Inc and Subsidiaries
                          Index to Financial Statements
                      for the Year Ended December 31, 1999


Independent Auditors' Report                                              F - 27

Consolidated Balance Sheets                                          F - 28 - 29

Condolidated Statements of Operations
     and Comprehensive Income                                             F - 30

Consolidated Statements of Stockholders' Equity                           F - 31

Consolidated Statements of Cash Flows                                F - 32 - 33

Notes to Consolidated Financial Statements                           F - 34 - 48

                              MailEncrypt.com, Inc
                      Index to Financial Statements for the
             period March 17, 1999 (inception) To December 31, 1999


Independent Auditors' Report                                              F - 49

Balance Sheet                                                             F - 50

Statement of Operations                                                   F - 51

Statement of Stockhoders' Deficit                                         F - 52

Statement of Cash Flows                                                   F - 53

Notes to Financial Statements                                        F - 54 - 58

                          INDEPENDENT AUDITORS' REPORT



To The Board of Directors
Surge Components, Inc. and Subsidiary



We have audited the accompanying consolidated balance sheet of Surge Components, Inc. and Subsidiary as of November 30, 1999 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the two years ended November 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Surge Components, Inc. and Subsidiary as of November 30, 1999 and the results of their operations and their cash flows for the two years ended November 30, 1999 in conformity with generally accepted accounting principles.




Seligson & Giannattasio, LLP
N. White Plains, New York
February 4, 2000
                                       F-2

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                              February 29,              November 30,
                                                                                  2000                      1999
                                                                                -------                   -------
                                                                              (Unaudited)
                           ASSETS (Note 6)
                           ------
Current assets:
     Cash                                                                      $ 5,716,090               $  159,612
     Note receivable - Global DataTel, Inc.                                      2,165,876                1,000,000
     Note receivable - MailEncrypt.com, Inc.                                       750,000                       --
     Marketable securities                                                       2,233,406                2,232,294
     Accounts receivable (net of allowance for
       doubtful accounts of $22,634)                                             2,485,514                2,251,640
     Inventory                                                                   1,318,459                1,442,067
     Prepaid expenses and taxes                                                     60,042                  201,153
     Other current assets                                                          122,698                   82,187
                                                                               -----------               ----------

         Total current assets                                                   14,852,085                7,368,953
                                                                               -----------               ----------
Fixed assets - net of accumulated depreciation
     of  $195,823 and $183,290                                                     329,991                  321,406
                                                                               -----------               ----------

Other assets:
     Deferred acquisition costs                                                    132,728                   63,687
     Loan costs - net of accumulated amortization
         of $97,317                                                                486,583                       --
     Security deposits                                                               2,985                    2,985
     Deferred tax asset                                                             91,373                   89,223
                                                                               -----------               ----------

         Total other assets                                                        713,669                  155,895
                                                                               -----------               ----------

     Total assets                                                              $15,895,745               $7,846,254
                                                                               ===========               ==========

See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                              February 29,              November 30,
                                                                                 2000                      1999
                                                                               -------                   -------
                                                                              (Unaudited)
                LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
     Accounts payable                                                         $ 1,268,746                $1,283,067
     Accrued expenses and taxes                                                 1,523,891                   408,941
     Debenture payable                                                          5,933,272                        --
                                                                              -----------                ----------

         Total current liabilities                                              8,725,909                 1,692,008
                                                                              -----------                ----------

Stockholders' equity:
     Preferred stock - $.001 par value, 1,000,000 authorized;
         269,000 shares Series A Preferred Stock authorized,
         239,000 issued and held in escrow account by Surge in
         name of Global DataTel, Inc. as of February 29, 2000,
         none issued at November 30,1999                                               --                        --
     Common stock - $.001 par value,
         25,000,000 shares authorized,
         4,932,558 and 4,858,958 shares issued
         and outstanding, respectively                                              4,933                     4,859
     Additional paid-in capital                                                 6,533,029                 6,386,063
     Unrealized holding loss                                                      (88,336)                  (52,856)
     Retained deficit                                                             720,210                  (183,820)
                                                                              -----------                ----------

         Total stockholders' equity                                             7,169,836                 6,154,246
                                                                              -----------                ----------

         Total liabilities and stockholders' equity                           $15,895,745                $7,846,254
                                                                              ===========                ==========

See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


                                                               Three Months Ended                   Year Ended
                                                          February 29,     February 28,             November 30,
                                                              2000            1999             1999            1998
                                                            --------         -------          -------         -------
                                                          (Unaudited)      (Unaudited)
Sales                                                      $7,890,922       $2,224,966      $12,254,241      $8,925,948
   Less returns and allowances                                 37,888           19,063          107,216         198,299
                                                           ----------       ----------      -----------      ----------

Net sales                                                   7,853,034        2,205,903       12,147,025       8,727,649

Cost of goods sold                                          5,173,939        1,628,287        9,068,308       6,514,813
Inventory reserve (Note 10)                                        --               --               --         215,293
                                                           ----------       ----------      -----------      ----------

Gross profit                                                2,679,095          577,616        3,078,717       1,997,543
                                                           ----------       ----------      -----------      ----------

Operating expenses:
   General and administrative
    expenses                                                  717,514          464,811        2,071,834       1,759,685
   Selling and shipping expenses                              458,685          250,429        1,030,844         874,362
   Depreciation                                               109,850           11,085           49,254          45,090
                                                           ----------       ----------      -----------      ----------

         Total operating expenses                           1,286,049          726,325        3,151,932       2,679,137
                                                           ----------       ----------      -----------      ----------

Income (loss) from operations                               1,393,046         (148,709)         (73,215)       (681,594)
                                                           ----------       ----------      -----------      ----------

Other income (expenses):
   Investment income                                           92,554           52,989          216,774         293,898
   Interest expense                                           (77,416)            (996)              --         (34,936)
   Loss on disposal of assets                                      --               --          (37,757)         (7,936)
                                                           ----------       ----------      -----------      ----------

         Total other income (expenses)                         15,138           51,993          179,017         251,026
                                                           ----------       ----------      -----------      ----------

Income (loss) before income taxes                           1,408,184          (96,716)         105,802        (430,568)

Income taxes (benefit) (Note 11)                              504,154            1,903           20,738        (156,402)
                                                           ----------       ----------      -----------      ----------

Net income (loss)                                             904,030          (98,619)          85,064        (274,166)

Other comprehensive (loss) income:
   Unrealized holding (loss) gain on securities
    arising during the period                                 (35,480)        (138,155)        (188,319)         59,483
   Reclassification adjustment -  loss
     on sale of securities, net of taxes of $14,714                --               --           23,044              --
                                                           ----------       ----------      -----------      ----------

Total comprehensive loss                                   $  868,550       $ (236,774)     $   (80,211)     $ (214,683)
                                                           ==========       ===========     ===========      ==========


Weighted average shares outstanding
   Basic                                                    4,888,535        4,855,169        4,858,024       4,836,835
   Diluted                                                  6,729,992        4,855,169        5,876,468       4,836,835
Earnings (loss) per share
   Basic                                                   $      .18       $     (.02)     $       .02      $     (.06)
   Diluted                                                 $      .13       $     (.02)     $       .01      $     (.06)

See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

          YEARS ENDED NOVEMBER 30, 1999 AND 1998 AND THREE MONTHS ENDED
                         FEBRUARY 29, 2000 (UNAUDITED)

                                                                                Additional   Unrealized    Retained       Total
                                     Preferred Stock        Common Stock         Paid-In      Holding      Earnings    Stockholders'
                                    Shares     Amount    Shares      Amount      Capital       Gain        (Deficit)      Equity
                                    ------     ------    ------      ------      -------       ----        ---------      ------
Balance - December 1, 1997            --     $    --   4,823,958      $4,824   $6,335,862    $  75,980     $  5,282    $6,421,948

Proceeds of issuance of stock         --          --      18,000          18       13,614           --           --        13,632
Proceeds from exercise of options     --          --      11,000          11       20,232           --           --        20,243
Net unrealized gain in
  marketable securities               --          --          --          --           --       59,483           --        59,483
Net loss for the period               --          --          --          --           --           --     (274,166)     (274,166)
                                    ----     -------   ---------      ------   ----------    ---------     --------    ----------
Balance - November 30, 1998           --          --   4,852,958       4,853    6,369,708      135,463     (268,884)    6,241,140

Proceeds of issuance of A warrants    --          --          --          --        8,736           --           --         8,736
Proceeds from exercise of options     --          --       6,000           6        7,619           --           --         7,625
Net unrealized loss in marketable
  securities                          --          --          --          --           --     (188,319)          --      (188,319)
Net income for the period             --          --          --          --           --           --       85,064        85,064
                                    ----     -------   ---------      ------   ----------    ---------     --------    ----------
Balance - November 30, 1999           --     $    --   4,858,958       4,859    6,386,063      (52,856)    (183,820)    6,154,246

Proceeds from exercise of options     --          --      73,600          74      146,966            --          --       147,040
Net income for the period             --          --          --          --           --            --     904,030       904,030
Net unrealized loss in
     marketable securities            --          --          --          --           --      (35,480)          --       (35,480)
                                    ----     -------   ---------      ------   ----------    ---------     --------    ----------
Balance - February 29, 2000           --     $    --   4,932,558      $4,933   $6,533,029    $ (88,336)    $720,210    $7,169,836
                                    ====     =======   =========      ======   ==========    =========     ========    ==========

See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Three Months Ended                 Year Ended
                                                             February 29,    February 28,            November 30,
                                                                2000            1999          1999               1998
                                                              --------          -------      -------            -------
                                                            (Unaudited)      (Unaudited)
OPERATING ACTIVITIES:
   Net income (loss)                                        $  904,030       $  (98,619)   $   85,064        $ (274,166)
   Adjustments to reconcile net
    income (loss) to net cash provided
    by operating activities:
         Depreciation                                          109,850           11,085        49,254            45,090
         Deferred income taxes                                  (2,150)            (458)       (1,192)          (89,427)
         Provision for losses on accounts receivable                --               --         6,910                --
         Loss on disposal of assets                                 --              --         37,757             7,936

CHANGES IN OPERATING ASSETS AND LIABILITIES:
   Accounts receivable                                        (233,874)          21,071    (1,068,584)          354,570
   Inventory                                                   123,608          144,136      (282,956)           69,830
   Other current assets                                        100,600           21,736       (82,657)         (103,737)
   Accounts payable                                            (14,322)        (427,398)      177,767           145,227
   Accrued expenses and taxes                                1,114,950         (191,296)      100,981            12,769
                                                            ----------       ----------    ----------        ----------

NET CASH PROVIDED BY (USED
   IN) OPERATING ACTIVITIES                                  2,102,692         (519,743)     (977,656)          168,092
                                                            ----------       ----------    ----------        ----------

INVESTING ACTIVITIES
   Deferred acquisition costs                                  (69,041)              --            --                --
   Purchase of marketable securities                           (36,591)         (53,682)     (196,298)         (961,075)
   Acquisition of fixed assets                                 (21,118)         (22,075)      (45,873)         (253,870)
   Net advances to Global DataTel, Inc.                     (1,165,876)              --    (1,000,000)               --
   Net advances to MailEncrypt.com, Inc.                      (750,000)              --            --                --
   Sale of marketable securities                                    --               --       975,856                --
                                                            ----------       ----------    ----------        ----------

NET CASH USED IN INVESTING ACTIVITIES                       (2,042,626)         (75,757)     (266,315)       (1,214,945)
                                                            ==========       ==========    ==========        ==========

See accompanying notes to consolidated financial statements

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Three Months Ended                 Year Ended
                                                             February 29,    February 28,            November 30,
                                                                2000            1999          1999               1998
                                                              --------          -------      -------            -------
                                                            (Unaudited)      (Unaudited)
FINANCING ACTIVITIES
   Net borrowings under
    letter-of-credit agreement                              $       --       $       --    $       --        $ (495,495)
   Proceeds from issuance of warrants                               --               --         8,736            13,632
   Proceeds from exercise of stock options                     147,040            7,500         7,625            20,243
   Proceeds from debenture payable                           5,933,272               --            --                --
   Loan costs                                                 (583,900)              --           --                 --
                                                            ----------       ----------    ----------        ----------

NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES                                      5,496,412            7,500        16,361          (461,620)
                                                            ----------       ----------    ----------        ----------

NET CHANGE IN CASH                                           5,556,478         (588,000)   (1,227,610)       (1,508,473)

CASH AT BEGINNING OF PERIOD                                    159,612        1,387,222     1,387,222         2,895,695
                                                            ----------       ----------    ----------        ----------

CASH AT END OF PERIOD                                       $5,716,090       $  799,222    $  159,612        $1,387,222
                                                            ==========       ==========    ==========        ==========


SUPPLEMENTAL CASH FLOW INFORMATION:

   Income taxes paid                                        $    1,000       $      800    $   11,618        $    2,062
                                                            ==========       ==========    ==========        ==========

   Interest paid                                            $    4,191       $      996    $      --         $   34,936
                                                            ==========       ==========    ==========        ==========

See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999

NOTE 1 - ORGANIZATION AND DESCRIPTION OF COMPANY'S BUSINESS

Surge Components, Inc. was incorporated in the State of New York and commenced operations on November 24, 1981 as an importer of electronic products, primarily capacitors and rectifiers, to customers located principally throughout the United States. On June 1, 1988 the Company formed Challenge/Surge Inc., a wholly-owned subsidiary to engage in the distribution of electronic component products from established brand manufacturers to customers located principally throughout the United States.

In March 2000, the Company formed Superus Holdings, Inc. ("Superus"), a Delaware corporation, as a wholly owned subsidiary of the Company. The Company is currently doing business under the assumed name Superus Holdings.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

Marketable Securities

The Company accounts for marketable securities pursuant to Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) Number 115 "Accounting for Certain Investments in Debt, and Equity Securities". Under this standard, certain investments in debt and equity securities will be reported at fair value. The Company's marketable securities, which consist primarily of mutual funds, are being reported as securities held for sale. The market value of these securities is as follows:

                                       February 29, 2000       November 30, 1999
                                          (Unaudited)

Aggregate cost                             $2,321,742              $2,285,150
Gross unrealized loss                         (88,336)                (52,856)
                                           ----------              ----------

                                           $2,233,406              $2,232,294
                                           ==========              ==========

Cost of the securities used in the computation of realized gains and losses is determined using the average cost method. During 1999, the Company and Subsidiary sold $975,856 of the above shares and had a realized loss of $37,757. During 1998 and 2000, there were no sales of these securities.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories, which consist solely of goods held for resale, are stated at the lower of cost (first-in, first-out method) or market. The Company measures inventory and cost of goods sold for interim financial statements by use of a historically developed gross profit percentage. Annually, the Company adjusts the inventory to reflect the results of a physical count. No material adjustments were made to adjust to the physical count for the years ended November 30, 1999 and 1998.

Depreciation and Amortization

Fixed assets are recorded at cost. Depreciation is generally provided on an accelerated method (double-declining balance) for personal property and on the straight-line method for real property over the estimated useful lives of the various assets as follows:

             Furniture, fixtures and equipment        5 -   7 years
             Transportation equipment                 3 -   5 years
             Leasehold Improvements                  10 -  39 years

Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

 Allowance for Doubtful Accounts

The Company, due to its customer base has experienced an insignificant amount of bad debts. As a result, the Company has not provided for a material change in the allowance for doubtful accounts.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, notes and accounts receivable. The Company maintains substantially all its cash balances in two financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At February 29, 2000 and November 30, 1999, the Company's uninsured cash balances totaled $5,316,090 and $54,763, respectively. The Company performs periodic reviews of the relative credit rating of its bank to lower its risk. The Company believes that concentration with regards to accounts receivable is limited due to its large customer base.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Acquisition Costs

Deferred acquisition costs consist of expenses incurred related to the purchase of Global Datatel, Inc. which will be included in the purchase price and amortized over a 20 year period.

Accrued Vacation Pay

Employees are required to take vacation in the year of entitlement. Accrued unpaid vacation entitlement has not been significant.

Income Taxes

The Company's deferred income taxes arise primarily from the differences in the recording of inventory reserves and depreciation expense for financial reporting and income tax purposes. Income taxes are reported based upon the Company's adoption of the Statement of Financial Accounting Standards (SFAS) number 109 "Accounting for Income Taxes".

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value

The Company has a number of financial instruments, none of which are held for trading purposes. The carrying value of cash, receivables and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of short-term debt approximate fair value based on discounting the projected cash flows using market rates available for similar maturities. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999




NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (Loss) Per Share

Earnings per share for the three months ended February 29, 2000 and February 28, 1999 and for the years ended November 30, 1999 and 1998 were computed by dividing net income by the weighted average number of common and common equivalent shares outstanding and is adjusted for the assumed conversion of shares issuable upon the exercise of options and warrants. The Company had a net loss for the three months ended February 28, 1999 and for the year ended November 30, 1998 and, accordingly, common stock equivalents are excluded as the effect would be anti-dilutive.

Interim Reporting - Information pertaining to the three months ended February 29, 2000 and February 28, 1999 has not been audited. In the opinion of management, the unaudited interim financial information reflects all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. Results for interim periods are not necessarily indicative of results for a full year.

Year 2000 Computer Readiness

The Year 2000 ("Y2K") issue is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems may be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. In 1998, the Company developed and implemented a program for Y2K information systems compliance at a cost of approximately $15,600. Accordingly, the Company believes that its financial and information systems are now Y2K compliant. As to third-party relationships, the Company believes that most of these parties intended to be Y2K compliant by January 1, 2000. The Company has experienced virtually no Y2K problems in January 2000 and does not expect to incur any further costs.

Reclassifications

Certain prior year information has been reclassified to conform to the current year's reporting presentation.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999


NOTE 3 - NOTE RECEIVABLE - GLOBAL DATATEL, INC.

In October 1999, the Company entered into a $1,000,000 Subordinated Convertible Promissory Note agreement (the "Note") with Global DataTel, Inc. ("Global"). The Note accrued interest at the rate of 10% per annum and was due on June 1, 2000 and was secured by certain Global stock owned by Global's president. Upon completion of the acquisition of Global by the Company, the Note and accrued interest would be forgiven. In January 2000, the Note was replaced with a new note and available borrowing, pending satisfaction of certain conditions, in the principal amount of up to $4,100,000 and subsequently to $6,250,000 (Note 17).

NOTE 4 - NOTE RECEIVABLE - MAILENCRYPT.COM, INC.

In February 2000, the Company entered into an agreement with MailEncrypt.com, Inc. ("Mail") whereby the Company loaned $750,000 to Mail. The note bears interest at the rate of 10% per annum and is due July 30, 2000. Upon completion of the acquisition of Mail by the Company, the note and all accrued interest shall automatically be forgiven. In the event the acquisition of Mail is terminated, the note is convertible into the common stock of Mail at an agreed upon valuation of $15,000,000.

NOTE 5 - FIXED ASSETS

Fixed assets consist of the following:
                                           February 29, 2000   November 30, 1999
                                              (Unaudited)

   Furniture and fixtures                      $  85,093            $ 85,093
   Leasehold improvements                        250,719             250,719
   Computer equipment                            190,002             168,884
                                               ---------            --------

                                                 525,814             504,696
        Less - accumulated depreciation          195,823             183,290
                                               ---------            --------

        Total fixed assets                     $ 329,991            $321,406
                                               =========            ========

Depreciation expense for the years ended November 30, 1999 and 1998 was $49,254 and $45,090, respectively.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999


NOTE 6 - LETTERS OF CREDIT TO BANK

In May 1996, the Company entered into a letter of credit agreement with a bank allowing the Company to obtain up to $800,000 in outstanding letters of credit and $200,000 in direct borrowings. Among other provisions, the fees on the letters of credit are one half percent (1/2%) upon opening the letter of credit, one half percent (1/2%) on negotiation and two percent (2%) per annum over the banker's acceptance rate over the borrowed term. The Company's assets collateralize these borrowings. The agreement also contains provisions for the creation of banker's acceptances and covenants requiring the Company to maintain specified levels of tangible net worth. The direct borrowings incur interest at a rate of prime plus one percent per annum.

In May 1999, the letter of credit agreement with the bank expired. The Company is negotiating a new agreement with the bank.

NOTE 7 - RETIREMENT PLAN

In June 1997, the Company adopted a qualified 401(k) plan for all full-time employees who are twenty-one years of age and have completed twelve months of service. The Plan allows total employee contributions of up to fifteen percent (15%) of the eligible employee's salary through a salary reduction mechanism. The Company will make a matching contribution of twenty percent (20%) of each employee's contribution for each dollar of employee deferral up to five percent (5%) of the employee's salary. Net assets in the plan as of November 30, 1999 totaled approximately $130,000. Pension expense for the years ended November 30, 1999 and 1998 was $2,068 and $2,254, respectively.

NOTE 8 - NOTE PAYABLE TO BANK

In December 1999, the Company entered into two note agreements with a bank for aggregate borrowings of $500,000. The notes, which accrue interest at the prime rate, are due on December 31, 1999. These notes have subsequently been paid.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999


NOTE 9 - STOCKHOLDERS' EQUITY

Preferred Stock

In February 1996, the Company amended its Certificate of Incorporation to authorize the issuance of 1,000,000 shares of preferred stock in one or more series, with each series to have such designations, rights and preferences as may be determined from time to time by the Board of Directors.

In January 2000, the Company designated 260,000 shares of the 1,000,000 authorized shares of preferred stock as Non-Voting Redeemable Convertible Series A Preferred Stock ("Series A Preferred"). These shares are entitled to share in dividends on a pro-rata basis with the common shares if and when declared and each share is convertible into 100 shares of Class B Common Stock, upon completion of the proposed recapitalization of the Company. 239,000 shares of the Series A Preferred Stock have been issued and held in escrow by Surge in the name of Global.

Public Offering

On August 8, 1996, the Company completed a public offering (the "Public Offering") under the Securities Act of 1933 as amended. The offering consisted of 1,725,000 units, at a selling price of $3.20 per unit. Each unit consisted of one Common Share (the "Common Shares") and one redeemable Class A Common Share Purchase Warrant (the "Warrants"). Each Warrant entitles the holder to purchase one Common Share for a period of five years commencing two years after the July 31, 1996 effective date of the Public Offering at a price of $5.00, subject to redemption. At February 29, 2000, none of the warrants have been exercised.

1995 Employee Stock Option Plan

In January 1996, the Company adopted, and shareholders ratified in February 1996, the 1995 Employee Stock Option Plan ("Option Plan"). The plan provides for the grant of options to qualified employees of the Company and its subsidiary, independent contractors, consultants and other individuals to purchase an aggregate of 350,000 common shares. In March 1998, the plan was amended to increase the number of aggregate common shares available under the plan to 850,000.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999


NOTE 9 - STOCKHOLDERS' EQUITY (Continued)

Stock option incentive plan activity is summarized as follows:

                                                                                           Weighted  Average
                                                                               Shares       Exercise Price
                                                                               ------       --------------
     Options outstanding December 1, 1997                                      304,000           $1.42
     Granted                                                                    20,000           $2.09
     Exercised                                                                 (11,000)          $1.25
                                                                              --------

     Options outstanding November 30, 1998                                     313,000           $1.52
     Granted                                                                   187,000           $1.65
     Exercised                                                                  (6,000)          $1.25
     Canceled                                                                   (4,000)          $2.00
                                                                              --------

     Options outstanding November 30, 1999                                     490,000           $1.59
     Granted                                                                   209,000           $2.69
     Exercised                                                                 (62,700)          $1.47
     Canceled                                                                       --
                                                                              --------

     Options  outstanding February 29, 2000                                    636,300           $1.94
                                                                              ========

     Options exercisable November 30, 1998                                     250,500           $1.45
                                                                              ========

     Options exercisable November 30, 1999                                     437,750           $1.54
                                                                              ========

     Options exercisable February 29, 2000                                     502,550           $1.82
                                                                              ========

     Exercise prices for options outstanding as of February 29, 2000 ranged from $1.25 to $3.20. The weighted-average remaining contractual life of these options is approximately five years.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999


NOTE 9 - STOCKHOLDERS' EQUITY (Continued)

Additional Stock Options Granted

In December 1998, the Company granted options to purchase 5,300,000 shares of the Company's common stock to certain of its officers and directors. The options are exercisable four years from the grant date at an exercise price of $2 per share. The options expire five years from the date of the grant.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". Since the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, it has elected only to comply with the disclosure requirements set forth in the statement which includes disclosing pro forma net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma net income and earnings per share for the year ended November 30, 1999 and 1998 would have been $(1,582,768) and $(245,296) and $(.33) and $(.05) had the
new method been applied.

Compensation to non-employees is accounted for based on the fair value of the consideration received or the fair market value of the equity instruments issued, whichever is more reliably measurable.

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 63.13%, 86.78% and 85.81% for awards granted in 1999 and 136% for awards granted in 1998; risk free interest rate of 6.75%; and expected lives of 4 to 5 years.

The effects of applying SFAS 123 in the above pro forma disclosures are not indicative of future amounts as they do not include the effects of awards granted prior to 1997. Additionally, future amounts are likely to be affected by the number of grants awarded since additional awards are generally expected to be made at varying amounts.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999

NOTE 9 - STOCKHOLDERS' EQUITY (Continued)

Proposed Stock Repurchase

In June 1997, the Company offered to repurchase up to $500,000 worth of the Company's issued and outstanding common shares and warrants on the open market subject to the rules and regulations of the Securities and Exchange Commission. As of the date of this report, no such purchases have been made.

Shareholder Protection Rights Plan

The Company has adopted a Shareholder Protection Rights Plan (the "Rights Plan") whereby each shareholder of record on June 30, 1997 receives two rights to purchase common shares at $.01 a share for a five year period. The Rights Plan provides that if a person acquires more than twenty percent (20%) of the issued and outstanding common shares of the Company, all shareholders of record, except someone who becomes a 20% shareholder, shall be entitled to exercise the rights. Upon the completion of the proposed acquisitions in Note 15, the Rights Plan will be terminated.

Additional Shares Issued

On August 10, 1998, the Company issued 18,000 shares of the Company's $.001 par value common stock to an officer of the Company. Compensation was reported based upon the fair market value of the Company's common stock on the date of issuance.

Exercise of Underwriter Warrants

In March 1999, the underwriters exercised a portion of their warrants received during the Company's July 1996 Public Offering. In exchange for $8,736, the underwriters received 54,600 Warrants. These Warrants are identical to those issued pursuant to the Company's Public Offering.

NOTE 10 - RESERVE FOR SLOW MOVING INVENTORY

During the fourth quarter of 1998, the Company and its subsidiary wrote down a portion of their inventories to its net realizable value. The reserves were reflected as a charge to income in the year ended November 30, 1998 totaling $215,293. The inventories reserved were items purchased for specific customers with whom the Company no longer transacts business or new versions of the same product are available at comparable pricing. These items are not readily saleable to other customers. During the year ended November 30, 1999, the Company sold $23,563 of these inventories.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999

NOTE 11 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred income tax assets and liabilities are comprised as follows:

                                      February 29, 2000        November 30, 1999
                                         (Unaudited)
     Deferred tax asset:
         Inventory reserves                 $91,424                  $89,274

    Deferred tax liability:
         Fixed assets                            51                       51
                                            -------                  -------

     Net deferred tax asset                 $91,373                  $89,223
                                            =======                  =======

The Company's income tax expense consists of the following:

                                                   Three Months Ended                            Year Ended
                                              February 29,      February 28,                    November 30,
                                                  2000              1999                1999                 1998
                                                  ----              ----                ----                  ----
                                              (Unaudited)       (Unaudited)
   Current:
      Federal                                   $436,879              $     --         $  12,611            $ (70,934)
      States                                      69,425                 2,361             9,319                3,959
                                                --------              --------         ---------            ---------

                                                $506,304              $  2,361         $  21,930            $ (66,975)
                                                ========              ========         =========            ==========
   Deferred:
      Federal                                   $ (1,652)             $   (352)        $    (915)           $ (64,515)
      States                                        (498)                 (106)             (277)             (24,912)
                                                --------              --------         ---------            ---------

                                                $ (2,150)             $   (458)        $  (1,192)           $ (89,427)
                                                ========              ========         =========            =========

   Provision for income
      taxes (benefit)                           $504,154              $  1,903         $  20,738            $(156,402)
                                                ========              ========         =========            =========

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999


NOTE 11 - INCOME TAXES (Continued)

Pursuant to New York State law, the Company is required to carry forward net operating losses of approximately $216,000, which will expire in 2018.

A reconciliation of the difference between the expected income tax rate using the statutory federal tax rate and the Company's effective rate is as follows:

                                                     Three Months Ended                         Year Ended
                                              February 29,         February 28,                 November 30,
                                                  2000                 1999               1999               1998
                                                  ----                 ----               ----               ----
                                               (Unaudited)          (Unaudited)
U.S. Federal income tax
     statutory rate                                  34%                (34)%               34%                 (34)%
State income tax, net of Federal
     income tax (benefit)                             5                   2                  6                   (6)
Nontaxable dividends                                 (1)                (15)               (18)                 (11)
Tax (benefit) from lower tax brackets                --                  19                (19)                  19
Sale of previously reserved inventory                --                  --                 17                   --
Benefits derived from operating losses               --                  30                 --                   --
Other                                                (2)                 --                 --                   (4)
                                                   ----                ----               ----                 ----

Effective tax rate                                   36%                  2%                20%                 (36)%
                                                   ====                ====               ====                 ====

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999

NOTE 12 - RELATED PARTY TRANSACTIONS

Lease

The Company leases office and warehouse space through December 31, 2008 from a corporation that is controlled by officers of the Company. The following is a schedule of future minimum rental payments required at November 30, 1999:

      Year Ending November 30,
                  2000                                        $ 77,332
                  2001                                          79,654
                  2002                                          82,048
                  2003                                          84,514
                  2004                                          87,047
                  2005 and thereafter                          383,277
                                                              --------
                                                              $793,872
                                                              ========

Rental expense for the years ended November 30, 1999 and 1998, was $84,767 and $78,960, respectively.

Employment Agreements

The Company has employment agreements with two officers of the Company. Among other provisions, the agreement allows for a base salary of $200,000 plus bonuses based on performance through July 30, 2001. The agreement also contains provisions prohibiting the officers from engaging in activities which are competitive with those of the Company during employment and for one year following termination. The agreements further provide that in the event of a change of control, the current officers are not elected to the Board of Directors of the Company and/or are not elected as an officer of the Company and/or there has been a change in ownership of at least 25% of the issued and outstanding stock of the Company, and such issuance was not approved by either officer, then the non-approving officer may elect to terminate his employment contract and receive 2.99 times his annual compensation (or such other amount then permitted under the Internal Revenue Code without an excess penalty), in addition to the remainder of his compensation under his existing employment contract.

In March 1998, the employment agreements were amended to extend the term to July 30, 2003 and to provide that on July 30th of each successive year of the agreements, the agreements shall renew for an additional year, so that on each July 30th, there will be five years remaining on the term of the agreements, unless terminated by written notice by either party.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999

NOTE 12 - RELATED PARTY TRANSACTIONS (Continued)

Employment Agreements (Continued)

On February 16, 2000, the Company entered into an employment agreement with Adam Epstein. The agreement, which names Mr. Epstein as Chairman of the Board and acting Chief Executive Officer, calls for a base salary of $200,000 per annum, subject to increase in certain circumstances. Pursuant to the agreement, Mr. Epstein also received 5 years options to purchase 1,500,000 shares of Superus Class B Common Stock, 300,000 of which are immediately exercisable and the balance exercisable ratably on a monthly basis over 36 months.

In February 2000, the two founders of Mail each entered into one-year employment agreements with Superus which are to be followed by six-month consulting agreements. They have, in turn, licensed to the Company the software language they developed specifically for Mail.

NOTE 13 - INDEPENDENT REPRESENTATIVES

The Company has agreements with independent representatives who receive commissions of 5% on the net amount of invoices rendered by the representative after all trade discounts, freight, transportation allowances, sales taxes, insurance and the like have been deducted. Among other provisions, the representatives agree to not represent any person or entity manufacturing or selling products which are competitive with products and services sold by the Company throughout the term of the agreement. The agreements continue unless terminated by written notice by either party or the agreement is breached by either party.

NOTE 14 - MAJOR CUSTOMERS

Revenues to single customers in excess of 10% of the Company's total sales consists of the following:
                                                          Year Ended
                                                          November 30,
                                                    1999              1998
                                                   -------           -------

Customer A                                      $2,027,803         $       --
Customer B                                       1,381,463                 --
Customer C                                       1,398,374          1,446,555
Customer D                                              --            920,438

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999


NOTE 15 - MAJOR SUPPLIERS

Inventory purchased from one supplier in excess of 10% of the Company's total purchases consists of the following:

                                                      Year Ended
                                                      November 30,
                                                 1999             1998
                                               -------           -------

Supplier A                                    $1,761,131        $1,264,215
Supplier B                                     1,288,116         1,206,277
Supplier C                                            --           730,316

NOTE 16 - EXPORT SALES

Export sales consist of the following:
                                                      Year Ended
                                                      November 30,
                                                 1999             1998
                                               -------          -------
Surge Components Inc.
   Canada                                     $   50,914        $   13,847
   Europe                                          4,244            39,212
   Asia                                        1,151,378           209,836
   Central America                                32,977                --

Challenge/Surge Inc.
   Canada                                     $   14,624        $   12,845
   Europe                                         70,130                --
   Asia                                          162,177            64,212

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999

NOTE 17 - SUBSEQUENT EVENTS

Common Stock

In December 1998, the Board of Directors proposed amending its Certificate of Incorporation to increase the number of common shares authorized from 25,000,000. The proposed increase to the number of common shares is conditioned upon shareholder approval.

Pending Acquisition of Global Datatel, Inc.

In October 1999, the Company entered into a merger agreement with Global DataTel, Inc. ("Global"). In December 1999, the parties terminated the merger agreement and the Company entered into an asset purchase agreement with Global. Among other provisions, the Company agreed to purchase the assets of Global and its subsidiaries in exchange for 239,000 shares of the Company's Series A Redeemable Convertible Preferred Stock ("Series A Preferred"), which are being held in escrow by Surge. Following approval of the acquisition by the shareholders of the Company and Global and a recapitalization of the Company including its merger with and into Superus, each share of the Series A Preferred will automatically convert into 100 shares of Superus' Class B Common Stock, which is intended to be a tracking stock reflecting Global's assets and includes other Internet operations. Each holder of the current Class A Common Stock Warrants shall have the right to purchase one share of the Class B Common Stock pursuant to the same conditions as currently exists. In addition, each holder of the Company's current common stock shall have the right to exchange two shares of the Company's Common Stock for one share of Superus Class B Common Stock for a period of six months following the effective date of the issuance of the Class B Common Stock. The purchase is conditioned on the completion of regulatory and other approvals and other conditions precedent.

Pending Acquisition of MailEncrypt.com Inc.

In February 2000, the Company entered into a merger agreement to purchase MailEncrypt.com, Inc. ("Mail") in exchange for 1,821,400 shares of the Superus Class B Common Stock. The acquisition is subject to shareholder approval and the satisfaction of conditions precedent.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999

NOTE 17 - SUBSEQUENT EVENTS (Continued)

Private Placement Offering

As of February 29, 2000, the Company had raised $5,933,272 through the sale of convertible promissory notes in a private placement offering ("Private Placement") pursuant to Regulation D under the Securities Act of 1933, as amended. The offering, as amended, is seeking to raise up to $7,000,000 of principal amount of promissory notes. The use of substantially all proceeds from the Private Placement, other than the repayment of $1,000,000 to the Company, will be used to fund the activities of Global and Mail. These notes accrue interest at the rate of 12% per annum and are due on or before December 31, 2000. Upon approval of the acquisition of Global, these notes will automatically be converted into the Superus Class B Common Stock at a conversion price of $3 per share. In the event, the Global acquisition does not occur, these notes will automatically be converted into the Company's current common stock at a conversion price of $2.50 per share. Under no circumstances will the promissory notes convert into more than 19.9% of the equity shares of the Company, without prior shareholder approval. In March 2000, the Company completed the Private Placement and received gross proceeds of $7,000,000.

Subordinated Convertible Promissory Note

In February 2000, the Company replaced the previous note receivable with Global with a Subordinated Convertible Promissory Note ("Convertible Note") totaling up to $6,250,000. Through February 29, 2000, $2,165,876 has been loaned to Global, and the remaining $4,084,124 may be loaned to Global, upon satisfaction of certain conditions. The Convertible Note accrues interest at the rate of 10% per annum. Upon completion of the

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1999

NOTE 17 - SUBSEQUENT EVENTS (Continued)

Subordinated Convertible Promissory Note (Continued)

acquisition of Global by the Company, the Convertible Note and all accrued interest shall automatically be forgiven. If the acquisition does not occur by July 30, 2000, the Company may, at its own discretion, convert this note into the common stock of Global on a dollar for dollar basis, at the conversion price equal to 90% of average closing price of Global stock for the preceding 20 trading days or demand repayment. The Convertible Note is secured by the pledge of certain shares of stock owned by the President of Global.

Proposed Reorganization

Subject to shareholder approval and the approval of the Global acquisition, the Company intends to transfer all assets and liabilities of Surge Components, Inc. and Challenge/Surge, Inc. to a newly-formed wholly-owned subsidiary. Surge Components, Inc. would then merge into Superus, which would become the parent company.

Superus Stock Option Plan

In February 2000, Superus adopted, and the Company as sole shareholder ratified, the Superus 2000 Stock Incentive Plan (the "Superus Plan"). The Superus Plan provides for the grant of options to qualified employees, independent contractors, consultants and other individuals to purchase an aggregate of 15 million shares of common stock. Options have been granted pursuant to the Superus Plan to purchase an aggregate of 4,350,000 shares of Class B Common Stock. Upon shareholder approval of the Global acquisition and recapitalization, the Company's management will relinquish all contractual rights and entitlement to the 5,300,000 options granted by Surge in December 1998.

Bonus Pool

On March 24, 2000, the Company setup a bonus pool for certain of its employees, totaling 10% of the pretax income for the quarter ended February 29, 2000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS
GLOBAL DATATEL, INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheet of Global DataTel, Inc. and Subsidiaries (the "Company") as of December 31, 1999, and the related consolidated statements of operations and comprehensive income, cash flows and changes in shareholders' deficiency for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global DataTel, Inc. and Subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the two years ended December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the Company's working capital deficiency raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Seligson & Giannattasio, LLP
N. White Plains, NY
April 16, 2000

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1999


                                   A S S E T S




Current assets:
 Cash                                               $   173,579
 Accounts receivable, net of allowance
   for doubtful accounts of $363,718                  3,030,984
 Inventories                                            948,724
 Other current assets                                   604,301
                                                    -----------

            Total current assets                                     $4,757,588

Property, plant and equipment, net of
 accumulated depreciation of $384,272                                   500,681

Other assets:
 Goodwill, net of accumulated amortization
   of $66,720                                         1,165,024
 Deferred investment banking fees                     2,000,000
 Other assets                                           174,931
                                                   ------------

            Total other assets                                        3,339,955
                                                                     ----------

            Total assets                                             $8,598,224
                                                                     ==========




See accompanying notes to consolidated financial statements.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1999



                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY


Current liabilities:
 Short term borrowings, banks                       $   707,029
 Note payable - Surge Components, Inc.                1,000,000
 Deferred revenues                                       40,441
 Accounts payable                                     2,948,700
 Accrued expenses                                     1,359,764
 Notes payable to shareholders                          661,667
                                                    -----------

            Total current liabilities                                $6,717,601

Mortgage payable - bank                                                  72,921
                                                                     ----------

            Total liabilities                                         6,790,522

Commitments and contingencies

Stockholders' deficiency:
Preferred stock 25,000,000 shares
 authorized, par value $.001,  none
 issued as of December 31, 1999                              --
Common  stock, 50,000,000 shares authorized
 par value $.001, 23,280,124 issued and
 outstanding as of  December 31, 1999                    23,280
Paid in capital                                      11,703,788
Accumulated deficit                                 (10,019,715)
Foreign currency translation adjustment                 100,349
                                                    -----------

            Total stockholders' deficiency                            1,807,702
                                                                     ----------

            Total liabilities and stockholders' deficiency           $8,598,224
                                                                     ==========






See accompanying notes to consolidated financial statements.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME

                                                              Year Ended
                                                             December 31,
                                                       1 9 9 9         1 9 9 8
                                                       -------         -------

Net sales                                           $13,836,785     $ 1,862,339
Costs of goods sold                                   8,411,701         728,140
                                                    -----------     -----------
Gross profit                                          5,425,084       1,134,199
                                                    -----------     -----------
Selling, general, and administrative expenses         3,659,896         757,429
Payroll and related expenses                          3,541,784       1,383,821
Interest expense                                        686,004          18,663
                                                    -----------     -----------
Total expenses                                        7,887,684       2,159,913
                                                    -----------     -----------
Loss before provisions for income taxes              (2,462,600)     (1,025,714)
Provision for income taxes                              193,152         134,839
                                                    -----------     -----------
Loss from continuing operations                      (2,655,752)     (1,160,553)
                                                    -----------     -----------
Discontinued operations:
 Loss from operations from subsidiary sold                   --        (625,473)
 Loss on sale of subsidiary                                  --      (1,910,431)
                                                    -----------     -----------
Loss from discontinued operations                            --      (2,535,904)
                                                    -----------     -----------
Net loss                                             (2,655,752)     (3,696,457)

Other comprehensive income (loss):
 Foreign currency translation, net of tax               138,701         (38,352)
                                                    -----------     -----------
Comprehensive loss                                  $(2,517,051)    $(3,734,809)
                                                    ===========     ===========
Loss per share - Basic and diluted
 Loss per share from continuing operations          $      (.12)    $      (.17)
 Loss per share from discontinued operations                 --            (.37)
                                                    -----------     -----------
Net loss per share - Basic and diluted              $      (.12)    $      (.54)
                                                    ===========     ===========
Weighted average shares outstanding

 Basic                                               22,352,926       6,836,755
 Diluted                                             22,352,926       6,836,755






See accompanying notes to consolidated financial statements.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIENCY


                                                                                                                 Additional
                                                        Preferred Stock                Common Stock                Paid-in
                                                     Shares         Amount         Share           Amount          Capital
                                                     ------         ------         -----           ------          -------
Balance at January 1, 1998                         4,500,000       $ 4,500            7,162       $     7       $ 5,821,448

Rescinded preferred                               (4,500,000)       (4,500)              --            --          (271,895)
Shares issued for services                                --            --        1,198,500         1,199           198,001
Shares issued for cash                                    --            --        2,870,000         2,870           571,130
Shares tendered by stockholders                           --           --        (3,518,525)       (3,519)            3,519
Shares issued to purchase subsidiaries               105,000           105        8,622,986         8,623         3,095,580
Foreign currency translation                              --            --               --            --                --
Net loss for the period                                   --            --               --            --                --
                                                  ----------       -------       ----------       -------       -----------
Balance at December 31, 1998                         105,000       $   105        9,180,123       $ 9,180       $ 9,417,783

Conversion of preferred shares                      (105,000)         (105)      13,000,001        13,000           (12,895)
Shares issued for cash                                    --            --          100,000           100           299,900
Shares issued for investment banking fees                 --            --        1,000,000         1,000         1,999,000
Foreign currency translation                              --            --               --            --                --
Net loss for the period                                   --            --               --            --                --
                                                  ----------       -------       ----------       -------       -----------
Balance at December 31, 1999                              --       $    --       23,280,124       $23,280       $11,703,788
                                                  ==========       =======       ==========       =======       ===========

                                                                       Foreign
                                                                      Currency
                                                    Accumulated      Translation
                                                      Deficit        Adjustments       Total
                                                      -------        -----------       -----
Balance at January 1, 1998                        $ (3,667,506)      $     --       $2,158,449

Rescinded preferred                                         --             --         (276,395)
Shares issued for services                                  --             --          199,200
Shares issued for cash                                      --             --          574,000
Shares tendered by stockholders                             --             --               --
Shares issued to purchase subsidiaries                      --             --        3,104,308
Foreign currency translation                                --        (38,352)         (38,352)
Net loss for the period                             (3,696,457)            --       (3,696,457)
                                                  ------------       --------       ----------
Balance at December 31, 1998                      $ (7,363,963)      $(38,352)      $2,024,753

Conversion of preferred shares                              --             --               --
Shares issued for cash                                      --             --          300,000
Shares issued for investment banking fees                   --             --        2,000,000
Foreign currency translation                                --        138,701          138,701
Net loss for the period                             (2,655,752)            --       (2,655,752)
                                                  ------------       --------       ----------
Balance at December 31, 1999                      $(10,019,715)      $100,349       $1,807,702
                                                  ============       ========       ==========







See accompanying notes to consolidated financial statements.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Year Ended
                                                             December 31,
                                                       1 9 9 9          1 9 9 8
                                                       -------          -------


CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                           $(2,655,752)    $(3,696,457)
Adjustment to reconcile net loss to net
 cash (used) provided by operations
 Other losses, net                                           --         276,395
 Loss on sale of division                                    --       1,910,431
 Depreciation and amortization                          136,527          37,425
 Provision for bad debt expense                          26,162        (249,295)
Changes in operating assets and liabilities:
 Accounts receivable                                   (137,478)        378,098
 Inventories                                            178,887         (70,981)
 Other assets                                           350,297         124,446
 Accounts payable and accrued expenses                  975,541         725,880
 Deferred revenues                                     (368,640)        171,722
                                                    -----------     -----------

Net cash used in operating activities                (1,494,456)       (392,336)
                                                    -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of fixed assets                            (53,036)         (2,601)
                                                    -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net borrowings of notes payable                        684,314        (395,044)
 Net advances from stockholders                         464,380         388,009
 Proceeds from issuance of common stock                 300,000         574,000
                                                    -----------     -----------

Net cash flows provided by financing activities       1,448,694         566,965
                                                    -----------     -----------

Foreign currency effect on cash                         138,701         (38,352)
                                                    -----------     -----------

Net change in cash                                       39,903         133,676
Cash at beginning of year                               133,676              --
                                                    -----------     -----------

Cash at end of year                                 $   173,579     $   133,676
                                                    ===========     ===========






See accompanying notes to consolidated financial statements.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                              Year Ended
                                                             December 31,
                                                       1 9 9 9          1 9 9 8
                                                       -------          -------

Supplemental cash flow information:
 Cash paid during the year for:
 Interest                                            $  661,004       $   18,663
                                                     ==========       ==========
 Income taxes                                        $  193,152       $  134,839
                                                     ==========       ==========

Non-cash investing and financing transactions:
 Preferred shares issued to purchase subsidiaries    $       --       $      105
 Common shares issued for services                           --          199,200
 Common shares issued to purchase subsidiaries               --        2,654,455
                                                     ----------       ----------

                                                     $       --       $2,853,760
                                                     ==========       ==========

Common shares issued for investment banking fees     $2,000,000       $       --
                                                     ==========       ==========






See accompanying notes to consolidated financial statements.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT  ACCOUNTING POLICIES

Organization - Global DataTel, Inc. ("the Company") was originally incorporated under the laws of the State of Utah on April 17, 1980 as La Plate Oil and Mining, Inc. On October 1,1982 the Company changed its name to Gold Coast Resources, Inc. ("Gold Coast"). On September 30, 1998 Gold Coast purchased 100% of the outstanding common stock of International Computer Resources ("ICR") (a Florida corporation) and Mantenimiento Electronico de Sistemas Limited ("MES") (a Colombian corporation). On December 2, 1998 the company changed its name to Global DataTel, Inc.

On November 30, 1998, the Company purchased three unrelated companies in Colombia, South America, DLR & CIA ("DLR"), Micro Star LTD. ("Micro"), and CASA Informatica "("Casa"). The companies acquired are also in the business of providing software and hardware solutions to companies in their markets. Prior to the acquisition of ICR and MES, Gold Coast Resources was a development stage company that, through a wholly-owned subsidiary The Travel Agents Hotel Guide, Inc. ("Hotel"), was engaged in the business of developing a hotel guide selling advertising space to the hotel and travel industry. Gold Coast sold Hotel on December 14, 1998.

The Company currently engages primarily in the sale and distribution of medium and high-end computer and software products, including Enterprise Resource Planning (ERP) suites, as well as, providing information technology solutions and support to medium and large business clients primarily in Central and South America. The Company has distribution agreements with International Business Machines ("IBM"), Lotus, Cisco Systems, and JBA.

During 1999, MES, DLR and Micro were merged into Casa. The combined entity then changed its name to Global Datatel de Colombia, Inc. ("GDC"). In addition, the Company commenced internet operations as an Internet service/content provider through its wholly-owned subsidiary of ehola.com SA and ehola.com, Inc.

The following is summary of the significant policies followed in the preparation of the consolidated financial statements.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash - For purposes of cash flows the company considers investments of three months or less as cash equivalents.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition - Revenues from services are recognized as the services are performed. Revenues from the sales and installation of hardware packages are recognized when the installation is substantially completed and operational.

Change in Fiscal Year - Effective April 1, 1997, the Company changed its fiscal year to end on December 31.

Inventories - Inventories are principally composed of finished goods and are stated at the lower of cost (first-in, first-out method) or market.

Accounts Receivable - The Company periodically reviews the adequacy of the allowance for doubtful accounts and maintains the allowance for doubtful accounts at a level which management believes is sufficient to cover potential credit losses.

Property, Plant and Equipment - Property, plant, and equipment is recorded at cost. Depreciation is generally on a straight-line basis over the estimated useful lives of the related assets as follows:

       Building and improvements               20 years
       Furniture and office equipment          5 - 10 years
       Computer and EDP equipment              5 years
       Transportation equipment                5 years

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentration of credit risk consists primarily of accounts receivable and debt securities. Concentration of credit with respect to accounts receivable as of December 31, 1998 was limited to an amount due from an agency of the Colombian Government, which represented approximately 22% of the net accounts receivable. Subsequent to year-end this balance was paid. As of December 31, 1999, no one customer accounted for more than five percent of outstanding accounts receivable. The Company provides for estimated credit losses at the time of sale based upon factors surrounding the credit risk of specific customers, historical trends and other information.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS




NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value - The Company has a number of financial instruments, none of which is held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 1999 and 1998, does not differ materially from the aggregate carrying values of these financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Investments - The Company utilizes Statement of Financial Accounting Standards ("SFAS") Number 115, "Accounting for Certain Investments in Debt and Equity Securities" to account for its investments. The Company's investments consist primarily of a convertible debenture from a publicly traded company and are being reported as held to maturity securities. Held to maturity securities are carried at amortized cost. Held to maturity securities declines in fair value below amortized cost that are other than temporary, are included in earnings.

Goodwill - Goodwill, which represents the excess of acquisition costs over the net assets acquired in the business combinations, is amortized on the straight-line method over 20 years. The carrying amount of goodwill is reviewed annually using estimated undiscounted cash flows for the businesses acquired over the remaining amortization periods.

Loss Per Share - Loss per share for all periods was computed by dividing net income by the weighted average number of common and common equivalent shares outstanding and also is adjusted for the assumed conversion of shares issuable upon exercise of options and other convertible securities. The Company had losses in each of the years presented and, accordingly, common stock equivalents are excluded as the effect would be anti-dilutive.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes - The Company and its U.S. subsidiaries file a consolidated income tax return. Foreign subsidiaries are not consolidated. The Company has adopted SFAS 109 and this pronouncement caused no material changes on the financial statements. The provision for income taxes is primarily related to the reconciliation of the taxes paid and owed by the foreign subsidiaries in accordance with the taxing rules and regulation promulgated by the Colombian government as of December 31, 1999. The Company has approximately $1,900,000 of net operating loss carryforwards, which are subject to certain restrictions and limitations based on the Company's ownership changes during 1998. The Company also has approximately $1,300,000 in net operating losses subsequent to the change in ownership, which may be used to offset income through 2019. A valuation allowance has been provided against the benefits available from these net operating losses due to the uncertainty regarding its realization.

Translation of Foreign Currency - The Company's Colombian subsidiaries are translated in accordance with Statement of Financial Accounting Standards No. 52 (SFAS No. 52), which requires that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing during the period. For purposes of SFAS No. 52, the Company considers the Colombian Peso to be the functional currency. The effects of unrealized exchange fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as the cumulative translation adjustment in shareholders' equity. Realized gains and losses from foreign currency transactions are included in the results of operation for the period. Fluctuations arising from intercompany transactions are long term in nature and are accumulated as cumulative translation adjustments.

Year 2000 Computer Readiness - Unaudited - The Company is in the process of evaluating the effect of the year 2000 ("Y2K") on its computer systems. The Company believes that the cost of upgrading its systems will not materially affect the operations but will constitute the normal periodic ongoing cost of maintaining and improving its computer system.

The Company has initiated communications with all of its significant suppliers to determine the extent to which the Company's operations are vulnerable to those third parties failure to remediate their own Y2K issues. There can be no guarantee that the system of such companies or payors will be timely converted and would not have an adverse impact on the Company. Additionally, general problems such as electric power, water and sewer etc., are beyond the ability of the Company to determine, and would affect most other companies in the geographic area of Colombia. The Company experienced virtually no Y2K problems in January 2000 and does not expect to incur any material costs.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS






NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Prior Period Adjustment - During the current year, certain errors were detected in the previously reported goodwill resulting from the 1998 acquisitions of ICR and MES. An adjustment of approximately $948,000 was made to reduce goodwill at the beginning of the year. A corresponding adjustment was made to reduce the previously reported amortization expense in 1998 by approximately $11,000. As the result of current and previous losses, there is no resulting change in the income tax provision for 1998.

Reclassifications - Certain prior year information has been reclassified to conform to the current year's presentations.

NOTE 2 - BUSINESS ACQUISITIONS

All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition. In all of the acquisitions, 100% of the acquired companies were purchased.

ICR - On September 30, 1998, the Company acquired all of the outstanding stock of ICR in exchange for 105,000 shares of convertible preferred stock valued at $0.001 per share and 4,243,843 shares of common stock valued at $.20 per share. The net assets acquired and liabilities assumed approximated $90,000 and $190,000, respectively. The transaction has been recorded as a reverse acquisition.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS


NOTE 2 - BUSINESS ACQUISITIONS (Continued)

MES - On September 30, 1998, the Company acquired MES for 357,143 common shares of the Company's common stock, valued at the book value of MES. The net assets acquired and liabilities assumed approximated $1,152,000 and $913,000, respectively.

DLR - On November 30, 1998, the Company acquired DLR for $300,000 ($100,000 due at closing and five monthly installments of $40,000 thereafter, as defined) in cash, and 60,000 shares of the Company's common stock, valued at $3.00 per share. The net assets acquired and liabilities assumed approximated $3,527,000 and $1,786,000, respectively. The acquisition resulted in goodwill of $502,000. The Company did not make the payments as required by the purchase agreement and is in default on the remaining obligation. In March 2000, the remaining payments under the agreement were placed in escrow while the parties negotiate a settlement.

MICRO - On November 30, 1998, the Company acquired Micro for $150,000, payable in six consecutive monthly payments from the date of closing, and 70,000 shares of the Company's common stock, valued at $3.00 per share. The net assets acquired and liabilities assumed approximated $890,000 and $748,000, respectively. The purchase resulted in goodwill of $218,000. In March 2000, the remaining payments under the agreement were made.

CASA - On November 30, 1998, the Company acquired Casa for $840,000, payable in 9 monthly payments of $93,333 commencing at the date of the closing and 392,000 shares of the Company's common stock, valued at $3 per share. The net assets acquired and liabilities assumed approximated $3,300,000 and $1,800,000, respectively. The purchase resulted in goodwill of approximately $512,000. In March 2000, the remaining payments under the agreement were made.

The Company issued non-interest-bearing promissory notes to the shareholders of DLR, Casa and Micro for the unpaid cash portion of the consideration for the acquisitions. The terms of the notes for the individual companies acquired are as presented in the preceding paragraphs and the amount due is reflected as notes payable to stockholders in the accompanying consolidated balance sheet as of December 31, 1998. The realization of a major portion of the assets in the accompanying balance sheet as of December 31, 1998 is dependent upon continued operations of the Company, and their ability to raise additional capital. Management believes that actions presently taken to revise the Company's operating and financial requirements will provide the opportunity for the Company to continue as a going concern.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS


NOTE 2 - BUSINESS ACQUISITIONS (Continued)

The following unaudited pro forma consolidated results of operations are presented as if ICR, DLR, Casa, and Micro Star acquisitions had been made as of January 1, 1998. The unaudited consolidated pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisitions occurred on those dates, nor is it indicative of the results that may occur in the future.


                                                                     Year ended
                                                                    December 31,
                                                                        1998
                                                                        ----
                                                                    (Unaudited)

Net sales                                                           $21,457,159

Net loss from continuing operations                                 $  (314,056)

Net loss per share                                                  $      (.01)

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

The Company's property, plant, and equipment consist of the following:

                                                                    December 31,
                                                                        1999
                                                                        ----

Land                                                                 $ 73,807
Buildings                                                             184,653
Office equipment                                                      185,597
EDP equipment                                                         440,896
                                                                     --------

     Total property, plant, and equipment                             884,953
     Less:  accumulated depreciation                                  384,272
                                                                     --------

Property, plant and equipment, net                                   $500,681
                                                                     ========

Depreciation expense for the year ended December 31, 1999 and 1998 was $74,940 and $84,469, respectively. For the year ended December 31, 1998, depreciation is included for the period from dates of acquisition to the end of the year (see
Note 2 acquisitions).

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS



NOTE 4 - CONVERTIBLE DEBENTURE

On December 14, 1998, the Company sold Hotel to Ameriresource Technologies, Inc. in exchange for a convertible debenture totaling $3,350,000. The debenture accrues interest at the rate of 7% per annum and is due December 15, 2001. The Company accounts for the debenture pursuant to SFAS Number 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company has deemed these securities to be "held-to-maturity" securities as defined by the standard and account for the debenture at amortized cost. Although the debenture is guaranteed by a third party, there are sufficient collectability and enforcement concerns to cause a permanent reduction in its market value. This security has therefore been totally reserved and charged against the gain associated with the sale of Hotel.

NOTE 5 - SHORT TERM BORROWINGS, BANKS

The Colombian subsidiaries obtain short-term financing from banks and financing companies. Interest on such obligations range between 34% and 44% annually and is determined by the financing source subsequent to the availability of funds. Most of these obligations are personally guaranteed by officers of the companies and the balance owed as of December 31, 1999 approximated $450,000.

ICR has a $100,000 line of credit, at 10% interest, personally guaranteed by the majority stockholder of the Company, for working capital purposes. As of December 31, 1999, the balance owed on this line of credit was approximately $94,711.

The Colombian subsidiaries have credit facilities from IBM for the purchase of computer equipment which are guaranteed by certain shareholders and officers of the Colombian subsidiaries. The credit facilities at December 31, 1999 approximated $1,200,000 for Casa, $600,000 for DLR, and $150,000 for Micro.

NOTE 6 -  DEFERRED REVENUES

Deferred revenues are comprised mainly of customer deposits on orders. The nature of the Colombian operations requires a delay between the time that an order is placed and the completion of the contract. Consequently, the Company requests deposits on such arrangements.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS



NOTE 7 - MORTGAGE PAYABLE - BANK

On March 14, 1996, DLR obtained a mortgage from a bank for the purchase of their office facility in Bogota, Colombia. The mortgage expires on March 2012 and had an initial principal balance of $99,400. The mortgage agreement allows for an increase in the outstanding principal balance due to monetary adjustments as mandated by the Colombian Central Bank. Therefor, management of the Company can not reasonably determine minimum future payments. Although payments are due currently, the entire balance has been classified as long-term because management cannot determine, at this time, the amount that is due and payable in the current year.

NOTE 8 - CONVERTIBLE PROMISSORY NOTE

In October 1999, the Company issued a subordinated Convertible Promissory Note (the "Note") in the amount of $1,000,000 to Surge. The Note is due on June 1, 2000 and accrues interest at the rate of 10% per annum. Upon the successful completion of the asset purchase by Surge, the Note is canceled and all interest accrued to date will be forgiven. If the asset purchase with Surge is not completed by February 28, 2000 or is not approved by the shareholders of both companies, Surge at its sole discretion may convert the Note into common stock of the Company at a conversion price equal to 90% of the average closing price of the Company's common stock for the twenty previous trading days. In January 2000, the Note was canceled and replaced with a new note totaling $4,100,000 (Note 9).

NOTE 9 - SUBORDINATED CONVERTIBLE PROMISSORY NOTE

In February 2000, the Company entered into a Subordinated Convertible Promissory Note ("Convertible Note") with Surge for $4,100,000. The Convertible Note accrues interest at the rate of 10% per annum. Upon completion of the Company's acquisition by Surge, the Convertible Note and all accrued interest will be forgiven. If the acquisition does not occur by July 31, 2000, Surge, at its own discretion, may convert this note into the common stock of the Company on a dollar for dollar basis at a conversion price equal to 90% of the average closing price of the Company's Common Stock for the preceding 20 trading days or Surge may demand repayment. The Convertible Note is secured by the pledge of certain shares of stock owned by the President of the Company. In February 2000, the Note was canceled and replaced with a new note totaling up to $6,250,000.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS



NOTE 10 - COMMITMENTS AND CONTINGENCIES

On January 1, 1997, a subsidiary of the Company entered into a two-year lease with an indefinite renewal option for office facilities in Bogota, Colombia. The lease calls for an approximate negotiable increase of 18% at renewal. The lease can be canceled by either party without prior notification.

On December 9, 1996, a subsidiary of the Company entered into a one-year lease for office facilities in Medellin, Colombia. The lease is personally guaranteed by one of the officers of the Company and a bond for approximately 50% of the annual lease was submitted to the lessor. The lease can be terminated by either party without prior notification and calls for negotiated annual increases.

On August 16, 1997, a subsidiary of the Company entered into a one-year lease with an indefinite renewal option for office space in Cali, Colombia. The lease is personally guaranteed by an officer of the Company. The lease calls for negotiated annual increases and can be canceled by non-fulfillment of the lease terms.

On May 4, 1998, a subsidiary of the Company entered into a six-month agreement to rent office space in Medellin, Colombia. The lease calls for an indefinite renewal with annual increases to be tied to the legal inflation rate. The lease may be canceled upon non-fulfillment of the lease terms with three months prior notification.

On March 1, 1993, a subsidiary of the Company entered into a lease agreement expiring in April 2000 to rent office space in Bogota, Colombia. The lease calls for an indefinite renewable option.

On January 1, 1999, a subsidiary of the Company entered into a three-year lease for office and warehouse space in Delray Beach, Florida. The lease is renewable for an additional three years with annual increases of 5%.

As of December 31, 1999, the minimum lease obligation for leases that management can determine to have a minimum obligation is as follows:

                            Year
                            2000          $48,396
                            2001           44,796
                                          -------

                            Total         $93,192
                                          =======

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

NOTE 11 - CAPITAL STRUCTURE

Additional 1998 Common Stock Issuances - During 1998, Gold Coast issued 1,198,500 shares of its common stock to officers, directors, employees and others for services rendered. The shares were valued at $.20 per share. During 1998, Gold Coast issued 2,870,000 shares of its common stock for cash at $.20 per share pursuant to Rule 504 of Regulation D. During 1998, Gold Coast issued 3,500,000 shares of its common stock to an officer/director/major shareholder for his minority interest in the Travel Agent's Hotel Guide, Inc. The shares were valued at $0.10.

Gold Coast issued 1,000,000 Class F Preferred shares for 80% of the outstanding shares of Hotel. The Class F shares are redeemable for common stock based on the performance guidelines established by the exchange agreement dated October 7, 1997. The Agreement specifies that for each $15,000 of earnings by Hotel, it may redeem one share of class F preferred for 10 shares of common stock subject to the rules and regulations of Rule 144. In the event that no earnings are produced within a five-year period the preferred shares shall become non-convertible.

On August 14, 1998, Gold Coast rescinded the mergers with the above subsidiaries and canceled the preferred shares previously issued to each of these entities.

At December 31, 1998 the Company has only one class of common stock outstanding and a Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock has a liquidating value of no less than $35,000,000 and has preference over all other stock in a liquidation. The conversion value is based on the liquidating value and a maximum share price of 111 shares of common stock for one share of preferred stock. There are no arrearages in preferred dividends. On June 25, 1999, the shares were converted into 13,000,001 shares of the Company's common stock.

Additional 1999 Common Stock Issuances - On February 5, 1999 the Company completed an offering under Rule 504 of Regulation D for 100,000 shares of its common stock at $3.00 per share. The offering was subscribed to in full by a related party, and the Form D was timely filed with the Securities and Exchange Commission.

In December 1999, the Company issued 1,000,000 shares for investment banking services provided in connection with the Company's acquisition by Surge Components, Inc.

Stock Options - In April 1999, the Company entered into an option agreement with a consultant, in partial payment for services rendered. The agreement grants 250,000 shares of the Company's common stock, at an exercise price of $5.75 per share. The options are non-dilutive. To date, no options have been exercised.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS


NOTE 11 - CAPITAL STRUCTURE (Continued)

1999 Incentive and Non-Qualified Stock Options Plan

In 1999, the Company adopted the 1999 Incentive and Non-Qualified Stock Option Plan ("Option Plan"). The plan provides for the grant of options to employees of the Company and its subsidiaries to purchase an aggregate of 2,650,000 common shares.

Option Plan activity is summarized as follows:

                                                                Weighted Average
                                                Shares           Exercise Price
                                                ------           --------------
Options outstanding - January 1, 1999                --                  --
Granted                                       1,000,000               $7.12
Exercised                                            --                  --
                                              ---------

Options outstanding - December 31, 1999       1,000,000               $7.12
                                              =========

Options exercisable - December 31, 1999       1,000,000               $7.12
                                              =========

In March 2000, the Company granted options to purchase 550,000 shares of the Company's Common Stock to an officer of the Company. The options are exercisable for a three year period at an exercise price of $.52 per share. The options were exercised in March 2000 using the cashless method into 492,800 shares of the Company's common stock.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". Since the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, it has elected only to comply with the disclosure requirements set forth in the statement which includes disclosing pro forma net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma net income and earnings per share for the year ended December 31, 1999 would have been $(7,683,907) and $(.37) had the new method been applied.

Compensation to non-employees is accounted for based on the fair value of the consideration received or the fair market value of the equity instruments issued, whichever is more reliably measurable.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

NOTE 11 - CAPITAL STRUCTURE (Continued)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 94.34% for awards granted in 1999; risk free interest rate of 6.75%; and expected lives of 3 years.

The effects of applying SFAS 123 in the above pro forma disclosures are not indicative of future amounts as they do not include the effects of awards granted prior to 1997. Additionally, future amounts are likely to be affected by the number of grants awarded since additional awards are generally expected to be made at varying amounts.

NOTE 12 -  INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREAS

The Company operates predominantly in one industry segment, computer systems design and hardware sales. The Company has two geographic groups, the U.S. subsidiary and the Colombian subsidiaries. The geographic distributions of the Company's identifiable assets, operating income and revenues are summarized in the following table.

Year Ended December 31,                                1999             1998
                                                       ----             ----

Revenues from unrelated entities:
 United States                                     $   577,630      $   594,126
 Colombia                                           13,259,155        1,268,213
                                                   -----------      -----------

 Total revenues                                    $13,836,785      $ 1,862,339
                                                   ===========      ===========

Operating loss:
 United States                                     $  (869,396)     $  (527,102)
 Colombia                                           (1,593,204)        (498,612)
                                                   -----------      -----------

 Total operating loss                              $(2,462,600)     $(1,025,714)
                                                   ===========      ===========

Assets:
 United States                                     $ 3,676,877      $ 4,902,609
 Colombia                                            5,777,347        7,989,580
                                                   -----------      -----------

 Total identifiable assets                           9,454,224       12,892,189
 Less:  Corporate eliminations                       2,856,000        4,284,608
                                                   -----------      -----------

 Total assets                                      $ 6,598,224      $ 8,607,581
                                                   ===========      ===========

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS


NOTE 12 - INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREAS (Continued)

The Company has only one significant supplier, IBM de Colombia, which accounted for approximately 60% of the total purchases made during 1999 and 1998.

NOTE 13 - SALE OF SUBSIDIARY

The Travel Agents Hotel Guide was a publication being developed by Gold Coast and the former management of the Company for use by travel agents in order to advertise and sell hotel rooms primarily throughout the United States. Gold Coast acquired the publication rights, logo, client lists and business concept from the former president of Hotel by issuing 3,500,000 shares of common stock of Gold Coast.

On December 14, 1998, the Company sold Hotel for $3,350,000 in the form of a convertible debenture issued by Ameriresources Technologies, Inc., a publicly traded company, and guaranteed by Lexington Sales, Inc. (Note 4). The accompanying statement of operations for the year ended December 31, 1998 reflect discontinued operations, the loss from operations of approximately $629,000 and the gain on sale of the subsidiary of approximately $2,000,000, less amount reserved of $3,350,000.

NOTE 14 - RELATED PARTY TRANSACTIONS

The Company is a member of a group of affiliated entities and, has extensive transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

NOTE 15 - OPERATING RISKS

As substantially all of the Company's operations are currently conducted in Colombia, the Company is subject to special consideration and significant risks not typically associated with Companies operating in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in Colombia, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittance abroad, and rates and methods of taxation among other things. Since its working capital has been limited, obligations and commitments have gone unfulfilled.

                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS


NOTE 16 - SUBSEQUENT EVENTS

Proposed Debenture Offering - In February 1999, the Company signed a letter of intent with Dirks & Company to act as the Managing Underwriter in connection with a proposed offering of shares of Cumulative Convertible Debentures of the Company. Dirks & Company intends to underwrite, on a firm commitment basis, such number of Debentures which will result in gross proceeds of approximately $50 million. A firm commitment does not guarantee that the underwriter will fund the proposed offering, since their commitment is not known until the twenty day waiting period following the SEC approved registration has been filed. As of this date no registration document relating to this proposed offering has been filed and management has had no contact with the underwriter for several months.

Asset Purchase Agreement - In December 1999, the Company entered into an asset purchase agreement with Surge Components, Inc. ("Surge") whereby Surge would acquire the assets of the Company in exchange for stock to be treated as a "tracking stock" covering the assets sold by the Company. Among other conditions, the completion of the acquisition is conditioned on the approval of both Companies' stockholders and successful completion of due diligence.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
MailEncrypt.com, Inc.

We have audited the accompanying balance sheet of MailEncrypt.com, Inc. (the "Company") as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from March 17, 1999 (Inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MailEncrypt.com, Inc. as of December 31, 1999, and the results of its operations, and its cash flows for the period from Inception to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage with no operating history to the date of this report. The Company requires future financings necessary for management to effect their operating plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Irvine, California
February 16, 2000

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                                  Balance Sheet
                                December 31, 1999

ASSETS
Current assets -

  Cash and cash equivalents                                        $  40,182

Equipment, net of accumulated depreciation of $1,074                   8,120
                                                                   ---------

                                                                   $  48,302
                                                                   ---------
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                                                 $  13,500
  Due to officers                                                     43,158
                                                                   ---------

      Total current liabilities                                       56,658
                                                                   ---------

Commitments and contingencies                                           --

Stockholders' deficit:
  Common stock, no par value, 5,000,000 shares
   authorized; 2,132,000 shares issued and outstanding               102,675
  Deficit accumulated during development stage                      (111,031)
                                                                   ---------

 Total stockholders' deficit                                          (8,356)
                                                                   ---------

                                                                   $  48,302
                                                                   ---------

                 See accompanying notes to financial statements.

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                             Statement of Operations

                                                       Period from
                                                      March 17, 1999
                                                      (Inception) to
                                                    December 31, 1999

Net revenues                                          $      --

Costs and expenses-
  General and administrative expenses                     111,031
                                                      -----------

Operating loss                                           (111,031)
Other income (expense)                                       --
                                                      -----------

Loss before income taxes                                 (111,031)

Income taxes                                                 --
                                                      -----------

Net loss                                              $  (111,031)
                                                      -----------
Basic and diluted loss per share:                     $      (.06)
                                                      -----------
Basic and diluted weighted average number
  of common shares outstanding                          1,952,000
                                                      -----------


                 See accompanying notes to financial statements.

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                       Statement of Stockholders' Deficit

                 For the Period from March 17, 1999 (Inception)
                            Through December 31, 1999

                                                                                       Deficit
                                                                                     Accumulated
                                                                                       During
                                                              Common Stock           Development
                                                         Shares          Amount         Stage          Total
                                                       ---------      ---------      ---------       ---------
Common stock issued on March 17, 1999                  1,900,000      $    --        $    --         $    --
  (Inception) to founders at $0.00 for intangible
  property

Common stock issued in March 1999 for $0.38
  per share for cash                                     100,000         38,000           --            38,000

Common stock issued September 1999 for $0.50
  per share for cash                                     100,000         50,000           --            50,000

Common stock issued September 1999 for $0.38
  per share for cash                                      32,000         12,000           --            12,000

Compensation expense on non-employee options               2,675          2,675
Net loss                                                    --             --         (111,031)       (111,031)
                                                       ---------      ---------      ---------       ---------

Balance at December 31, 1999                           2,132,000      $ 102,675      $(111,031)      $  (8,356)
                                                       =========      =========      =========       =========


                See accompanying notes to financial statements.

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                             Statement of Cash Flows

                                                                     Period
                                                             From March 17, 1999
                                                                (Inception) to
                                                              December 31, 1999

Cash Flows From Operating Activities -
Net loss                                                         $(111,031)
Adjustments to reconcile net loss to net cash used in
 operating activities:
    Depreciation and amortization                                    1,074
    Compensation expense on non-employee options                     2,675
Changes in operating assets and liabilities:

    Increase in accounts payable                                    13,500
    Increase in due to officers                                     43,158
                                                                 ---------

Net cash used in operating activities                              (50,624)
                                                                 ---------
Cash Flows From Investing Activities -

Purchase of equipment                                               (9,194)
                                                                 ---------

Cash Flows From Financing Activities -

Proceeds from issuance of common stock                             100,000
                                                                 ---------

Net increase in cash - cash end of period                        $  40,182
                                                                 ---------



                   See accompanying to financial statements.

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)

Note 1 - Organization and Business

Organization

MailEncrypt.com, Inc. (the "Company") was originally incorporated on March 17, 1999, ("Inception") in the state of California under the name Mailcrypt.com, Inc. The name was changed in September 1999 to MailEncrypt.com, Inc. The Company develops web-based encrypted e-mail for commercial use. Its proprietary platform utilizes the world's leading, military-strength, 1,024-bit, encryption protocol in order to deliver seamless, secure, e-mail to its users. The Company plans to provide service to customers based on a per-user fee. Since inception, the Company has had no operations and, accordingly, is a company in the development stage.

See subsequent events for discussion of definitive agreement dated February 16, 2000, executed for the Company to be acquired by Surge Components, Inc. ("Surge").

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage company with no operations to date. In the course of its development of its encrypted technology, the Company will continue to incur additional losses for the foreseeable future. Management believes that revenues from its products will be received by the end of year 2000. The Company borrowed $750,000 from Surge, which is due July 30, 2000, or automatically convertible into the Company's common stock if the merger with Surge is not completed by July 30, 2000. The Company will require additional funds for its operational activities and sales efforts. Management is seeking financing through its planned merger with Surge, and future collaborative arrangements with third parties to meet its cash needs. There are no assurances that the merger with Surge will be completed, that funds will be available to execute the Company's operating plan or that future collaborative arrangements will be consummated. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fiscal Year End

The Company has elected a December 31 year end for financial and income tax reporting purposes.

Principles of Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents.


                See accompanying notes to financial statements.

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)

Equipment

Equipment is recorded at cost and is depreciated using the straight-line method over three years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Software Development Costs

Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," states that all costs incurred in connection with the development of software subsequent to technological feasibility should be capitalized until such time that the software is available to customers. The Company believes its current process for developing software is essentially completed concurrent with the establishment of technological feasibility and, as such, no costs have been capitalized to date.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Reporting Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income, as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income. The Company had adopted the provisions of this statement during 1999, with no impact on the accompanying financial statements.

Research and Development Costs

Research and development costs are expensed as incurred.

Provision for Income Taxes

The Company accounts for its income taxes under an asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between bases used for financial reporting and income tax reporting purposes. Income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

                See accompanying notes to financial statements.

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)


At December 31, 1999, the Company had federal and California net operating loss carryforwards amounting to approximately $111,000 in each jurisdiction, which for federal reporting purposes expire in 2019, and for California purposes expire in 2004. Section 382 of the Internal Revenue Code includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in stock ownership. The difference between the tax benefit assuming a combined federal and California corporate income tax rate of 40% and amounts recorded in the financial statements of 0% is the result of the Company recording a full valuation allowance of $44,000 against its deferred tax assets.

Loss Per Common Share

The Company presents basic and diluted per-share information on the face of all statements of operations issued. The Company's capital structure is not complex, and accordingly, dual presentation is not required. Basic per-share information is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted per-share information reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities, to the extent the effects of these securities are not anti-dilutive.

Options to purchase 555,375 shares of common stock were outstanding as of December 31, 1999. The effect of these stock options granted but not exercised has been excluded in the computation of loss per common share as the effect would have been anti-dilutive.

Financial Instruments

At December 31, 1999, the Company has no material assets considered financial instruments. Financial liabilities with carrying values approximating fair value include accounts payable and accrued liabilities.

Disclosures about Segments of an Enterprise and Related Information

SFAS No. 131, "Disclosures of an Enterprise and Related Information" requires disclosures of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to stockholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Company adopted the provisions of this statement for 1999. These disclosure requirements did not impact the Company's financial position or results of operations. At December 31, 1999, the Company had no identifiable assets or operations constituting a segment as defined by this statement.

Stock-based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to remain with the accounting method of APB 25 and make the pro forma disclosures required under SFAS 123.

                See accompanying notes to financial statements.

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)

Note 3 - Stockholder Transactions

Common Stock Issuances

Upon the formation of the Company on March 17, 1999, the Company issued 1,900,000 shares of common stock to its founders for the contribution of certain technology rights. All costs incurred in connection with the development of this technology have been expensed as incurred, and accordingly, shares of common stock issued in connection with the transfer of assets were reflected in the accompanying financial statements at no value.

On March 31, 1999, the Company issued to a key employee 100,000 shares of common stock at $0.50 per share, subject to anti-dilution provisions representing 5% of the outstanding common stock at the date of issuance. The shares were issued at the estimated fair value of the common stock at the date of issuance. On September 1, 1999, the Company issued an additional 32,000 shares under the anti-dilution provision. The additional shares issued resulted in an effective purchase price of $0.38 per share for the 132,000 shares issued. In addition, on March 31, 1999, the Company granted an option to this key employee to purchase shares representing 2% of the outstanding common stock at $0.50 per share, subject to anti-dilution provisions. The option to purchase 2% of the outstanding common stock amounted to 48,375 shares. Such options were exercised in February 2000.

On September 1, 1999, the Company issued 100,000 shares of common stock to its then, newly retained president at a price of $0.50 per share. The Board of Directors determined that such common stock was issued at the estimated fair value per share at the date of issuance. The Company also granted options to purchase 450,000 shares of common stock at $0.50 per share. Such options were exercised in February 2000 through the issuance of a note totaling $225,000 (see below).

Common Stock Purchase Options

The Company adopted the 1999 Stock Option Plan (the "Plan"). The maximum aggregate number of shares subject to grant under the Plan is 750,000 shares. The maximum term for these options is ten years from the date of grant. During 1999, the Company issued options to purchase an aggregate of 555,375 shares of common stock at $0.50 share. Options to purchase 48,375 shares immediately vested at the date of grant. Options to purchase the 507,000 vest over three years, subject to acceleration in the event the Company affects a corporate transaction, among other vesting provisions, including a change of control. Upon the close of the merger with Surge (Note 5), all outstanding options will be fully vested. The exercise prices of stock options have been determined by the Board of Directors based on fair value of the underlying common stock at the date of grant.

Of the options to purchase 555,375 shares of common stock granted in 1999, options to purchase 57,000 shares were granted to a non-employee consultant. Using the Black-Scholes model for valuing stock option, the Company valued the options at $24,071 and recorded $2,675 of compensation expense in 1999. The balance will be charged to expense in 2000.

On January 5, 2000, the holder of options to purchase 450,000 shares of common stock exercised such options through the issuance of a note amounting to $225,000. Such exercise is subject to lapsing repurchase rights in the event the Company does not effect the merger with Surge.

                See accompanying notes to financial statements.

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)


As discussed in Note 2, the Company is required to disclose the effects on operations and per share data as if the Company had elected to use the fair value approach to account for all of its employee stock-based compensation plans. Had the compensation cost for the Company's plans been determined using the fair value method, the compensation expense would have had the effects increasing the Company's net loss for the year ended December 31, 1999, to a pro forma net loss of $131,445 with a pro forma net loss per share of $0.07. These pro forma amounts were determined based upon the fair value of each option granted during 1999 on its grant date, using the Black-Scholes option-pricing model. Assumptions of no dividend yield, a risk free interest rate which approximates the Federal Reserve Board's rate for treasuries at the time granted of 6.00%, an expected life of four (4) years, and an expected volatility rate of approximately 136% were applied to all options granted.

Note 4 - Related Party Transactions

Due to officers represents accrued salaries and accrued expenses due to certain officers of the Company. Included in such amounts are accrued salaries of $6,500 per month under an employment agreement with a key employee dated August 1, 1999, aggregating $32,500 at December 31, 1999.

During 1999, the Company paid $12,000 to Blueprint Networks, Inc. ("Blueprint") for services. Blueprint is controlled by two founders of MailEncrypt.com, Inc. In the year 2000, the Company has paid an additional $12,000 to Blueprint. On February 16, 2000, the Company entered into two 18-month employment agreements with these founders in lieu of payments to Blueprint. Each of the two contracts provide for salaries at approximately $10,400 per month during the 18-month duration.

Note 5 - Subsequent Events

On February 16, 2000, the Company signed a definitive merger agreement and plan of reorganization to be acquired by Surge in a merger transaction (the "Merger") intended to qualify under Section 368(a)(1)(B) of the Internal Revenue Code. Upon completion of the Merger, Surge will issue 1,821,400 shares of Class B common stock in exchange for all issued and outstanding shares of the Company (including options to acquire shares of the Company). If the Merger is not closed by July 30, 2000, or if, among other conditions, the Class B common stock has not been registered with the Securities Exchange Commission by such date, the Company may elect to terminate the Merger agreement.

Upon the signing of the Merger agreement, the Company entered into a loan agreement (the "Note") to borrow $750,000, payable July 30, 2000, together with interest at 10% per annum, from Surge. The Note will automatically be cancelled upon the close of the Merger. In the event the Merger is not consummated by July 30, 2000 or until otherwise extended by mutual consent of the parties, the Note will be convertible into a number of shares equal to a pre-money, Company valuation of $15 million.

                See accompanying notes to financial statements.

                                     ANNEX A

                                     ANNEX B

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       of
                             SUPERUS HOLDINGS, INC.
                             ----------------------
                            (a Delaware corporation)


                                   * * * * * *


                  Superus Holdings, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of the Corporation, by unanimous written consent, adopted resolutions proposing and declaring advisable the filing of an Amended and Restated Certificate of Incorporation of the Corporation, setting forth various amendments and provisions to the terms of the capital stock of the Corporation and to the rights of stockholders, said Amended and Restated Certificate of Incorporation replacing in its entirety the existing Certificate of Incorporation, and said Amended and Restated Certificate of Incorporation to be and read as follows:

                  ARTICLE FIRST: The name of the corporation is:
                                 SUPERUS HOLDINGS, INC.

                  ARTICLE SECOND: The location of the registered office of the Corporation in the State of Delaware is at 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of the registered agent of the Corporation in the State of Delaware at such address upon whom process against the Corporation may be served is Corporation Service Company.

                  ARTICLE THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                  ARTICLE FOURTH:

                  Section 1. Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is ONE HUNDRED FIFTY MILLION (150,000,000) shares of common stock of the par value of $.001 per share, said shares consisting of FIFTEEN MILLION (15,000,000) shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), ONE HUNDRED TWENTY FIVE MILLION (125,000,000) shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock"), and TEN MILLION (10,000,000) shares of preferred stock, par value $.001 per share (the "Preferred Stock"). The Class A Common Stock and the Class B Common Stock are sometimes collectively called the "Common Stock" and either shall sometimes be referred to as a class of Common Stock.

                  The Class A Common Stock, when issued, shall be considered issued in respect of Surge Components, Inc., and its affiliate organizations, (collectively "New Surge") and the Class B Common Stock, when issued, shall be considered issued in respect of the internet operations (the "Internet Operations") of Global DataTel, Inc, and MailEncrypt Inc., and of any other subsidiary of the Corporation whose assets and operating are categorized by the Board of Directors as "Internet Operations." The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares then outstanding or underlying certain convertible securities or otherwise reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of the class of Common Stock so affected.

                  Section 2. Common Stock. The rights, privileges, preferences and limitations of the shares of Common Stock are as follows:

                  Section 2.1 Dividends. Subject to any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on either class of Common Stock created thereby, dividends may be declared in accordance with Delaware law, and paid upon either class of Common Stock, upon the terms with respect to each such class, and subject to the limitations provided for below in this Subsection 2.1, as the Board of Directors may determine.

                           (a) Dividends on Class A Common Stock. Dividends on
Class A Common Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Surge Components Group Available Dividend Amount (as defined below).

                           (b) Dividends on Class B Common Stock. Dividends on
Class B Common Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Internet Operations Group Available Dividend Amount (as defined below).

                           (c) Discrimination in Dividends. The Board of
Directors, subject to the provisions of Subsections 2.1(a) and 2.1(b) above, may at any time declare and pay dividends exclusively on Class A Common Stock, exclusively on Class B Common Stock, or on both such classes, in equal or unequal amounts, notwithstanding the relative amounts of the Available Dividend Amount with respect to either Group, the amount of dividends previously declared on either class, the respective voting or liquidation rights of either class or any other factor.

                           (d) Stock Distributions. Except as permitted by
Subsections 2.1(a) and 2.1(b) above, the Board of Directors may declare and pay dividends or distributions of shares of Class A Common Stock or Class B Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock or Class B Common Stock) on shares of a class of Common Stock or shares of a class or series of preferred stock of the Corporation only as follows:

                               (i) dividends or distributions of shares of Class A Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock) may be made only on shares of Class A Common Stock or shares of preferred stock attributed to the Class A Common Stock;

                               (ii) dividends or distributions of shares of Class B Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class B Common Stock) may be made only on shares of Class B Common Stock or shares of preferred stock attributed to the Class B Common Stock;

                               (iii) dividends or distributions of shares of either class of Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of a class of Common Stock) on shares of any other class of Common Stock may be made at the discretion of the Board of Directors, but only if sufficient number of shares remain authorized for issuance upon conversion, exercise or exchange, as the case may be, thereunder.

                  Section 2.2 (a) Voting Rights. Except as otherwise specifically provided by law, by the terms of any outstanding class or series of preferred stock of the Corporation as may be designated from time to time or by any provision of this Amended and Restated Certificate of Incorporation restricting the power to vote on a specified matter to other stockholders, the entire voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall by law or by the provisions of the Certificate of Incorporation or Bylaws of the Corporation be entitled to vote, and both classes of Common Stock shall vote thereon together as a single class on all matters brought to the stockholders. The voting rights of the Common Stock shall be as follows:

                               (i) each outstanding share of Class A Common Stock shall have one vote; and

                               (ii) each outstanding share of Class B Common Stock shall have one vote.

                  If any matter shall be presented to the holders of Common Stock which adversely affects one particular Group, then such class shall be entitled to vote separately as a class with respect to such matter. If either class of

Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class shall, for purposes of such vote, be entitled to one vote on such matter. In addition to any provision of law or any provision of the Certificate of Incorporation entitling the holders of the outstanding shares of Class A Common Stock or Class B Common Stock to vote as a separate class, the Board of Directors may condition the approval of any matter submitted to stockholders on receipt of a separate vote of the holders of outstanding shares of Class A Common Stock or Class B Common Stock, or on any other class or series of stock.

                  Section 2.3 Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and of other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of any outstanding shares of preferred stock of the Corporation are entitled (regardless of the Group to which such shares of preferred stock were attributed), the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive the assets, if any, of the Corporation remaining for distribution to holders of Common Stock on a per share pro rata basis. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation or cause the dissolution of the Corporation for purposes of this subsection.

                  If the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of Class A Common Stock or Class B Common Stock, or declare a dividend in shares of either class to holders of such class, the per share liquidation rights of either class of Common Stock specified in the preceding paragraph, as adjusted from time to time, shall be appropriately adjusted as determined by the Board of Directors in good faith, so as to avoid dilution in the aggregate, relative liquidation rights of the shares of any class of Common Stock.

                  Section 2.4 Conversion of the Class A Common Stock. For a period of six (6) months following the effective date of the acquisition of issuance of the Class B Common Stock, the Class A Common Stock is subject to voluntary conversion, at the discretion of the holder thereof, into Class B Common Stock at a conversion rate such that two (2) shares of Class A Common Stock shall be convertible into one share of Class B Common Stock.

                  Section 2.5 Mandatory and Optional Conversion and Redemption of Common Stock.

                           (a) Redemption and Right of Stockholders in Event of
Disposition of Either Group's Assets. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the securities of the subsidiaries of constituting a Group, or of the properties and assets attributed to either particular Group or (the Group whose assets or securities are being disposed of are herein referred to as the "Affected Group") to one or more persons or entities (other than a Disposition (w) by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with the dissolution, liquidation or winding up of the Corporation and the distribution of assets to stockholders as referred to in Subsection 2.3, (x) of the properties, assets and operations attributed to the Affected Group as contemplated by Subsections 2.5(c) and 2.5(d) or otherwise to all holders of shares of affected class of Common Stock attributable to the Affected Group (the "Affected Common Stock") divided among such holders on a pro rata basis in accordance with the number of shares of Affected Common Stock outstanding, (y) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (z) in connection with a Related Business Transaction in respect of the Affected Group), the Corporation shall, on or prior to the 95th Trading Day after the date of consummation of such Disposition (the "Disposition Date"), pay a dividend on the Affected Common Stock or redeem some or all of Affected Common Stock or convert Affected Common Stock into the other non-affected class of Common Stock (or another class or series of Common Stock of the Corporation), all as provided by the following Subsections 2.5(a)(i) and 2.5(a)(ii) and, to the extent applicable, as the Board of Directors shall have selected among such alternatives:

                               (i)     provided that there are funds of the
                                       Corporation legally available therefor:

                                       (1) pay to the holders of the shares of
                                           Affected Common Stock a dividend pro
                                           rata in accordance with the number of
                                           shares of Affected Common Stock held
                                           by each such holder, as the Board of
                                           Directors shall have declared subject
                                           to compliance with ARTICLE FOURTH,
                                           Section 2.1, in cash and/or in Common
                                           Stock, in other securities (other
                                           than a dividend of shares of a class
                                           of Common Stock) or other property
                                           having a Fair Value as
                                           of the Disposition Date in the
                                           aggregate equal to the Fair Value as
                                           of the Disposition Date of the Net
                                           Proceeds of such Disposition; or

                                       (2) (A) subject to the last sentence of
                                               this Subsection 2.5(a), if such
                                               disposition involves all (not
                                               merely substantially all) of the
                                               properties and assets attributed
                                               to the Affected Group, redeem or
                                               exchange as of the Redemption
                                               Date, all outstanding shares of
                                               Affected Common Stock in exchange
                                               for, on a pro rata basis, cash
                                               and/or for securities (other than
                                               shares of a class of Common
                                               Stock) or other property having a
                                               Fair Value as of the Disposition
                                               Date in the aggregate equal to
                                               the Fair Value as of the
                                               Disposition Date of the Net
                                               Proceeds of such Disposition; or

                                          (B)  subject to the last sentence of
                                               this Subsection 2.5(a), if such
                                               Disposition involves
                                               substantially all (but not all)
                                               of the properties and assets
                                               attributed to the Affected Group,
                                               redeem or exchange as of the
                                               Redemption Date, such number of
                                               whole shares of Affected Common
                                               Stock (which may be all, of such
                                               shares outstanding) as have in
                                               the aggregate an average Market
                                               Value during the period of ten
                                               consecutive Trading Days
                                               beginning on the 26th Trading Day
                                               immediately succeeding the
                                               Disposition Date which is closest
                                               to the Fair Value as of the
                                               Disposition Date of the Net
                                               Proceeds of such Disposition, in
                                               consideration for, on a pro rata
                                               basis, cash and/or securities
                                               (other than shares of a class of
                                               Common Stock) or other property
                                               having a Fair Value as of the
                                               Disposition Date in the aggregate
                                               equal to such Fair Value of the
                                               Net Proceeds; or

                               (ii) declare that each outstanding share of Affected Common Stock shall be converted as of the Conversion Date into a number of fully paid and nonassessable shares of the non-affected class of Common Stock (or, if the non-affected class is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation are then Publicly Traded, then of such other class or series of the common stock of the Corporation as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion equal) to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of Affected Common Stock over the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date to the average Market Value of one share of non-affected class of Common Stock (or such other class or series of common stock) over the same ten Trading Day period.

                           Notwithstanding the foregoing provisions of this
subsection, the Corporation shall redeem shares of a class of Common Stock as provided by Subsection 2.5(a)(i)(2)(A) or (B) only to the extent of the Affected Group's Available Dividend Amount as of the Redemption Date.

                  For purposes of this Section 2.5(a): (i) as of any date, "substantially all of the properties and assets" attributed to the Affected Group shall mean a portion of such properties and assets (w) that represents at least 80% of the Fair Value of the properties and assets attributed to the Affected Group as of such date, or (x) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets attributed to the Affected Group as of such date; (ii) in the case of a Disposition of the properties and assets attributed to the Affected Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and (iii) the Board of Directors may pay any dividend or redemption price referred to in Section 2.5(a) in cash, securities (other than shares of a class of Common Stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

                           (b) Actions Taken in Case of a Tax Event. In case of
a Tax Event, the Board of Directors, at its discretion, may at any time declare that each outstanding share of either class of Common Stock shall be converted, as of the Conversion Date, into such number of fully paid and non-assessable shares of the other outstanding class of Common Stock, equal to the Market Value of the class of Common Stock being converted over the 20 day Trading Day period prior to discovery of the Tax Event, divided into the Market Value of the class being converted into over the same Trading Day period.

                           In the event that there are not sufficient number of
shares of either class available for issuance upon conversion in the case of a Tax Event as set forth in this Subsection 2.5(b), then the Board of Directors may, by resolution and at its sole discretion and without shareholder approval, amend, revise or restate ARTICLE FOURTH of this Ammended and Restated Certificate of Incorporation so as to (i) increase or decrease the number of shares of either class of Common Stock authorized for issuance, (ii) increase the total number of authorized shares of all classes of stock, (iii) create or designate such additional classes of stock and/or (iv) take all such other actions as the Board of Directors deems necessary, to issue stock under this Subsection 2.5(b) in case of a Tax Event.

                           (c) Notice and Related Provisions

                                    (i) Not later than the 30th Trading Day
following consummation of a Disposition referred to in Subsection 2.5(a), the Corporation shall announce publicly by press release (1) the estimated Net Proceeds of such Disposition, (2) the number of shares outstanding of the class of Common Stock relating to the Group subject to such Disposition, and (3) the number of shares of such Class of Affected Common Stock, into or for which Convertible Securities were then convertible exchangeable or exercisable, and the conversion, exchange or exercise price thereof.

                                    (ii) The Corporation shall not be required
to issue or deliver fractional shares of any capital stock or of any other securities to any holder of either class of Common Stock upon any conversion, redemption, dividend or other distribution pursuant to the redemption or conversion provisions herein. If more than one share of either class of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If fractional shares of any capital stock or of any other securities would be required to be issued or distributed to the holders of either class of Common Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof (without interest).

                                    (iii) No adjustments in respect of dividends
shall be made upon the conversion or redemption of any shares of either class of Common Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of either class of Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such class of Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

                                    (iv) Before any holder of shares of either
class of Common Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such class of Common Stock pursuant to Subsection 2.5(a) such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of Common Stock deliver to the person for whose account such shares of Common Stock were so surrendered, or to such person's nominee or nominees, the cash and/ or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares, in each case without interest. If less than all of the shares of either class of Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of such class of Common Stock not redeemed.

                                    (v) From and after any applicable Conversion
Date or Redemption Date, as the case may be, all rights of a holder of shares of either class of Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of Common Stock as required by Subsection 2.5(c)(iv) above, to receive the cash and/or the certificates or instruments representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by Subsection 2.5(c)(ii) above (which shall be held by the Corporation for the holder of such shares of Common Stock that were redeemed until the receipt of certificates representing such shares of Common Stock as provided above), and rights to dividends as provided in Subsection 2.5(c)(iii), in each case without interest. No holder of a certificate that immediately prior to the applicable Conversion Date or Redemption Date represented shares of a class of Common Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which such class of Common Stock was converted or redeemed until the surrender as required by this Section of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Subject to applicable escheat and similar laws, upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Corporation as of a record date after the Conversion Date or Redemption Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, the Corporation shall, however, be entitled to treat the certificates for a class of Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of such class of Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

                                    (vi) The Board of Directors may establish
such rules and requirements to facilitate the effectuation of the transactions contemplated by this ARTICLE FOURTH as the Board of Directors shall determine to be appropriate.

                           (d) Application of the Provisions of ARTICLE FOURTH -
Certain Determinations by the Board of Directors. The Board of Directors shall make such determinations with respect to the businesses, assets, properties and liabilities to be attributed to the Groups, the application of the provisions of the Certificate of Incorporation to transactions to be engaged in by the Corporation and the voting powers, preferences and relative, participating, optional and other special rights of the holders of either class of Common Stock, and the qualifications and restrictions thereon, provided by the Certificate of Incorporation as may be or become necessary or appropriate to the exercise of such powers, preferences and relative, participating, optional and other special rights, including, without limiting the foregoing, the determinations referred to in this Section 2. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

                                    (i) Upon any acquisition by the Corporation
or its subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of the Surge Components Group or the Internet Operations Group, as the case may be, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of the Surge Components Group or the Internet Operations Group or that an interest therein shall be partly for the benefit of the Surge Components Group and partly for the benefit of the Internet Operations Group and, accordingly, shall be attributed to the appropriate Group, as the case may be.

                                    (ii) Upon any issuance of any shares of any
class or series of preferred stock of the Corporation, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock in the business of the Surge Components Group or the Internet Operations Group and any other relevant factors, the shares so issued entirely to the Surge Components Group or entirely to the Internet Operations Group or partly to the Surge Components Group and partly to the Internet Operations Group in such proportion as the Board of Directors shall determine.

                                    (iii) Upon any redemption or repurchase by
the Corporation or any subsidiary thereof of shares of preferred stock of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors may determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the Surge Components Group and which, if any, of such shares, other securities or debt obligations shall be attributed to the Internet Operations Group and, accordingly, how many of the shares of such class or series of preferred stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to the Surge Components Group or the Internet Operations Group.

                                    (iv) Notwithstanding the foregoing
provisions or any other provision of the Certificate of Incorporation, at any time when there are not outstanding both (1) one or more shares of Class A Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class A Common Stock and (2) one or more shares of Class B Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class B Common Stock, the Corporation need not (A) attribute any of the assets or liabilities of the Corporation or any of its subsidiaries to the Surge Components Group or the Internet Operations Group or (B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Article, and in such circumstances the holders of the shares of Class A Common Stock and Class B Common Stock outstanding, as the case may be, shall (unless otherwise specifically provided by the Certificate of Incorporation) be entitled to all the voting powers, preferences and relative, participating, optional and other special rights of both classes of Common Stock without differentiation between the Class A Common Stock and the Class B Common Stock.

                           (e) Board Determinations Binding. Subject to
applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this ARTICLE FOURTH otherwise in furtherance of the application of this Section 2, shall be final and binding on all stockholders. In absence of any specific Board determinations made, then the Group whose assets or securities have been issued in connection with the transaction, shall be the Group to whom such acquisition is attributed.

                  Section 3. Preferred Stock. The Preferred Stock, par value $.001 per share, may be issued from time to time in one or more series, each with such distinctive designation as may be stated in the Certificate of Incorporation or in any amendment hereto, or in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of the Certificate of Incorporation, for each such series the number of shares constituting such series and the designation and the voting powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by the Board of Directors or a duly authorized committee thereof under the General Corporation Law of the State of Delaware.

                  ARTICLE FIFTH. As used in the Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this Article FIFTH, a "contribution" or "transfer" of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

                  (a) "Available Dividend Amount" shall mean, as the context requires, a reference to the Surge Components Group Available Dividend Amount or the Internet Operations Group Available Dividend Amount.

                  (b) "Internet Operations Group" shall mean, as of any date:

                      (i) the interest of the Corporation on such date in Global DataTel, Inc., MailEncrypt, Inc. and any other e-commerce or Internet-related operation, any successor companies, and all of the businesses, assets and liabilities of the such entities and any subsidiaries thereof;

                      (ii) all assets and liabilities of the Corporation and its subsidiaries attributed by the Board of Directors to the Internet Operations Group, and all other assets of the Corporation not specifically designated by the Board of Directors as Surge Components Group whether or not such assets or liabilities are or were also assets and liabilities of the Internet Operations Group companies;

                      (iii) all businesses, assets, properties and liabilities transferred to the Internet Operations Group from the Surge Components Group pursuant to transactions in the ordinary course of business of the Internet Operations Group and the Surge Components Group or otherwise as the Board of Directors may have directed as permitted by the Certificate of Incorporation;

                      (iv) all properties and assets transferred to the Internet Operations Group from the Surge Components Group in connection with an increase in the Number of Internet Operations Designated Shares; and

                      (v) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Internet Operations Group, as determined by the Board of Directors as contemplated by in this Certificate of Incorporation;

                  provided that from and after any transfer of any assets or properties from the Internet Operations Group to the Surge Components Group, the Internet Operations Group shall no longer include such assets or properties so transferred.

                  (c) "Internet Operations Group Available Dividend Amount" shall mean, on any date, either:

                      (i)(x) an amount equal to the fair market value of the total assets attributed to the Internet Operations Group less the total liabilities attributed to the Internet Operations Group (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining Superus Holdings Earnings (Loss) Attributable to the Internet Operations Group, minus
(y) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of Class B Common Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to the Internet Operations Group, or

                      (ii) in case the total amount calculated pursuant to clause (i)(x) above is not a positive number, an amount equal to Superus Holdings Earnings (Loss) Attributable to the Internet Operations Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                  Notwithstanding the foregoing provisions of this Subsection
(c), and consistent with ARTICLE FOURTH, at any time when there are not outstanding both (A) one or more shares of Class A Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class A Common Stock and (B) one or more shares of Class B Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class B Common Stock, the Available Dividend Amount, on any calculation date during such time period, with respect to the Class A Common Stock or the Class B Common Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

                  (d) "Convertible Securities" shall mean, as of any date, any securities of the Corporation or of any subsidiary thereof (other than shares of a class of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of either class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events; provided that securities shall only be Convertible Securities in respect of the number of shares of Common Stock into or for which such securities are then convertible, exchangeable or exercisable.

                  (e) "Disposition" shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

                  (f) "Fair Value" shall mean, (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least three months, the Market Value thereof (if such Market Value, as so defined, can be determined); (ii) in the case of an equity security or debt security that has not been Publicly Traded for at least 15 months or the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is, as determined in the good faith judgment of the Board of Directors, available to make such determination, in good faith by the Board of Directors; (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and (iv) in the case of property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

                  (g) "Group" shall mean, as of any date, the Surge Components Group or the Internet Operations Group, as the case may be.

                  (h) "Market Capitalization" of any class or series of capital stock on any date shall mean the product of (i) the Market Value of one share of such class or series of capital stock on such date and (ii) the number of shares of such class or series of capital stock outstanding on such date.

                  (i) "Market Value" of a share of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the Nasdaq National Market or Nasdaq SmallCap Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National or SmallCap Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series as set forth in clause (ii) of the definition of Fair Value; provided that, for purposes of determining the "Market Value" of a share of any class or series of capital stock for any period, (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

                  (j) "Net Proceeds" shall mean, as of any date with respect to any Disposition of any of the properties and assets attributed to the either Group, as the case may be, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (i) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the other Group) in respect of such Disposition or in respect of any resulting dividend or redemption (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iii) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to such Group. For purposes of this definition, any properties and assets attributed to the Group, the properties and assets of which are subject to such Disposition, remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such properties and assets.

                  (k) "Number of Internet Operations Designated Shares" shall be, as of the date of effectiveness of the Amended and Restated Certificate of Incorporation, zero; provided, however, that the "Number of Internet Operations Designated Shares" shall from time to time thereafter be:

                      (i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the Class B Common Stock or any dividend or other distribution of shares of Class B Common Stock to holders of shares of Class B Common Stock or any reclassification of Class B Common Stock;

                      (ii) decreased (but to not less than zero), if before such adjustment such number is greater than zero, by action of the Board of Directors by (1) the number of shares of Class B Common Stock issued or sold by the Corporation that, immediately prior to such issuance or sale, were included in the Number of Internet Operations Designated Shares, (2) the number of shares of Class B Common Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Internet Operations Designated Shares, (3) the number of shares of Internet Operations Stock issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Class A Common Stock,
(4) the number of shares of Class B Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Class A Common Stock, and
(5) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (A) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the Internet Operations Group to the Surge Components Group in consideration for a reduction in the Number of Internet Operations Designated Shares divided by (B) the average Market Value of one share of Class B Common Stock during the 20-Trading Day period ending on the date immediately prior to the date of such transfer; and

                      (iii) increased by the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (A) the Fair Value of properties or assets (including cash) theretofore attributed as provided by ARTICLE FIFTH, Subsection (m) to the Class A Common Group that are contributed to the Internet Operations Group in consideration of an increase in the Number of Internet Operations Designated Shares divided by (B) the average Market Value of one share of Class B Common Stock during the 20-Trading Day period ending on the date immediately prior to the date of such contribution.

                  (l) "Surge Components Group" shall mean, as of any date:

                      (i) the interest of the Corporation or any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities of the Corporation or any of its subsidiaries (and any successor companies), other than any businesses, assets, properties and liabilities attributed in accordance with this Article to the Internet Operations Group;

                      (ii) all businesses, assets, properties and liabilities transferred to the Surge Components Group from the Internet Operations Group, pursuant to transactions in the ordinary course of business of the Surge Components Group and the Internet Operations Group or otherwise as the Board of Directors may have directed as permitted by this Amended and Restated Certificate of Incorporation;

                      (iii) all properties and assets transferred to the Surge Components Group from the Internet Operations Group in connection with a reduction of the Number of Internet Operations Designated Shares; and

                      (iv) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Surge Components Group, as determined by the Board of Directors as contemplated by this Amended and Restated Certificate of Incorporation.

provided that from and after any transfer of any assets or properties from the Surge Components Group to the Internet Operations Group, the Surge Components Group shall no longer include such assets or properties so transferred.

                  (m) "Surge Components Group Available Dividend Amount" shall mean, on any date, either:

                  (x)(i) the amount equal to the fair market value of the total assets attributed to the Surge Components Group less the total liabilities attributed to the Surge Components Group (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining Superus Holdings Earnings
(Loss) Attributable to the Surge Components Group, minus (ii) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of Class A Common Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to the Surge Components Group, or

                  (y) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Superus Holdings Earnings
(Loss) Attributable to the Surge Components Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                  Notwithstanding the foregoing provisions of this definition, and consistent with this Amended and Restated Certificate of Incorporation, at any time when there are not outstanding both (i) one or more shares of Class A Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class A Common Stock and (ii) one or more shares of Class B Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class B Common Stock, the Available Dividend Amount on any calculation date during such time period, with respect to the Class A Common Stock or the Class B Common Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

                  (n) "Superus Holdings Earnings (Loss) Attributable to the Internet Operations Group" shall mean, for any period through any date, (i) the net income or loss of the Internet Operations Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Internet Operations Group on a basis substantially consistent with attributions of income and expense made in the calculation of Superus Holdings Earnings
(Loss) Attributable to the Surge Components Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, reduced (or increased, as the case may be) by (ii) the aggregate amount of consolidated allowable tax benefits for federal income tax purposes generated by the Internet Operations Group for such period which can not be utilized by the Internet Operations Group but can be utilized by the Corporation on a consolidated basis for such period to the extent such amount was included in the calculation of net income or loss under clause (i) for such period ("Excludable Internet Operations Tax Benefits") (provided that the amount referred to in clause (i) shall be reduced (or increased) only to the extent the cumulative amount of Excludable Internet Operations Tax Benefits from July 1, 1998 exceeds $25 million).

                  (o) "Superus Holdings Earnings (Loss) Attributable to the Surge Components Group" shall mean, for any period through any date, (i) the net income or loss of the Surge Components Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Surge Components Group on a basis substantially consistent with attributions of income and expense made in the calculation of Superus Holdings Earnings (Loss) Attributable to the Internet Operations Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, increased by (ii) the amount reducing Superus Holdings Earnings
(Loss) Attributable to the Internet Operations Group for such period pursuant to clause (ii) of Subparagraph (n) above.

                  (p) "Publicly Traded" with respect to any security shall mean that such security is (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or listed on The Nasdaq Stock SmallCap Market, or Nasdaq National Market System (or any successor market system).

                  (q) "Redemption Date" shall mean the date fixed by the Board of Directors as the effective date for a redemption of shares of either class of Common Stock, as set forth in a notice to holders thereof in accordance with Delaware law and this Certificate of Incorporation.

                  (r) "Related Business Transaction" means any Disposition of all or substantially all the properties and assets attributed to either of the Groups, as the case may be, in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is engaged primarily or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the Board of Directors.

                  (s) "Tax Event" shall mean the receipt by the Corporation of an opinion of tax counsel to the Corporation experienced in such matters, who shall not be an officer or employee of the Corporation or any of its affiliates, that, as a result of any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any announced proposed change by an applicable legislative committee or the chair thereof in such laws or by an administrative agency in such regulations), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (i) the Corporation or its stockholders is or, at any time in the future, will be subject to tax upon the issuance of shares of either Class A Common Stock or Class B Common Stock or (ii) either Class A Common Stock or Class B Common Stock is not or, at any time in the future, will not be treated solely as stock of the Corporation. For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

                  (t) "Trading Day" shall mean each weekday other than any day on which the relevant class of common stock of the Corporation is not traded on any national securities exchange or on The Nasdaq Stock Market or in the over-the-counter market.

                  ARTICLE SIXTH: The Board of Directors of the Corporation shall expressly have the initial power and authorization to make, alter and repeal the By-Laws of the Corporation, subject to the reserved power of the stockholders to make, alter and repeal any By-Laws adopted by the Board of Directors. Unless and except to the extent required by the By-Laws of the Corporation, elections of directors need not be by written ballot. The provisions of the By-Laws of the Corporation may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of 66 2/3% of the total voting power of all outstanding shares of capital stock of the Corporation.

                  ARTICLE SEVENTH: Meetings of stockholders may be held within or without the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

                  ARTICLE EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. The provisions of this Amended and Restated Certificate of Incorporation may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of 66 2/3% of the total voting power of and outstanding shares of capital stock of the Corporation.

                  ARTICLE NINTH: Any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                  ARTICLE TENTH: Any and all directors of the Corporation shall not be liable to the Corporation or any stockholder thereof for monetary damages for breach of fiduciary duty as director except as otherwise required by law. No amendment to or repeal of this ARTICLE TENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

                  ARTICLE ELEVENTH: Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by or such lesser period as permitted by the appropriate escheat laws the stockholder entitled thereto for a period of six years after the close of business on the payment date shall be and be deemed to be extinguished and abandoned; such unclaimed dividends in the possession of the Corporation, its transfer agents, or other agents or depositories shall at such time become the absolute property of the Corporation, free and clear of any and all claims for any person whatsoever.

                  ARTICLE TWELFTH: Each person who at any time is or shall have been a director or officer of the Corporation or any employee who acted on behalf of such person or the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is, or the person or the person's testator or intestate was, a director, officer, employee or agent of the Corporation, or served at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint, venture, trust or other enterprise, shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such threatened, pending or completed action, suit or proceeding to the full extent authorized under Section 145 of the General Corporation Law of the State of Delaware. Any such payment of expenses to any director or officer for indemnification under this ARTICLE in advance of a final disposition, shall be made only upon a receipt of an undertaking (if reasonably required by the Board of Directors) by the director or officer to repay all amounts advances if it should be ultimately determined that the director or officer is not entitled to be so indemnified. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such director or officer may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

                  ARTICLE THIRTEENTH: In the event that it is proposed that the Corporation enter into a merger or consolidation with any other corporation, or that the Corporation sell, lease or exchange all or substantially all of its assets or business to such other corporation, the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding shares of capital stock of the Corporation shall be required for the approval of any such proposal.


                  SECOND: That thereafter, pursuant to Resolution of its Board of Directors, the Stockholders of the Corporation, by unanimous written consent in lieu of a special meeting pursuant to Section 228 and 242, of the General Corporation Law of the State of Delaware, the necessary number of shares as required by said Statute were voted in favor of the above amendments as set forth in the foregoing Amended and Restated Certificate of Incorporation.

                  THIRD: That said amendments were adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                                              SUPERUS HOLDINGS, INC.

                                     ANNEX C







                            ASSET PURCHASE AGREEMENT







                                  BY AND AMONG

                             SURGE COMPONENTS, INC.,

                             GDIS ACQUISITION CORP.,
          a wholly-owned Delaware subsidiary of Surge Components, Inc.,

                                    as Buyer,

                                       and

                              GLOBAL DATATEL, INC.,

                                    as Seller








                                December 8, 1999

                    EXHIBITS TO THE ASSET PURCHASE AGREEMENT
                          AMONG SURGE COMPONENTS, INC.,
                 GDIS ACQUISITION CORP. AND GLOBAL DATATEL, INC.



Exhibit No.         Description
-----------         -----------
3(b)                Form of Escrow Agreement

3(d)(1)             Form of Employment Agreement

3(d)(2)             Form of Amendment to Levy and Lubman Employment Agreements

13(i)               Form of Affiliate Agreement

14(f)               Form of the Seller's Legal Opinion

14(s)               Form of Non-Competition Agreement

16(c)               Form of the Buyer's Legal Opinion

                    SCHEDULES TO THE ASSET PURCHASE AGREEMENT
                          AMONG SURGE COMPONENTS, INC.,
                 GDIS ACQUISITION CORP. AND GLOBAL DATATEL, INC.


Schedule No.                Description
------------                -----------

1                           Assets of Seller
3(d)(i)                     Employment Agreements
3(h)                        Use of Proceeds
4(b)                        The Excluded Assets
5(a)                        Assumed Liabilities
7(a)                        Exceptions to Title
7(d)                        Seller Subsidiaries
7(e)                        SEC Documents
7(i)                        Legal Proceedings; Claims
7(j)                        Trade Names and Trademarks, etc.
7(k)                        Patents, etc.
7(l)                        Material Agreements, Contracts, Commitments,
                                Obligations and Understandings
7(m)                        Violations or Restrictions
7(n)                        Court Orders and Decrees
7(p)                        Governmental Licenses, Permits, Etc.
7(q)                        Environmental Claims
7(r)                        Employee Benefit Plans
7(u)                        The Seller's Undisclosed Liabilities and Conditions
7(v)                        Compliance with Laws
7(x)                        Changes Outside of Ordinary Course
7(z)                        Non-Cancelable Labor Contracts
7(aa)                       Customer Lists
7(cc)                       Insurance
7(dd)                       Right's of Third Parties
8(e)                        Surge Subsidiaries
8(g)                        Surge Taxes
8(i)                        Surge Conflicts
13(i)                       Affiliate Agreements
14(s)                       Non-Competition Agreements

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT (the "Agreement") dated as of December 8, 1999 by and among Surge Components, Inc., a New York corporation ("Surge"), GDIS Acquisition Corp., a Delaware subsidiary of Surge (the "Buyer") and Global Datatel, Inc., a Nevada corporation (the "Seller").

                              W I T N E S S E T H:

         WHEREAS, the Buyer is a wholly-owned subsidiary of Surge;

         WHEREAS, Surge, the Buyer and the Seller have previously entered into a Merger Agreement and Plan of Organization, dated as of October 8, 1999 (the "Merger Agreement"), which the parties desire to terminate and replace with this Agreement, leaving the loan documents executed pursuant to the Merger Agreement in full force and effect;

         WHEREAS, the Seller has been engaged in providing to large system Latin American integration projects, and through eHola.com, a wholly-owned subsidiary, is a Latin American ISP multilingual portal (the "Business"), which Business shall cease as currently organized and be reconstituted as a new business of the Buyer; and

         WHEREAS, the Seller wishes to sell and the Buyer wishes to purchase all of the tangible and intangible assets associated with the Business (the "Assets"), and certain liabilities incurred by the Seller in the ordinary course of its Business (the "Assumed Liabilities" as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties and mutual covenants appearing in this Agreement, the parties hereto hereby agree as follows:

         Section 1.  Sale and Purchase of Assets.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) effective as of the Effective Date (as hereinafter defined), the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire, accept and take possession of all of the Seller's right, title and interest in and to all of the Assets and Assumed Liabilities of the Seller (the "Acquisition") described in the Schedules attached to this Agreement, except for the Excluded Assets described in Section 4 below.

         (b) The Buyer shall not assume, accept or undertake nor be responsible for any obligations, commitments, duties, debts, or liabilities of any kind or nature whatsoever, other than the Assumed Liabilities as defined below in
Section 5, whether or not relating in any way to the operation of the Business whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events, transactions, or facts occurring on or prior to the Effective Date.

         Section 2. Purchase Price. In full consideration for the sale, transfer, conveyance, assignment and delivery of the Assets by the Seller to the Buyer and in reliance upon the representations and warranties made herein by the Seller and for other consideration set forth herein, the Buyer hereby agrees to pay to the Seller at the Closing (as hereinafter defined) a purchase price (the "Purchase Price") of 239,000 shares of Surge's Series A Redeemable Convertible Preferred Stock, $.001 par value ("Surge Class A Preferred Stock"). The common share exchange ratio shall be one hundred (100) shares of Seller's common stock for one (1) share of Surge Class A Preferred Stock. Following approval of Surge's stockholders, as described in Section 3(e) below, each share of Surge Class A Preferred Stock will automatically be converted into and shall vote on an as converted basis for 100 shares of Surge's Class B Common Stock.

         Surge's existing Common Stock, $.001 par value, shall be redesignated as "Class A Common Stock". The Class A Common Stock shall have the same rights and preferences and otherwise be the same as the existing Common Stock, except that the holders of each two shares of Class A Common Stock issued and outstanding after the Effective Date, subject to the terms and conditions of this Agreement, shall have the right to receive and become exchangeable for, one share of Class B Common Stock following the Effective Date. Other than the exchange ratio between the Class A and Class B Common Stock, the two classes shall be treated on a pari passu basis and have the same rights and preferences of each other, with each having one vote per share and sharing proportionately to their respective number of shares in dividends declared by Surge and in the assets of Surge upon liquidation or dissolution. It is expected that Surge's stockholders will approve a forward stock split as part of the recapitalization on the Effective Date. For purposes of this Agreement, all share and per share amounts on or after the Effective Date give pro forma effect to such proposed stock split. The Class B Common Stock when issued in exchange for the Surge Class A Preferred Stock shall be a tracking stock, intended to be separately listed on NASDAQ. The Surge Class A Preferred Stock and when issued, the Class B Common Stock shall represent only the assets of the Seller which are being purchased by the Buyer and the Business and financial condition of the Buyer after the Closing Date.

         Section 3. Description of Components of Purchase Price, Terms of the Acquisition and Securities of Surge, Buyer and Seller.

         (a)      Payment of Purchase Price to the Seller at Closing.

         Upon the completion by the parties of their respective closing conditions under this Agreement (unless waived in writing by the parties hereto), the Buyer shall pay to the Seller the Purchase Price, payable in stock as described below, in exchange for delivery of the Assets at the Closing.

         (b)      Purchase Price and other Securities to be Held in Escrow.

         At the Closing, Buyer shall deposit all 239,000 shares of Surge Class A Preferred Stock with the Escrow Agent in accordance with the form of Escrow Agreement attached as Exhibit 3(b). All of the shares held by the Escrow Agent, and any interest or dividends thereon, are referred to herein as the "Escrow Shares." The Escrow Shares shall be made available to Seller upon the completion of the Post-Closing audit and due diligence conditions defined as Post-Closing Compliance in Section 6(b) below. Upon shareholder approval, the Class B Common Stock shall have the same voting rights as the Class A Common Stock

         (c)      [Intentionally left blank]

         (d)      Employment Agreements; Non-Competition Agreements.

         In addition to the purchase and sale of the Assets as described above, prior to the Effective Date, each of the persons listed on Schedule 3(d)(i) shall have executed and delivered Employment Agreements with the Buyer in the form annexed hereto as Exhibit 3(d)(1); and Ira Levy and Steven Lubman each shall enter into an amendment to their Employment Agreements with Surge in the form annexed hereto as Exhibit 3(d)(2) and in accordance with the letter agreements dated October 8, 1999 executed by Messrs. Levy and Lubman with Surge and the Seller.

         (e)      Effective Date of the Sale.

         The parties hereto agree that the Closing of the Acquisition shall be conditioned upon Surge and the Seller subsequently obtaining the required vote of their Shareholders at special meetings of shareholders (the "Special Meetings"), which shall be deemed the "Effective Date." The parties to this Agreement hereby agree to file with the Securities and Exchange Commission (the "SEC"), a joint proxy statement/prospectus to Seller's and Surge's shareholders as soon as possible following the Closing and use their best efforts to have it declared effective by the SEC promptly and thereafter hold the Special Meeting as soon as legally permitted to do so.

         (f)      Treatment of Outstanding Surge Securities.

                  (i) At the Effective Date, each two issued and outstanding shares of Surge Common Stock, designated as Class A Common Stock shall be convertible by the holders, at their sole discretion, into one share of Class B Common Stock.

                  (ii) At the Effective Date, each unexercised Class A Common Stock Warrant (the "Class A Warrants") of Surge, exercisable at $5.00 per share, callable when the Class A Common Stock trades at or above $7.00 per share and expiring on July 31, 2003 issued and outstanding at the Effective Date, subject to the terms and conditions of this Agreement, shall be exercisable at $5.00 per warrant for one share of Class B Common Stock and shall be callable if Class B Common Stock trades at or above $7.00 per share.

                  (iii) each option to purchase shares of Surge Common Stock (the "Company Options") issued pursuant to Surge's 1995 Employee Stock Option Plan, as amended (the "Company Plan"), but exclusive of the 5,300,000 options granted in December 1998 in connection with the terminated merger with Orbit Network Inc. (the "Orbit Options"), all of which issued and outstanding Company Options are set forth on Schedule 3(f)(ii) hereto shall, at the Effective Date, except the Orbit Options as set forth below, maintain the same terms and conditions and in addition each two options shall be exercisable for one share of Class B Common Stock.

                  (iv) The above-mentioned 5,300,000 Orbit Options shall become fully vested and exercisable at the Effective Date, conditioned upon shareholder approval, to acquire an aggregate of 5,300,000 registered shares of Class B Common Stock at $2.00 per option. All shares of Class B Common Stock issuable upon exercise of the Orbit Options shall be registered with the SEC on a Form S-8 Registration Statement at or before the Effective Date. As soon as practicable following the Effective Date, but in no event later than three (3) days following the Effective Date, Surge shall deliver to holders of Orbit Options, amended option agreements representing the right to acquire shares of Class B Common Stock and otherwise on the same terms and conditions as contained in the outstanding Orbit Options. Surge shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Class B Common Stock for delivery upon exercise of the Orbit Options in accordance with this Section 3(f).

         (g)      Treatment of Seller Securities

                  (i) each 100 issued and outstanding shares of Common Stock, $.001 par value, of Seller ("Seller's Common Stock") shall be converted into the right to receive one share of Surge Class A Preferred Stock, $.001 par value. Each stock certificate of Seller evidencing ownership of any such shares of Seller's Common Stock shall continue to evidence ownership of such shares of Common Stock;

                  (ii) no fraction of a share of Surge Class A Preferred Stock (or underlying Class B Common Stock) will be issued, but in lieu thereof, each holder of shares of Seller's Common Stock who would otherwise be entitled to a fraction of a share of Surge Class A Preferred Stock (after aggregating all fractional shares of Surge Class A Preferred Stock to be received by such holder) shall be entitled to receive from Surge an amount of cash, without interest (rounded to the nearest whole cent), equal to the product of (i) such fraction, multiplied by, (ii) the average closing bid price of a share of Surge Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the Effective Date, as reported on Nasdaq or any exchange on which the Surge Common Stock may then be traded. A fractional interest shall not entitle the owner thereof to vote such interest or to any other rights as a security holder with respect to such interest; and

                  (iii) Seller has outstanding employee stock options to purchase 2,000,000 shares of Seller's Common Stock which are held by employees of Seller and its subsidiaries. These options are non-transferable other than to other employees of Seller and its subsidiaries and may not otherwise be assigned or hypothecated. These 2,000,000 Seller options shall be converted on the same 100 for 1 ratio set forth in subsection (1) above, into options to acquire Surge Class A Preferred Stock. All other options, warrants or other rights (collectively "Rights") to purchase Seller's Common Stock outstanding on the date hereof shall be terminated as of the Effective Date. Surge shall assume no obligations of the Seller arising with respect to the Rights not exercised prior to the Effective Date other than the 2,000,000 employee options described above.

         (h)      Bridge Loan, Re-Payment of Loan and Future Cash Realized.

                  (i) (A) The Seller has received a loan ("Bridge Loan") from Surge in the amount of $1,000,000 and evidenced by a subordinated convertible promissory note (the "Note") dated as of October 8, 1999. The Note is payable on June 1, 2000, however, pursuant to a letter dated December 1, 1999, Surge terminated the October 8, 1999 Merger Agreement and demanded repayment of the Note by January 1, 2000.

                      (B) The Bridge Loan is secured by a pledge (the "Pledge") by the Seller's President of the Seller's Common Stock pursuant to a Pledge Agreement dated as of October 8, 1999.

                      (C) The Bridge Loan is also secured by a Security Agreement from the Seller to Surge dated as of December 3, 1999, and evidenced by the filing of UCC-1 financing statements.

                  (ii) Immediately following the execution of this Agreement, Surge will attempt to raise up to $5 million (the "Private Placement") based on the proposed acquisition of Seller. It is hereby agreed by Seller and Surge that the minimum proceeds of such offering shall be $1 million. As soon as $1 million in cleared funds is raised, Surge shall be entitled to remove such funds from escrow in satisfaction of the Bridge Loan. The balance of the net proceeds, after payment of offering expenses, will be used in accordance with the attached
Schedule 3(h). The Private Placement will also provide that as long as the Private Placement has not been terminated by Surge as of January 1, 2000 and Surge has not yet been repaid the $1 million Bridge Loan, it will not seek to enforce the rights and remedies and seek repayment of the Bridge Loan.

                  (iii) In the event that the Bridge Loan has not been repaid and Surge is not otherwise seeking to enforce its rights and remedies, Surge shall be entitled to proceeds from the exercise of up to 3,479,600 outstanding Class A Warrants exercisable at $5.00 per share, as follows:

                        Surge will receive up to the first one million ($1,000,000) dollars (or such proportionately lesser amount if a portion of Bridge Loan has been repaid) plus accrued interest of any proceeds realized and thereafter Surge shall receive, on a pro rata basis with the Buyer, 28% of any net proceeds received, with the Buyer retaining 72% of any net proceeds received.

                        Surge shall have no obligations to fund the operations of Buyer or make any loans to Buyer other than the above-described payment of proceeds from Class A Warrant exercises. Surge will, however, cooperate with and assist the Board of Directors of Buyer in their efforts to seek financing for Buyer.

                  (iv) In the event that this Agreement is terminated or the Acquisition is not completed for any reason as set forth in Section 20 herein, or the Bridge Loan has not been repaid by January 1, 2000, the Bridge Loan shall be repaid by the Seller in accordance with terms and conditions of the Note. In the event that the Note is not repaid in accordance with its terms, Surge shall have all rights and remedies of a secured creditor under the Uniform Commercial Code and shall be entitled to such other rights and remedies set forth in the Pledge Agreement, the Security Agreement and Registration Rights Agreement.

         (i)      Surrender of Certificates.

                  (i) Exchange Agent. Prior to the Effective Date, Surge shall designate a bank or trust company reasonably acceptable to the Seller to act as exchange agent (the "Exchange Agent") in the exchange (the "Exchange"). Surge and Seller shall jointly pay all charges and expenses of Exchange Agent. The Exchange Agent will be entrusted with exchanging the Seller's Common Stock for Surge's Class A Preferred Stock and Class B Common Stock.

                  (ii) Surge to Provide Class B Common Stock. Upon the execution of this Agreement and the necessary filing(s) with the Secretary of State of New York, Surge shall deposit into an escrow account with the Exchange Agent for the benefit of the Seller's shareholders the aggregate number of shares of Surge Class A Preferred Stock (together with any dividends or distributions with respect thereto and cash to be paid pursuant to subsection g(iii) with respect to any fraction of a share of Surge Class A Preferred Stock) issuable pursuant to subsection 2 above in exchange for the shares of Seller's Common Stock. Upon the Effective Date and the conversion of the Class A Preferred Stock for Class B Common Stock, the Exchange Agent shall, pursuant to irrevocable instructions, deliver the aggregate number of shares of Class B Common Stock contemplated to be issued pursuant hereto out of such escrow account. The escrow account shall not be used for any other purpose.

                  (iii) Exchange Procedures. Promptly after the Effective Date, the Exchange Agent shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Date represented outstanding shares of Seller's Common Stock which, pursuant to the Exchange, were exchanged for Surge Class A Preferred Stock issued by Surge, pursuant to subsection 3(g), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Surge may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Surge Class A Preferred Stock. Upon surrender of a Certificate to the Exchange Agent or to such other agent or agents as may be appointed by Surge, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Class B Common Stock, plus cash in lieu of fractional shares of Class B Common Stock, in accordance with subsection g(iii) above and the Certificate so surrendered shall forthwith be owned in the name of Surge. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Class B Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto. Until so surrendered, each outstanding Certificate that, prior to the Effective Date, represented shares of Seller's Common Stock will be deemed from and after the Effective Date, for all corporate purposes, to represent solely (i) ownership of the number of full shares of Class B Common Stock into which such Seller's securities shall have been so exchanged, and (ii) the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with subsection g(iii) above.

         (j)      Distributions With Respect to Unexchanged Shares.

         No dividends or other distributions declared or made after the Effective Date with respect to Class B Common Stock with a record date after the Effective Date will be paid to the holder of any unsurrendered Certificate with respect to the shares of Class B Common Stock represented thereby until the holder of record of such Seller's Common Stock Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Class B Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such whole shares of Class B Common Stock.

         (k)      No Liability.

         Notwithstanding anything to the contrary in this Section 3(k), none of the Exchange Agent, Surge or any party hereto shall be liable to a holder of Seller's securities or Surge securities for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (l)      No Further Ownership Rights in Class B Common Stock.

         All shares of Class B Common Stock issued in exchange for shares of Seller's Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller's Common Stock, and there shall be no further registration of transfers on the records of Surge of shares of Seller's Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Seller for any reason, they shall be transferred to Surge.

         (m)      Lost, Stolen or Destroyed Certificates.

         In the event any certificates evidencing shares of Seller's Common Stock shall have been lost, stolen or destroyed, Seller shall issue in exchange for such lost, stolen or destroyed certificates, upon receiving notice from the holder thereof at least five (5) days before the Effective Date and upon the making of an affidavit in such form as is acceptable to the Seller and the Exchange Agent of that fact by such holder, new shares of Seller's Common Stock; provided, however, the Seller, as a condition precedent to the issuance thereof, shall require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made with respect to the certificates alleged to have been lost, stolen or destroyed. Subsequent to the issuance of new shares of Seller's Common Stock, such shares shall be surrendered to the Exchange Agent in accordance with subsection (i)(iii).

         (n)      Taking of Necessary Action; Further Action.

         If, at any time after the Effective Date, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Seller, the officers and directors of the Seller and the Buyer are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         (o)      Surge Board of Directors.

         The directors of Surge immediately prior to the Effective Date shall be the directors of Surge following the Effective Date, each to hold office for a term of three (3) years and otherwise in accordance with the Certificate of Incorporation and Bylaws of Surge. In addition, during such three (3) year period the Seller shall have the right to appoint one member of the Board of Directors of Surge. The officers of Surge and the Seller immediately prior to the Effective Date shall remain the respective officers of the companies, each to hold office for a term of three (3) years and in accordance with the Bylaws of Surge and the Seller, respectively.

         (p)      Dissenting Shares

                  (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Seller's Common Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Nevada Law and who, as of the Effective Date, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be exchanged for Class B Common Stock pursuant to subsection (g)(i), but the holder thereof shall only be entitled to such rights as are granted by Nevada Law.

                  (ii) Notwithstanding the provisions of subsection (i) above, if any holder of shares of Seller's Common Stock who demands appraisal of such shares under Nevada Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Date and the occurrence of such event, such holder's shares shall be exchanged for Class B Common Stock and cash in lieu of fractional shares as provided in subsection (g)(iii), without interest thereon, upon surrender of the certificate representing such shares pursuant to subsection (i)(iii).

                  (iii) The Seller shall give Surge (i) prompt notice of any written demands for appraisal of any shares of the Seller's Common Stock, withdrawals of such demands, and any other instruments served pursuant to Nevada Law and received by the Seller, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Nevada Law. The Seller and Buyer shall not, except with the prior written consent of Surge voluntarily make any payment with respect to any demands for appraisal of capital stock of the Seller or offer to settle or settle any such demands.

         Section 4.        Excluded Assets.

         Notwithstanding anything to the contrary contained in Section 1 hereof, Seller is not selling and Buyer is not purchasing any of the following, all of which shall be retained by the Seller (collectively, the "Excluded Assets").

         (a) Seller's minute books, tax returns and other corporate documents and employment records;

         (b) any of the assets listed in Schedule 4(b) attached hereto.

         (c) Surge and Buyer shall allow Seller and its representatives and professional advisers access to all business records of the Business that relate to conduct of the Business prior to Closing. Such access shall be related to a bona fide business interest of the Seller, and shall be conducted during normal business hours following forty-eight (48) hour advance notice of the need to review such records. Seller may also make and retain copies of any such business records it determines appropriate either before or after the Effective Date.

         Section 5. Assumed Liabilities. At the Effective Date, Buyer shall assume and thereafter pay when due and discharge, defend, indemnify and hold Seller harmless (in accordance with Section 9 of this Agreement) with respect to accounts payable not more than ninety (90) days old, and certain other obligations incurred in the ordinary course of business, which will be accrued as of the Effective Date and set forth on Schedule 5(a) attached hereto (the "Assumed Liabilities"). It is understood and agreed by the parties hereto that the Assets will be sold, conveyed, transferred and assigned to the Buyer at the Closing free and clear of all liens, charges and encumbrances whatsoever, excepting only the Assumed Liabilities, statutory liens, Surge's security interest and any prior security interest concerning the Assets. It is further understood and agreed by the parties hereto that except for the Assumed Liabilities in Schedule 5(a), the Buyer does not assume, accept or undertake any obligations, commitments, duties, debts or liabilities of any kind whatsoever (the "Obligations"), or otherwise (including, without limitation, any corporate sales of other business of Seller).

         Section 6.        Closing.

         (a) The closing of the Acquisition provided for in Section 1 of this Agreement (the "Closing") shall take place at the offices of Snow Becker Krauss P.C. at 605 Third Avenue, New York, New York 10158, simultaneous with the execution of this Agreement. The day on which the Closing occurs is sometimes hereinafter referred to as the "Closing Date."

         (b) Notwithstanding the Closing described in subsection 6(a) above, until such time as each of the conditions set forth in Sections 7(g), 13(c), 14(i) and 14(p) are satisfied and all Schedules and Exhibits to this Agreement are prepared and agreed to (collectively referred to herein as "Post-Closing Compliance"), this Agreement may be terminated by either the Seller or Surge without any penalty.

         Section 7. Representations and Warranties of the Seller. The Seller warrants and represents to the Buyer and Surge as follows:

         (a)      Title.

         Except as set forth in Schedule 7(a) of this Agreement, the Seller owns, and at the Closing shall have, good, valid, insurable and marketable title to the Assets and full right to transfer title to the Assets free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever, except the Assumed Liabilities, statutory liens and liabilities created by Buyer.

         Except as set forth in Schedule 7(a) of this Agreement, the sale, conveyance, transfer and delivery of the Assets by the Seller to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Assets to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever, except the Assumed Liabilities, statutory liens and liabilities created by Buyer.

         (b)      Capacity; Organization; Existence.

         The Seller has full capacity to enter into and perform under this Agreement, and all other agreements to be entered into in connection with the transactions contemplated hereby (the "Other Agreements") and to consummate such transactions; and no other consent or joinder of any other persons or corporations is required exclusive of the Seller's shareholders as set forth in
Section 13(c) below. This Agreement has been, and each of the Other Agreements executed by the Seller hereunder will at the Closing, be duly authorized, executed and delivered by the Seller. This Agreement constitutes, and each of the Other Agreements executed by the Seller will constitute, the legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles. The Seller is duly organized and validly existing under the laws of the State of Nevada. The Seller has full corporate power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Seller requires such qualification. The Seller has all necessary licenses and authority to operate its business as now being conducted.

         (c)      Seller Capital Structure.

         The authorized stock of Seller consists of 50,000,000 shares of Seller's Common Stock, and 1,000,000 shares of Preferred Stock, $.001 par value. As of the date of this Agreement, 23,450,000 shares of Seller's Common Stock have been issued and are outstanding, and no shares of Preferred Stock have been issued. Seller has reserved (i) no shares of Seller's Common Stock for issuance pursuant to Seller's 1998 Employee Stock Option Plan, of which as of December 1, 1999 options to purchase 2,000,000 shares were outstanding, all of which shall be canceled no later than the Effective Date, and no shares remained available for future grants. As of the date hereof, no shares of Seller's Common Stock are issuable upon the exercise of outstanding warrants. Other than as set forth in this Section 7(c), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Seller is a party or by which it is bound, obligating Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Seller or obligating the Seller to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The Seller's Common Stock, issued and outstanding is duly authorized, validly issued, fully paid and non- assessable.

         (d)      Subsidiaries.

         Except as set forth on Schedule 7(d) hereto, the Seller does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         (e)      SEC Documents; Seller Financial Statements.

                  (i) Except as set forth on Schedule 7(e), Seller has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act of 1933, as amended (the "Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and rules and regulations thereunder, except as noted in the comment letter from the Staff of the SEC dated November 26, 1999 (the "SEC Comment Letter"). In any event, Seller has represented to Buyer that immediately following the execution of this Agreement, Seller will withdraw its Form 10 Registration Statement from the SEC and de-register its securities under the Exchange Act. Seller has furnished or made available or will make available to Surge true and correct copies of all forms, statements, reports and documents filed by Seller with the SEC since January 1, 1999, including, without limitation, Seller's General Form For Registration of Securities on Form 10 filed on July 26, 1999, including the audited financial statements for the years ended December 31, 1997 and 1998, plus the unaudited financial statements for the period ended September 30, 1999 (all of the foregoing being collectively referred to as the "Seller SEC Documents"). As of their respective filing dates, the Seller SEC Documents complied in all material respects with the requirements of the Act and the Exchange Act, and the applicable rules and regulations of the SEC thereunder, as the case may be, except as noted in the SEC Comment Letter, and none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                        Since September 30, 1999, Seller has not suffered any Material Adverse Effect (as defined in Section 14(j) below) with respect to its business (financial or otherwise), and Seller has conducted its business only in the ordinary course and there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Seller's Common Stock or any repurchase, redemption or other acquisition by Seller of any other securities of Seller. Except as set forth on Schedule 7(e)(i) attached hereto, the financial statements of Seller, including the notes thereto, included in the Seller SEC Documents (the "Seller Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rules for such form) and present fairly the consolidated financial position of Seller at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments which will not be material in amount or significance) and, except as required to be filed pursuant to subsection (f)(i) below, do not include or omit to state any fact which renders the Seller Financial Statements hereunder misleading. There has been no change in Seller accounting policies except as described in the notes to the Seller Financial Statements.

                  (ii) Except as and to the extent shown or provided for in the Seller Financial Statements or notes and schedules thereto or as disclosed in any of the Schedules to this Agreement or such current liabilities as may have been incurred since September 30, 1999 in the ordinary course of business, to the extent quantified and reflected as a liability on the Seller's books and records, the Seller and its subsidiaries as at the date hereof have no liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise ) which might be or become a charge against the assets or liabilities of the Seller except as specifically provided pursuant to the terms of the agreement or understanding to which such liability or obligation relates; as of September 30, 1999, there was no asset used by the Seller in its operations that has not been reflected in the Seller Financial Statements, and except as set forth in the Seller Financial Statements, no assets have been acquired by the Seller since such date except in the ordinary course of business.

                  (iii) Except as disclosed in the Seller Financial Statements, there has been no decrease in stockholders' equity as compared with the amount shown for such stockholders' equity as at September 30, 1999 and no material adverse changes in the financial position of the Seller and its Subsidiaries, taken as a whole, since September 30, 1999.

         (f)      Updated Seller Financial Statements.

                  (i) As soon as practicable following the date of this Agreement, but no later than seven (7) days prior to the filing of Surge's proxy statement with the SEC for the special meeting to approve the Acquisition, Seller shall cause to be delivered to Surge, Seller's unaudited consolidated balance sheet as of the last day (the "Balance Sheet Date") of a month within 45 days of the delivery of such financial statements (e.g. October 31, 1999 until December 15, 1999) and the related unaudited statements of operations and cash flows for the period commencing January 1, 1999 and ending on the Balance Sheet Date as well as any and all audited and unaudited financial statements not previously filed with the SEC which are required to be filed in accordance with GAAP and the SEC's rules and regulations (collectively, the "Updated Seller Financials"). At such time as Updated Seller Financials are delivered, Seller will represent and warrant to the Buyer and Surge that Updated Seller Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. Updated Seller

Financials will present fairly the financial condition and operating results of Seller as of the dates and during the periods indicated therein.

                  (ii) The Updated Seller Financial Statements shall be subject to review by Surge and its accountants and consultants. The Updated Seller Financial Statements delivered prior to the Closing shall be accompanied by the Seller's auditors review statement. The Seller shall be responsible for the fees and expenses of the auditors for their services in connection with the Updated Seller Financial Statements. Surge shall be responsible for the fees of its own accountants in reviewing, but not preparing, the Updated Seller Financial Statements. Surge and/or its designees shall be permitted to participate in the review process, to observe all aspects of the review and to collaborate with the auditors in the preparation of the Updated Seller Financial Statements.

                  (iii) Following delivery of the Updated Seller Financial Statements to Surge, Surge shall be authorized to provide its designees with an opportunity to review the auditors work papers related to the financial statements and to discuss the same with the auditors' representatives. Surge shall have fifteen (15) days to review the Updated Seller Financial Statements and to give notice to the Seller of any disagreement regarding such statements (an "Objection Notice"). Absent such objection Notice, the Updated Seller Financial Statements as delivered shall be final and binding on the parties hereto.

                  (iv) If Surge files an Objection Notice in a timely manner and the parties are able to resolve such objections, the Updated Financial Statements (including any adjustments), as the case may be, as modified to resolve such objections, shall be binding on the parties hereto. If they are unable to reach agreement as to all differences within fifteen (15) days after the Seller's receipt of the Objection Notice, then the unresolved differences shall be resolved as provided in Section 24(m) hereof.

         (g)      Electronic Bulletin Board Listing.

         Seller's capital stock has traded on NASD's Over-the-Counter Electronic Bulletin Board, with a listing application pending with the AMEX and as soon as practicable following the execution of this Agreement will make applications to be de-listed for trading on the OTCBB, withdraw any pending application with AMEX, and withdraw its Exchange Act registration from the SEC.

         (h)      Year 2000 Compliance.

         The Seller shall demonstrate to Surge's satisfaction that it has taken reasonable steps to ensure that the Seller's primary computing system and software (i) will operate without substantial errors relating to date data, including any error relating to, or the product of, date data which represents or references different centuries or more than one century; (ii) will be capable of correctly processing, providing, receiving, and displaying accurate date data, and exchanging accurate date data with all products with which it is currently exchanging date data; (iii) will not abnormally end, corrupt data, or produce incorrect or invalid results as a result of date data, including date data which represents or references different centuries or more than one century or as a result of multi-century date calculations, sequencing, or comparisons;
(iv) will be capable of date data century recognition and calculations which accommodate same century and multi-century formulas and date values and date data interface values that reflect the century; (v) will correctly recognize leap years, including the year 2000, and will handle all dates in leap years appropriately; and (vi) will properly interpret, as to century, all date data currently stored or accessible to it.

         (i)      Legal Proceedings; Claims.

         Except as set forth in Schedule 7(i) of this Agreement, the Seller is not a party to any pending litigation, arbitration or administrative proceeding or investigation, with respect to or relating to the Assets or the Business and, to the Seller's best knowledge and belief, no litigation, arbitration or administrative proceeding or investigation that would have a material adverse effect on the Assets or the Business is threatened. Except as set forth in
Schedule 7(i) of this Agreement, there are no warranties or other claims relating to any products sold by the Seller.

         (j)      Trade Names and Trademarks, etc.

         With respect to the Business, the Seller owns or has the right to use the trade names, and trademarks set forth on Schedule 7(j). The Seller has not granted, and will not grant prior to the Closing, licenses or other rights to use such trade names and trademarks. Except as disclosed in Schedule 7(j), no other trade names or trademarks are owned or used by the Seller in relation to the Business. To the Seller's best knowledge and belief, the operation of the Business does not infringe on the trade names, trademarks or any other intellectual property rights of any third party. No claim has been made that there is any such infringement. To the Seller's best knowledge and belief, no trade name or trademarks of any person infringes the trade names or trademarks which relate to the Business.

         (k)      Patents, etc.

         The Seller owns the inventions, letters patent, applications for letters patent and patent license rights, inventions, processes, designs, formulas, trade secrets, know-how and other industrial property rights (collectively "Patents") necessary for the conduct of the Business, specified as belonging to it in Schedule 7(k). The Patents have been duly issued and have not been canceled, abandoned or otherwise terminated. The Seller is not in default under any of the licenses or agreements.

         (l)      Description of Material Contracts.

         Schedule 7(l) contains a complete and correct list as of the date hereof of all agreements, contracts and commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder, of the following types, written or oral (the "Material Agreements") which relate to the Business and to which the Seller is a party or by which it or any of its properties are bound, as of the date hereof:

                  (i) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (ii) employment and consulting agreements with annual compensation in excess of $40,000; (iii) collective bargaining agreements; (iv) bonus and incentive, profit-sharing, compensation, stock purchase and stock option, pension, retirement, deferred compensation, hospitalization and other life, health or disability insurance, holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount, policy manuals, or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); (v) sales agency, manufacturer's representative or distributorship agreements; (vi) agreements, orders or commitments for the purchase by the Seller of materials, supplies or finished products exceeding $10,000 in the aggregate from any one person; (vii) agreements, orders or commitments for the sale of products or services exceeding $25,000; (viii) agreements or commitments for capital expenditures in excess of $10,000 for any single project (it being warranted that the commitment for all undisclosed contracts for such agreements or commitments does not exceed $10,000 in the aggregate); (ix) agreements relating to research; (x) agreements relating to the payment of royalties, license or similar fees; (xi) brokerage or finder's agreements; (xii) joint venture agreements; and (xiii) other agreements, contracts and commitments that individually or in the aggregate for any one party involve any expenditure by the Seller of more than $10,000. All of the Material Agreements constitute valid and legally binding obligations of the parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles, are in full force and effect and, except as otherwise specified in Schedule 7(l), are validly assignable to the Buyer without the consent of any party so that, after the assignment thereof to the Buyer pursuant hereto, the Buyer will be entitled to the full benefits thereof. There is not under any Material Agreement any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights under any Material Agreement. The Seller has not received any notice of termination of any Material Agreement. True and complete copies of all of the Material Agreements have been delivered to the Buyer.

                  No agreement, contract, commitment, obligation or undertaking listed on Schedule 7(l) to which the Seller is a party or by which any of its properties are bound, except as specifically set forth in Schedule 7(l), contains any provision which materially adversely affects or in the future may (so far as the Seller can now foresee) materially adversely affect the Assets.

         (m)      Default; Violations or Restrictions.

         The Seller is not in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under any outstanding note, indenture, mortgage, contract or agreement to which it is bound, relating to the Assets. Except as disclosed in Schedule 7(m), the execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by the Seller pursuant hereto, and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would) violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation or acceleration or otherwise be in conflict with or result in a loss of contractual benefits to the Seller, as such relates to the Assets, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation by which the Seller is a party or by which it may be bound, or require any consent, approval or notice under the laws of any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Assets.

         (n)      Court Orders and Decrees.

         Except as set forth on Schedule 7(n), the officers of the Seller have not received written or oral notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Assets.

         (o)      Approvals and Authorizations.

         The Seller has obtained all necessary consents, approvals or authorizations in connection with the transactions contemplated hereby that are required by law or otherwise in order to make this Agreement binding upon the Seller, except for shareholder approval provided for in Section 13(c) below and those consents, approvals or authorizations which individually or in the aggregate would not have a materially adverse effect on the Assets or the Business.

         (p)      Governmental Licenses.

         Schedule 7(p) attached hereto contains a correct and complete list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are required in connection with the Seller's execution, delivery or performance of this Agreement, all of which have been obtained and are in full force and effect. The Seller has not received any notice of any violation with respect to any such consent, permit, license or other regulatory order that remain unabated. Except as set forth on Schedule 7(p), the Seller is in compliance with all Laws and Environmental Laws material to the Business, their properties or operation as presently conducted.

         (q)      Hazardous Material and Nuisance.

         Except as disclosed on Schedule 7(q) attached hereto, there are no known claims or potential claims which may exist against the Seller relating to the Business and/or the Assets, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Seller of any "Hazardous Material," including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act ("CERCLA"), any so-called "Super Fund" or "Super Lien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

         (r)      Employee Benefit Plans.

         Except as disclosed on Schedule 7(r) attached hereto, there is not now nor, since the Seller has owned the Business, has there ever been any "Employee Benefit Plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any other profit sharing, deferred compensation, bonus, stock option, stock purchase, pension or other compensation plan, or any other plan or arrangement to benefit employees maintained or contributed to by the Seller or any person, firm or corporation (an "Affiliate") which are members of a "controlled group of corporations" (within the meaning of Section 414(b) of the Code, except that 50% will be substituted for 80% in Section 1563(a) of the Code) with the Seller and in which any of the employees of the Seller or any Affiliate participates or is eligible to participate. No funding deficiency exists or has existed with respect to any Employee Benefit Plan covering any present or former employee of the Seller or any Affiliate which may cause or result in a lien upon any of the Assets.

         (s)      Absence of Certain Business Practices.

         Neither the Seller, nor to its best knowledge and belief, any of its officers, employees or agents acting on its behalf, nor any other person acting on its behalf, has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Seller in connection with any actual or proposed transaction) that (i) might subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not given in the past would have had an adverse effect on the assets, business or operation of the Business and if not continued in the future, would adversely affect the Assets, the Business or its operations or prospects.

         (t)      Brokers.

         The Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in an obligation of the Buyer or Surge to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement.

         (u)      Absence of Undisclosed Liabilities and Conditions.

         Except as and to the extent reflected or reserved against on the face of the Financial Statements, or as set forth on Schedule 7(u) attached hereto, as of the Closing Date, the Business had no debts, liabilities or obligations (whether due or to become due, absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Business' income, or its period prior to the Closing or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable. The Financial Statements do not include any assets or liabilities of any entity other than the Seller nor any expense of any entity other than the Seller. The Seller has no knowledge of any currently existing facts that materially adversely affect or are likely in the future to materially adversely affect the Assets.

         (v)      Compliance With Laws.

         Except as disclosed on Schedule 7(v), the operations and activities of the Business concerning the Assets have previously and continue to comply in all respects with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws"), as in effect on or before the date of this Agreement, including, without limitation, all Laws relating to seed labeling and all rules and regulations of the Occupational Safety and Health Administration. Neither the ownership nor use of the Assets nor the conduct of the Business as presently conducted conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Seller's Certificate of Incorporation or Bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding (hereinafter collectively referred to as "Liens"), or Laws to which the Seller is a party or by which it or the Assets may be bound or affected. The Seller has not received any notice or communication from any third party asserting a failure to comply with any Laws, except for the SEC Comment Letter, nor has the Seller received any notice that any authority or third party intends to seek enforcement against it to compel compliance with any such Laws.

         (w)      Taxes.

         As of the Closing Date, all taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by any governmental entity whatsoever, which are due or payable by the Seller in connection with the Business, and all interest and penalties thereon, have been paid in full, all tax returns required to be filed in connection therewith have been timely filed and all deposits required by law to be made by the Seller with respect to employee's withholding taxes have been duly made. The Seller has not been delinquent in the payment of any tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it. Except for amounts accrued, but not payable as of the Effective Date, (i) the Seller is not liable for the payment of any taxes relating to the Assets or the operation of the Business, and (ii) the Buyer shall have no liability for any taxes related to the ownership or operation of the Assets or the Business prior to the Effective Date or in connection with the sale of the Assets in this transaction. The Seller does not know of any tax deficiency or claim outstanding, proposed, or assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, valued-added, employees' income withholding, and social security taxes imposed by the United States or by an foreign country or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority that could have a material effect on the Buyer, the Assets, or the Business, or result in the imposition of a tax lien upon any of the Assets.

         (x)      Absence of Changes or Events.

         Without limiting the foregoing, since the Balance Sheet Date and through the Closing Date, there has been no material adverse change in the Business. Except as set forth in Schedule 7(x) attached hereto, since the Balance Sheet Date, the Seller has conducted its business only in the ordinary course and has not:

                  (i) Incurred any obligation or liability, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities materially and adversely affects the Assets or the Business;

                  (ii) Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction on any of the Assets;

                  (iii) Except for the sale of Inventory, in the ordinary course of business, sold, transferred, leased to others or otherwise disposed of any of the Assets;

                  (iv) Received any notice of termination of any agreement or suffered any damage, destruction or loss which has had or, with the passage of time, could have a materially adverse effect on the Assets or the Business;

                  (v) Made any change in its pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

                  (vi) Suffered any change, event or condition which, has had or may have a materially adverse effect on the Assets, the Business or the operations or prospects thereof;

                  (vii) Entered into any transaction, contract or commitment other than in the ordinary course of business which had a material adverse effect on the Assets or the Business; or

                  (viii) Instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Seller, the Assets or the Business.

         (y)      Accounts Receivable; Inventory.

                  (i) The Accounts Receivable of the Seller are valid subsisting claims for the aggregate amounts thereof reflected in the Seller Financial Statements net of the reserves or allowances for doubtful receivables reflected in the Seller Financial Statements or thereafter in the Seller's books and records uniformly maintained in accordance with the Seller Financial Statements, accounted for in accordance with generally accepted accounting principles, and the Seller knows of no reason that would make such Accounts Receivable, taken as a whole, not collectible.

                  (ii) The Inventory of the Seller (a) has been purchased in the ordinary course of business, (b) has been fully paid for unless otherwise reflected in the Financial Statements, (c) is marketable or adequate provision for obsolescence has been provided, and (d) the Seller knows no reason that would make such Inventory, taken as a whole, not marketable.

         (z)      Labor Relations.

         The Seller, in connection with the Business, is not (i) a party to any collective bargaining agreement relating to any of its employees and its employees have not recognized, are not required to recognize, and have not received a demand for recognition by, any collective bargaining representative,
(ii) a party to any contract with and has no liability to any of its employees, agents, consultants, officers, sales representatives, distributors or dealers that is not cancelable by the Seller without penalty on not more than thirty
(30) days' notice, except as set forth on Schedule 7(z) attached hereto, (iii) subject to any strike or work stoppage in effect or threatened against the Business nor has any strike or work stoppage been authorized by any order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency or instrumentality.

         (aa)     Customer Lists.

         All agreements, arrangements or commitments with or respecting any customer of the Seller to which the Seller is a party or is bound are described on Schedule (aa) previously delivered to the Seller, except for those not involving a consideration of at least $10,000 per annum.

         (bb)     Books and Records.

         The books and records of the Seller are, in all material respects, complete and correct and have been maintained in accordance with standard business practice.

         (cc)     Insurance.

         Schedule 7(cc) contains a correct and complete description of all policies of insurance by or on behalf of the Seller in which the Seller is named as an insured party, beneficiary or loss payable payee. The Seller has at all times prior to the date hereof maintained and will at all times prior to the Closing Date maintain such insurance coverage. There is no default notice of cancellation or non-renewal with respect to any material provision contained in any such policy. Schedule 7(cc) contains a correct and complete description of all outstanding insurance claims in excess of $5,000 made by or against the Seller for damage to or loss of property or income which have been referred to insurers or which the Seller believes to be covered by commercial insurance within the five years preceding the Effective Date.


         (dd)     Rights of Third Parties.

         Other than as disclosed in Schedule 7(dd), or specifically provided for in this Agreement, the Seller has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Seller, and no person or other corporation has any right to possession, use or occupancy of any of the property of the Seller.

         (ee)     Relationships with Vendors and Customers.

         The Seller has no knowledge of any present conditions or state of facts or circumstances which would materially adversely affect the Business after the Closing Date. The Seller's relationships with its customers, clients and vendors are satisfactory, and the Seller has no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. The Seller has no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against them. The Seller has no knowledge of any present condition or state of facts or circumstances which would prevent the Business from being carried on by the Buyer after the Closing Date in essentially the same manner as it is presently being carried on.

         (ff)     Accuracy.

         No representation, warranty, covenant or statement by the Seller in this Agreement, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

         Section 8. Representations and Warranties of the Buyer and Surge. Each of the Buyer and Surge, jointly and severally, warrants and represents to the Seller as follows:

         (a)      Authority.

         Subject only to the requisite approval of (a) the amendment of the Certificate of Incorporation changing the name of Surge, (b) the amendment of Surge's Certificate of Incorporation authorizing the requisite number of shares of Surge Class A and Class B Common Stock and Surge Class A Preferred Stock, (c) the issuance of the requisite number of shares of Class B Common Stock and Surge Class A Preferred Stock, (d) the election of directors and officers of Surge and Buyer immediately prior to the Effective Date and for a minimum term of three
(3) years, (e) the Acquisition, and (f) this Agreement by Surge's stockholders (and by Seller's stockholders with respect to the election of its officers and directors, and approval of the Acquisition and this Agreement, and any filings to be made in Nevada or Delaware), Surge and Buyer have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Surge and Buyer, subject only to the approval of the Acquisition and this Agreement by Surge's stockholders. Each of Surge's and Buyer's Board of Directors has unanimously approved, subject to Post-Closing Compliance, the Acquisition and this Agreement. This Agreement has been duly executed and delivered by Surge and the Buyer and constitutes the valid and binding obligations of Surge and the Buyer, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         (b)      Organization.

                  (i) The Buyer is a corporation to be formed under the laws of the State of Delaware, and will be duly organized, validly existing and in good standing and will have corporate power and authority to carry on its business as will be conducted as supplemented by the Business, and to own, lease or operate the properties and assets now used by it in connection therewith and the Assets.

                  (ii) Surge is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and Surge has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. Surge is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary. All of the outstanding Surge Common Stock and Class A Warrants (collectively "Surge Securities") are validly issued, fully paid and nonassessable.

         (c)      Consents and Approvals.

         No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the Buyer's and Surge's execution, delivery or performance of this Agreement.

         The Buyer and Surge each shall execute, deliver and perform its obligations under this Agreement and no consent or other approval or any other party is required to be obtained by the Buyer or Surge in connection with the transactions contemplated hereby.

         (d)      Surge and Buyer Capital Structures.

                  (i) The authorized securities of Surge consists of 25,000,000 shares of Surge Common Stock, $.001 par value and 1,000,000 shares of Preferred Stock, $.001 par value. As of November 26, 1999, 4,858,920 shares of Surge Common Stock have been issued and are outstanding, 5,733,000 shares of Surge Common Stock are issuable upon exercise of outstanding Employee Stock Options, including 5,300,000 Orbit Options described in Section 3(f)(iii) above, and 3,479,600 shares of Surge Common Stock are issuable upon exercise of outstanding Class A Warrants described in Section 3(f)(ii) above. No shares of Surge Common Stock are subject to outstanding convertible debt securities. All outstanding shares of Surge Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Surge or any agreement to which Surge is a party or by which it is bound. Other than as set forth on Schedule 8(d), there are no options, warrants, calls, rights, commitments or agreements of any character to which Surge is a party or by which it is bound, obligating Surge to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Surge or obligating Surge to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                  (ii) The authorized stock of Buyer shall consist of 1,000 Shares of Common Stock, par value $.001 per share. As of the Effective Date, 100 shares of Buyer's Common Stock shall be issued and outstanding and will all be owned by Surge. As of the date hereof, no Shares of Buyer Common Stock are issuable upon exercise of Warrants or Options. There are no options, convertible securities, warrants, calls, rights, commitments or agreements of any character to which the Buyer is a party or by which it is bound, obligating the Buyer to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Buyer or obligating the Buyer to grant, extend or enter into any such option, convertible security, warrant, call, right, commitment or agreement.

         (e)      Subsidiaries.

         Except as set forth on Schedule 8(e) hereto, Surge does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         (f)      SEC Documents; Surge Financial Statements.

         Surge has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Act and the Exchange Act, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and rules and regulations thereunder. Surge has furnished or made available or will make available to the Seller true and correct copies of all forms, statements, reports and documents filed by Surge with the SEC since November 1, 1997, including, without limitation, Surge's Annual Report on Form 10-KSB for the years ended November 30, 1997 and 1998, and quarterly periods since that time (all of the foregoing being collectively referred to as the "Surge SEC Documents"). As of their respective filing dates, Surge SEC Documents complied in all material respects with the requirements of the Act and the Exchange Act, and the applicable rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since August 31, 1999, Surge has not suffered any Material Adverse Effect (as defined in Section 14(j) below) with respect to its business (financial or otherwise), and Surge has conducted its business only in the ordinary course and there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Surge Common Stock or any repurchase, redemption or other acquisition by Surge of any Surge Common Stock. The financial statements of Surge, including the notes thereto, included in Surge SEC Documents (the "Surge Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rules) and present fairly the consolidated financial position of Surge at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments which will not be material in amount or significance). There has been no change in Surge's accounting policies, except as described in the notes to Surge's Financial Statements and do not include or omit to state any fact which renders Surge's Financial Statements hereunder misleading.

         (g)      Taxes.

         All federal, state and other returns and reports required to be filed by Surge have been duly filed by Surge and except as set forth on Schedule 8(g) hereto, all taxes and other assessments and levies (including all interest and penalties) including, without limitation, income, franchise, real estate, sales, gross receipts, use and services taxes, and employment and employee withholding taxes, owed by Surge have been paid in full by Surge. Except as set forth on
Schedule 8(g), all such taxes and other assessments and levies which Surge is required by law to withhold, collect or deposit have been duly withheld and collected and deposited with the proper governmental authorities or segregated and set aside for such payment, and if so segregated and set aside, shall be so paid by Surge as required by law.

         (h)      Litigation.

         Except as set forth on in the Surge SEC Documents, or as otherwise disclosed to the Seller, there is no material action, suit or proceeding of any nature pending or to the best of Surge's knowledge threatened against Surge, its properties or any of its officers or directors, in their respective capacities as such.

         (i)      No Conflict; Required Filings and Consents.

                  (i) Except as set forth on Schedule 8(i) hereto, the execution and delivery of this Agreement by Surge does not, and the performance of this Agreement by Surge and the consummation by Surge of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Surge, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Surge or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Surge's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of Surge or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Surge or any of its subsidiaries is a party or by which Surge or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not have a Material Adverse Effect, as defined in Section 14(j) below.

                  (ii) The execution and delivery of this Agreement by Surge does not, and the performance of this Agreement by Surge will not, require any consent, approval, authorization or permit of, or filing with notification to, any domestic or foreign governmental or regulatory authority except (i) for the applicable requirements, if any, of the Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the legal requirements of any foreign jurisdiction requiring notification in connection with the Acquisition and the transactions contemplated hereby and the filing and recordation of appropriate documents as required by Delaware Law and the Laws of the States of New York and Nevada, and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Acquisition or otherwise prevent or materially delay Surge from performing its obligations under this Agreement, or
(B) do not have a Material Adverse Effect.

         (j)      Legal Proceedings.

         Neither Surge nor the Buyer is a party to or affected by any pending litigation, arbitration or any governmental proceeding or investigation (exclusive of the SEC's Formal Order of Investigation of Seller) that would in any manner affect its entering into this Agreement or performing the transactions contemplated hereby or that might result in any material and adverse change in the financial condition, business or properties of the Buyer or Surge and to the best of their respective knowledge no such litigation, arbitration, proceeding or investigation is threatened.

         (k)      Accuracy.

         No representation, warranty, covenant or statement by the Buyer or Surge in this Agreement, any Exhibit attached hereto, the Schedules and the certificates or other documents furnished or to be furnished to the Seller pursuant hereto (including the Schedules, if any, provided for in this Section 8 and Exhibits thereto), contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

         (l)      Binding Obligation.

         This Agreement, and any other agreement required to be delivered by the Buyer or Surge pursuant to this Agreement, has been duly executed and delivered by the Buyer and Surge and constitutes the legal, valid and binding obligation of the Buyer and Surge, enforceable against the Buyer and Surge in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally. All action of the Board of Directors of the Buyer and Surge and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken.

         (m)      Brokers; Finders.

         No agent, broker, investment banker, person or firm acting on behalf of the Buyer or Surge or any firm or corporation affiliated with the Buyer or Surge or under their authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from the Seller or any person or entity affiliated with the Seller in connection with any of the transactions contemplated hereby.

         Section 9.  Survival of Representations and Warranties;
Indemnification.

         (a)      Survival of Representations and Warranties.

         All representations and warranties made by the Seller or the Buyer and Surge in this Agreement, including, without limitation, all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until and through the first anniversary of the Effective Date (the "Survival Date") provided, however, that all representations and warranties made by the Seller in Sections 7(e),(f), 7(l), 7(q), 7(r) and 7(w) hereof shall survive the Effective Date until and through one (1) year after the expiration of the applicable statute of limitations (the "Extended Survival Date").

         (b)      Indemnification by Seller.

         The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and Surge from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) (collectively, "Damages"), arising out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 7 made by the Seller; (ii) the non-performance by the Seller in any material respect of any covenant, agreement or obligation to be performed by the Seller under this Agreement; (iii) the non-compliance of the provisions of any applicable bulk transfer laws in connection with the sale of the Assets to the Buyer; (iv) any liability relating to the Business prior to the Closing Date;
(v) any legal proceedings, including, but not limited to, any litigation brought by the U.S. Securities and Exchange Commission and/or any criminal agency; (vi) any potential environmental claim; (vii) any liability relating to the Seller's Employee Benefit Plans, set forth on Schedule 7(k), prior to the Closing Date; and (viii) any liability relating to the Seller's termination of employees of the Business.

         (c)      Indemnification by Buyer and Surge.

         The Buyer and Surge hereby agree to indemnify, defend and hold harmless the Seller from and against all Damages arising out of or from or that are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 8 made by the Buyer and Surge; (ii) the non-performance by the Buyer and Surge in any material respect of any covenant, agreement or obligation to be performed by the Buyer and Surge under this Agreement; and (iii) any liabilities arising out of the operations of the Business by Buyer and Surge after the Closing Date.

         (d)      Defense of Claims.

         Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification hereunder (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing within 30 days after the Indemnitee has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

         If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such claim at its expense and through counsel of its own choosing if the Indemnitor gives written notice of its intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such claim.

         The Indemnitee shall not settle any claim which would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld. If a firm offer is made to settle a claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. Provided, however, that in the event the Indemnitor refuses to accept such offer to settle a claim as described above and the Indemnitee continues to contest or defend such claim, the indemnification provided for herein shall be deemed to include the value of management's time spent in connection with the defense of such claim. If a firm offer is made to settle a claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such claim or litigation and, in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

         Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification pursuant to this Section 9 by the Indemnitee shall be asserted or claimed except to the extent of damages exceeding, in the aggregate, the sum of $50,000.

         Section 10. Covenants of the Seller. The Seller hereby covenants and agrees:

         (a)      Further Assurances.

         The Seller hereby agrees that from time to time at the reasonable request of the Buyer or Surge, and without further consideration, to execute and deliver such additional instruments and to take such other action as the Buyer or Surge may reasonably require to convey, assign, transfer and deliver the Assets and otherwise to carry out the terms of this Agreement.

         (b)      Access to Information; Confidentiality.

                  (i) Subsequent to the date hereof and prior to the Effective Date, the Seller will continue to give to the Buyer, Surge, their counsel, accountants, and other representatives, full and free access to all properties, books, contracts, commitments and records of the Seller relating to the Assets so that the Buyer and Surge may have full opportunity to make such investigation as they shall desire. No information or knowledge obtained either independently or as a result of any such investigation of the Seller shall diminish or otherwise affect the representations and warranties of the Seller; provided that Buyer and Surge covenant and agree to notify Seller of any misrepresentation or breach of warranty of which either becomes aware as a result of any such investigation.

                  (ii) From and after the date of this Agreement until the Effective Date or the termination of this Agreement, the Seller and its representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to Seller in the course of its negotiations and the Buyer's and Surge's due diligence review and will in no event use any such confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation that Surge or Buyer may have delivered to Seller and will not use any confidential information from the Buyer or Surge for its own benefit.

         (c)      Closing Documents.

         The Seller shall execute and deliver all instruments and documents required under Section 14 as a condition subsequent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

         (d)      Conduct of Business.

         From the date of this Agreement to the Effective Date, except as expressly disclosed in the Schedules to this Agreement, the Seller shall conduct its operations as engaged in at the date of this Agreement according to its ordinary course of business, shall maintain its records and books of account in a manner that fairly and currently reflects its financial condition and results of operations and shall not engage in any transactions other than as contemplated by this Agreement.

         Section 11. Covenants of the Buyer and Surge. The Buyer and Surge hereby covenant and warrant as follows:

         (a)      Due Diligence.

         Seller and Surge undertake to complete due diligence as soon as practicable following the date of this Agreement, but no later than January 31, 2000, unless otherwise mutually agreed to. Following delivery of due diligence documents to the other party, the receiving party shall be afforded the opportunity to review such documents and discuss the same with the disclosing party's appropriate representatives. The receiving party shall have fifteen (15) days to review documents received and to give notice to the disclosing party if the response is inadequate. Absent such objecting notice the disclosures shall be deemed to be acceptable to the receiving party.

         (b)      Noninterference.

         The Buyer and Surge shall not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 8 of this Agreement, or (ii) would interfere with the Buyer's or Surge's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

         (c)      Closing Documents.

         The Buyer and Surge shall execute and deliver all instruments and documents required under Section 17 as a condition subsequent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

         (d)      Confidentiality.

         From and after the date of this Agreement until the Effective Date or the termination of this Agreement, the Buyer and Surge and their respective employees and representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to either of them in the course of their negotiations and the Buyer's and Surge's due diligence review of Seller and will in no event use any such confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which Seller may have delivered to Surge or Buyer and will not use any confidential information from the Seller for their own benefit.

         (e)      Name Change.

         Surge shall execute and file with the Secretary of State of the State of New York within 3 days following the Effective Date, a Certificate of Amendment of the Certificate of Incorporation changing its name; Surge shall deliver a copy of the filing receipt in connection with such name change to Seller and Seller's counsel.

         (f)      Employees.

         All Employees of the Seller employed in connection with the Business shall be terminated effective as of the Closing Date. The Seller shall pay all such employees all compensation earned by them through the Effective Date on or before five (5) business days after the Effective Date. The Buyer shall use its best efforts to hire all of the Seller's employees subject to each such employee complying with customary Surge employee practices.

         Section 12.       Conduct of Business Pending The Acquisition

         (a) Conduct of Business by Surge, Seller and Buyer Pending the Acquisition.

         Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Date or earlier termination of this Agreement, unless the parties shall otherwise agree in writing, Surge, the Seller and the Buyer shall each :

                  (i) conduct its business in the ordinary and usual course of business and consistent with past practice;

                  (ii) not (i) amend or propose to amend its Certificate of Incorporation or Bylaws, (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (iii) spin-off any assets or businesses,
(iv) engage in any transaction for the purpose of effecting a recapitalization of any party or subsidiary, or (v) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

                  (iii) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of Surge's capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, except that in the ordinary course of its business and consistent with its past practices, Surge may issue shares upon exercise of outstanding options or warrants and will notify Seller of any such exercise or conversion promptly;

                  (iv) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, except in the ordinary course of business, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities, (iii) take or fail to take any action which action or failure to take action would cause Surge or its shareholders (except to the extent that any shareholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Acquisition, (iv) make any acquisition of any assets (except in the ordinary course of business) or businesses, (v) sell any assets (except in the ordinary course of business) or businesses, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (v) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with Surge or the Seller and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by this Agreement;

                  (vi) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors or officers;

                  (vii) not increase the rate of remuneration payable to any of its directors or officers, except in the customary and usual course of business and consistent with past practices, or agree to do so;

                  (viii) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except in the ordinary and usual course of business, consistent with past practices or as required to comply with changes in applicable law;

                  (ix) file with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act; and

                  (x) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

         (b)      Certain Actions.

         Except with respect to this Agreement and the transactions contemplated hereby, Surge, Seller and the Buyer shall not, directly or indirectly, solicit any Acquisition Proposal. "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of, such party or any of its subsidiaries, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such party or any of its subsidiaries. Surge, Seller and the Buyer shall not, directly or indirectly, furnish to any third party any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any agreement with respect to, any Acquisition Proposal, but may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. Surge, Seller and the Buyer, as applicable, shall promptly advise the other parties hereto following the receipt of any Acquisition Proposal and the details thereof, and advise such other parties hereto of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Surge, Seller and the Buyer shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its investment bankers, financial advisors, attorneys, accountants, consultants or other representatives not to engage in any of the foregoing.

         Section 13 - Additional Agreements

         (a)      Issuance of Surge Securities, Registration.

                  (i) The Surge Class A Preferred Stock and Surge Class B Common Stock (including all shares issuable upon conversion of the Surge Class A Preferred Stock and Class A Warrants) to be issued pursuant to this Agreement and the Acquisition will be registered on an S-4 (or such successor form) registration statement on or before the Effective Date.

                  (ii) The Orbit Options described in Section 3(f)(iv), including all shares issuable upon exercise of all of such options will be registered at the same time as well as the Employee Option Pool described in
Section 13(o) below on an S-8 (or such successor form) registration statement, immediately following the Effective Date.

         (b)      Nasdaq Compliance.

         Surge shall use its best efforts to obtain a written ruling from The Nasdaq Stock Market, Inc. ("Nasdaq") that Marketplace Rule 4330(f) will not apply to the Acquisition. In the event that such rule does apply, the Seller shall comply with all applicable requirements for initial inclusion of the Class B Common Stock on the NASDAQ Small Cap Market or AMEX as a condition to Post-Closing Compliance.

         (c)      Stockholders' Meetings.

         Subject to applicable law, each of Surge and the Seller, through their respective Boards of Directors, shall, in accordance with applicable law and subject to the fiduciary duties of their respective Boards of Directors under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel: (a) jointly prepare a joint Proxy Statement/Prospectus for use in connection with obtaining the requisite stockholder approvals and the issuance of the Surge Securities pursuant to the Acquisition; (b) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its respective stockholders as soon as practicable for the purpose (in the case of Seller), of approving as required by Nevada Business Corporation Law, the Acquisition, this Agreement and the transactions contemplated hereby (the "Seller Shareholder Approval") or in the case of Surge, of approving as required by the New York Law the Acquisition, this Agreement (including the transactions contemplated hereby), the Certificate of Amendment to the Certificate of Incorporation and the authorization and issuance of Class B Common Stock in connection with the Acquisition (the "Surge Stockholder Approval" and together with Seller Shareholder Approval, the "Stockholder Approvals"); and (c) include in the Proxy Statement/Prospectus for use in connection with the Special Meeting of each of Surge and the Seller the recommendation of their respective Boards of Directors that stockholders vote in favor of Surge Stockholder Approval or the Seller Stockholder Approval, as the case may be. Surge and the Seller will use commercially reasonable efforts to cause the Special Meetings to occur as soon as practicable after the date hereof.

         (d)      Access to Surge/Seller Information.

         Subject to any applicable contractual confidentiality obligations (which Surge and the Seller shall use their best efforts to cause to be waived), Company and Seller shall afford each other and their respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Date to (a) all of their respective properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Company and the Seller, as applicable, as may be reasonably requested.

         (e)      Confidentiality.

         Each of the parties hereto hereby agrees to maintain the confidentiality of the information obtained in any investigation pursuant to
Section 13(d), or pursuant to the negotiation of this Agreement, in accordance with the provisions of the Confidentiality Agreement between Surge and the Seller dated as of September 23, 1999.

         (f)      Public Disclosure.

         No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement shall be made by any party hereto unless approved in writing by duly authorized officers of both Surge and the Seller prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Surge's and Seller's obligations to comply with applicable securities laws and NASDAQ or such other stock market regulations as applicable, in order to satisfy the listing and disclosure requirements of all such exchanges or markets where Surge's securities are listed.

         (g)      Reasonable Efforts/Consents.

         Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         (h)      Notification of Certain Matters.

         Seller shall give prompt notice to Surge, and Surge shall give prompt notice to the Seller, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Seller, Surge or the Buyer, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date except as contemplated by this Agreement (including the schedules of the Seller hereto), and (b) any failure of the Seller, Surge or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 13(h) shall not limit or otherwise affect any remedies available to the party receiving such notice.

         (i)      Affiliate Agreement.

         Schedule 13(i) hereto sets forth those persons who, in the Seller's reasonable judgment, are "affiliates" of the Seller within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Act ("Rule 145"). The Seller shall provide Surge such information and documents as Surge shall reasonably request for purposes of reviewing such list. The Seller has delivered or shall cause to be delivered to Surge prior to the Closing Date from the Seller's Affiliates an executed affiliate agreement substantially in the form attached hereto as Exhibit 13(i) (the "Affiliate Agreement"). Surge shall be entitled to place appropriate legends on the certificates evidencing any Surge Class A Preferred Stock and Class B Common Stock to be received by Affiliates of the Seller pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Surge Securities consistent with the terms of such Affiliate Agreement.

         (j)      Blue Sky Laws.

         Surge shall take such steps as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable to the issuance of the Surge Securities pursuant hereto. The Seller shall use its best efforts to assist Surge as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable in connection with the issuance of Surge Securities pursuant hereto.

         (k)      Corrections to the Proxy Statement/Prospectus.

         Prior to the date of the Stockholder Approvals, each of Surge, the Seller and the Buyer shall correct promptly any information provided by it to be used specifically in the Proxy Statement/Prospectus or relating to it and incorporated by reference into the Proxy Statement/Prospectus that shall have become false or misleading in any material respect and shall take all steps necessary to make any requisite filings and have declared effective or cleared any amendment or supplement to the Proxy Statement/Prospectus so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Seller and Surge, in each case to the extent required by applicable law.

         (l)      Shareholder Rights Protection Plan.

         At or prior to the Effective Date, Surge shall amend its Shareholder Protection Rights Plan, as provided therein, to exclude the Acquisition.

         (m)      Indemnification and Insurance.

                  (i) Surge and the Seller agree that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Seller (as such) or any of its subsidiaries or present or former directors of the Seller or any of its subsidiaries serving or who served at the Seller's or any of its subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in the Seller's Certificate of Incorporation or Bylaws, or the Certificate of Incorporation or Bylaws (or similar governing documents) of any of the Seller's subsidiaries and any indemnification agreements as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Date shall survive the Acquisition and shall continue in full force and effect and without modification (other than modifications which would enlarge the indemnification rights) for a period of not less than the statute of limitations applicable to such matters, and Surge shall comply fully with its obligations hereunder and thereunder.

                  (ii) The officers and directors of Surge and the Buyer after the Effective Date shall amend the Seller's liability insurance to have Surge assume the payment of all premiums for such insurance and to include the officers and directors of Seller set forth on Schedule 13(m) hereto. Notwithstanding the foregoing, Seller shall have obtained directors' and officers' liability insurance, reasonably satisfactory to Surge, to cover all claims made for matters which arise before the Effective Date.

                  (iii) In the event Surge or the Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person or entity, proper provisions shall be made so that the successors and assigns of Surge or the Buyer, as appropriate, assume the obligations set forth in this Section 13(m).

         (n)      Change in Name.

         Simultaneously with the Acquisition, Surge shall amend its Certificate of Incorporation to change its name to one mutually acceptable to Seller and Surge. Prior to such name change, Surge shall take such actions and execute, deliver and file such documents as are necessary to effect the name change, including, but not limited to, obtaining approval from Surge's Board of Directors and stockholders, filing a certificate of amendment to Surge's Certificate of Incorporation with the Secretary of State of the State of New York, obtaining a new trading symbol and making the requisite filings with and/or obtaining the requisite approvals from the SEC and the Nasdaq Stock Market or AMEX.

         (o)      Employee Option Pool.

         Subject to Surge Stockholder Approval, Surge shall establish after the Acquisition an employee option pool representing not more than twenty percent (20%) of Surge's outstanding Class A Common Stock, which shall be managed by the Compensation Committee of Surge which shall grant all Stock Options to Surge Employees. The Surge Common Stock underlying the options issued under said stock option plan shall be registered for resale as soon as possible following the Effective Date on a Form S-8 Registration Statement filed with the SEC.

         Section 14. Conditions Precedent to the Buyer's and Surge's Obligations. The obligations of the Buyer and Surge under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Buyer or Surge) both at the Closing and Effective Dates:

         (a)      Representations and Warranties True.

         There shall not have been any breach of the representations, warranties, covenants and agreements of the Seller contained in this Agreement or the Schedules hereto and all such representations and warranties shall be true at all times, except to the extent that any such representation or warranty is expressly stated to be true as of time other than the Closing and Effective Date.

         (b)      Agreements and Covenants.

         The Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Buyer and Surge.

         (c)      Officer's Certificate.

         The Buyer shall have received certificates signed by the Seller, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

         (d)      No Material Adverse Change.

         The Buyer shall have received certificates signed by the Seller, certifying that there has been no material adverse change in the Assets since the Balance Sheet Date.

         (e)      Consents.

         The Seller shall have obtained and delivered to the Buyer any required consents or approvals of any other third parties whose consent is required to the transactions contemplated hereunder.

         (f)      Legal Opinion.

         The Buyer shall have received a written opinion of counsel for the Seller dated as of the Closing Date and Effective Date in the form of Exhibit 14(f) hereto.

         (g)      Bill of Sale.

         The Buyer shall have received a bill of sale or bills of sale and documentation and such other good and sufficient instruments of transfer and conveyance as, in the reasonable opinion of counsel to the Buyer, shall be effective to vest in the Buyer good and valid title to the Assets, as herein provided.


         (h)      Fairness Opinion.

         Surge shall have received from a recognized investment banking or valuation firm reasonably acceptable to Seller an opinion to the effect that the Acquisition is appropriate for Surge and its public shareholders from a financial point of view, and such opinion shall not have been withdrawn or modified in any material adverse respect as of the Effective Date. Surge shall not be obligated to incur any expense in obtaining such fairness opinion until the repayment of the Bridge Loan described in Section 3(h) above and the delivery of Updated Seller Financials described in Section 7(f) above.

         (i)      Nasdaq Compliance.

         Surge and Seller will have to comply with Nasdaq Marketplace Rule 4330(f), and Surge will have to comply with all applicable requirements for initial inclusion of the post-merger Surge Class A Common Stock and Class B Common Stock under the Nasdaq Marketplace Rules (or on the AMEX, if applicable). To the extent that operation of the Nasdaq Marketplace Rules (or AMEX listing rules, if applicable) preclude meeting any particular requirements until the Acquisition is consummated, the Seller shall demonstrate to Surge's satisfaction that the post-Acquisition Surge and the Surge Class A Common Stock and Class B Common Stock will meet all such applicable requirements.

         (j)      Representations and Warranties.

         The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the date made and the Closing Date, except for changes contemplated by this Agreement (including the schedules of the Seller) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Effective Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Seller; and Surge and the Buyer shall have received a certificate to such effect signed on behalf of the Seller by the President of the Seller. "Material Adverse Effect" on a party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Acquisition or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (1) changes in laws of general applicability or interpretations thereof by courts or governmental authorities, (2) changes in GAAP, (3) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, and (4) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement;

         (k)      Agreements and Covenants.

         The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and Effective Date, and Surge and the Buyer shall have received a certificate to such effect signed by the President of the Seller;

         (l)      Comfort Letters.

         Surge shall have received "comfort" letters from Infante Lago & Company, independent public accountants for the Seller (or such other independent accounting firm reasonably acceptable to Surge), dated the effective date of the Proxy Statement/Prospectus and the Effective Date (or such other date reasonably acceptable to Surge) with respect to certain financial statements and other financial information included in the Proxy
Statement/Prospectus in customary form;

         (m)      Updated Financial Statements.

         Surge shall have received from the Seller Updated Seller Financial Statements described in Section 7(f) above, in form and substance satisfactory to Surge;

         (n)      Affiliate Agreements.

         Each of the parties identified by the Seller as being one of its Affiliates shall have delivered an executed Affiliate Agreement in substantially the form of Exhibit 13(i) which shall be in full force and effect;

         (o)      Employment Agreements.

         Each of the persons listed on Schedule 3(d)(i) hereto shall have executed and delivered to Surge employment agreements in substantially the form of Exhibit 3(d)(1) attached hereto or Surge shall have assumed the existing employment agreements of all executive officers of Seller;

         (p)      Due Diligence.

         Surge shall have concluded its due diligence of the Seller with results, in the sole discretion of the Board of Directors of Surge, satisfactory to it; and

         (q)      Additional Certificates.

         Seller shall have furnished to Surge such additional certificates, opinions and other documents as Surge may have reasonably requested as to any of the conditions set forth in this Section 14(q).

         (r)      Certificates, etc.

         The Buyer shall have received originals or certified copies, reasonably satisfactory in form and substance to the Buyer, of all such corporate documents of the Seller as the Buyer shall reasonably require, including without limitation the following:

                  (i) the Certificate of Incorporation of the Seller and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of the State of Nevada;

                  (ii) the By-laws of the Seller and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Seller;

                  (iii) certificate of existence of the Secretary of State of the State of Nevada, certifying as of a recent date that the Seller exists under the laws of its state of incorporation;

                  (iv) The Buyer shall have received certified resolutions of the Seller's Board of Directors authorizing the execution and delivery of this Agreement, the transactions contemplated by this Agreement and of the performance of the obligations of the Seller under this Agreement and such other instruments and agreements, and evidencing the authority of each person executing this Agreement and such other instruments and agreements on behalf of each of them to do so, certified as of a recent date by each Secretary or another officer of the Seller and Surge, as the Seller and Surge may reasonably request; and

                  (v) The Buyer shall have received a Certificate of Incumbency identifying the officers and directors of the Seller immediately before the Closing Date and the Effective Date.

         (s)      Non-Competition Agreements.

         The Buyer shall have received from each of the persons no longer employed by the Seller and listed on Schedule 14(s), a Non-Competition Agreement in the form of Exhibit 14(s) attached hereto. Such Agreement shall be reasonably satisfactory in form and substance to counsel for the Buyer.

         (t)      Other Documents.

         The Buyer shall have received all documents required to be delivered to the Buyer under any other provision of this Agreement.

         (u)       Escrow Agreement.

         Delivery to Surge of the Escrow Agreement anticipated by Section 3(b), executed by all parties thereto.

         Section 15.  Condition of Assets.

         Except as otherwise provided herein, the Fixed Assets will be sold "as is, where is and with all faults."

         Section 16.  Risk of Loss; Damage to or Destruction of Assets.

         Seller assumes all risks and liability for damage or injury occurring to the Assets by fire, storm, accident, or other casualty until the Effective Date has been consummated. If the Assets sustain major or material damage during the period from and after the date hereof and prior to the Effective Date caused by fire or other casualty, either Seller or Buyer may respectively elect to terminate this Agreement by written notice to the other within fifteen (15) days after notice of such event, or at Effective Date, whichever is earlier. If neither Seller nor Buyer so elects pursuant to this Section 16 to terminate its obligations under this Agreement, the Effective Date will take place as provided herein without abatement of the Purchase Price and Seller will have no obligation of repair or replacement.

         Section 17.   Conditions Precedent to the Seller's Obligations.

         The obligations of the Seller to consummate the Acquisition and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date and Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller:

         (a)      Representations and Warranties True.

         The representations and warranties of Surge and the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the date made, the Closing Date and Effective Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Effective Date.

         (b)      Agreements and Covenants.

         Surge and the Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date and Effective Date, and the Seller shall have received a certificate to such effect signed by the Chief Executive Officer or President of each of Surge and the Buyer;

         (c)      Compliance Certificates.

         The Seller shall have received certificates dated the Closing Date and the Effective Date and signed by the Buyer and Surge, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

         (d)      Legal Opinion.

         The Seller shall have received a legal opinion from Snow Becker Krauss P.C., counsel to Surge and the Buyer, in substantially the form attached hereto as Exhibit 17(d);

         (e)      Comfort Letters.

         The Seller shall have received "comfort" letters from Seligson & Giannattasio, independent public accountants for Surge, dated the effective date of the Proxy Statement/Prospectus and the Effective Date (or such other date reasonably acceptable to the Seller) with respect to certain financial statements and other financial information included in the Proxy
Statement/Prospectus in customary form;

         (f)      No Material Adverse Change.

         Since December 1, 1998, no event shall have occurred that would constitute a Material Adverse Effect to Surge;

         (g)      Nasdaq SmallCap Listing.

         Surge's capital stock shall be listed for trading on the Nasdaq SmallCap Market or AMEX and the Class B Common Stock to be issued in connection with the Acquisition shall have been authorized for listing on the Nasdaq SmallCap Market or AMEX upon official notice of issuance.

         (h)      Employment Agreements.

         Surge shall have executed and delivered to Ira Levy and Steven Lubman amended employment agreements substantially in the form of Exhibit 3(d)(2) attached hereto and in accordance with the provisions of a letter agreement dated October 8, 1999, and Surge shall have assumed any existing employment agreements to which the Seller is a party;

         (i)      Due Diligence.

         The Seller shall have conducted its due diligence of Surge and the Buyer with results, in the sole discretion of the Board of Directors of the Seller, satisfactory to it;

         (j)      Additional Certificates.

         Surge and the Buyer shall have furnished to the Seller such additional certificates, opinions and other documents as the Seller may have reasonably requested as to any of the conditions set forth in this Section 17(j).

         (k)      Payment of Purchase Price.

         At the Closing, the Seller shall have received the Purchase Price as set forth in Section 2 hereof.

         (l)      Board Resolutions.

         The Seller shall have received copies of the minutes and resolutions of the Board of Directors of the Buyer and Surge showing the authorization and approval by such Boards of the execution and delivery by the Buyer and Surge to the

Seller of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer and Surge under this Agreement and such other instruments and agreements, and evidencing the authority of each person executing this Agreement and such other instruments and agreements on behalf of each of them to do so, certified as of a recent date by each Secretary or another officer of the Buyer and Surge, as the Seller may reasonably request.

         (m)      Certificate of Incumbency.

         The Seller shall have received a certificate of incumbency identifying the officers and directors of the Buyer and Surge immediately before the Closing Date and the Effective Date.

         (n)      Other Documents.

         The Seller shall have received all documents required to be delivered to the Seller under any other provision of this Agreement.

         (o)      Escrow Agreement.

         Delivery to Seller of the Escrow Agreement anticipated by Section 3(b), executed by all parties thereto.

         (p)      Fairness Opinion.

         Seller shall have received from a recognized investment banking or valuation firm reasonably acceptable to Surge an opinion to the effect that the Acquisition is appropriate for Seller and its public shareholders from a financial point of view, and such opinion shall not have been withdrawn or modified in any material adverse respect as of the Effective Date.

         Section 18.  Conditions Precedent to Obligations of Both Seller and
Buyer.

         The obligations of both the Seller and the Buyer to complete this transaction shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

         (a)      No Injunctions.

         No action or proceeding shall have been instituted or threatened by any public authority or private person prior to the Effective Date before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

         (b)      Consents.

         Any consent to the transaction considered by the Seller, Surge or the Buyer to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of the Seller, Surge or the Buyer, a material adverse effect on the financial condition of the Business, shall have been obtained.

         Section 19.  Status of Schedules and Exhibits as of Signature Date.


         (a) The parties each acknowledge and agree that as of the date this Agreement is executed and delivered, none of the Schedules or Exhibits to this Agreement have been prepared, delivered, reviewed, or approved by the parties or their respective counsel. In addition to and without in any way limiting, any other express and implied condition precedent to the obligations of any of the parties under this Agreement, the obligations of each of the parties under this Agreement are hereby made subject to and contingent upon the following:

                  (i) The preparation, delivery, and approval by the parties of all of the Schedules described in this Agreement;

                  (ii) The preparation, delivery, and approval by the parties of all of the Exhibits to this Agreement; and

                  (iii) All other express and implied conditions precedent to the obligations of the parties under this Agreement shall have been satisfied or waived at or prior to the Effective Date.

         (b) In addition, notwithstanding any other term, condition, covenant, or provision of this Agreement or of any Other Agreement, the parties have not made, and shall not be deemed to have made by their execution and delivery of this Agreement, any representation or warranty with respect to any:

                  (i) Schedule described in this Agreement;

                  (ii) Exhibit to this Agreement;

                  (iii) Document or state of facts pertaining to any Schedule or Exhibit to this Agreement; or

                  (iv) The intended contents to any document or state of facts pertaining to any Schedule or Exhibit to this Agreement.

         Any representations or warranties with respect to those matters or items shall be made (unless waived or amended) only as of the Effective Date, and only with respect to the Schedules and Exhibits attached to this Agreement as of the Effective Date.

         Section 20.       Termination, Amendment and Waiver

         (a) Termination. This Agreement may be terminated and the Acquisition abandoned at any time prior to the Effective Date, whether before or after the Stockholder Approvals are obtained:

                  (i)  by mutual consent of the Seller and Surge;

                  (ii) by Surge or the Seller if (i) the Effective Date has not occurred by March 31, 2000 (provided that the right to terminate this Agreement under this clause 20(a)(ii) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any governmental entity that would make consummation of the Acquisition illegal; or (iv) if any of the conditions precedent to the Effective Date set forth in this Agreement have not been met and have not been waived in writing by the party whose consent is required.

                  (iii) by Surge or the Seller if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition, by any governmental entity, which would: (i) prohibit Surge's or the Seller's ownership or operation of any portion of the business of the Seller or Surge; or (ii) compel Surge or the Seller to dispose of or hold separate, as a result of the Acquisition, any material portion of the business or assets of the Seller or Surge;

                  (iv) by Surge if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller and as a result of such breach the conditions set forth in Section 14(a) or Section 14(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Seller within ten (10) days after the giving of written notice by Surge of such breach through the exercise of the Seller's reasonable best efforts, then for so long as the Seller continues to exercise such reasonable best efforts Surge may not terminate this Agreement under this
Section 20(a)(iv) unless such breach is not cured within ten (10) days (but no cure period shall be required for a breach which by its nature cannot be cured);

                  (v) by the Seller if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Surge or the Buyer and as a result of such breach the conditions set forth in Section 17(a) or Section 17(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Surge or the Buyer within ten (10) days after the giving of written notice by the Seller of such breach through the exercise of Surge's or the Buyer's reasonable best efforts, then for so long as Surge or the Buyer continues to exercise such reasonable best efforts the Seller may not terminate this Agreement under this
Section 20(a)(v) unless such breach is not cured within ten (10) days (but no cure period shall be required for a breach which by its nature cannot be cured);

                  (vi) by Surge if the Seller fails to recommend to its shareholders through its Board of Directors the approval of the transactions contemplated by this Agreement, or withdraws such recommendations, or if the required approvals of the shareholders of the Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof,

                  (vii) by the Seller if Surge fails to recommend to its stockholders through its Board of Directors the approval of the transactions contemplated by this Agreement, or withdraws such recommendation, or if the required approvals of the stockholders of the Surge contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof, or

                  (viii) by Surge or the Seller upon execution prior to the Effective Date of a definitive agreement in connection with an Acquisition Proposal as contemplated in Section 12(b).

         Where action is taken to terminate this Agreement pursuant to this
Section 20(a), it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         (b)      Automatic Termination.

         Anything to the contrary notwithstanding, this Agreement will be automatically terminated if Surge does not receive the appropriate approval (as required by New York law) of its stockholders for any or all of the following:

         To amend its Certificate of Incorporation to change Surge's name to a name mutually acceptable to Seller;

         To authorize the registered number of shares of Class A Common Stock, Class B Common Stock and Class A Preferred Stock;

         To issue the requisite number of shares of Class B Common Stock;

         The Acquisition; and/or

         This Agreement.

         (c)      Effect of Termination.

         In the event of termination of this Agreement as provided in Section 20(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Surge, the Buyer or the Seller, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of this Section 20(c) and Sections 13(e), 13(f), 13(m), 23 and 24 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         (d)      Amendment.

         Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto.

         (e)      Extension, Waiver.

         At any time prior to the Effective Date, Surge and the Buyer, on the one hand, and the Seller, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         Section 21. Bulk Sale Act. The Seller and the Buyer agree to waive compliance with all applicable State Bulk Sales Acts and the rules and regulations promulgated thereunder. However, the Seller shall indemnify and hold harmless the Buyer for any losses or expenses incurred by the Buyer as a result of such waiver of compliance with such Bulk Sales Acts.

         Section 22. Orderly Transfer. The Seller shall, and hereby agrees to, cooperate with the Buyer and Surge in all reasonable ways, at no direct or indirect cost to the Seller, in effecting any orderly transfer to the Buyer of the Assets to be acquired by the Buyer hereunder.

         Section 23. Expenses. Each party hereto shall pay its own expenses and fees incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, except as hereinafter described. Notwithstanding the foregoing, the costs of the fairness opinions for both Seller and Surge and the Joint Proxy Statement/Prospectus shall be divided in half between the Seller and Surge.

         Section 24.  General Provisions

         (a)      Notices.

         All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) five (5) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one (1) business day after the business day of deposit with Federal Express or similar nationally recognized overnight courier for next day delivery (or, two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (d) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to the Seller, to:

                  Global Datatel, Inc.
                  3333 Congress Avenue, Suite 404
                  Delray Beach, FL 33445
                  Attention: Richard Baker, President
                  Telephone:      (561) 276-8260
                  Facsimile No.:  (561) 276-7960

         with a copy to:

                  Sonnenblick Parker & Selvers, P.C.
                  4400 Route 9
                  South Freehold, NJ 07728
                  Attention: Gerald Silvers, Esq.
                  Telephone: (732) 431-1234
                  Facsimile: (732) 431-3994

         if to Surge or the Buyer, to:

                  Surge Components, Inc.
                  1016 Grand Avenue
                  Deer Park, New York 11729-0125
                  Attention: Ira Levy, President
                  Telephone No.: (516) 595-1818
                  Facsimile No.: (516) 242-6932

         with a copy to:

                  Snow Becker Krauss P.C.
                  605 Third Avenue
                  New York, New York 10158
                  Attention: Elliot Lutzker, Esq.
                  Telephone No.: (212) 455-0322
                  Facsimile No.: (212) 949-7052

         (b)      Interpretation.

         The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         (c)      Counterparts.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         (d)      Entire Agreement.

         This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including but not limited to, the Merger Agreement and Plan or Reorganization dated as of October 8, 1999, and (b) are not intended to confer upon any other person any rights or remedies hereunder.

         (e)      Severability.

         In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         (f)      Other Remedies.

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         (g)      Specific Performance.

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         (h)      Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of New York, and that such process may be served outside the state of New York, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         (i)      Rules of Construction.

         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         (j)      Assignment.

         No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (k)      Absence of Third Party Beneficiary Rights.

         No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

         (l)      Mediation and Arbitration.

         If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement between the parties, a party hereto may, upon written notice to the other parties, request facilitated negotiations. Such negotiations shall be assisted by a neutral facilitator acceptable to all parties and shall require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interests, to finally resolve such dispute.

         A party may disclose any facts to the other parties or to the facilitator which such party believes, in good faith, to be necessary to resolve the dispute. All such disclosures shall be deemed in furtherance of settlement efforts and thus confidential. Except as agreed to by all parties, the facilitator shall keep confidential all information disclosed during the negotiations. The facilitator shall not act as a witness for either party in any subsequent arbitration between the parties. Such facilitated negotiations shall conclude within sixty days from receipt of the written notice, unless extended by mutual consent of the parties. The costs incurred by each party in such negotiations shall be borne by it. Any fees or expenses of the facilitator shall be borne equally by all parties.

         If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement which cannot be resolved by facilitated negotiations, then such dispute, controversy or claim shall be settled by arbitration in accordance with the laws of the State of New York and then current Commercial Arbitration Rules of the American Arbitration Association, except that no pre-hearing discovery will be permitted unless specifically authorized by the arbitration panel. The confidentiality provisions applicable to facilitated negotiations shall also apply to arbitration.

         The award issued by the arbitration panel may be confirmed in a judgment by any federal or state court of competent jurisdiction. All reasonable costs of both parties, as determined by the arbitration panel, including (i) the fees and expenses of the American Arbitration Association and of the arbitration panel, and (ii) the costs, including reasonable attorneys' fees, incurred to confirm the award in court, shall be borne entirely by the non-prevailing party (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel.

         (m)      Disclosure.

         Disclosure on one schedule, attachment or document provided pursuant to any paragraph or subparagraph of this Agreement shall be deemed disclosure under any other applicable paragraph or subparagraph of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Acquisition Agreement and Plan of Reorganization to be signed by their duly authorized respective officers, all as of the date first written above.

                                     SELLER:

                                     GLOBAL DATATEL, INC.



                                     By:    /s/ Richard Baker
                                           -------------------------
                                           Richard Baker, President


                                     SURGE COMPONENTS, INC.



                                     By:   /s/Ira Levy
                                           -------------------------
                                           Ira Levy, President


                                     BUYER:

                                     GDIS ACQUISITION CORP.



                                     By:    /s/ Ira Levy
                                           -------------------------
                                           Ira Levy, President

                                     ANNEX D






                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              MAILENCRYPT.COM, INC.

                          MAIL ACQUISITION CORPORATION

                                       AND

                             SURGE COMPONENTS, INC.

                             Dated February 16, 2000

                                    EXHIBITS


Exhibit No.                Description
-----------                -----------
1.1                        Administrative Services Agreement

1.5(b)(iii)                Form of Amendment to the Employment Agreements of
                           Ira Levy and Steven Lubman

1.7(a)                     Form of Promissory Note

5.1                        Form of Registration Rights Agreement

5.10                       Form of Affiliate Agreement

6.2(c)                     Form of Opinion of Bryan Cave LLP

6.2(e)(1) and (2)          Form of Employment Agreements

6.3(c)                     Form of Opinion of Snow Becker Krauss P.C.

                                    SCHEDULES


Number                     Description
------                     -----------
Schedule 1.6(d)(iii)       Options Issued and Outstanding under the 1995
                           Employee Stock Option Plan of Surge Components, Inc.
                           ("Parent")

Schedule 2.3 Options, Warrants, etc. Issued and Outstanding of MailEncrypt.com, Inc. (the "Company")

Schedule 2.4               Subsidiaries of Company

Schedule 2.6               Outstanding Taxes, Assessments and Levies of Company

Schedule 2.7               Litigation and Proceedings Against Company

Schedule 2.8               Conflicts, Required Filings and Consents of Company

Schedule 3.4               Subsidiaries of Parent

Schedule 3.6               Outstanding Taxes, Assessments and Levies of Parent

Schedule 3.8               Conflicts, Required Filings and Consents of Parent

Schedule 4.1(h)            Allowable Option Grants

Schedule 5.10              List of Affiliates

Schedule 5.14              Officers and Directors Added to Liability Insurance
                           Coverage

Schedule 6.2(e)            Persons Subject to Employment Agreements

Schedule 7.5               Interests of Company Shareholders

                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

         This MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of February __, 2000, by and among Surge Components, Inc., a New York corporation ("Parent"), Mail Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), MailEncrypt.com, Inc., a California corporation (the "Company") and the shareholders and optionholders of the Company listed on the signature page hereto (the "Shareholders"). Unless the context clearly requires otherwise, the term "Parent" as used herein shall include the Parent and its wholly owned subsidiary, Challenge/Surge, Inc.

                                    RECITALS

         A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of the Company with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

         B. Pursuant to the Merger and subject to the terms and conditions of this Agreement, Parent, through Merger Sub, shall acquire, at the Effective Time (as defined below) from the Shareholders all of the then issued and outstanding shares of capital stock and derivative securities of the Company (the "Company Securities") in exchange for shares of common stock and derivative securities of Parent.

         C. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         E. The parties intend the Merger to be effected through a three part process: there will be (i) the execution of this agreement on or before February 17, 2000 (the "Signing"); (ii) upon the satisfaction of certain conditions, including the Parent's shareholders' approval of a reorganization, as described herein (the "Reorganization"), on or before July 30, 2000, (the date on which shareholder's approval is obtained, the "Approval Date") there will be filed the appropriate merger certificates with the States of California and Delaware, which will be deemed the Effective Time, as herein defined; and, (iii) there will be a conversion of the Shareholders' common stock of the Company into the Parent's Class B Common Stock, at the rate set forth herein.

         NOW, THEREFORE, in consideration of the covenants, promises and representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

                             ARTICLE 1 - THE MERGER

         1.1 The Merger.

         At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California General Corporation Law ("California Law"), the Company shall be merged with and into the Merger Sub, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Merger Sub as the surviving Delaware corporation with the operating business of the Company after the Merger is hereinafter sometimes referred to as the "Surviving Corporation ." The operations of the Surviving Corporation after the Reorganization shall be in accordance with the terms and conditions of an Administrative Services Agreement, the form of which is attached as Exhibit 1.1.

         1.2 Closing Date; Effective Time.

         Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article 6, which shall be at the offices of Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158-0125, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date".

         As promptly as practicable following the Approval Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in accordance with the relevant provisions of applicable law and such other certificates of merger or other documents as shall be necessary to file in the State of California by the Company (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the "Effective Time").

         1.3 Effect of the Merger

         At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation; Bylaws.

         (a) The Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, provided, however, that the Merger Sub agrees that as of the Effective Time it will change its name to MailEncrypt, Inc.

         (b) The By-laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law and such By-laws.

         1.5 Directors and Officers.

         (a) Surviving Corporation . The initial directors of the Surviving Corporation will be Adam Epstein, Michael Patchen, David Bird and Tom Taulli, each to hold office until replaced or otherwise in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, with the exception of Adam Epstein, shall be the officers of the Surviving Corporation, each to hold office for a term of one (1) year and in accordance with the Bylaws of the Surviving Corporation.

         (b) Parent

                  (i) Directors and Committees. Prior to the Approval Date the Board of Directors of Parent shall have taken all corporate action necessary to cause the Board of Directors of Parent to consist of seven (7) persons effective as of the Approval Date, each to serve for a term of three (3) years from the date thereof and until successor directors have been duly elected and have taken office, one director, initially Ira Levy, shall be the nominee of New Surge, one director, initially Mario Habib, will be the nominee of Global Datatel, Inc. ("Global") (pursuant to an Asset Purchase Agreement between the Parent, and Global Datatel, Inc., dated December 8, 1999, the "Global Acquisition") and one director, initially, Adam Epstein, shall be the nominee of the Surviving Corporation. All other members of the Board of Directors shall be non-officers of the Parent and the subsidiaries and unanimously nominated by the Board of Directors. In addition, prior to the Signing, the Board of Directors of Parent shall have taken all corporate action necessary to appoint Adam Epstein, effective as of the Signing, Chairman of the Board of Directors of the Parent, provided, however, that such appointment will not entitle Adam Epstein to contractually bind the Parent without the consent of the Parent's Board of Directors.

                  (ii) Officers. Prior to the Approval Date, and subject to the terms and conditions of this Agreement, the Board of Directors of Parent shall have taken all corporate action necessary to cause each of the following persons to serve as officers of the Parent in the office appearing next to such person's name effective as of the Approval Date until the Board of Directors of Parent shall have elected and appointed a replacement officer: Adam Epstein, CEO and Chairman of the Board of Directors; Ira Levy, Executive Vice President and Steven J. Lubman, Secretary.

                  (iii) Spin Off. As part of the Reorganization envisioned hereby, the Parent, as approved by the Parent's Board of Directors, will reincorporate in Delaware and create a new wholly-owned Delaware subsidiary ("New Surge") and will transfer, effective as of the Approval Date, the current operations of the Parent into New Surge. The Board of Directors of New Surge will be the same Board of Directors as presently serve as directors of the Parent. After this transfer, the Parent will become a public holding company. Effective as of the Approval Date Ira Levy and Steven Lubman will enter into amended employment agreements in substantially the form set forth as Exhibit 1.5
(b)(iii).

         1.6 Conversion of Shares.

         At the Effective Time, by virtue of the Merger, or otherwise at such time and subject to such conditions as are set forth herein, and without any action on the part of Parent, the Company, Merger Sub or any holder of any Company Securities:

         (a) All of the shares of common stock of the Company (including options to purchase Common Stock, which, for such purposes, shall be treated on an as exercised basis) will be exchanged for an aggregate of 1,821,400 shares of the Parent's Class B Common Stock, $.001 par value. The common share exchange ratio shall be 1.4754447 shares of the Company's common stock (including options to purchase common stock) for one (1) share of Class B Common Stock.

         (b) Effective as of the Approval Date, the Parent's existing Common Stock, $.001 par value, shall be redesignated as "Class A Common Stock". The Class A Common Stock shall have the same rights and preferences and otherwise be the same as the existing Common Stock, except that the holders of each two shares of Class A Common Stock issued and outstanding after the Approval Date shall have the right to receive and such shares shall become exchangeable, at the option of the holder, for one share of Class B Common Stock. Other than the exchange ratio between the Class A and Class B Common Stock, the two classes shall be treated on a pari passu basis and have the same rights and preferences of each other, with each having one vote per share and sharing proportionately to their respective number of shares in dividends declared by Parent and in the assets of Parent upon liquidation or dissolution.

         It is expected that Parent's stockholders will approve the Reorganization as of the Approval Date. For purposes of this Agreement, all share and per share amounts on or after the Approval Date give pro forma effect to such proposed Reorganization. The Class B Common Stock when issued in exchange for the Company's common stockshall be a tracking stock, intended to be separately listed on the Nasdaq National Market, if possible. The Parent's Class A Common Stock, when issued in exchange for the existing Common Stock shall also be a tracking stock, intended to be separately listed on the Nasdaq National Market, if possible. The Class A Common Stock following the Reorganization shall represent only the assets of the business and financial condition of the Parent as it exists as of the Effective Time, prior to the transfer to New Surge.

         (c) Effective Date of the Merger.

         The parties hereto agree that the Merger shall be conditioned upon the Parent obtaining the required vote of its Shareholders at a special meeting of shareholders (the "Special Meeting"). The parties to this Agreement hereby agree to file with the Securities and Exchange Commission (the "SEC"), a proxy statement/prospectus (the "Proxy Statement/Prospectus") to the Parent's shareholders as soon as possible following the Closing Date and use their best efforts to have it declared effective by the SEC promptly and thereafter hold the Special Meeting as soon as legally permitted to do so.

         (d) Treatment of Outstanding Securities of the Parent.

                  (i) Upon Stockholder Approval, each two issued and outstanding shares of the Parent Common Stock, which shall be designated as Class A Common Stock, shall be convertible by the holders, at their sole discretion, into one share of Class B Common Stock.

                  (ii) At the Approval Date, each unexercised Class A Common Stock Warrant (the "Class A Warrants") of the Parent issued and outstanding at the Effective Date, exercisable at $5.00 per share, callable when the Class A Common Stock trades at or above $7.50 per share and expiring on July 31, 2003, shall be redesignated as a Class B Common Stock Purchase Warrant exercisable at $5.00 per each such redesignated Warrant for one share of Class B Common Stock and shall be callable if the Class B Common Stock trades at or above $7.50 per share for twenty (20) consecutive trading days.

                  (iii) Each option to purchase shares of Parent Common Stock (the "Parent Options") issued pursuant to Parent's 1995 Employee Stock Option Plan, as amended (the "Parent Plan"), but not the 5,300,000 options granted in December 1998 in connection with the terminated merger with Orbit Network Inc. (the "Orbit Options"), all of which issued and outstanding Parent Options are set forth on Schedule 1.6(d)(iii) hereto shall, at the Approval Date, except the Orbit Options as set forth below, maintain the same terms and conditions and in addition each two options shall be exercisable for one share of Class B Common Stock.

                  (iv) The above-mentioned 5,300,000 Orbit Options shall become fully vested and exercisable at the Approval Date, conditioned upon shareholder approval, to acquire an aggregate of 5,300,000 registered shares of Class B Common Stock at $2.00 per option. All shares of Class B Common Stock issuable upon exercise of the Orbit Options shall be registered with the SEC on a Form S-8 Registration Statement before the Approval Date. As soon as practicable following the Approval Date, but in no event later than three (3) days following the Approval Date, Parent shall deliver to holders of Orbit Options, amended option agreements representing the right to acquire shares of Class B Common Stock and otherwise on the same terms and conditions, other than as set forth in the first sentence of this Paragraph, as contained in the outstanding Orbit Options. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Class B Common Stock for delivery upon exercise of the Orbit Options in accordance with this Section 1.6(e).

                   (v) Notwithstanding anything to the contrary herein, effective as of the Approval Date, the 1,500,000 stock options granted to Adam Epstein pursuant to his employment agreement with Parent, effective as of the Closing Date, shall be exercisable in accordance with the vesting schedule and for the exercise price set forth in the option agreement applicable thereto, in each case without adjustment, for 1,500,000 shares of Class B Common Stock. Promptly following the Approval Date, Parent shall amend Mr. Epstein's stock option agreement to reflect the foregoing.

         (e) Treatment of Company Securities

                  (i) Each 1.4754447 issued and outstanding shares of Common Stock, no par value, of the Company ("the Company Common Stock"), including outstanding options therefor, shall be exchanged into the right to receive one share of Class B Common Stock, $.001 par value, or a total of 1,821,400 shares of Class B Common Stock; and

                  (ii) At the Closing, the outstanding options to purchase Company Common Stock will be assumed and converted into a right to receive Class B Common Stock, in an amount equal to the shares that such option holder would have been entitled to receive if the option had been exercised in full immediately prior to the Closing. Promptly following the Approval Date, each such option holder shall receive an option agreement reflecting the terms of such holder's option to acquire Class B Common Stock, which terms shall be the same as those in effect prior to the Closing, except for appropriate adjustment to the number of shares and exercise price in accordance with the conversion ratio hereunder.

1.7 Initial Investment

         (a) Upon Signing, the Parent will loan $750,000 to the Company (the "Initial Investment"). This loan will be evidenced by a promissory note in the form attached as Exhibit 1.7(a). The Parent will allocate to the Company or the Surviving Corporation an additional $1,750,000 from the first public financing of the Parent or from any private financing of the Parent in excess of $12,000,000. Notwithstanding anything to the contrary, the Parent's obligation to make the Initial Investment (other than the initial $750,000 installment, which shall be made at Signing) shall be conditioned upon raising the funds through private offerings of 12% convertible promissory notes due December 31, 2000 on a "best efforts" basis. The Parent will have no obligation to make the Initial Investment with funds from other sources.

         (b) In the event that Parent Shareholder Approval is not obtained by July 30, 2000 and the Company elects its right to terminate the Merger pursuant to Section 7.1 hereto, the Initial Investment and any other sums loaned or invested in the Surviving Corporation pursuant to this Section 1.7 shall automatically convert into common stock of the Company at an aggregate pre-money valuation of all of the capital stock of the Company of $15 million.

         (c) Following the Closing, the Surviving Corporation will be entitled to received proceeds from the exercise of the Parent's Class A Common Stock Warrants as follows: for every $100,000 received from the exercise, Parent and then New Surge shall receive 28% of the net proceeds from the exercise, with the remaining 72% of the net proceeds being divided by the Company and Global Datatel, Inc. in amounts to be mutually agreed upon by management of the Company and Global Datatel, Inc., provided that the Company shall receive no less that $1.5 million of such proceeds assuming the exercise of all of the Warrants.

         (d) Notwithstanding anything to the contrary in this Section 1.7, the parties hereto acknowledge that this Section 1.7 is not intended to restrict the ability of the Board of Directors of the Parent from providing the Surviving Corporation with more or less funds, or devising alternative financing arrangements based upon the future business needs of the Parent or the Surviving Corporation.

         1.8 Dissenting Shares.

         (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Securities held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be exchanged for Parent Securities pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

         (b) Notwithstanding the provisions of subsection 1.8(a), if any holder of shares of Company Securities who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be, pursuant to the Merger, exchanged for Parent Securities and cash in lieu of fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 1.9.

         (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Company in connection therewith, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under California Law. The Company and Surviving Corporation shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

         1.9 Surrender of Certificates.

         (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") in the Merger. Parent shall pay all charges and expenses of Exchange Agent. The Exchange Agent will be entrusted with exchanging the Company Common Stock with the Class B Common Stock, as detailed below.

         (b) Parent to Provide Parent Securities. As of the Effective Time, Parent shall deposit into an escrow account with the Exchange Agent for the benefit of the Company's shareholders the aggregate number of shares of Class B Common Stock issuable pursuant to Section
1.6 in exchange for the outstanding shares of Company Common Stock.

         (c) Exchange Procedures. Promptly after the Effective Time, certificates representing the Company Common Stock (the "Certificates" or, individually, "Certificate") will be surrendered to the Exchange Agent. Upon surrender of a Certificate to the Exchange Agent or to such other agent or agents as may be appointed by Parent, the holder of such Certificate shall be entitled to certificates representing the number of whole shares of Class B Common Stock and the Certificate so surrendered shall forthwith be owned in the name of Merger Sub. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent solely ownership of the number of full shares of Parent Securities into which such Company Stock shall have been so exchanged.

         (d) No Liability. Notwithstanding anything to the contrary in this
Section 1.9, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Parent Securities or Company Securities for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.10 No Further Ownership Rights in Company Common Stock.

         All shares of Class B Common Stock issued pursuant to the Merger in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

         1.11 Lost, Stolen or Destroyed Certificates.

         In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates, upon receiving notice from the holder thereof at least five (5) days before the Effective Time and upon the making of an affidavit in such form as is acceptable to the Company and the Exchange Agent of that fact by such holder, new shares of Company Common Stock; provided, however, that Company, as a condition precedent to the issuance thereof, shall require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made with respect to the certificates alleged to have been lost, stolen or destroyed. Subsequent to the issuance of new shares of Company Common Stock, such shares shall be surrendered to the Exchange Agent in accordance with Section 1.9.

         1.12 Tax and Accounting Consequences.

         It is intended by the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) the Code.

         1.13 Taking of Necessary Action; Further Action.

         If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

            ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE SHAREHOLDERS

         The Company hereby represents and warrants, jointly and severally with the Shareholders (Provided that the Shareholders make such representations and warranties severally in accordance with Section 7.6 hereof), to Parent and Merger Sub, as follows:

         2.1 Organization, Standing and Power.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company has made available true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent.

         2.2 Authority.

         The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company's shareholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         2.3 Company Capital Structure.

         The authorized securities of the Company consists of 5,000,000 shares of Company Common Stock, no par value and no shares of Preferred Stock. As of February 7, 2000, 2,630,375 shares of Company Common Stock have been issued and are outstanding. No shares of Company Common Stock are subject to outstanding convertible debt securities. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or By-laws of the Company or any agreement to which the Company is a party or by which it is bound. Other than as set forth on Schedule 2.3 hereto, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         2.4 Subsidiaries.

         Except as set forth on Schedule 2.4 hereto, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         2.5 Company Financial Statements.

         As soon as practicable following the date of this Agreement, the Company shall cause to be delivered to Parent and Merger Sub the Company's unaudited balance sheet as of December 31, 1999, and the related unaudited statements of operations and cash flows for the two-year period (or such shorter time as the Company has been in existence) then ended (collectively, the "Company Financials"). At such time as the Company Financials are delivered, the Company will represent and warrant to Parent and Merger Sub that the Company Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials will present fairly the financial condition and operating results of the Company as of the date and during the period indicated therein.

         2.6 Taxes.

         All federal, state and other returns and reports required to be filed by the Company have been duly filed by the Company and except as set forth on
Schedule 2.6 hereto, all material taxes and other assessments and levies (including all interest and penalties) including, without limitation, income, franchise, real estate, sales, gross receipts, use and services taxes, and employment and employee withholding taxes, owed by the Company have been paid in full by the Company unless being contested in good faith. Except as set forth on
Schedule 2.6, all such taxes and other assessments and levies which the Company is required by law to have withheld, collected or deposited have been duly withheld and collected and deposited with the proper governmental authorities or segregated and set aside for such payment, and if so segregated and set aside, shall be so paid by the Company as required by law.

         2.7 Litigation.

         Except as set forth on in Schedule 2.7 hereto, or as otherwise disclosed to the Parent, there is no material action, suit or proceeding of any nature pending or to the best of the Company's knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such.

         2.8 No Conflict; Required Filings and Consents.

         (a) Except as set forth on Schedule 2.8 hereto, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or By-laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not have a Material Adverse Effect, as defined in Section 6.2(a) below.

         (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with notification to, any domestic or foreign governmental or regulatory authority except (i) for the applicable requirements, if any, of the Securities Act of 1933, as amended (the "Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the legal requirements of any foreign jurisdiction requiring notification in connection with the Merger and the transactions contemplated hereby and the filing and recordation of appropriate merger or other documents as required by Delaware Law and California Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or (B) do not have a Material Adverse Effect.

         2.9 Year 2000 Compliance.

         The Company has taken reasonable steps to ensure that the Company's primary computing system and software (i) will operate without substantial errors relating to date data, including any error relating to, or the product of, date data which represents or references different centuries or more than one century;
(ii) will be capable of correctly processing, providing, receiving, and displaying accurate date data, and exchanging accurate date data with all products with which it is currently exchanging date data; (iii) will not abnormally end, corrupt data, or produce incorrect or invalid results as a result of date data, including date data which represents or references different centuries or more than one century or as a result of multi-century date calculations, sequencing, or comparisons; (iv) will be capable of date data century recognition and calculations which accommodate same century and multi-century formulas and date values and date data interface values that reflect the century; (v) will correctly recognize leap years, including the year 2000, and will handle all dates in leap years appropriately; and (vi) will properly interpret, as to century, all date data currently stored or accessible to it.

         2.10 Status of Material Contracts

         The Company is not in default of, nor is in anticipatory breach of any of its material contracts with third parties, nor does the Company have any reason to believe that it will be so in the future.

         2.11 Ownership of Property, Indemnification

         The Company owns, and at the Closing shall have, good, valid and marketable title or valid license to any property, including intellectual property, that it uses in the operation of its business, free any clear of all mortgages, liens, pledges, charges or encumbrances, except (i) the lien of current taxes no yet due and payable and (ii) such imperfections of title, liens and easements as do not and would not reasonably be expected to have a Material Adverse Effect on the Company. With regard to any licenses to use property, including intellectual property, the Company has valid and enforceable license agreements with the third party owners of the property, and none of such intellectual property infringes upon the proprietary rights of any third party. In this regard, the Company agrees to indemnify and hold harmless the Parent, the Merger Sub and the Surviving Corporation from any liabilities, damages or expenses (including attorneys' fees) that it might incur by reason of a breach of this warranty.

         2.12 ERISA Plans

         The Company does not have any plans that would be covered by the federal ERISA law.

         2.13 Restrictions on Business Activities

         To the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company to compete with any other person or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

         2.14 Governmental Authorization; Compliance with Laws

         The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of any applicable governmental entity or other regulatory agency, (i) pursuant to which the Company currently operates or holds any interest in any of its properties or
(ii) that is required for the operation of the Company's business or the holding of any such interest ((i) and (ii) herein collectively referred to as the "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Material Adverse Effect on the Company. The Company is in material compliance with all applicable laws, statutes, orders, rules and regulations of any applicable governmental entity or other regulatory agency relating to the Company except where the failure to do so would not have a Material Adverse Effect and the Company has not received notice of any violations of any of the above.

                         ARTICLE 3 - REPRESENTATIONS AND
                       WARRANTIES OF PARENT AND MERGER SUB

          Parent, Merger Sub and each subsidiary other than Merger Sub (the "Subsidiaries") represent and warrant to the Company as follows:

         3.1 Organization, Standing and Power.

         Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GDIS Acquisition Corp. ("GDIS") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Sub and GDIS has the corporate power to own its properties and to carry on its business as now being conducted. Parent, Merger Sub and GDIS have each made available true and correct copies of its Certificates of Incorporation and By-Laws, each as amended, to date.

         3.2 Authority.

         Subject only to the requisite stockholders' approval of (a) the amendment of the Certificate of Incorporation changing the name of Parent, (b) the amendment of Parent's Certificate of Incorporation authorizing the requisite number of shares of Parent Common Stock, (c) the issuance of the requisite number of shares of Parent Common Stock, (d) the election of directors and officers of Parent and Surviving Corporation as outlined in Section 1.5 hereof, immediately prior to the Effective Time and for a minimum term of three (3) years, (e) the Merger, (f) this Agreement, (g) the adoption of the Company's employee stock option plan by the Parent, and (h) the re-incorporation of the Parent in Delaware, Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the approval of the Merger and this Agreement by Parent's stockholders. Each of Parent's and Merger Sub's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         3.3 Parent and Merger Sub Capital Structure.

         (a) The authorized stock of Parent consists of 25,000,000 shares of Parent Common Stock, $.001 par value and 1,000,000, shares of Preferred Stock, $.001 par value. As of the date of this Agreement, approximately 4,860,000 shares of Parent Common Stock and 239,000 shares of Preferred Stock are issued and outstanding. All such shares of stock have been duly authorized and have been validly issued and are fully paid and non-assessable. Parent has reserved
(i) 850,000 shares of Parent Common Stock for issuance pursuant to Parent's 1995 Employee Stock Option Plan as amended, of which as of December 31, 1999 options to purchase 707,000 shares were outstanding and 143,000 shares remained available for future grants. Upon the Approval Date, an additional 5,300,000 Class B Common Shares shall be issuable upon exercise of outstanding Orbit Options, described in Section 1.6(e) above, and 3,479,600 Class B Common Shares shall be issuable upon exercise of outstanding Class A Warrants, described in
Section 1.6(e) above. No shares of Parent Securities are subject to outstanding convertible debt securities other than Class B Common Shares issuable upon conversion of the12% Convertible Promissory Notes due December 31, 2000, at the current rate of $3.00 per share. Other than as set forth in this Section 3.3, there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound, obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         (b) The Parent Class B Common Stock, when issued in accordance with the terms and provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         (c) The authorized stock of Merger Sub consists of 3,000 Shares of Common Stock, par value $.01 per share. As of the date of this Agreement 3,000 shares of Merger Sub's Common Stock have been issued and are outstanding and are all owned by Parent. Such shares have been duly authorized, validly issued and are fully paid and non-assessable. As of the date hereof, no Shares of Merger Sub Common Stock are issuable upon exercise of warrants or options. Other than as set forth in this Section 3.3, there are no options, convertible securities, warrants, calls, rights, commitments or agreements of any character to which the Merger Sub is a party or by which it is bound, obligating the Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Merger Sub or obligating the Merger Sub to grant, extend or enter into any such option, convertible security, warrant, call, right, commitment or agreement.

         3.4 Subsidiaries.

         Except as set forth on Schedule 3.4 hereto, the Parent does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. Merger Sub has no material liabilities.

         3.5 SEC Documents; Parent Financial Statements.

         (a) Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Act and the Exchange Act, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and rules and regulations thereunder. Parent has furnished or made available or will make available to the Company true and correct copies of all forms, statements, reports and documents filed by Parent with the SEC since December 1, 1997 ( the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Act and the Exchange Act, and the applicable rules and regulations of the SEC thereunder, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since August 31, 1999, Parent has not suffered any Material Adverse Effect (as defined in Section 6.2(a) below) with respect to its business (financial or otherwise), and Parent has conducted its business only in the ordinary course and there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Parent Common Stock or any repurchase, redemption or other acquisition by Parent of any other securities of Parent. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rules for such form) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments which will not be material in amount or significance) and do not include or omit to state any fact which renders the Parent Financial Statements hereunder misleading. There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

         (b) Except as and to the extent shown or provided for in the Parent Financial Statements or notes and schedules thereto or as disclosed in any of the Schedules to this Agreement or such current liabilities as may have been incurred since August 31, 1999 in the ordinary course of business, to the extent quantified and reflected as a liability on the Parent's books and records, the Parent and its subsidiaries as at the date hereof have no liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise ) which might be or become a charge against the assets or liabilities of the Parent except as specifically provided pursuant to the terms of the agreement or understanding to which such liability or obligation relates; as of August 31, 1999, there was no asset used by the Parent in its operations that has not been reflected in the Parent Financial Statements, and except as set forth in the Parent Financial Statements, no assets have been acquired by the Parent since such date except in the ordinary course of business.

         (c) Except as disclosed in the Parent Financial Statement, there has been no decrease in stockholders' equity as compared with the amount shown for such stockholders' equity as at August 31, 1999 and no material adverse changes in the financial position of the Parent and its Subsidiaries, taken as a whole, since August 31, 1999.

         3.6 Taxes.

         All federal, state and other returns and reports required to be filed by Parent have been duly filed by Parent and except as set forth on Schedule 3.6 hereto, all material taxes and other assessments and levies (including all interest and penalties) including, without limitation, income, franchise, real estate, sales, gross receipts, use and services taxes, and employment and employee withholding taxes, owed by Parent have been paid in full by Parent unless being contested in good faith. Except as set forth on Schedule 3.6, all such taxes and other assessments and levies which Parent is required by law to have withheld, collected or deposited have been duly withheld and collected and deposited with the proper governmental authorities or segregated and set aside for such payment, and if so segregated and set aside, shall be so paid by Parent as required by law.

         3.7 Litigation.

         There is no action, suit or proceeding of any nature pending or to the best of Parent's knowledge threatened against Parent or any of its subsidiaries, their respective properties or any of their respective officers or directors, in their respective capacities as such.

         3.8 No Conflict; Required Filings and Consents.

         (a) Except as set forth on Schedule 3.8 hereto, the execution and delivery of this Agreement by the Parent and Merger Sub does not, and the performance of this Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the transactions contemplated hereby will not,
(i) conflict with or violate the Certificate of Incorporation or By-laws of the Parent or Merger Sub, (ii) conflict with or violate any Laws applicable to the Parent or any of its subsidiaries or by which they or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of the Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not have a Material Adverse Effect, as defined in Section 6.2 below.

         (b) The execution and delivery of this Agreement and the consummation of the Merger contemplated thereby, by the Parent and Merger Sub do not, and the performance of this Agreement by the Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with notification to, any domestic or foreign governmental or regulatory authority except (i) for the applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, the legal requirements of any foreign jurisdiction requiring notification in connection with the Merger and the transactions contemplated hereby and the filing and recordation of appropriate merger or other documents as required by the laws of the states of Delaware, New York and California, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Parent or Merger Sub from performing its obligations under this Agreement, or (B) do not have a Material Adverse Effect (as defined below).

         3.9 Year 2000 Compliance.

         The Parent has taken reasonable steps to ensure that the Parent's primary computing system and software (i) will operate without substantial errors relating to date data, including any error relating to, or the product of, date data which represents or references different centuries or more than one century; (ii) will be capable of correctly processing, providing, receiving, and displaying accurate date data, and exchanging accurate date data with all products with which it is currently exchanging date data; (iii) will not abnormally end, corrupt data, or produce incorrect or invalid results as a result of date data, including date data which represents or references different centuries or more than one century or as a result of multi-century date calculations, sequencing, or comparisons; (iv) will be capable of date data century recognition and calculations which accommodate same century and multi-century formulas and date values and date data interface values that reflect the century; (v) will correctly recognize leap years, including the year 2000, and will handle all dates in leap years appropriately; and (vi) will properly interpret, as to century, all date data currently stored or accessible to it.

         3.10 Status of Material Contracts

         Neither the Parent, the Merger Sub nor GDIS is not in default of, nor is in anticipatory breach of any of its material contracts with third parties, not has any reason to believe that it will be so in the future.

         3.11 Ownership of Property, Indemnification

         The Parent owns, and at the Closing shall have, good, valid and marketable title, or valid license, to any property, including intellectual property, that it uses in the operation of its business, free any clear of all mortgages, liens, pledges, charges or encumbrances, except (i) the lien of current taxes no yet due and payable and (ii) such imperfections of title, liens and easements as do not and would not reasonably be expected to have a Material Adverse Effect on the Parent. With regard to any licenses to use property, including intellectual property, the Parent has valid and enforceable license agreements with the third party owners of the property and none of such intellectual property infringes upon the proprietary rights of any third party. In this regard, the Parent agrees to indemnify and hold harmless the Company, the Shareholders and the Surviving Corporation from any liabilities, damages or expenses (including attorney's fees) that it might incur by reason of a breach of this warranty.

         3.12 ERISA Plans

         The Parent has a Section 401(k) plan that covers all employees who have worked at least one year, but has no other plans that would be covered by ERISA.

         3.13 Restrictions on Business Activities

         To the Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Parent which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Parent to compete with any other person or the conduct of business by the Parent as currently conducted or as proposed to be conducted by the Parent.

         3.14 Brokers' and Finder' Fees.

         Morgan Stanley Dean Witter will be entitled to a fee of 100,000 shares of Parent's Class A Common Stock at the Effective Time, but neither Parent nor Merger Sub, directly or indirectly, will incur any other liability or finder's fee, or agent's commissions or any similar changes in connection with this Agreement or any transaction contemplated hereby.

         3.15 Governmental Authorization; Compliance with Laws

         The Parent, Merger Sub and GDIS have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of any applicable governmental entity or other regulatory agency,
(i) pursuant to which the Parent, Merger Sub and GDIS currently operate or hold any interest in any of its properties or (ii) that is required for the operation of the Parent, Merger Sub and GDIS's business or the holding of any such interest ((i) and

(ii) herein collectively referred to as the "Parent, Merger Sub and GDIS Authorizations"), and all of such Parent, Merger Sub and GDIS Authorizations are in full force and effect, except where the failure to obtain or have any such Parent, Merger Sub and GDIS Authorizations could not reasonably be expected to have a Material Adverse Effect on the Parent, Merger Sub and GDIS. The Parent, Merger Sub and GDIS are each in material compliance with all applicable laws, statutes, orders, rules and regulations of any applicable governmental entity or other regulatory agency relating to the Parent, Merger Sub and GDIS except where the failure to do so would not have a Material Adverse Effect and the Parent, Merger Sub and GDIS have not received notice of any violations of any of the above.

            ARTICLE 4 - CONDUCT OF BUSINESS PENDING THE APPROVAL DATE

         4.1 Conduct of Business by the Company, Parent and Merger Sub Pending the Approval Date.

         Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Approval Date or earlier termination of this Agreement, unless the parties shall otherwise agree in writing, the Company, the Parent, the Merger Sub and the Parent's other subsidiaries shall each:

         (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

         (b) not (i) amend or propose to amend its Certificate of Incorporation or By-laws, (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (iii) spin-off any assets or businesses, (iv) engage in any transaction for the purpose of effecting a recapitalization of any party or subsidiary, or (v) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

         (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, except that nothing herein will prevent the Parent from performing its obligations pursuant to the Global Acquisition, or either party granting employee stock options consistent with past practices;

         (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, except in the ordinary course of business, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities,
(iii) take or fail to take any action which action or failure to take action would cause the Company or its shareholders (except to the extent that any shareholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (iv) make any acquisition of any assets (except in the ordinary course of business) or businesses, (v) sell any assets (except in the ordinary course of business) or businesses, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (e) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with the Company or the Parent and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by this Agreement;

         (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors or officers other than as envisioned by the Global Acquisition;

         (g) not increase the rate of remuneration payable to any of its directors or officers, except in the customary and usual course of business and consistent with past practices, or agree to do so;

         (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except in the ordinary and usual course of business, consistent with past practices or as required to comply with changes in applicable law and except as contemplated on Schedule 4.1(h) hereto;

         (i) file with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act; and

         (j) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

         4.2 Certain Actions.

         Except with respect to this Agreement and the transactions contemplated hereby, the Company, Parent and Merger Sub shall not, directly or indirectly, solicit any Acquisition Proposal. "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of, such party or any of its subsidiaries, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such party or any of its subsidiaries. The Company, Parent and Merger Sub shall not, directly or indirectly, furnish to any third party any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any agreement with respect to, any Acquisition Proposal, but may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. The Company, Parent and Merger Sub, as applicable, shall promptly advise the other parties hereto following the receipt of any Acquisition Proposal and the details thereof, and advise such other parties hereto of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. The Company, Parent and Merger Sub shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its investment bankers, financial advisors, attorneys, accountants, consultants or other representatives not to engage in any of the foregoing. Notwithstanding anything to the contrary herein, this Section 4.2 shall not prohibit the Global Acquisition.

                        ARTICLE 5 - ADDITIONAL AGREEMENTS

         5.1 Issuance of Parent Common Stock, Registration.

         (a) The Parent Common Stock (including all shares issuable upon exercise of the Class A Warrants) to be issued pursuant to the Merger will be registered on an S-4 (or such successor form) registration statement as set forth in the registration rights agreement (the "Registration Rights Agreement") attached hereto as Exhibit 5.1. The parties intend, and Parent will take reasonable steps to ensure, that such registration statement will register the sale of Parent Common Stock held by "affiliates" (as defined under the Securities Act) of Parent.

         (b) Notwithstanding any registration of the shares under Section 5.1(a), the Shareholders agree that they will not sell their shares of Class B Common Stock for a period of nine months from the Approval Date (the "Lock Up"), provided, however, an aggregate of 214,290 shares (the allocation of which will be determined by the Shareholders) will be exempt from the Lock Up and will be tradeable, subject to any restrictions under the Securities Act of 1933, and the Lock Up will automatically expire if, at any time during the nine month period the closing sale price of the Class B Common Stock, as reported by Nasdaq, shall be not less than twenty dollars ($20) for twenty (20) consecutive trading days. All such shares will be tradeable, subject to any restrictions under the Securities Act of 1933, after the expiration of the nine months period from the Approval Date.

         5.2 Nasdaq Compliance.

         Parent shall use its best efforts to obtain a written ruling from The Nasdaq Stock Market, Inc. ("Nasdaq") that Marketplace Rule 4330(f) will not apply to the Merger. In the event that such rule does not apply, the Parent shall comply with all applicable requirements for initial inclusion on the Nasdaq National Market or Small Cap Market as a condition to Closing.

         5.3 Stockholders' Meetings.

         Subject to applicable law, each of the Company and Parent, through its respective Boards of Directors, shall, in accordance with applicable law and subject to the fiduciary duties of their respective Boards of Directors under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel: (a) jointly prepare the Proxy Statement/Prospectus for use in connection with obtaining the requisite stockholder approvals and the issuance of the Class B Common Stock pursuant to the Merger; (b) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its respective stockholders, or obtain their stockholders' unanimous consent, as soon as practicable for the purpose (in the case of the Company) of approving as required by California Law, the Merger, this Agreement and the transactions contemplated hereby (the "Company Shareholder Approval") or (in the case of Parent) of approving as required by the New York Business Corporation Law, the Merger, this Agreement (including the transactions contemplated hereby), the re-incorporation in the State of Delaware, the Certificate of Amendment to the Certificate of Incorporation and the authorization and issuance of Class B Company Stock in connection with the Merger, the Global Acquisition, the adoption by the Parent of a new or amended employee stock option plan and the re-naming of the Parent (the "Parent Stockholder Approval" and together with the Company Shareholder Approval, the "Stockholder Approvals"); and (c) include in the Proxy Statement/Prospectus for use in connection with the Special Meeting of Parent the recommendation of its Board of Directors that stockholders vote in favor of the Parent Stockholder Approval. The Parent will use commercially reasonable efforts to cause the Special Meeting to occur as soon as practicable after the date hereof.

         5.4 Access to Parent/Company Information.

         Subject to any applicable contractual confidentiality obligations (which the Company and Parent shall use their best efforts to cause to be waived), Company and Parent shall afford each other and their respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of their respective properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Company and Parent, as applicable, as may be reasonably requested. In addition, Parent shall make available to the Company, promptly upon receipt thereof, the due diligence materials and analyses received and/or prepared by Parent in connection with the transactions contemplated by the Global Acquisition.

         5.5 Confidentiality.

         Each of the parties hereto hereby agrees to maintain the confidentiality of the information obtained in any investigation pursuant to
Section 5.4, or pursuant to the negotiation of this Agreement, in accordance with the provisions of the Confidentiality Agreement between Parent and the Company dated as of January 10, 2000.

         5.6 Public Disclosure

         No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement shall be made by any party hereto unless approved in writing by duly authorized officers of both Parent and the Company, or of any third parties identified in such disclosure, prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Company's and Parent's obligations to comply with applicable securities laws and NASDAQ or such other stock market regulations as applicable, in order to satisfy the listing and disclosure requirements of all such exchanges or markets where the Parent's securities are listed.

         5.7 Reasonable Efforts/Consents.

         Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         5.8 Notification of Certain Matters.

         The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time except as contemplated by this Agreement (including the schedules of the Company attached hereto), and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

         5.9 Nasdaq Listing

         Parent's capital stock is trading on Nasdaq's Small Cap Market and Parent shall use all reasonable efforts to obtain a Nasdaq National Market listing for its Class A Common Stock and Class B Common Stock promptly following the Closing.

         5.10 Affiliate Agreement.

         Schedule 5.10 hereto sets forth those persons who, in the Company's reasonable judgment, are "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company has delivered or shall cause to be delivered to Parent prior to the Approval Date from the Company's Affiliates an executed affiliate agreement substantially in the form attached hereto as Exhibit 5.10 (the "Affiliate Agreement"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Class B Common Stock to be received by Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and Parent Securities consistent with the terms of such Affiliate Agreement.

         5.11 Blue Sky Laws.

         Parent shall take such steps as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable to the issuance of the Parent Securities pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable in connection with the issuance of Parent Securities pursuant hereto.

         5.12 Corrections to the Proxy Statement/Prospectus.

         Prior to the date of the Stockholder Approvals, each of the Company, Parent and Merger Sub shall correct promptly any information provided by it to be used specifically in the Proxy Statement/Prospectus or relating to it and incorporated by reference into the Proxy Statement/Prospectus that shall have become false or misleading in any material respect and shall take all steps necessary to make any requisite filings and have declared effective or cleared any amendment or supplement to the Proxy Statement/Prospectus so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company and Parent, in each case to the extent required by applicable law. Notwithstanding anything to the contrary herein, the Proxy Statement/Prospectus shall not include any information with respect to any party or its affiliates, without the prior approval of such inclusion by such party, unless required by applicable law. Neither party nor its affiliates (the "Indemnified Party") shall assume any liability for, and the other party (the "Indemnifying Party") shall indemnify and hold harmless the Indemnified Party, their officers, directors, employees, advisors and agents and each person who controls (within the definition of such term in the Securities Act and the Exchange Act) the Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation, attorney's fees and other related costs) arising out of or based upon any untrue or allegedly untrue statement of a material fact contained in any disclosure hereunder or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that the same are caused by or contained in information provided by the Indemnifying Party for inclusion in the Proxy Statement/Prospectus.

         5.13 Shareholder Rights Protection Plan.

         At or prior to the Effective Time the Parent shall terminate its Shareholder Rights Protection Plan, as provided therein.

         5.14 Indemnification and Insurance.

         (a) Parent and the Company agree that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company (as such) or any of its subsidiaries or present or former directors of the Company or any of its subsidiaries serving or who served at the Company's or any of its subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in the Company's Articles of Incorporation or By-laws, or the Certificate of Incorporation or By-laws (or similar governing documents) of any of the Company's subsidiaries and any indemnification agreements as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect and without modification (other than modifications which would enlarge the indemnification rights) for a period of not less than the statute of limitations applicable to such matters, and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder.

         (b) The officers and directors of Parent and the Surviving Corporation promptly after such person is elected as an officer or director shall amend the Parent's liability insurance to include the officers and directors of the Parent and Surviving Corporation set forth on Schedule 5.14 hereto.

         (c) In the event the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person or entity, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent, as appropriate, assume the obligations set forth in this Section 5.14.

         5.15 Change in Name, Re-Incorporation.

         Promptly after the Approval Date, Parent shall re-incorporate in the State of Delaware and change its name to Superus Holdings, Inc. or a derivative thereof. Prior to such name change, Parent shall take such actions and execute, deliver and file such documents as are necessary to effect the name change, including, but not limited to, obtaining approval from Parent's Board of Directors and filing such name change on a doing business certificate with Nasdaq.

         5.16 The Company's Employee Stock Option Plan

         The Parent will take such action as is appropriate to amend its existing Employee Stock Option Plan or adopt a new Employee Stock Option Plan, including, but not limited to, obtaining approval from Parent's Board of Directors prior to the Signing and including such new or amended Employee Stock Option Plan in the Proxy Statement/Prospectus to the stockholders. The Parent will promptly, after receiving the necessary approvals, file a Form S-8, registering the shares under the new or amended Plan. Such new or amended Employee Stock Option Plan shall contain such terms and provisions as are necessary to permit the issuance of stock options thereunder to Adam Epstein in accordance with the terms and conditions of the stock option agreement attached to Mr. Epstein's employment agreement with the Parent.

         5.17 Epstein Shares

         The Parent's Board of Directors, promptly following the Signing and prior to the Effective Time, will approve the Class B Common Stock issued to Adam Epstein in a form that is sufficient under Section 16(b) of the Exchange Act and Rule 16b-3 thereunder to exempt the acquisition by Mr. Epstein of those securities from Section 16(b) and Rule 16b-3.

                      ARTICLE 6 - CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger.

         The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be deferred, in writing by both parties and/or waived:

         (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect;

         (b) Tax Opinions. Parent and the Company shall each have received substantially identical written opinions from the other party's counsel, Bryan Cave LLP and Snow Becker Krauss P.C., respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make and to use reasonable efforts to cause their stockholders to make reasonable representations as requested by such counsel for the purpose of rendering such opinions;

         (c) Regulatory Approvals and Third Party Consents. All governmental and third party consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, including, without limitation, approval by the SEC and any applicable state securities divisions, shall have been obtained and be in effect at the Effective Time;

         (d) Registration Rights Agreement. The Registration Rights Agreement attached hereto as Exhibit 5.1 shall have been executed by Parent substantially in the form as attached hereto;

         (e) Audited Financial Statements. The parties shall have completed and received audited financial statements of the other party for the period, for the Company, ending December 31, 1999 and, for the Parent the fiscal years ended November 30, 1998 and 1999.

         6.2 Additional Conditions to the Obligations of Parent and Merger Sub.

         The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

         (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date made and the Closing Date, except for changes contemplated by this Agreement (including the schedules of the Company) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company or Parent; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President of the Company. "Material Adverse Effect" on a party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (1) changes in laws of general applicability or interpretations thereof by courts or governmental authorities, (2) changes in GAAP, (3) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, and (4) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement;

         (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President of the Company;

         (c) Legal Opinion. Parent shall have received a legal opinion from Bryan Cave LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit 6.2(c);

         (d) Material Adverse Change. Since December 30, 1999, no event shall have occurred that would constitute a Material Adverse Effect to the Company;

         (e) Employment Agreements. Each of the persons listed on Schedule 6.2(e) hereto shall have executed and delivered to Parent employment agreements in substantially the form of Exhibit 6.2(e)(1) or (2) attached hereto;

         (f) Due Diligence. Parent shall have conducted its due diligence of Company with results, in the sole discretion of the Board of Directors of Parent, satisfactory to it;

         (g) Additional Certificates. The Company shall have furnished to Parent such additional certificates, opinions and other documents as Parent may have reasonably requested as to any of the conditions set forth in this Section 6.2;

         (h) Review of Financial Statements. The Parent and its accountants shall have completed a review of the audited financial statements of the Company and believe them to be, in the reasonable opinion of the Parent's accountants, to have been prepared in accordance with generally accepted accounting principles and suitable or readily adaptable for incorporation in the registrations statements, prospectuses and annual reports to be filed by Parent with the Securities and Exchange Commission;

         (i) Company Stockholder Approval. The Stockholders' approval of the Company shall have been obtained; and

         (j) Blueprint License. The Company shall have entered into a perpetual, royalty-free license, acceptable to the Parent, with Blueprint Networks, Inc., to license the Web-based encrypted e-mail software, including the "Diesel" software kernel (the "Kernel"), needed to operate its business (the "Diesel/Encryption Application"). In addition, the Company or the Surviving Corporation shall have entered into an agreement or other arrangement, acceptable to the Parent, whereby (i) Blueprint Networks, Inc. will "break-out" the Diesel/Encryption Application from the Kernel, (ii) upon such "break-out," the Company or the Surviving Corporation will purchase the Diesel/Encryption Application, and (iii) the Company or the Surviving Corporation will have an option to purchase the Kernel.

         6.3 Additional Conditions to Obligations of the Company.

         The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing, or such time as specified herein, of each of the following conditions, any of which may be waived, in writing, exclusively by the
Company:

         (a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and the Parent's other subsidiaries contained in this Agreement shall be true and correct in all material respects on and as of the date made and the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Parent or any of its subsidiaries; and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by the Chief Executive Officer or President of each of Parent and Merger Sub;

         (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or President of each of Parent and Merger Sub;

         (c) Legal Opinion. The Company shall have received a legal opinion from Snow Becker Krauss, P.C., counsel to Parent and Merger Sub, in substantially the form attached hereto as Exhibit 6.3(c);

         (d) Material Adverse Change. Since August 31, 1999, no event shall have occurred that would constitute a Material Adverse Effect to Parent or any of its subsidiaries;

         (e) Employment Agreements. Parent shall have executed and delivered to each of the persons listed on Schedule 6.2(e) hereto employment agreements substantially in the form of Exhibit 6.2(e)(1) or (2) attached hereto, and Parent shall have assumed any existing employment agreements to which the Company is a party;

         (f) Due Diligence. The Company shall have conducted its due diligence of Parent and its subsidiaries with results, in the sole discretion of the Board of Directors of the Company, satisfactory to it;

         (g) Administrative Services Agreement. The Administrative Services Agreement attached hereto as Exhibit 1.1 shall have been executed by Parent and Merger Sub substantially in the form as attached hereto;

         (h) Additional Certificates. Parent and Merger Sub shall have furnished to the Company such additional certificates, opinions and other documents as the Company may have reasonably requested as to any of the conditions set forth in this Section 6.3; and

         (i) Global Representations. On or prior to the Approval Date, the Company shall have received from Parent an affirmation of representations and warranties providing that, effective upon Stockholder Approval, Parent shall be deemed to have made to the Company each of the representations and warranties contained in Section 7 of the Asset Purchase Agreement between the Parent, GDIS and Global Datatel, Inc., dated December 8, 1999, as if each such representation and warranty were set forth in this Agreement.

         6.4. Conditions to Obligations of Each Party to Be Completed Prior to or Upon the Approval Date.

         (a) Comfort Letters. Parent shall have received "comfort" letters from McKennon, Wilson & Morgan LLP, independent certified public accountants for the Company and the Company shall have received "comfort" letters from Seligson & Giannattasio, LLP, independent certified public accountants for the Parent, dated the Approval Date, the effective date of the Proxy Statement/Prospectus and the Closing Date (or such other date reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Proxy Statement/Prospectus in customary form;

         (b) Affiliate Agreements. Each of the parties identified by the Company as being one of its Affiliates shall have delivered an executed Affiliate Agreement which shall be in full force and effect;

         (c) Nasdaq Listing. Parent's Class A and Class B Common Stock shall be listed for trading on the Nasdaq SmallCap Market or National Market System and the Parent Common Stock to be issued in connection with the Merger shall have been authorized for listing on the Nasdaq SmallCap Market or National Market System upon official notice of issuance.

         (d) Nasdaq Compliance. Parent will comply with Nasdaq Marketplace Rule 4330(f), and the Parent will comply with all applicable requirements for initial inclusion of the post-Merger Parent Common Stock under the Nasdaq Marketplace Rules. To the extent that operation of the Nasdaq Marketplace Rules preclude meeting any particular requirements until the Approval Date, Parent shall demonstrate to the Company's satisfaction that the post-Merger Parent and the Parent Common Stock will meet all such applicable requirements;

         (e) Parent Fairness Opinion. The Parent shall have received from a nationally recognized investment banking or valuation firm reasonably acceptable to the Parent an opinion to the effect that the Merger is appropriate for the Parent and its public shareholders from a financial point of view, and such opinion shall not have been withdrawn or modified in any material adverse respect as of the Effective Time;

         (f) Parent Shareholder Approval. Parent Stockholder Approval of the Parent's Shareholders shall have been obtained prior to July 30, 2000.

         (g) Registered Class B Common Stock. The shares of Class B Common Stock shall have been registered and be, subject only to contractual lock-up provisions, eligible for immediate sale by the holders thereof.

         (h) Waiver. Notwithstanding anything to the contrary herein, any party may waive compliance of the other party to any condition contained in this
Section 6.4, if such waiver is made by a writing executed by the party and delivered to the other parties hereto, provided, however, a single or partial waiver of any condition will not be deemed a waiver of any other part of such condition or any other condition.

                  ARTICLE 7 - TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination.

         This Agreement may be terminated and the Merger abandoned at any time prior to the Approval Date:

         (a) by mutual consent of the Company and Parent;

         (b) by Parent or the Company if (i) the Effective Time has not occurred by March 15, 2000 or the Approval Date by July 30, 2000 (provided that the right to terminate this Agreement under this clause 7. 1 (b)(i) shall not be available to any party whose willful or reckless failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; or (iv) if any of the conditions precedent to Closing set forth in this Agreement have not been met and have not been waived in writing by the party whose consent is required.

         (c) by Parent or the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any material portion of the business of the Company or Parent; or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company or Parent;

         (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within ten (10) days after the giving of written notice by Parent of such breach through the exercise of the Company's reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 7. 1 (d) unless such breach is not cured within ten (10) days (but no cure period shall be required for a breach which by its nature cannot be cured);

         (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in
Section 6.3(a) or Section 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within ten (10) days after the giving of written notice by the Company of such breach through the exercise of Parent's or Merger Sub's reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this
Section 7. 1 (e) unless such breach is not cured within ten (10) days (but no cure period shall be required for a breach which by its nature cannot be cured);

         (f) by Parent if the Company fails to obtain the unanimous consent of the Company's shareholders approving the transactions contemplated by this Agreement,

         (g) by the Company if Parent fails to recommend to its stockholders through its Board of Directors the approval of the transactions contemplated by this Agreement, or withdraws such recommendation, or if the required approvals of the stockholders of the Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof,

         (h) By Parent or the Company, if it is not in initial breach of its obligations under this Agreement and any of the conditions set forth in Section
6.4 have not been satisfied, or

         (i) By the Parent or the Company if the Global Acquisition is terminated, including, but not limited to, the failure of the Parent's shareholders or the shareholders of Global Datatel, Inc. to approve such acquisition.

         Where action is taken to terminate this Agreement pursuant to this
Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and, except as set forth herein, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of this Section 7.2 and Sections 5.5, 5.6 and 5.14 and Article 8 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         7.3 Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto.

         7.4 Extension, Waiver.

         At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         7.5 Limitation on Shareholders' Liability. Notwithstanding any other provision herein to the contrary, in no event shall the aggregate liability for any Shareholder for a breach of a representation or warranty contained in
Article 2 of this Agreement exceed the product of such Shareholder's percentage interest in the Company, as reflected in Schedule 7.5, and $15,000,000.

                         ARTICLE 8 - GENERAL PROVISIONS

         8.1 Survival of Representations and Warranties.

         The representations and warranties set forth in Article 2 and Article 3 shall survive for a period of one year beyond the Effective Time. This Section
8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

         8.2 Notices.

         All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) five (5) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one (1) business day after the business day of deposit with Federal Express or similar nationally recognized overnight courier for next day delivery (or, two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (d) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to the Company, to:

                  MailEncrypt.com, Inc.
                  1550 Veteran Avenue
                  Los Angeles, CA 90024
                  Attention: Adam Epstein, President
                  Telephone:        (310) 210-9605
                  Facsimile No.:    (310) 477-7996

         with a copy to:

                  Bryan Cave LLP
                  120 Broadway

                  Suite 300
                  Santa Monica, CA 90401
                  Attention: David G. Andersen, Esq.
                  Telephone:      (310) 576-2161
                  Facsimile:        (310) 576-2200

         if to Parent or Merger Sub, to:

                  Surge Components, Inc.
                  1016 Grand Avenue
                  Deer Park, New York 11729-0125
                  Attention: Ira Levy, President
                  Telephone No.: (516) 595-1818
                  Facsimile No.:  (516) 242-6932

         with a copy to:

                  Snow Becker Krauss P.C.
                  605 Third Avenue
                  New York, New York 10158
                  Attention: Elliot Lutzker, Esq.
                  Telephone No.: (212) 455-0322
                  Facsimile No.:   (212) 949-7052

         8.3 Interpretation.

         The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         8.4 Counterparts.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.5 Entire Agreement.

         This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder.

         8.6 Severability.

         In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7 Other Remedies.

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         8.8 Specific Performance.

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.9 Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of New York, and that such process may be served outside the state of New York, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         8.10 Rules of Construction.

         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.11 Assignment.

         No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.12 Absence of Third Party Beneficiary Rights.

         No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

         8.13 Mediation and Arbitration.

         If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement between the parties, a party hereto may, upon written notice to the other parties, request facilitated negotiations. Such negotiations shall be assisted by a neutral facilitator acceptable to all parties and shall require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interests, to finally resolve such dispute.

         A party may disclose any facts to the other parties or to the facilitator which such party believes, in good faith, to be necessary to resolve the dispute. All such disclosures shall be deemed in furtherance of settlement efforts and thus confidential. Except as agreed to by all parties, the facilitator shall keep confidential all information disclosed during the negotiations. The facilitator shall not act as a witness for either party in any subsequent arbitration between the parties. Such facilitated negotiations shall conclude within sixty days from receipt of the written notice, unless extended by mutual consent of the parties. The costs incurred by each party in such negotiations shall be borne by it. Any fees or expenses of the facilitator shall be borne equally by all parties.

         If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement which cannot be resolved by facilitated negotiations, then such dispute, controversy or claim shall be settled by arbitration in accordance with the laws of the State of New York and the then current Commercial Arbitration Rules of the American Arbitration Association, except that no pre-hearing discovery will be permitted unless specifically authorized by the arbitration panel. The confidentiality provisions applicable to facilitated negotiations shall also apply to arbitration.

         The award issued by the arbitration panel may be confirmed in a judgment by any federal or state court of competent jurisdiction. All reasonable costs of both parties, as determined by the arbitration panel, including (i) the fees and expenses of the American Arbitration Association and of the arbitration panel, and (ii) the costs, including reasonable attorneys' fees, incurred to confirm the award in court, shall be borne entirely by the non-prevailing party (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel.

         8.14 Disclosure.

         Disclosure on one schedule, attachment or document provided pursuant to any paragraph or subparagraph of this Agreement shall be deemed disclosure under any other applicable paragraph or subparagraph of this Agreement.

                 THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement and Plan of Reorganization to be signed by their duly authorized respective officers, all as of the date first written above.

                                                 SURGE COMPONENTS, INC.

                                                 By: /s/Ira Levy
                                                     ---------------------------
                                                     Ira Levy
                                                     President


                                                 MAIL ACQUISITION
                                                 CORPORATION


                                                 By: /s/Ira Levy
                                                     ---------------------------
                                                     Ira Levy
                                                     President


                                                 MAILENCRYPT.COM, INC.


                                                 By: /s/Ira Levy
                                                     ---------------------------
                                                     Adam Epstein
                                                     President and Chief
                                                     Executive Officer

SHAREHOLDERS

/s/Thomas Taulli                                    /s/Adam Epstein
----------------------------                        ----------------------------
   Thomas Taulli                                       Adam Epstein


/s/Michael Patchen                                  /s/ David Bird
----------------------------                        ----------------------------
   Michael Patchen                                      David Bird


/s/Chris Harano
----------------------------
   Chris Harano

                                     ANNEX E

                             SUPERUS HOLDINGS, INC.
                            2000 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of Superus Holdings, Inc.'s, (the "Company") business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options and Stock Appreciation Rights, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

         (a) "Administrator" means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

         (b) "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan.

         (c) "Board" means the Board of Directors of the Company.

         (d) "Code" means the Internal Revenue Code of 1986, as amended.

         (e) "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

         (f) "Common Stock" means either the Class A or the Class B Common Stock of the Company.

         (g) "Company" means Superus Holdings, Inc., a Delaware corporation.

         (h) "Consultant" means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

         (i) "Director" means a member of the Board of Directors of the Company.

         (j) "Disability" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

         (k) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless re-employment upon expiration of such leave is guaranteed by statute or contract. If re-employment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

         (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (m) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                  (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                  (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or

                  (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

         (n) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

         (o) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

         (p) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (q) "Option" means a stock option or stock appreciation right granted pursuant to the Plan.

         (r) "Option Agreement" means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. All Option Agreements shall be subject to the terms and conditions of the Plan.

         (s) "Option Exchange Program" means a program whereby outstanding Options are exchanged for Options with a lower exercise price.

         (t) "Optioned Stock" means the Common Stock subject to an Option or a Stock Purchase Right.

         (u) "Optionee" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

         (v) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (w) "Plan" means this 2000 Stock Incentive Plan.

         (x) "Restricted Stock" means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 below.

         (y) "Section 16(b)" means Section 16(b) of the Exchange Act.

         (z) "Service Provider" means an Employee, Director or Consultant.

         (aa) "Share" means a share of the Class A or Class B Common Stock, as adjusted in accordance with

Section 12 below.

         (bb) "Stock Purchase Right" means a right to purchase Common Stock pursuant to Section 11 below.

         (cc) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be subject to option and sold under the Plan is 15,000,000 Shares, to be allocated between Class A Common Stock and Class B Common Stock in the sole discretion of the Administrator; provided, however, that at no time shall the total number of Shares issuable upon exercise of all outstanding Options and the total number of Shares provided for under any stock bonus or similar plan of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions set forth in Section 260.140.45 of the California Code of Regulations, based on the Shares of the Company which are outstanding at the time the calculation is made. The Shares may be authorized but unissued shares of Common Stock, or Shares that have been previously granted as Options or Stock Purchase Rights, but which have been reacquired or otherwise reverted to the Plan.

         If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of either an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

         (a) Administrator. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

         (b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

                  (i) to determine the Fair Market Value;

                  (ii) to select the Service Providers to whom Options and Stock Purchase Rights may from time to time be granted hereunder;

                  (iii) to determine the number of Shares to be covered by each such award granted hereunder;

                  (iv) to approve forms of agreement for use under the Plan;

                  (v) to determine the terms and conditions of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

                  (vi) to determine whether and under what circumstances an Option may be settled in cash under Section 9(f) instead of Common Stock;

                  (vii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option has declined since the date the Option was granted;

                  (viii) to initiate an Option Exchange Program;

                  (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

                  (x) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

                  (xi) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

         (c) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

5. Eligibility.

         (a) Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

         (b) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this
Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

         (c) Neither the Plan nor any Option or Stock Purchase Right shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate such relationship at any time, with or without cause.

6. Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of 10 years, unless sooner terminated under Section 14 of the Plan.

7. Term of Option. The term of each Option shall be stated in the applicable Option Agreement; provided, however, that the term shall be no more than 10 years from the date of grant thereof. Any Stock Appreciation Rights issued in tandem with any Incentive Stock Option or Nonstatutory Stock Option may be exercised at any time during the term of the Option; provided, however, any Stock Appreciation Rights issued to an officer or director of the Company may not be exercised for a period of six months from the date of grant except in the case of the death or disability of the Optionee.

8. Option Exercise Price and Consideration.

         (a) The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

                  (i) In the case of an Incentive Stock Option

                           (A) granted to an Employee who, at the time of grant
of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or Subsidiary, the exercise price shall be no less than 110% of the Fair market Value per Share on the date of grant.

                           (B) granted to any Employee, the per Share exercise
price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                  (ii) In the case of a Nonstatutory Stock Option

                           (A) granted to a Service provider, who, at the time
of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or Subsidiary, the exercise price shall be no less than 110% of the Fair market Value per Share on the date of grant.

                           (B) granted to any Service Provider, the per Share
exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.


                  (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

         (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of (1) cash,
(2) check, (3) promissory note, (4) other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (6) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

9. Exercise of Option.

         (a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Except in the case of Options granted to Officers, Directors and Consultants, Options shall become exercisable at a rate of no less than 20% per year over five years from the date the Options are granted. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

         An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

         Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

         (b) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least six months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for 12 months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (of at least six months) to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for 12 months following the Optionee's termination. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (e) Stock Appreciation Rights. The Administrator shall in its discretion determine from time to time the terms and conditions of Stock Appreciation Rights to be granted, which terms shall be set forth in a written stock option agreement evidencing the Stock Appreciation granted in tandem with the Incentive Stock Option or Nonstatutory Stock Option. The exercise of a Stock Appreciation Right granted in tandem with an Incentive Stock Option or Nonstatutory Stock Option shall be deemed to cancel such number of shares subject to the unexercised Option as were subject to the exercised Stock Appreciation Right. The Administrator has the discretion to alter the terms of the Stock Appreciation Rights if necessary to comply with Federal or state securities law. Amounts to be paid by the Company in connection with a Stock Appreciation Right may, in the Administrator's discretion, be made in cash, Common Stock or a combination thereof.

         (f) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

10. Non-Transferability of Options and Stock Purchase Rights. The Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11. Stock Purchase Rights.

         (a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. The terms of the offer shall comply in all respects with Section 260.140.42 of Title 10 of the California Code of Regulations or equivalent Statute of any other state of residence. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

         (b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine. Except with respect to Shares purchased by Officers, Directors and Consultants, the repurchase option shall in no case lapse at a rate of less than 20% per year over five years from the date of purchase.

         (c) Other Provisions. The Restricted Stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

         (d) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the certificate representing the shares of Restricted Stock, together with stock powers executed by the purchaser in favor of the Company, will be held by the Company until the restricted period has expired. Thereafter the purchaser shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 12 of the Plan.

12. Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

         (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan, but as to which no Options or Stock Purchase Rights have yet been granted, or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

         (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option or Stock Purchase Right until 15 days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option or Stock Purchase Right would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

         (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully exercisable for a period of 15 days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

13. Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

14. Amendment and Termination of the Plan.

         (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

         (b) Stockholder Approval. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

         (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15. Conditions Upon Issuance of Shares.

         (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         (b) Investment Representations. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17. Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

19. Information to Optionees and Purchasers. The Company shall provide to each Optionee and to each individual who acquires Shares pursuant to the Plan, not less frequently than annually during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and, in the case of an individual who acquires Shares pursuant to the Plan, during the period such individual owns such Shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

                                     ANNEX F

                      SURGE STOCKHOLDER DISSENTER'S RIGHTS

Rights of Dissenting Owners Under the New York Business Corporation Law for Surge Components, Inc. Stockholders:

Section 910. Right of stockholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange

        (a) A stockholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce stockholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

        (1) Any stockholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

               (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

                      (i) To a stockholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

                      (ii) To a stockholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause
(i), unless such merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such stockholder; or

                      (iii) Notwithstanding subclause (ii) of this clause, to a stockholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

               (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires stockholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the stockholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the stockholders in accordance with their respective interests within one year after the date of such transaction.

               (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a stockholder whose shares have not been acquired in the exchange or to a stockholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

        (2) Any stockholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

         (3) (Added, L 1997) Any stockholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be canceled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.


Section 623. Procedure to enforce stockholder's right to receive payment for shares

        (a) A stockholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of stockholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any stockholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of stockholders without a meeting.

        (b) Within ten days after the stockholders' authorization date, which term as used in this section means the date on which the stockholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite stockholders, the corporation shall give written notice of such authorization or consent by registered mail to each stockholder who filed written objection or from whom written objection was not required, excepting any stockholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

        (c) Within twenty days after the giving of notice to him, any stockholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any stockholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph
(g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

        (d) A stockholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

        (e) Upon consummation of the corporate action, the stockholder shall cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the stockholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the stockholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the stockholder is not entitled to receive payment for his shares, or the stockholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a stockholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

        (f) At the time of filing the notice of election to dissent or within one month thereafter the stockholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the stockholder or other person who submitted them on his behalf. Any stockholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting stockholder had at the time of transfer.

         (g) Within fifteen days after the expiration of the period within which stockholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the stockholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such stockholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each stockholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each stockholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the stockholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the stockholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting stockholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any stockholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the stockholders' authorization for or consent to the proposed corporate action the stockholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

         (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting stockholder or stockholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

               (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

               (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting stockholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

               (3) All dissenting stockholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting stockholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting stockholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

               (4) The court shall determine whether each dissenting stockholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting stockholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the stockholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the stockholder's right to receive payment for shares and its effects on the corporation and its stockholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any stockholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

               (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting stockholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

               (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any stockholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

               (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting stockholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting stockholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

               (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting stockholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

                      (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be canceled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                      (j) No payment shall be made to a dissenting stockholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting stockholder shall, at his option:

               (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

               (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting stockholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

               (3) The dissenting stockholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting stockholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

        (k) The enforcement by a stockholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such stockholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

        (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a stockholder under this section shall be given in the manner provided in section 605 (Notice of meetings of stockholders).

        (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                     ANNEX G

                     GLOBAL SHAREHOLDERS DISSENTERS' RIGHTS
                Rights of Dissenting Owners Under Nevada Law for
                           Global DataTel Shareholders

        92A.300 DEFINITIONS.-As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

        92A.305 "BENEFICIAL STOCKHOLDER" DEFINED.-"Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

        92A.310 "CORPORATE ACTION" DEFINED.-"Corporate action" means the action of a domestic corporation.

        92A.315 "DISSENTER" DEFINED,"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

        92A.320 "FAIR VALUE" DEFINED.--Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        92A.325 "STOCKHOLDER" DEFINED.-"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

        92A.330 "STOCKHOLDER OF RECORD" DEFINED.-"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

        92A.335 "SUBJECT CORPORATION" DEFINED.-"Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

        92A.340 COMPUTATION OF INTEREST.-Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

        92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP.-A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

        92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED LIABILITY COMPANY.-The articles of organization or operating agreement of a domestic limited liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

        92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT

CORPORATION.-1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

        2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

        92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.-I. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

        (a) Consummation of a plan of merger to which the domestic corporation is a party:

        (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A. 160, inclusive, or the articles of incorporation and he is entitled to vote on the merger, or

        (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.
180.

        (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

        (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

        2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

        92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.-1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

        (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

        (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

        (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of-

        (I) The surviving or acquiring entity; or

        (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 interests of record; or

        (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (1) and (11) of subparagraph (1) of paragraph (b).

        2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A. 130.

        92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.- 1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

        2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if-

        (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

        (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

        92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.-1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

        2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Last amended by Ch. 208, L. '97, eff. 10-1-97.)

        92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES. 1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

        (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (b) Must not vote his shares in favor of the proposed action.

        2. A stockholder who does not satisfy the requirements of subsection I is not entitled to payment for his shares under this chapter.

        92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.- 1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

        2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

        (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

        (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and -requires - - that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

        (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

        92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.- 1. A stockholder to whom a dissenter's notice is sent must:

        (a) Demand payment;

        (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

        (c) Deposit his certificates, if any, in accordance with the terms of the notice.

        2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

        3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Last amended by Ch. 208, L. '97, eff. 10- 1 -97.)

        92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.-I. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

        2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

        92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.- 1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

        (a) Of the county where the corporation's registered office is located;
or

        (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

        2. The payment must be accompanied by:

        (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

        (b) A statement of the subject corporation's estimate of the fair value of the shares;

        (c) An explanation of how the interest was calculated;

        (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

        (e) A copy of NRS 92A.300 to 92A.500, inclusive.

        92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.- 1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

        2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of -the fair -value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

        92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.-1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

        2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

        92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

        3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. 'Me court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as par-ties in other civil proceedings.

        5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

        (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

        (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

        92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.-1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

        2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

        (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

        3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

        4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

        5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                     ANNEX H

                FAIRNESS OPINION OF HOULIAN SMITH & COMPANY, INC.
                           TO SURGE COMPONENTS, INC.

April 26, 2000

Members of the Board of Directors
Surge Components, Inc. d/b/a Superus Holdings
1016 Grand Blvd.
Deer Park, NY 11729 Members of the Board:

We understand that Surge Components, Inc. d/b/a Superus Holdings ("Surge" or the "Company"), a New York corporation, has closed on the purchase of all of the assets of Global DataTel, Inc., Inc., a Nevada Corporation ("Global") including all of its wholly-owned subsidiaries. In consideration, the Shareholders of Global received 239,000 shares of Surge Series A Redeemable Convertible Preferred Stock, being held in escrow pending completion of final audits, regulatory and other approvals and this fairness opinion. Following approval of Surge's and Global's stockholders each share of Surge's Series A Redeemable Preferred Stock will automatically convert into 100 shares of Superus' Class B Common Stock.

We have been informed that Surge has also signed a Definitive Merger Agreement with MailEncrypt.com, Inc. ("MailEncrypt"), a California corporation. The Merger Agreement provides for the acquisition of MailEncrypt through the statutory merger of MailEncrypt with and into a wholly owned subsidiary of Surge, Mail Acquisition Corp, (the "Mail Merger"). The sole consideration for the Mail Merger is the issuance of 1,821,400 shares of Class B Common Stock of Surge to be issued to the shareholders of MailEncrypt.

In addition to these transactions, Shareholders will be voting on a Recapitalization Proposal where Surge Components, Inc. will transfer all of its assets, subject to its liabilities, to a wholly-owned subsidiary. Surge will then merge with and into Superus Holdings, which will become the public parent holding company. Superus, a Delaware corporation, has two new classes of common stock called Class A Common Stock and Class B Common Stock. The Class A Common Stock is intended to reflect separately the performance of the existing electronic components business (Surge), and the Class B Common Stock is intended to reflect separately the operating results of the Internet related businesses (currently Global and MailEncrypt).

Additional proposals for shareholder approval include the ratification of adoption of the Superus 2000 Stock Incentive Plan, the approval of accelerated vesting of Superus incentive stock options issued to Surge Management, the election of Directors of Superus, and the ratification of appointment of auditors of Surge. We will refer to all of these proposals as the "Recapitalization Plan." It is anticipated that the Recapitalization Plan will qualify as a "tax-free" reorganization pursuant to Section 368 of the Internal Revenue Code.

We understand that after the final approval and completion of the Recapitalization Plan it is the intention of management to list both classes of Superus Common Stock and the Class A Common Stock Warrants on the NASDAQ National Market.

We have been informed that before the S-4 Registration Statement is declared effective by the Securities and Exchange Commission ("SEC"), Global must clear all comments and have its previously filed Form 10-SB declared effective and be current with all of its SEC reporting requirements.

You have requested our opinion as investment bankers as to whether the Recapitalization Plan is fair, from a financial point of view, to Surge Components, Inc. and its stockholders as of the date hereof (the "Opinion"). For the purposes of the Opinion set forth herein, we have, among other things:

         1. Reviewed the S-4 Registration Statement of Surge Components, Inc., subject to completion as filed with the SEC on March 17, 2000 and a draft amendment to the Registration Statement which will include this Opinion as an exhibit. The Registration Statement contains the Proxy Statement of Surge and the notice to Surge shareholders of a special meeting of the shareholders and the Prospectus of Surge.

         2. Reviewed the financial terms of the transactions as provided in the Merger Agreement and Plan of Reorganization for the acquisition of MailEncrypt dated February 16, 2000 and the Asset Purchase Agreement for the acquisition of the assets of Global DataTel, Inc. dated December 8, 1999.

         3. Reviewed relevant SEC filings for both Surge Components, Inc. and Global DataTel, Inc. including 8-Ks, 10- QSBs, and 10-KSBs.

         4 Reviewed various corporate records of Surge including Articles of Incorporation, By-laws, and other key corporate documents.

         5. Reviewed audited and unaudited interim financial statements of Surge, Global and MailEncrypt, as filed in various SEC documents.

         6. Reviewed detailed financial projections for Surge, Global and MailEncrypt. These documents included several detailed operating assumptions.

         7. Performed a discounted cash flow analysis of Surge, Global and MailEncrypt to estimate valuation ranges for each company.

         8. Questioned Surge management and counsel about possible alternative strategies that were considered to enhance shareholder value for the Company, other than the Recapitalization Plan as currently contemplated.

         9 Analyzed the historical trading price and volumes of Surge and Global stock as quoted on the NASDAQ Small Cap Market for Surge and OTC Bulletin Board and National Quotation Bureau ("NQB") Pink Sheets for Global.

         10. Compared Surge, Global and MailEncrypt from a financial point of view with certain other guideline public companies in the their respective industries that we deemed to be relevant. Houlihan focused on general financial ratios as well as equity and asset valuation ratios.

         11. Conducted such other studies, analyses, inquiries and investigations as Houlihan deemed appropriate.

In arriving at our Opinion we have considered such factors as we have deemed relevant including, but not limited to: (1) the relative valuations implied by the financial terms of the Recapitalization Plan, (2) the current trading prices and differences in current liquidity of the stock of Surge and Global traded on the NASDAQ Smallcap Market and the NQB Pink Sheets, respectively; (3) the historical financial operating characteristics of Surge, Global and MailEncrypt,
(4) the conditions of closing of the Transactions, (5) other alternatives available to Surge to enhance shareholder value, (6) the changes in corporate governance and basic capital structure as proposed in the Recapitalization Plan,
(7) the financial impacts of the accelerated excercisablity and terms of the incentive stock options awarded to Surge management as compensation for closing the Recapitalization Plan, (8) the risks associated with the combined operations and complex tracking stock capital structure going forward, (9) the upside potential of the combined companies and (10) other due diligence findings related to the transaction.

During our review, we relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial and other information provided, and have further relied upon the assurances of Surge management and their counsel that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of this Opinion. We have further relied upon the accuracy of publicly available financial data. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. The management of Surge informed us that the forecasts provided represent their best current judgment, at the date of the Opinion, as to the future financial performance of the Company, on a stand-alone basis. We assume no responsibility for and express no view as to the forecasts or the assumptions on which they were based. We did not perform an independent evaluation or appraisal of the assets of Surge, Global or MailEncrypt. Furthermore, we have requested and received a representations letter from Surge management indicating that they have read this Opinion letter and that they believe that it is accurate and does not omit any material facts or assumptions.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. We disclaim any obligation to advise the Board of Surge or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion.
Our Opinion does not constitute a recommendation to the Board of Surge to proceed with the Recapitalization Plan or to the shareholders of Surge or Global to vote for the proposals in the Recapitalization Plan. This Opinion relates solely to the question of fairness to Surge stockholders, from a financial point of view, as to the terms of the Recapitalization Plan as currently proposed. Further, we express no opinion herein as to the structure, terms or effect of any other aspect of the Recapitalization Plan, including, without limitation, any effects resulting from environmental issue(s), the application of any bankruptcy proceeding, fraudulent conveyance, or other international, federal or state insolvency law, or of any pending or threatened litigation affecting any of the involved corporations.

We are also expressing no opinion as to the income tax consequences of the Recapitalization Plan. Our Opinion does not address the relative merits of the Recapitalization Plan, nor does it address the Board's decision to proceed with the Plan.

It is understood that this Opinion may be included in its entirety in a filing with the SEC. For purposes of this filing, no summary of or excerpt from this Opinion may be used, and no published reference to this Opinion letter may be made without our prior express written approval, which shall not be unreasonably withheld. Notwithstanding this restriction, however, this report may be shared with professional advisors and / or consultants on a need-to-know basis.

Houlihan, a National Association of Securities Dealers member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Houlihan will receive a non-contingent fee from Surge relating to its services in providing this Opinion. In an engagement letter signed March 22, 2000, Surge has agreed to indemnify Houlihan with respect to Houlihan's services as follows:

         If Houlihan or any person or entity associated with Houlihan becomes involved in any way in any legal or administrative proceeding related to the services performed hereunder or the report, Surge will indemnify, defend and hold Houlihan and any such person and / or entity harmless from all damage and expenses (including reasonable attorney's fees and expenses and court costs) incurred in connection therewith, except to the extent that a court having jurisdiction shall have determined in a final judgement that such loss, claim, damage or liability resulted primarily from the gross negligence, bad faith, willful misfeasance, or reckless disregard of the obligations or duties of Houlihan hereunder.

Based on the foregoing and such other factors as we deem relevant, we are of the opinion that the Recapitalization Plan as defined and described above is fair, from a financial point of view to the stockholders of Surge Components, Inc. as of the date hereof.

Very truly yours,

HOULIHAN SMITH & COMPANY, INC.


D. Grey Merryman, CFA
Vice President

                                     ANNEX I

           FAIRNESS OPINION OF CAPITALINK, L.C. TO GLOBAL STOCKHOLDERS

                                CAPITALINK, L.C.

As of December 8, 1999

Board of Directors
Global Datatel, Inc.
3333 Congress Avenue
Suite 404
Delray Beach, FL  33445

Members of the Board:

         We understand that there is an Asset Purchase Agreement, dated as of December 8, 1999 and revised subsequent thereto (the "Asset Purchase Agreement"), by and among Surge Components, Inc. ("Surge"), GDIS Acquisition Corp. ("GDIS"), a subsidiary of Surge, and Global Datatel, Inc. ("Global"), pursuant to which Global shall sell, assign, transfer and deliver to GDIS, and GDIS shall purchase, acquire, accept and take possession of all of Global's right, title and interest in and to all of the assets and certain assumed liabilities of Global as set forth in the schedules attached to the Asset Purchase Agreement, in exchange for the following (hereafter, the "Purchase Consideration"):

239,000 shares of Surge Series A Redeemable Convertible Preferred Stock ("Surge Class A Preferred"). The Surge Class A Preferred shall be convertible into, for each share of the Surge Class A Preferred, 100 shares of Surge Class B Common Stock (following Surge shareholder approval).

         The transaction described in the preceding two paragraphs is referred to as the "Proposed Transaction."

         We understand that the existing Surge Common Stock shall be redesignated as Class A Common Stock, and that such Class A Common Stock shall have the same rights and preferences and otherwise be the same as the existing Common Stock except that the holders of each two shares of Class A Common Stock issued and outstanding at the effective date of shareholder approval and Nasdaq listing of the Surge Class B Common Stock, shall have the right to receive and become exchangeable for one share of Surge Class B Common Stock for a six-month period.

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Global of the Purchase Consideration. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of Global to proceed with or effect the Proposed Transaction. In addition, we have not been requested to explore any alternatives to the Proposed Transaction.

         In arriving at our opinion, we, among other things: (i) reviewed the Asset Purchase Agreement; (ii) reviewed the draft Proxy Statement/Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission;
(iii) reviewed publicly available financial information and other data with respect to Global, including the General Registration of Securities on Form 10-SB, dated July 26, 1999 and the amendments thereto dated September 24, 1999, October 4, 1999, and October 12, 1999, the Current Reports on Form 8-K, dated November 3, 1999 and January 10, 2000, and the Quarterly Report on Form 10-QSB for the period ended September 30, 1999; (iv) reviewed publicly available financial information and other data with respect to Surge, including the Annual Reports for the fiscal years ended November 30, 1999 and 1998, the Quarterly Report on Form 10-QSB for the period ended August 31, 1999, and the Current Reports on Form 8-K, dated October 22, 1999 and December 17, 1999; (v) reviewed certain other relevant financial and operating data relating to Global and Surge made available from published sources and from the internal records of the respective companies; (vi) considered the historical financial results and present financial condition of Global and Surge with those of other companies that we deemed relevant; (vii) reviewed and analyzed the financial terms of certain transactions that we deemed comparable to the Proposed Transaction; (viii) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of each of Global and Surge; (ix) reviewed and analyzed certain publicly available information concerning the trading of, and the trading market for, companies that we believed to be comparable to each of Global and Surge; (x) reviewed and discussed with representatives of the managements of Global and Surge certain financial and operating information furnished to us and presented in each of the respective companies' public filings, including revised Global financial statements that were provided to us but not yet filed as part of the Global public filings; (xi) inquired about and discussed the Proposed Transaction with Global management; and (xii) performed such other analyses and examinations as were deemed appropriate.

         In arriving at our opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of Global's and Surge's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. In arriving at our opinion, we did not make a physical inspection of the properties and facilities of either Global or Surge, and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of either Global or Surge. We assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, upon the advice of the management of Global and its legal advisors, we assumed that the Proposed Transaction will not cause any adverse tax affect to either Global or Surge based on the provisions of Section 368 of the Internal Revenue Code of 1986, as amended. Our opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, December 8, 1999. Accordingly, although subsequent developments may affect our opinion, we did not assume any obligation to update, review or reaffirm our opinion.

         We have also assumed, with your consent, that the Proposed Transaction will be consummated in accordance with the terms described in the Asset Purchase Agreement, without any further amendments thereto, and without waiver by Global of any of the conditions to any obligations thereunder.

         In connection with our services, we have previously received a retainer and will receive the balance of our fee for rendering this opinion. In addition, Global has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion. This opinion is not intended to be and does not constitute a recommendation to any shareholder of Global as to how such shareholder should vote, if required to, with respect to the Proposed Transaction.

         Our opinion is for the use and benefit of the Board of Directors of Global and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used by Global for any other purpose or reproduced, disseminated, quoted or referred to by Global at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion, may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with Global may be included in any proxy statement relating to the Proposed Transaction that Global files with the U.S. Securities and Exchange Commission and distributes to holders of Global's common stock in connection with the Proposed Transaction.

         Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Purchase Consideration is fair, from a financial point of view, to the shareholders of Global.

Very truly yours,

CAPITALINK, L.C.

                             SURGE COMPONENTS, INC.
                              1016 Grand Boulevard
                              Deer Park, N.Y. 11729

                                      PROXY

     The undersigned, a holder of Common Stock of Surge Components, Inc., a New York corporation ("Surge"), hereby appoints IRA LEVY the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares of Surge which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of Surge to be held on _________ __, 2000 any adjournments thereof, as follows:

1. The approval of a Recapitalization which includes the adoption of an agreement and plan of merger which would merge Surge into Superus Holdings, Inc. ("Superus") and each share of existing common stock will be converted into one share of Class A Common Stock, which will track the performance of Surge, and the Class B Common Stock of Superus which will track the Internet Operations of
Surge:

         [ ] FOR                                           [ ] AGAINST
         [ ] ABSTAIN

2. The approval of the acquisition by Superus of all of the assets of Global DataTel, Inc. and issuance of Class B Common Stock to all of Global DataTel, Inc. stockholders:

         [ ] FOR                                           [ ] AGAINST
         [ ] ABSTAIN

3. The approval of the merger of MailEncrypt.com Inc. into a wholly owned subsidiary of Surge, and issuance of Class B Common Stock to all of MailEncrypt.com, Inc.'s stockholders.

         [ ] FOR                                           [ ] AGAINST
         [ ] ABSTAIN

4. The ratification on a non-binding basis of the adoption of the Superus 2000 Stock Incentive Plan and authorization of issuance of all shares of Class A Common Stock and Class B Common Stock to be issued thereunder.

         [ ] FOR                                           [ ] AGAINST
         [ ] ABSTAIN

5. The ratification of the acceleration of the exercisability of options under the Superus 2000 Incentive Plan issued to certain Management of Surge Components, Inc.

         [ ] FOR                                           [ ] AGAINST
         [ ] ABSTAIN

6. The election of three members to the Board of Directors of Superus to hold office for a one-year term and until their successors are duly elected and qualified.

   [ ] FOR all nominees listed below
   [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.  (Instructions:
   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH OR OTHERWISE STRIKE OUT HIS OR HER NAME BELOW)

   Adam J. Epstein, Ira Levy and Mario Habib

7. The ratification of the appointment of Seligson & Giannattasio, LLP, as Surge's auditors for the fiscal years ended November 30, 1999 and 1998.

         [ ] FOR                                           [ ] AGAINST
         [ ] ABSTAIN

8. Upon such other matters as may properly come before the meeting or any adjournments thereof.

     The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, 2, 3, 4, 5 and 7, FOR THE ELECTION OF THE THREE DIRECTORS NAMED IN PROPOSAL 6, AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

     The undersigned acknowledges receipt of a copy of the Notice of Special Meeting dated ________ __, 2000 relating to the special meeting.

             ---------------------------------------------

             ---------------------------------------------

             ---------------------------------------------

                         Signature(s) of Stockholders(s)

     The signature(s) hereon should correspond exactly with the name(s) of the stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date: ___________________, 2000


              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                             SURGE COMPONENTS, INC.

                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

                              GLOBAL DATATEL, INC.
                         333 Congress Avenue, Suite 404
                             Delray Beach, FL 33445

PROXY

     The undersigned, a holder of Common Stock of Global DataTel, Inc., a Nevada corporation (the "Company"), hereby appoints RICHARD BAKER the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares of the Company which the undersigned would be entitled to vote, at the Special Meeting of Stockholders of the Company to be held on _________ __, 2000 any adjournments thereof, as follows:

1. The approval of the acquisition by Superus Holdings, Inc. of the Asset Purchase Agreement of the Company and issuance of Class B Common Stock to all of Global DataTel, Inc. stockholders:

         [ ] FOR                                           [ ] AGAINST
         [ ] ABSTAIN

2. Upon such other matters as may properly come before the meeting or any adjournments thereof.

     The undersigned hereby revokes any other proxy to vote at such Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2, AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

     The undersigned acknowledges receipt of a copy of the Notice of Special Meeting dated ________ __, 2000 relating to the special meeting.


             --------------------------------------------


     Signature(s) of Stockholders(s)

     The signature(s) hereon should correspond exactly with the name(s) of the stockholder(s) appearing on the stock certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date:____________________, 2000

          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

        GLOBAL DATATEL, INC.

                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director, or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     The Company's Certificate of Incorporation, as amended, and by-laws provide for the indemnification of directors and officers to the fullest extent allowed by Section 402(b) under the New York Business Corporation Law ("BCL").

     No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law:

     (i) if a judgment or other final adjudication adverse to him establishes that:

            (a) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;

            (b) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

            (c)  his acts violated Section 719 of the BCL; or

     (ii) for any act or omission occurring prior to the adoption of a provision by Section 402(b) of the BCL.

     No amendment to or repeal of this Item shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     The Company shall, to the full extent permitted by the BCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Item 21. Exhibits and Financial Statement Schedules

     (a)      Exhibits

Exhibit No.       Description
-----------       -----------
 2.1              Asset Purchase Agreement, dated as of December 8, 1999, by and among the Company, DIS Acquisition Corp. as
                  Buyer, and Global DataTel, Inc., as Seller. (1)
 2.2              Merger Agreement and Plan of Reorganization, by and among MailEncrypt.com, Inc., MailEncrypt.com
                  Stockholders, and Mail Acquisition Corporation dated February 16, 2000. (5)
*2.3              Agreement and Plan of Merger by and among the Company, Superus Holdings, Inc. and Surge Acquisition Corp.
 3.1(a)           Certificate of Incorporation of Surge, as amended.  (2)
 3.1(b)           Certificate of Amendment to Certificate of Incorporation of Surge, with respect to designation of 269,000 shares of Non-Voting Redeemable Convertible Series A Preferred Stock. (7)
 3.1(c)           Certificate of Incorporation of Superus Holdings, Inc. (8)
*3.1(d)           Amended and Restated Certificate of Incorporation of Superus Holdings, Inc.
 3.2(a)           By-Laws of the Company. (2)
*3.2(b)           By-Laws of Superus Holdings, Inc.
 4.1              Form of Underwriter's Warrants. (2)

   4.2             Form of Public Warrant Agreement. (2)
   4.3             Specimen Common Share Certificate. (2)
   4.4             Specimen Class A Warrant Certificate. (2)
  *4.5             Specimen Class B Warrant Certificate.
   4.6             Form of 12% Convertible Promissory Notes issued in December 1999 Private Note Offering. (7)
   4.7             Stockholder Protection Rights Plan Agreement dated as of June 30, 1997. (6)
   4.8             Subordinated Convertible Promissory Note in the principal amount of $6,250,000, issued by Global DataTel,
                   Inc. (4)
   4.9             Subordinated Convertible Promissory Note in the Principal amount of $4,100,000, issued by Global DataTel,
                   Inc. as replacement of the $1,000,000 Promissory Note. (8)
  4.10             Pledge Agreement, dated October 8, 1999, by and among Richard Baker, Global DataTel, Inc., and Surge
                   Components, Inc. (4)
  4.11             Security Agreement, dated December 1, 1999, by and among Surge Components, Inc., GDIS Acquisition Corp., as Buyer and Global DataTel, Inc. (1)
   5.1             Opinion of Snow Becker Krauss P.C. regarding legality of issuance of shares.
   8.1             Opinion of Snow Becker Krauss P.C. regarding legality of tax matters.
   9.1             Stock Purchase Agreement dated March 1992 by and between Ira H. Levy and Steven J. Lubman. (2)
  10.1             Surge Components 1995 Employee Stock Option Plan. (2)
  10.2             Employment Agreement between the Company and Ira Levy. (2)
  10.3             Employment Agreement between the Company and Steven J. Lubman. (2)
  10.4             Revolving Credit Line Agreement between European American Bank and the Company. (2)
  10.5             Agreement with Great American Realty of Deer Park dated June 1, 1998. (3)
  10.6             Form of sales representative agreement. (2)
**10.7             Intel Corporation Purchase Agreement dated January 1, 1998. (2)
  10.8             Amendment No. 1 to Employment Agreement between the Company and Ira Levy. (3)
  10.9             Amendment No. 1 to Employment Agreement between the Company and Steven Lubman. (3)
 10.10             Amendment No. 2 to Employment Agreement between the Company and Ira Levy.
 10.11             Amendment No. 2 to Employment Agreement between the Company and Steven Lubman.
 10.12             Employment Agreement between the Company and Adam J. Epstein, dated February 16, 2000. (8)
 10.13             Superus 2000 Stock Incentive Plan.
 11.1              Computation of Earnings Per Share
 15.1              letter re: Unaudited Interim Financial Information
 21.1              Subsidiaries of the Company. (8)
 23.1              Consent of Seligson & Giannattasio, LLP.
 23.2              Consent of Schvaneveldt & Company
 23.3              Consent of McKennon, Wilson & Morgan, LLP
 23.4              Consent of Snow Becker Krauss P.C.
 27.               Financial Data Schedule.

(b)                Financial Statement Schedules

 99.1              Financial statement schedules required by Item 14(c) and Item 17(b)(9)

 99.2              Reports Provided Pursuant to Item 4(b) of Form S-4.

-------------------
 *        To be filed by Amendment.
 ** Confidential Treatment for a portion of the contract has been granted by the Securities and Exchange Commission.

(1) Incorporated by reference from the Company's Current Report on Form8-K, Date of Report - December 8, 1999.

(2) Incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 333-630 NY) declared effective by the Securities and Exchange Commission on July 31, 1996, as amended by the Company's Registration Statement on Form S-3 (No. 333-63371) declared effective by the Securities and Exchange Commission on December 8, 1998.

(3) Incorporated by reference from the Company's Annual Report on Form 10-KSB, for the Fiscal Year ended November 31, 1998.

(4) Incorporated by reference from the Company's Current Report on Form 8-K, Date of Report - October 8, 1999.

(5) Incorporated by reference from the Company's Current Report on Form 8-K, Date of Report - February 16, 2000.

(6) Incorporated by reference from the Company's Current Report on Form 8-K, Date of Report - June 30, 1997.

(7) Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1999.

(8) Previously filed on March 17, 2000.

Item 22. Undertakings

         (a) The Registrant hereby undertakes:

             (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                   (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                   (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                   (iii) include any additional or changed material information on the plan of distribution.

             (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

             (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             (5) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

         (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.*

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to the Registration Statement be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Deer Park, State of New York, on May 8, 2000.

                             SURGE COMPONENTS, INC.


By: /s/ Steven J. Lubman                                By: /s/ Ira Levy
   -----------------------------------------               ---------------------
   Steven J. Lubman,                                       Ira Levy,
   Principal Financial and Accounting Officer              President


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature                                   Title                                          Date
---------                                   -----                                          ----
/s/ Adam J. Epstein
-----------------------------       Chairman of the Board and                           May 8, 2000
Adam J. Epstein                     Acting Chief Executive Officer
                                    (Principal Executive Officer)

/s/ Ira Levy
-----------------------------       President  and Director                             May 8, 2000
Ira Levy


/s/ Steven J. Lubman
-----------------------------       Secretary and Director                              May 8, 2000
Steven J. Lubman                    (Principal Financial Officer)


/s/ Mark Siegel
-----------------------------       Director                                            May 8,  2000
Mark Siegel


/s/ David Siegel
-----------------------------       Director                                            May 8, 2000
David Siegel

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.                      Name of Exhibit                                  Page No.
----------                       ---------------                                 --------
 **2.3         Agreement and Plan of Merger by and among the Company, Superus
               Holdings, Inc. and  Surge Acquisition Corp.

   3.1(c)      Certificate of Incorporation of Superus Holdings, Inc.

 **3.1(d)      Amended and Restated Certificate of Incorporation of Superus
               Holdings, Inc.

 **3.2(b)      By-Laws of Superus Holdings, Inc.

  *4.5         Specimen Class B Warrant Certificate

 **4.9         Subordinated Convertible Promissory Note in the Principal amount of
                   $6,250,000, issued by Global DataTel, Inc. as replacement of the
                   $1,000,000 Promissory Note.

 10.10         Amendment No. 2 to Employment Agreement between the Company and
                   Ira Levy.

 10.11         Amendment No. 2 to Employment Agreement between the Company and
                   Steven Lubman.

*10.12         Employment Agreement between the Company and Adam J. Epstein, dated February 16, 2000.

 10.13         Superus 2000 Stock Incentive Plan.

  11.1         Computation of Earnings Per Share

 *21.1         Subsidiaries of the Company.

  23.1         Consent of Seligson & Giannattasio, LLP.

  23.2         Consent of Schvaneveldt & Company

  23.3         Consent of McKennon, Wilson & Morgan, LLP

  23.4         Consent of Snow Becker Krauss P.C.

  27.          Financial Data Schedule.

      (b)      Financial Statement Schedules

  99.1         Financial statement schedules required by Item 14(c) and Item 17(b)
               (9)

 *99.2         Reports Provided Pursuant to Item 4(b)


-----------
* Previously Filed on Form S-4, dated March 17, 2000.

** To be Filed by Amendment



                                 End of Document